As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

APPGATE, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	7372	20-3547231
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Alhambra Plaza, Suite PH-1-B
Coral Gables, FL 33134
(866) 524-4782
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Rene A. Rodriguez
Chief Financial Officer
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, FL 33134
(866) 524-4782
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Jaret L. Davis, Esq. Drew M. Altman, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33131 (305) 579-0500	Richard C. Segal, Esq. Eric Blanchard, Esq. Evan Leitner, Esq. Cooley LLP 500 Boylston Street Boston, MA 02116 (617) 937-2300

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$75,000,000	$6,952.50

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(1)        Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)        Includes the offering price of shares of Common Stock that may be sold if the option to purchase additional shares of Common Stock granted by the registrant to the underwriters is exercised. See “Underwriting.”

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED            , 2022

Preliminary Prospectus

Shares Appgate, Inc. Common Stock

We are offering            shares of common stock of Appgate, Inc. (the “common stock”).

Our common stock is quoted on the OTC Markets (“OTC Markets”) under the symbol “APGT.” On January 27, 2022, the last reported sale price of our common stock as reported on the OTC Markets was $16.75 per share. We intend to apply to list our common stock on            , and, upon consummation of this offering, our common stock will be listed on            under the symbol “APGT.”

After the completion of this offering, assuming an offering size as set forth above, SIS Holdings LP will own approximately            % of our outstanding common stock (or            % of our outstanding common stock if the underwriters’ option to purchase             additional shares is exercised in full). As a result, we will remain a “controlled company” within the meaning of the corporate governance rules of            . See “Management — Controlled Company Exception.”

We are a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

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(1)        We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for a description of all compensation payable to underwriters.

We have also granted the underwriters an option for a period of 30 days to purchase up to an additional            shares of our common stock on the same terms set forth above to cover overallotments, if any. See “Underwriting.”

The underwriters expect to deliver the shares against payment therefor to purchasers on or about            , 2022 through the book-entry facilities of The Depository Trust Company.

Co Book-Running Managers
Jefferies	Guggenheim Securities

Prospectus dated            , 2022

Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

About This Prospectus

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “Appgate,” “our,” and the “Company” refer to Appgate, Inc., a Delaware corporation (f/k/a Newtown Lane Marketing, Incorporated), and its consolidated subsidiaries following the Closing (as defined below):

•     “2021 Plan” means the Appgate, Inc. 2021 Incentive Compensation Plan.

•     “A&R Bylaws” means our amended and restated bylaws, effective October 12, 2021.

•     “A&R Charter” means our second amended and restated certificate of incorporation, dated October 12, 2021.

•     “Additional Convertible Senior Notes” means the additional $25.0 million aggregate principal amount of Legacy Appgate’s 5.00% Convertible Senior Notes due 2024 issued on the Closing Date.

•     “Board” or “Board of Directors” means the board of directors of the Company.

•     “Closing” means the consummation of the Merger.

•     “Closing Date” means the date of the Closing on October 12, 2021.

•     “Code” means the Internal Revenue Code of 1986, as amended.

•     “Convertible Senior Notes” means the Initial Convertible Senior Notes and Additional Convertible Senior Notes, collectively, issued by Legacy Appgate and guaranteed by the Company and certain of its subsidiaries, which Conversion Obligations and Change of Control Conversion Obligations (as such terms are defined in the Note Issuance Agreement) thereunder were assumed by the Company on the Closing Date.

•     “Cyxtera” means Cyxtera Technologies, Inc., a Delaware corporation and Legacy Appgate’s former parent.

•     “DGCL” means the General Corporation Law of the State of Delaware.

•     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•     “GAAP” means U.S. generally accepted accounting principles.

•     “Initial Convertible Senior Notes” means the $50.0 million aggregate principal amount of Legacy Appgate’s 5.00% Convertible Senior Notes due 2024 issued on February 9, 2021.

•     “Investment Company Act” means the Investment Company Act of 1940, as amended.

•     “Legacy Appgate” means Appgate Cybersecurity, Inc. (f/k/a Cyxtera Cybersecurity, Inc. d/b/a AppGate), a Delaware corporation.

•     “Magnetar” means Magnetar Financial LLC.

•     “Magnetar Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 8, 2021, as amended, entered into by and among Legacy Appgate and the certain investors affiliated with Magnetar.

•     “Merger” means the merger of Merger Sub with and into Legacy Appgate, with Legacy Appgate surviving the Merger and becoming a wholly owned subsidiary of the Company pursuant to the terms of the Merger Agreement.

•     “Merger Agreement” means that certain agreement and plan of reorganization, dated February 8, 2021 entered into by and among Newtown Lane, Merger Sub and Legacy Appgate.

•     “Merger Sub” means Newtown Merger Sub. Corp., a Delaware corporation and wholly owned subsidiary of Newtown Lane.

•     “Nasdaq” means the Nasdaq Stock Exchange.

•     “Newtown Lane” means Newtown Lane Marketing, Incorporated, a Delaware corporation, prior to the Closing.

•     “NYSE” means the New York Stock Exchange.

•     “SIS Holdings” means SIS Holdings LP, a Delaware limited partnership.

•     “SEC” means the U.S. Securities and Exchange Commission.

•     “Securities Act” means the Securities Act of 1933, as amended.

•     “Transfer Agent” means American Stock Transfer & Trust Company, LLC.

Basis of Presentation

Our fiscal year ends on December 31.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Non-GAAP Financial Measures

In this prospectus, we present certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such measures are referred to herein as “non-GAAP.” You should review the reconciliation and accompanying disclosures carefully in connection with your consideration of such non-GAAP measures and note that the way in which we calculate these measures may not be comparable to similarly titled measures employed by other companies. Specifically, we make use of the non-GAAP financial measures “Non-GAAP Gross Profit,” “Non-GAAP Gross Margin,” “Non-GAAP Loss from Operations,” “Non-GAAP Operating Margin,” “Free Cash Flow,” and “Free Cash Flow Margin.”

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided elsewhere in this prospectus for each non-GAAP financial measure to the most directly comparable financial measure determined in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Prospectus Summary — Summary Historical and Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Industry and Market Data

This prospectus includes industry data that we obtained from periodic industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. Neither we nor the underwriters have independently verified any of the data from third-party sources nor have we or the underwriters ascertained the underlying economic assumptions relied upon therein. Although we have not independently verified the accuracy or completeness of any third-party information, we believe the information in this prospectus concerning the industries in which we operate, competitive positions and the markets in which we operate is reliable.

Prospectus Summary

This summary contains selected information about our business and this offering contained elsewhere in this prospectus. It may not contain all the information that may be important to you. Investors should carefully read this entire prospectus before making an investment decision, including the information set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Mission Statement

Our mission is to empower and protect how people work and connect by enabling any user on any device to securely access any application, use any network or cloud and perform any transaction.

Overview

We believe we are defining a new category of Zero Trust access for enterprises and governments. Our Zero Trust platform is designed to protect against increasingly damaging breaches through innovative, identity-centric, context-aware solutions. Our pure-play focus on Zero Trust has enabled us to deliver the highest ranked current Zero Trust Network Access offering as determined by the Forrester New Wave™: Zero Trust Network Access, Q3 2021.

Legacy security platforms continue to fail. Secure access has always been essential to establishing trust between users and technologies. We believe that the Zero Trust framework secures all primary use cases including customer, employee, partner, cloud and Internet of Things (“IoT”). It is a framework for securing infrastructure and data for today’s modern digital environment. Legacy security models, such as virtual private network (“VPN”), give users unnecessarily wide, unrestricted and overprivileged network access. This enables attackers to move easily within organizations and cause tremendous damage. In contrast, Zero Trust is designed to transform security by granting users access to only those resources that are needed to do their job at a particular time and place. Zero Trust uniquely addresses the modern challenges of today’s business, including securing remote workers, controlling access to cloud environments, and defending against ransomware threats.

This new Zero Trust paradigm is needed today because enterprises are undergoing digital transformation as they seek to automate operations, generate new revenue streams, transition business models and deliver a seamless customer experience. Digital transformation, driven by growth in cloud computing, Software as a Service (“SaaS”), mobile devices, IoT, and similar technologies, as well as the increasing prevalence of remote work, has changed the nature of cybersecurity risks by proliferating the number of entry points to organizations’ networks. This is often referred to as “increasing the attack surface”. Simultaneously, the number and sophistication of cyberattacks have increased dramatically, as has their costs and frequency. This combination of more vulnerable networks and more malicious activity has created a cybersecurity crisis, changing the threat landscape organizations face. As a result, enterprises require security access solutions that proactively ensure the right user has authorized access to the right resources at the right time.

We have built a Zero Trust platform which, we believe, is a critical, central pillar of a modern cyber security architecture that will replace legacy perimeter-centric security solutions and is designed to address the current cybersecurity crisis. These legacy solutions are insufficient to secure organizations, their infrastructure and their data. By contrast, we believe that our Zero Trust solutions secure an enterprise’s exponentially increased attack surface, which occurs as a result of their digital transformation journey. We also offer digital threat protection and risk-based authentication tools to identify and eliminate attacks before they occur, across social media, phishing attacks, bogus websites, and malicious mobile apps.

Our solutions give our customers the ability to lower costs and increase efficiency, while improving compliance and providing security that is persistent, identity-centric and context-aware. Our platform enables enterprises to leverage existing investments in IT and security infrastructure. The subsequent cost savings and returns on investments include: leveraging existing network security controls to effectively apply policies, using a service desk business process to control network access and automating cloud security with a Zero Trust framework.

We are pioneering Zero Trust access across all environments, including public cloud, private cloud, multi-cloud, on-premises or permutations of all of the above, and believe its rapid adoption signals the early stages of a long-term shift away from legacy perimeter-centric security solutions. We believe our purpose-built capabilities address the hybrid, cloud, and on-premises network security markets, which Gartner estimates is approximately a combined $39 billion market opportunity in 2021, expected to grow at a 14% compound annual growth rate (“CAGR”) to reach approximately $57 billion by 2024. We also believe a subset of our capabilities address the Fraud Detection and Prevention (“FDP”) market, which, according to Global Market Insights, was a $20 billion market in 2018 and is expected to grow at a 23% CAGR from 2019-2025.

Our leadership in Zero Trust has also been recognized by third party research firms. In September 2021, Forrester, the firm that originally coined the term “Zero Trust,” named us a leader in their Forrester New Wave™ for Zero Trust Network Access report. The report highlighted our ability to address cloud, on-premises and hybrid IT models, noting that Appgate “Software Defined Perimeter”, or SDP, “is the best fit for companies that need high security and a self-hosted option. Appgate offers its Zero Trust Network Access (“ZTNA”) as a SaaS, but also as a self-hosted option for enterprises and agencies that need it.”

We believe our solutions address the complex needs of global enterprises and governments. Our go-to-market strategy consists of both direct sales and indirect channel partners. Currently, we serve over 600 organizations across approximately 80 countries, including domestic and international government agencies and Fortune 500 enterprises that include at least one of the top-fifteen largest companies by revenue in each of the defense contracting, telecommunications, systems integrator, and oil and gas sectors.

We sell our solutions primarily through a recurring revenue license model or subscription, and employ a ‘land and expand’ strategy to generate incremental revenue through the addition of new users and the sale of additional products. We believe the success of our strategy is validated by our strong dollar-based net retention rates. Our dollar based net retention rates were 130% and 105% at September 30, 2021 and December 31, 2020, respectively. Our annual recurring revenue (“ARR”) was $30.9 million and $22.5 million at September 30, 2021 and December 31, 2020, respectively. Our number of customers generating over $100,000 ARR has increased 45% from December 31, 2020 to September 30, 2021, driven by elevated C-suite and board level dialogue and customer prioritization of a Zero Trust posture. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Business” for additional information regarding ARR.

We have achieved significant growth in recent periods, with our revenue increasing from $23.5 million for the nine months ended September 30, 2020 to $31.4 million for the nine months ended September 30, 2021, an increase of 34%. We continue to invest in growing our business and, as a result, we incurred net losses from continuing operations of $41.5 million for the nine months ended September 30, 2020 and $37.9 million for the nine months ended September 30, 2021.

Industry Background

Digital Transformation has Upended Traditional IT Architectures and Environments

Rapidly accelerating digitization has transformed traditional IT architectures, and organizations are confronting the need—indeed the requirement—to transform their business models and environments from legacy, standalone, static systems, and applications, to more dynamic, cloud-native, distributed solutions. The explosion of the internet, rise of cloud computing, and the proliferation of workloads and mobile devices has upended the legacy IT infrastructure model.

•     Proliferation of the cloud and the rise of “as-a-service” solutions.    Organizations have embraced cloud-based “as-a-service” delivery models to empower employees and customers and increase the speed of deployment. According to Gartner, more than 75% of organizations will be using a multi-cloud approach by 2021, and IDC forecasts the global public cloud services market to grow to approximately $809 billion in 2025 from $385 billion in 2021. These environments have massively increased the complexity of IT infrastructure and expanded the scope of the corporate network, as seen by enterprise adoption of Infrastructure and Platform as a service (IaaS and PaaS).

•     Work from anywhere and bring your own device (“BYOD”).    Organizations now expect their workers to securely move from place-to-place and device-to-device without losing productivity, often using their own devices. This trend has accelerated over a number of years and now appears permanent, forcing businesses to adjust their IT environments accordingly. As a result, the corporate network has been extended well beyond the secure boundaries of a corporate office, leaving it significantly more exposed to cyberthreats.

•     Connected devices and the internet of things (“IoT”).    The number of devices on a corporate network is expected to continue to grow exponentially due to rapid adoption of novel technologies, such as 5G. According to a 2020 Cisco white paper, the number of connected devices is expected to reach 29.3 billion by 2023, up from 18.4 billion in 2018. This trend has served to significantly increase the attack surface.

Cybersecurity Threats and Impact Multiplying

The evolution of IT environments coupled with motivated and sophisticated hackers has increased the risk of cybersecurity attacks. Lateral network movement, ransomware, and insecure remote access are resulting in a higher number of attacks of worsening severity with a lengthened time to detection. Cybersecurity Ventures predicts that in 2021, a ransomware attack will occur every 11 seconds, four times more frequently than in 2016.

•     Expanded attack surfaces.    The adoption of hybrid, multi-cloud, BYOD, and IoT, as well as the massive shift to remote work, has altered the nature of cybersecurity risks by growing exponentially the number of entry points to organizations’ networks and increasing the likelihood of network infiltration. The expanded attack surface has also heightened complexity for enterprise defenders. Traditional security tools and strategies have not kept up with this increased complexity.

•     Lateral movement.    Once a hacker penetrates a network, their ability to move laterally allows them to travel extensively throughout the network, increasing the risk of exposing sensitive data. The ability to move laterally and inconspicuously for long periods of time in the network is a leading driver behind the high costs of breaches, as evidenced by the 2020 “SolarWinds” attack, which affected as many as 425 of the Fortune 500 and all branches of the US military, highlights the ability of an attacker to leverage lateral movement after breaching an organization’s network. After the initial breach, the perpetrators were then able to move laterally within the networks of these organizations, remaining undetected by traditional perimeter-based network security solutions until December of 2020, providing the hackers with ample time to gather sensitive data and install more malware. In addition to threats caused by external actors, insider threats, typically originating from employees or third-party contractors, also pose a growing security threat to organizations. According to IBM, non-malicious insiders caused 23% of organizational data breaches in 2020 and cost an average of $3 million per breach in 2020.

•     Sophisticated adversaries.    Today’s hackers are highly skilled, often backed by well-funded militaries, intelligence services, or criminal organizations and motivated by some combination of financial, criminal, and terrorist objectives. They can launch complex attacks, often executed over multiple steps, starting with an initial breach of the corporate network followed by lateral movement, slowly escalating their privileges to access increasingly critical and proprietary data.

Traditional Cybersecurity Tools are Limited in Protecting Against Today’s Threats

Traditional cybersecurity tools are failing to meet the challenge of modern IT environments due to inherent weaknesses in their structure and design philosophy.

•     Implicit trust at the center of traditional perimeter-centric security model.    Traditional cybersecurity tools are largely perimeter-centric, focused on securing the boundary between a private network and the public internet. This model is built on the notion of implicit trust, which is the assumption that traffic originating from within a private network does not represent a risk. This critical characteristic allows for lateral movement, giving infiltrators the ability to remain undetected as they move across a network, causing widespread and costly damage. According to IBM, the average breach in 2021 took 212 days to detect and another 75 days to contain, giving an attacker plenty of time to cause significant financial and reputational damage to an organization. While this perimeter-centric approach worked historically when enterprise networks had fewer points of entry, today’s IT environments and distributed workloads have softened the network perimeter, blunting the effectiveness of the perimeter-centric security model.

•     Outdated tools are siloed and lack context awareness.    Traditional security tools such as VPNs, firewall equipment, and network access control (“NAC”) equipment are outdated, siloed, have well-known and widely exploited vulnerabilities, and are unable to properly secure a modern IT environment. These tools employ an outdated model of a single network perimeter entry point and broad network access privileges.

VPNs inherently have a “coarse-grained” access control model, granting or denying users access to broad sections of the network, and lack context-aware, “fine-grained” security permissions, resulting in increased severity of any breach.

•     Cybersecurity defenses are overly complex.    Organizations often deploy numerous cybersecurity tools from various vendors, reactively deploying new tools in response to emerging threats leaving organizations with a patchwork, poorly integrated cybersecurity model that lacks a unified control point. IT professionals are ill equipped to manage these tools and require a paradigm shift in their approach to better protect organizations.

Cybersecurity Defense is Shifting to a Context-Aware, Dynamic Security Model

Zero Trust represents a paradigm shift in cybersecurity. It moves from the legacy static, network-based, perimeter-centric security model to a dynamic, context-aware model based on users, identities, applications, and business processes. The foundation of the Zero Trust model is the idea that no person, device, or application should be implicitly trusted, and that the entire extended network represents an attack surface.

Why Zero Trust Framework Works

•     Eliminates the need for implicit trust.    Zero Trust eliminates the need for the implicit trust that is often granted based on physical or network location, and instead requires that all access be identity-driven and earned via dynamic attributes and strong authentication.

•     Context-aware and secure access privileges.    The Zero Trust model grants users access only to specific and required resources unlike the traditional security model designed on the premise of implicit trust where users are given overprivileged access and can move laterally within a network. Users are continuously monitored, and if their context or device changes, network access can be revised accordingly or revoked entirely. This approach represents a paradigm shift in the cybersecurity posture, increasing organizational resiliency when facing attacks and better equipping them to isolate and limit the impact of any network breach.

Zero Trust framework has emerged as the clear answer to today’s cybersecurity threats. The National Institute of Standards and Technology (“NIST”), the National Security Agency (“NSA”) and the Cybersecurity and Infrastructure Security Agency (“CISA”) released guidance recommending a Zero Trust framework. Subsequently, in May 2021, President Joe Biden issued an Executive Order explicitly calling for the adoption of a Zero Trust Architecture by the federal government to improve the nation’s response to “persistent and increasingly sophisticated malicious cyber campaigns that threaten the public sector, the private sector, and ultimately the American people’s security and privacy.” The federal government continues to lead the industry in setting standards with the September 2021 release of a Zero Trust maturity model and Zero Trust strategy documents.

With an increasingly threatening landscape, every organization and government in the world will need to update their traditional cybersecurity tools with a solution that is able to stand up to today’s threats. We believe that the Zero Trust framework has established itself as that solution and represents the next generation cybersecurity solution.

Our Solutions

We provide identity-centric and context-aware Zero Trust access solutions that ensure security and compliance across all environments, including on-premises, hybrid, and cloud-native. We also offer a digital threat protection and risk-based authentication and comprehensive risk management tool designed to identify and eliminate attacks before they occur, across social media, phishing attacks, bogus websites, and malicious mobile apps. The following combination of software and services are increasingly the central pillar of our customers’ cybersecurity architecture:

•     Appgate Software-Defined Perimeter (“SDP”).    Appgate SDP, leveraging unified access policies that are simple to understand and write, is designed to ensure trusted network access for users across all devices and IT environments, whether on-premises, hybrid or cloud-based. Unlike legacy solutions where users obtain overly broad network access, SDP employs the principles of “least-privileged access,” granting limited access, only to the extent required.

•     Risk-Based Authentication (“RBA”).    RBA offers an intelligent and contextually aware approach to authenticating users and approving transactions without friction. Legacy password-only solutions are a weak authentication measure that unintentionally creates friction for enterprise customers. By contrast, our RBA approach uses real-time behavioral risk assessments, context-based authentication and machine learning, all designed to protect individuals against targeted attacks.

•     Digital Threat Protection (“DTP”).    Our DTP solution is designed to combat external threats targeting consumers across social, mobile and the dark web, including phishing links, malicious mobile apps, and fraudulent websites. DTP continuously monitors activity, provides early stage warnings, orchestrates takedowns and can proactively stop attacks before damage is done, often before intended victims are aware.

•     Threat Advisory Services.    Our Threat Advisory Services are designed to proactively identify vulnerabilities and validate defenses using a combination of advanced penetration testing, adversary simulation and other customized services. We use highly sophisticated, bespoke processes based on the individual needs of our customers to simulate nation-state-level and other complex attacks.

Key Benefits

Our platform based on Zero Trust principles is scalable, integrates with disparate security and non-security solutions and operates in any complex IT environment. Our platform empowers organizations to undertake their digital transformation journey and enables development and operations teams to collaborate, quickly build and improve applications and drive business performance. Key benefits of our solutions include:

•     Enhanced network security based on Zero Trust.    As a pioneer, leader, and one of the earliest proponents of Zero Trust, we have built and honed a pure-play platform based on Zero Trust principles to facilitate secure interactions for organizations, users, and their devices.

•     Effective across all environments.    Organizations require infrastructure to support on-premises, hybrid, cloud, IoT, BYOD, and other disparate platforms. Our identity-centric and context-aware solution dynamically adjusts to changes in user behavior across all interconnected environments.

•     Greater flexibility for customers and their users.    Our solutions offer fast, secure, direct connections from any location, enabling increasingly popular remote workforce models. Unlike perimeter-based approaches, our SDP platform uses a dynamic identity-centric policy model to connect users from any device in any location.

•     Strong integration capabilities.    Our solutions can be deployed alongside existing security systems and across the entire IT environment. We utilize what we believe is the broadest set of APIs for Zero Trust in the industry to enable our products to coordinate and communicate with other IT systems and improve the interoperability with existing security infrastructure.

•     Lower total cost of ownership.    Adoption of our user-friendly software solutions frequently leads to improved operational efficiency for organizations. A recent Nemertes survey of our customers concluded that all respondents reported improvements in one or more key operational metrics, including average user provisioning time, average number of staff required for user provisioning, average login time, number of security incidents and trouble tickets and number of concurrent users, after adopting our solutions.

•     Simplified and more effective security model.    We allow system administrators to create a single set of access policies that can be used uniformly across multiple disparate environments, increasing ease of use, operational efficiency, and security. This is in sharp contrast to not only traditionally siloed products, such as VPNs and NACs, but also many other ZTNA providers, who utilize static versus dynamic security rules, or who cannot secure access for on-premises users.

•     Seamless end user experience.    We provide automatic, dynamic access without having to frequently engage with the end user or disrupt workflow processes. Users are authenticated the same way regardless of where they are located or what device they are using. This approach differs from, and can be a replacement for, inflexible tools like VPNs and static multi-factor authentication systems, which often require users to re-authenticate themselves routinely, frustrating users.

•     Complex fraud prevention.    We offer consumer-facing organizations a comprehensive set of solutions based on Zero Trust principles to prevent fraud. Powered by machine learning and behavioral analytics designed to identify and prevent fraudulent activities, we assess risk based on user behavior to authenticate connections. We continuously analyze and monitor an array of digital channels to identify threats, and execute site take-downs, often before intended victims are aware.

Competitive Strengths

•     Pioneering Zero Trust solutions delivering next generation IT security.    Our solutions are purpose-built to meet the needs of modern organizations and are built on Zero Trust principles to function and integrate across all IT environments with the potential to more effectively secure IT infrastructures as compared to repurposed legacy solutions. We believe our primary focus on Zero Trust has enabled us to build an industry leading solution.

•     Industry leading reputation.    Our SDP product was named a “Leader” in the Forrester New Wave™ for Zero Trust Network Access (Q3 2021) and, as of January 24, 2022, received 4.6 out of 5 stars from customer reviews on Gartner Peer Insights. Appgate was also recognized by Forrester in their “New Tech: Zero Trust Network Access, 2021” report, as a mature or “Late-Stage” vendor. Our RBA solution was named a “Leader” in Quadrant Solutions’ SPARK Matrix™: Risk Based Authentication, 2021 report.

•     Highly scalable ‘land and expand’ go-to-market (“GTM”) strategy driving C-Suite engagement.    We leverage a ‘land and expand’ GTM strategy that can scale rapidly. We deploy an integrated technical sales approach complemented by channel partners, helping us to meet the needs of our expanding customer base. We believe that cybersecurity has become a key business issue for executives, not just an area of concern for IT professionals; our ability to elevate conversations to a strategic level and secure buy-in from all stakeholders is a critical differentiator, unlocking broader deployment of our solutions.

•     Strong customer focus.    We are a trusted, long-term, strategic partner to our customers. On a recent Nemertes survey of our customers, 100% of respondents said Appgate accelerated their digital transformation, and of those implementing Appgate SDP, our importance to their strategy ranked 9.5 out of 10. Our current customer base includes at least one of the top-fifteen largest companies by revenue in each of the defense contracting, telecommunications, systems integrator and oil and gas sectors, validating our customer-focused strategy.

•     Seamless API-based integration.    Our solutions offer feature-rich, easy-to-use APIs that allow for integration with existing solutions, enabling our customers to drive more value from their in-place solutions. We continue to partner with other cybersecurity vendors, such as Crowdstrike, to deepen the abilities of our API integrations.

•     Deep management strength with extensive cybersecurity experience.    Our seasoned executives were among the earliest pioneers in Zero Trust security and have extensive experience and expertise with an average of over 20 years in the enterprise technology and cybersecurity space.

Our Opportunity

As organizations reshape their IT infrastructure around hybrid, multi-cloud, SaaS, mobility, IoT, BYOD and containerized workloads, the need for a new security model is increasingly mission-critical. Zero Trust security is emerging as the leading next generation security model, and we believe we are a pioneer in this transforming industry and are well-positioned to capitalize on the market opportunity.

•     Hybrid, multi-cloud, and on-premises network security.    Gartner estimates this aggregate market as approximately $39 billion in 2021, expected to grow at a 14% CAGR to approximately $57 billion by 2024. According to 451 Research, as of 2020 approximately 58% of organizations are utilizing or plan to utilize a hybrid IT environment.

•     VPN replacement.    Gartner predicts that 60% of enterprises will phase out their remote access VPN in favor of ZTNA by 2023.

•     Secure Access Service Edge (“SASE”).    According to Gartner, the global SASE market is projected to grow at a CAGR of 36% reaching almost $15 billion by 2025. SASE refers to integrated security and network solutions that secure IT environments.

•     Fraud Detection and Prevention (“FDP”).    According to Fortune Business Insights, the FDP market is estimated at approximately $27 billion in 2021 and is projected to reach approximately $142 billion by 2028, representing a 26.7% CAGR. Further illustrating the imminent need for fraud prevention, the Federal Trade Commission reported that Americans lost over $3 billion to fraud in 2020.

Growth Strategies

•     Continue to grow customer base.    We believe our solutions are well positioned to serve not only large, security-conscious organizations with complex, hybrid IT environments, but also medium and small sized customers. We believe scaling our sales team and increasing our investment in channels and strategic partners will fuel our customer base growth.

•     Increase adoption within our existing customers.    We utilize a ‘land and expand’ strategy through which we expand existing customer accounts by adding new use cases or more users. We expect many of our existing SDP customers to use current and future software and services, driving additional growth.

•     Continue to innovate and enhance our offerings.    We plan to continue to expand our Zero Trust platform and capabilities to develop new products and add new modules in existing offerings. As a pioneer in Zero Trust access solutions and cybersecurity defense, we are continuing to invest in the platform, and are launching solutions, in additional high growth cases, such as Zero Trust for cloud and IoT.

•     Grow our global footprint.    We currently have customers in approximately 80 countries and have offices in 8 countries, reflecting the importance of our global footprint and our success building an international presence. We believe global demand for our offerings will continue to increase as international organizations further embrace Zero Trust access solutions.

•     Expand our channel and product partnerships.    Our Zero Trust solutions are highly complementary to other cybersecurity products, and as such, we have built several highly strategic products and GTM partnerships. Our products can be distributed by value-added resellers and service providers. We also continue to work with technical alliance partners such as Crowdstrike, offering integrated solutions to our customers.

•     Expand our presence with U.S. federal governments and governments around the world.    With NIST, the White House, and other agencies endorsing the adoption of Zero Trust, we expect to have ample opportunities to leverage our early success and to build trust with government agencies and departments. Approximately 67% of state CIOs said introducing or expanding a Zero Trust framework would be a focus in the next two to three years, according to a recent National Association of State Chief Information Officers survey.

Our Status as a Controlled Company

After giving effect to the consummation of this offering, SIS Holdings will own approximately             % of our outstanding common stock, or approximately             % if the underwriters exercise in full their option to purchase additional shares. As a result, we expect to remain a “controlled company” within the meaning of the corporate governance rules of            . For a discussion of certain risks, potential conflicts and other matters associated with SIS Holdings’ ownership of our common stock, see “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — SIS Holdings can control our business and affairs and may have conflicts of interest with us in the future,” “Certain Relationships and Related Party Transactions” and “Description of Capital Stock.”

Recent Developments

The Merger and Convertible Senior Notes

In accordance with the Merger Agreement, on October 12, 2021, Merger Sub merged with and into Legacy Appgate with Legacy Appgate surviving the merger as a wholly owned subsidiary of the Company. Upon consummation of the Merger, we experienced a change of control, as:

•     SIS Holdings, the sole stockholder of Legacy Appgate immediately prior to the Closing, received an aggregate of 117,149,920 shares of common stock, resulting in it owning an aggregate of approximately 89% of our issued and outstanding common stock immediately following consummation of the Merger;

•     The size of the Board was increased to five and four new directors were elected; and

•     Jonathan J. Ledecky resigned from his position as President of the Company and Manuel D. Medina became the Executive Chairman of the Company, Barry Field became the Chief Executive Officer of the Company, Jawahar Sivasankaran became the President and Chief Operating Officer of the Company, Rene A. Rodriguez became the Chief Financial Officer of the Company, and Jeremy M. Dale became the General Counsel and Secretary of the Company.

We have accounted for the Merger as a recapitalization with Legacy Appgate as the acquirer for accounting purposes. As such, the financial information, including the operating and financial results and audited financial statements included in this prospectus are those of Legacy Appgate rather than that of the Company prior to the completion of Merger.

Upon Closing, the Company guaranteed Legacy Appgate’s obligations of payment of principal, interest and other liabilities under Legacy Appgate’s note issuance agreement (“Note Issuance Agreement”) and the Convertible Senior Notes issued thereunder in an aggregate principal amount of $75.0 million as well as an additional, and as yet unissued, aggregate principal amount of $25.0 million issuable, at the option of the holders of the Convertible Senior Notes, on or prior to February 8, 2022, and assumed Legacy Appgate’s Conversion Obligations and Change of Control Conversion Obligations (as such terms are defined in the Note Issuance Agreement) under the Note Issuance Agreement.

Corporate Information

Appgate is a Delaware corporation and was incorporated on October 22, 2007, originally under the name Newtown Lane Marketing, Incorporated. On October 12, 2021, in connection with the Merger, we changed our name to Appgate, Inc. Appgate’s principal executive offices are located at 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, FL 33134 and our phone number is (866) 524-4782. Appgate’s website can be found at www.appgate.com. The information contained on Appgate’s website or that can be accessed through its website is not part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is expected to be less than $700 million, and our annual revenues were less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of our second fiscal quarter. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and smaller reporting companies have reduced disclosure obligations regarding executive compensation as compared to companies that are neither emerging growth companies nor smaller reporting companies.

Summary of Principal Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider these risks before investing in our common stock, including the risks related to our business and industry described under “Risk Factors” elsewhere in this prospectus. Such risks may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our common stock and result in a loss of all or a portion of your investment. In particular, the principal factors and uncertainties of investing in our common stock include:

•     our relatively limited operating history makes it difficult to evaluate our current business and prospects and may increase the risk of an investment in us;

•     we have a history of losses, may not be able to achieve or sustain profitability in the future and expect to incur significant losses for the foreseeable future;

•     we face significant competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations;

•     our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations;

•     false positive or false negative detection of risk, application tampering, viruses, spyware, vulnerability exploits, data patterns, or URL categories could adversely affect our business;

•     if our software does not interoperate with our customers’ network and security infrastructure or with third-party products, websites or services, our products may become less competitive and our results of operations may be harmed;

•     if we fail to develop or introduce new enhancements to our products on a timely basis, our ability to attract and retain customers, remain competitive and grow our business could be impaired. Our current research and development efforts may not produce successful products that result in significant revenue, cost savings or other benefits in the near future, if at all;

•     if organizations do not adopt a Zero Trust model for cybersecurity, our ability to grow our business and operating results may be adversely affected;

•     if we are unable to attract new customers or if our existing customers do not renew their subscriptions for our services or add additional users and services to their subscriptions the future results of our operations could be harmed;

•     the potential impact on our business of the ongoing COVID-19 pandemic;

•     if the delivery of our services to our customers is interrupted or delayed for any reason, our business could suffer;

•     a network or data security incident against us, whether actual, alleged, or perceived, could harm our reputation, create liability, and regulatory exposure, and adversely impact our business, operating results, and financial condition;

•     the actual or perceived failure of our technology solutions to prevent a security breach or address targeted security threats could harm our reputation and adversely impact our business, financial condition and results of operations;

•     claims by others that we infringe their proprietary technology or other rights, or other lawsuits asserted against us, could result in significant costs and substantially harm our business, financial condition, results of operations and prospects;

•     if we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired;

•     SIS Holdings can control our business and affairs and may have conflicts of interest with us in the future;

•     our common stock has been thinly traded, liquidity is limited, and we may be unable to obtain listing of our common stock on a more liquid market; and

•     we have indebtedness, which may increase risk to our business and your investment in us.

The Offering

Issuer	Appgate, Inc.
Shares of common stock offered by us	shares of common stock (or shares of common stock if the underwriters exercise their option in full).
Shares of common stock to be outstanding after this offering	shares of common stock (or shares of common stock if the underwriters exercise their option in full).
Option to purchase additional shares of common stock

We have granted the underwriters an option to purchase up to an additional            shares of common stock from us. The underwriters can exercise this option at any time within 30 days following the date of this prospectus.

Use of proceeds

We estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $            million (or $            million if the underwriters exercise their option to purchase additional shares in full) based on an assumed public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, which may include product development, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds.”

Dividend policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business; therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends, if any, will be at the discretion of our Board of Directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and any other factors that our Board of Directors considers relevant. See “Dividend Policy.”

Risk factors

Investing in our common stock involves a high degree of risk. See “— Summary of Principal Risk Factors” above, the section of this prospectus entitled “Risk Factors,” and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Controlled company

After the completion of this offering, SIS Holdings will continue to own a majority of the voting power of our outstanding common stock. As a result, we will remain a “controlled company” within the meaning of the            corporate governance standards.

OTC Markets symbol and anticipated symbol upon consummation of this offering	“APGT.”
Listing on	We intend to apply to list common stock on , and, upon consummation of this offering, our common stock will be listed on under the symbol “APGT.”

The number of shares of our common stock that will be outstanding after this offering is based on            shares of our common stock outstanding as of            , and excludes:

•     shares of common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) granted subsequent to            under our 2021 Plan;

•     10,982,805 shares of our common stock issuable upon the conversion of Convertible Senior Notes with an aggregate principal outstanding balance of $75.0 million; and

•     shares of common stock available for future issuance under our 2021 Plan.

Unless we indicate otherwise or unless the context otherwise requires, all information in this prospectus:

•     assumes no exercise of the underwriters’ option to purchase additional shares; and

•     assumes no settlement of the restricted stock units or conversion of the Convertible Senior Notes described above.

Summary Historical and Pro Forma Consolidated Financial Data

The following table sets forth the summary historical consolidated financial data and the summary unaudited pro forma condensed consolidated data of Legacy Appgate as of and for the periods presented. The summary consolidated financial data for the years ended December 31, 2020 and 2019 are derived from Legacy Appgate’s audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. The summary historical consolidated financial data for the nine months ended September 30, 2021 and 2020 and as of September 30, 2021 have been derived from Legacy Appgate’s unaudited consolidated financial statements and the related notes contained elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and our interim results are not necessarily indicative of results to be expected for a full fiscal year or any other interim period, and should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy Appgate’s audited and unaudited consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021, have been derived by aggregating the historical financial statements of Legacy Appgate and Newtown Lane, including certain pro forma adjustments to such aggregated financial statements to give effect to the Merger as if it had occurred on January 1, 2020, which was the first day of Legacy Appgate’s fiscal year ended December 31, 2020. The summary unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. See “Unaudited Pro Forma Condensed Combined Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated financial data set forth below.

(Amounts in thousands, except for share and per share data)	Fiscal Year Ended December 31,		Nine Months Ended September 30,		Pro Forma Fiscal Year Ended December 31, 2020	Pro Forma Nine Months Ended September 30, 2021
	2020	2019	2021	2020
			(Unaudited)
Consolidated Statements of Operations
Revenue	$33,729	$30,392	$31,429	$23,517	$33,729	$31,429
Cost of revenue, exclusive of amortization shown below	15,560	15,822	11,812	10,832	15,560	11,812
Amortization expense	6,168	6,697	3,393	4,872	6,168	3,393
Total cost of revenue	21,728	22,519	15,205	15,704	21,728	15,205
Gross profit	12,001	7,873	16,224	7,813	12,001	16,224
Operating expenses:
Sales and marketing	25,175	16,097	25,859	18,467	25,175	25,859
Research and development	9,782	11,682	7,638	6,817	9,782	7,638
General and administrative	15,824	28,651	12,186	14,606	15,870	12,365
Depreciation and amortization	5,211	6,649	4,040	3,898	5,211	4,040
Goodwill impairment	—	170,000	—	—	—	—
Total operating expenses	55,992	233,079	49,723	43,788	56,038	49,902
Loss from continuing operations	(43,991)	(225,206)	(33,499)	(35,975)	(44,037)	(33,678)
Interest expense, net	(4,088)	(2,785)	(2,117)	(2,991)	(5,916)	(3,496)
Other expenses, net	(1,640)	(976)	(283)	(1,623)	(1,640)	(283)
Loss from continuing operations before income taxes	(49,719)	(228,967)	(35,899)	(40,589)	(51,593)	(37,457)
Income tax expense of continuing operations	(1,842)	(1,242)	(2,004)	(948)	(1,842)	(2,004)
Net loss of continuing operations	(51,561)	(230,209)	(37,903)	(41,537)	(53,435)	(39,461)
Net income (loss) of discontinued operations, net of tax	1,136	(265)	59,800	3,003
Net (loss) income	$(50,425)	$(230,474)	$21,897	$(38,534)

(Amounts in thousands, except for share and per share data)	Fiscal Year Ended December 31,		Nine Months Ended September 30,		Pro Forma Fiscal Year Ended December 31, 2020	Pro Forma Nine Months Ended September 30, 2021
	2020	2019	2021	2020
			(Unaudited)
Net loss from continuing operations per share
Basic and diluted	$(103,122)	$(460,418)	$(75,806)	$(83,074)
Weighted-average shares used in computing net loss from continuing operations per share
Basic and diluted	500	500	500	500
		As of September 30, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash	$20,920	$39,573	$
Working capital	24,262	41,732
Total assets	172,999	189,469
Total liabilities	72,459	94,959
Total stockholders’ equity	100,540	189,469

____________

(1)        The pro forma as adjusted balance sheet data as of September 30, 2021 gives effect to the Closing of the Merger.

(2)       The pro forma as adjusted balance sheet data as of September 30, 2021 gives effect to the (i) the Closing of the Merger and (ii) issuance and sale of shares of our common stock offered by us in this offering at an assumed offering price of $            per share, the last reported sale price of our common stock on the OTC markets on             , 2022 after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of such proceeds as described in the section entitled “Use of Proceeds.”

(3)       The pro forma as adjusted balance sheet data discussed above is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022 would increase or decrease each of cash, cash equivalents and restricted stock, working capital, total assets, and total stockholders’ equity by $            million, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares of our common stock offered by us would increase or decrease each of cash, cash equivalents and restricted stock, working capital, total assets, and total stockholders’ equity by $             million, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our relatively limited operating history makes it difficult to evaluate our current business and prospects and may increase the risk of an investment in us.

Our relatively limited operating history makes it difficult to evaluate our current business and prospects and plan for our future growth. We operated as a subsidiary of Cyxtera until December 31, 2019, at which time Cyxtera spun out Legacy Appgate to become a standalone company. As a result, our business model has not been fully proven, which subjects us to a number of uncertainties, including our ability to plan for and model future growth. While we have continued to develop our solutions to incorporate multiple security and compliance functions into our software, we have encountered and will continue to encounter risks and uncertainties frequently experienced by rapidly growing companies in developing markets, including our ability to achieve broad market acceptance of our Zero Trust solutions, attract additional customers, grow partnerships, withstand increasing competition and manage increasing expenses as we continue to grow our business. If our assumptions regarding these risks and uncertainties are incorrect or change in response to changes in the market for network security solutions, our operating and financial results could differ materially from our expectations and our business could suffer.

We have a history of losses, may not be able to achieve or sustain profitability in the future and expect to incur significant losses for the foreseeable future.

We have incurred net losses in all periods since our inception, and we expect we will continue to incur net losses for the foreseeable future. We experienced net losses of $50.4 million and $230.5 million for the years ended December 31, 2020 and 2019, respectively. We had an accumulated deficit of $408.3 million as of September 30, 2021 and a net loss from continuing operations of $37.9 million for the nine months ended September 30, 2021. Because the market for our products and services is rapidly evolving, it is difficult for us to predict the future results of our operations. Our growth efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently, or at all, to offset increasing expenses. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting and other expenses as a public company. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or services, increasing competition, a decrease in the growth of, or a demand shift in, our overall market, or a failure to capitalize on growth opportunities. Any failure to increase our revenue as we grow our business could prevent us from achieving or maintaining profitability or maintaining or increasing cash flow on a consistent basis. If we fail to increase our revenue to offset the increases in our operating expenses, we may not achieve or sustain profitability in the future.

Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability in the near term.

Part of our business strategy is to primarily focus on our long-term growth. As a result, our profitability may be lower in the near term than it would be if our strategy were to maximize short-term profitability. Significant expenditures on sales and marketing efforts, and expenditures on growing our Zero Trust solutions and expanding our research and development, each of which we intend to continue to invest in, may not ultimately grow our business or cause long-term profitability. If we are ultimately unable to achieve profitability at the level anticipated by industry or financial analysts and our stockholders, our stock price may decline.

We face significant competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for cybersecurity solutions is competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent introductions of new and improvements of existing products and services. Our business model of delivering security products through the Zero Trust model has not yet gained widespread market traction as the Zero Trust model is still an emerging solution. Moreover, we compete with many established network and cybersecurity vendors, as well as new entrants. As customer requirements evolve, and as new products, services and technologies are introduced, if we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in revenue or our growth rate that could materially and adversely affect our business and results of operations.

Our competitors and potential competitors include:

•     independent security vendors and providers, such as Zscaler, Inc. and Netskope, Inc.;

•     large networking and security vendors, such as Cisco Systems, Inc. and Palo Alto Networks, Inc.;

•     cloud providers who include similar security offerings within their platforms, such as Microsoft Corporation and Google LLC;

•     anti-fraud and risk-based authentication providers, such as Outseer (RSA Security LLC), Broadcom Inc. (which acquired CA Technologies), Guardian Analytics, Inc. and BioCatch Ltd.;

•     digital threat protection providers such as Outseer (RSA Security LLC), PhishLabs, Inc. and ZeroFox, Inc.; and

•     other providers of cybersecurity services that offer, or may leverage related technologies to introduce, products that compete with or are alternatives to our Zero Trust solutions.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•     greater name recognition, longer operating histories and larger customer bases;

•     larger sales and marketing budgets and resources;

•     broader distribution and established relationships with channel partners and customers;

•     greater customer support resources;

•     greater resources to make acquisitions and enter into strategic partnerships;

•     lower labor and research and development costs;

•     larger and more mature intellectual property rights portfolios; and

•     substantially greater financial, technical and other resources.

In addition, our competitors may develop technology solutions with architectures similar to our products. Our larger competitors have substantially broader and more diverse product and services offerings, which may allow them to leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products or services, including through selling at zero or negative margins, offering concessions, bundling products or maintaining closed technology platforms. Many competitors that specialize in providing protection from a single type of security threat may be able to deliver these targeted security products to the market more quickly than we can or to convince organizations that these limited products meet their needs.

Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering or acquisitions by our competitors or continuing market consolidation. Start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products, services and technologies that compete with our Zero Trust and other solutions. Some of our current or potential competitors have made or could make acquisitions of businesses or establish cooperative relationships that may allow them to offer more directly competitive and comprehensive solutions than were previously offered and adapt more quickly to new technologies and customer needs. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses and loss of market share. Any failure to meet and address these factors could materially harm our business and operating results.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate from quarter to quarter as a result of a number of factors, many of which are outside of our control and may be difficult to predict. Some of the factors that may cause our results of operations to fluctuate from quarter to quarter include:

•     broad market acceptance and the level of demand for our products and services;

•     our ability to attract new customers, particularly large enterprises;

•     our ability to retain customers and expand their usage of our Zero Trust solutions, particularly our largest customers;

•     our ability to successfully expand internationally and penetrate key markets;

•     the effectiveness of our sales and marketing programs;

•     the length of our sales cycle, including the timing of renewals;

•     technological changes and the timing and success of new service introductions by us or our competitors or any other change in the competitive landscape of our market;

•     increases in and timing of operating expenses that we may incur to grow and expand our operations and to remain competitive;

•     pricing pressure as a result of competition or otherwise;

•     the quality and level of our execution of our business strategy and operating plan;

•     adverse litigation judgments, settlements or other litigation-related costs;

•     a possible downturn in cybersecurity spending due to a macroeconomic downturn;

•     changes in the legislative or regulatory environment; and

•     general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and global health crises and pandemics, such as COVID-19, and governmental responses thereto.

In addition, we generally experience seasonality in terms of when we enter into agreements with customers. We typically enter into a higher percentage of agreements with new customers, as well as renewal agreements with existing customers, in the first and fourth quarters of our fiscal year. This seasonality is reflected to a much lesser extent, and sometimes is not immediately apparent, in revenue, due to the fact that we recognize subscription revenue with respect to term-based and perpetual licenses up-front, which is generally one to three years. We expect that seasonality will continue to affect our operating results in the future and may reduce our ability to predict cash flow and optimize the timing of our operating expenses.

Any one or more of the factors above may result in significant fluctuations in our results of operations. As a result, our historical operating results are not a reliable indicator of future performance.

Additionally, the variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our expectations or those of industry or financial analysts. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our common stock could fall substantially.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value and adversely affect our operating results, financial condition and prospects.

Our business strategy may, from time to time, include acquiring other complementary solutions, technologies or businesses. We have in the past acquired, and may in the future acquire, businesses that we believe will complement or augment our existing business. In order to expand our security offerings and features, we also may enter into relationships with other businesses, which could involve preferred or exclusive licenses, additional channels of distribution or investments in other companies. Negotiating these transactions can be time-consuming, difficult and costly, and our ability to close these transactions may be subject to third-party approvals, such as government regulatory approvals, which are beyond our control. Consequently, we cannot assure you that these transactions, once undertaken and announced, will close.

These kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products and services, personnel or operations of companies that we may acquire, particularly if the key personnel of an acquired business choose not to work for us. We may have difficulty retaining the customers of any acquired business or using or continuing the development of the acquired technologies. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for development of our business. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Any acquisition or investment could expose us to unknown liabilities. Moreover, we cannot assure you that the anticipated benefits of any acquisition or investment would be realized or that we would not be exposed to unknown liabilities. In connection with these types of transactions, we may:

•     issue additional equity securities that would dilute our stockholders;

•     use cash that we may need in the future to operate our business;

•     incur debt on terms unfavorable to us or that we are unable to repay;

•     incur large charges or substantial liabilities;

•     encounter difficulties integrating diverse business cultures;

•     incur impairments; and

•     become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

These challenges related to acquisitions or investments could adversely affect our business, operating results, financial condition and prospects.

False positive or false negative detection of risk, application tampering, viruses, spyware, vulnerability exploits, data patterns, or URL categories could adversely affect our business.

Our risk level determinations of application integrity, web-injections, potential vulnerability exploits, data leaks, or phishing and pharming URL categories may falsely report and alert on fraud risk threats that do not actually exist or fail to detect legitimate threats. Appgate determines risk threats using classifiers, analyzers, and machine learning model features in our products, which attempt to identify indicators of fraud risk and other threats both based on known indicators and characteristics or unknown anomalies which indicate that a particular item may be a threat. Due to customer configurable risk and threat tolerance thresholds, our customers may perceive false positive detections or false negative missed detections as system unreliability, thereby adversely impacting market acceptance of our products. If our products are used by customers to restrict consumer access to applications based on falsely determining fraud risk, this could adversely affect end-customers’ user experience and result in damage to our reputation, negative publicity and decreased sales.

If our software does not interoperate with our customers’ network and security infrastructure or with third-party products, websites or services, our products may become less competitive and our results of operations may be harmed.

Our products and services must interoperate with our customers’ existing network and security infrastructure. These complex systems are developed, delivered and maintained by the customer and a myriad of vendors and service providers. As a result, the components of our customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products and may be highly customized. We must be able to interoperate and provide our security products and services to customers with highly complex and customized networks, which requires careful planning and execution between our customers, our customer support teams and our channel partners. Further, when new or updated elements of our customers’ infrastructure or new industry standards or protocols are introduced, we may have to update or enhance our software to allow us to continue to provide service to customers. Any changes in such technologies that degrade the functionality of our products or give preferential treatment to competitive services could adversely affect adoption and usage of our products and services. Our competitors or other vendors may refuse to work with us to allow their products to interoperate with our solutions, which could make it difficult for our software to function properly in customer networks that include these third-party products.

We may not deliver or maintain interoperability quickly or cost-effectively, or at all. These efforts require capital investment and engineering resources. If we fail to maintain compatibility of our products and services with our customers’ network and security infrastructures, our customers may not be able to fully utilize our solutions, and we may, among other consequences, lose or fail to increase our market share and experience reduced demand for our services, which would materially harm our business, operating results and financial condition.

If we fail to develop or introduce new enhancements to our products on a timely basis, our ability to attract and retain customers, remain competitive and grow our business could be impaired. Our current research and development efforts may not produce successful products that result in significant revenue, cost savings or other benefits in the near future, if at all.

The industry in which we compete is characterized by rapid technological change, frequent introductions of new products and services, evolving industry standards and changing regulations, as well as changing customer security needs, technology requirements and preferences. Our ability to attract new customers and increase revenue from existing customers will depend in significant part on our ability to anticipate and respond effectively to these changes on a timely basis and continue to introduce enhancements to our products and services.

The success of our products depends on our continued investment in our research and development organization to increase the functionality, reliability, availability and scalability of our existing solutions. Our investments in research and development may not result in significant design improvements, marketable products, subscriptions, or features, or may result in products or services that are more expensive than anticipated. Additionally, we may not achieve the cost savings or the anticipated performance improvements we expect, and we may take longer to generate revenue, or generate less revenue, than we anticipate. Our future plans include significant investments in research and development and related product and service opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments in the near future, if at all, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

The success of any enhancement depends on several factors, including the timely completion and market acceptance of the enhancement. Any new product or service that we develop might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If new technologies emerge that deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, these technologies could adversely impact our ability to compete effectively. Any delay or failure in the introduction of enhancements could materially harm our business, results of operations and financial condition.

We rely on third-party hosting and cloud computing providers, like Amazon Web Services (AWS) and Microsoft Azure, to operate certain aspects of our business. A significant portion of our product traffic is hosted by a limited number of vendors, and any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our products and to user satisfaction, as well as our corporate functions. Our products and company systems run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third-parties that we do not control and which would require significant time and expense to replace. We expect this dependence on third-parties to continue. We have suffered interruptions in service in the past, including when releasing new software versions or bug fixes, and if any such interruption were significant and/or prolonged it could adversely affect our business, financial condition, results of operations or reputation.

In particular, a significant portion, if not almost all, of our product traffic, data storage, data processing and other computing services and systems is hosted by AWS and Microsoft Azure. AWS and Azure provide us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. The agreements require AWS and Azure to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular application is unavailable when users attempt to access it or navigation through a product is slower than they expect, users may stop using the application and may be less likely to return to the application as often, if at all.

Any failure, disruption or interference with our use of hosted cloud computing services and systems provided by third-parties, like AWS or Azure, could adversely impact our business, financial condition or results of operations. In addition, since many of the technical specialists responsible for managing disruptions to our technology infrastructure are working from home in accordance with shelter-in-place orders issued due to the COVID-19 pandemic, the time required to remedy any interruption may increase. To the extent we do not effectively respond to any such interruptions, upgrade our systems as needed and continually develop our technology and network architecture to accommodate traffic, our business, financial condition or results of operations could be adversely affected. Furthermore, our disaster recovery systems and those of third-parties with which we do business may not function as intended or may fail to adequately protect our critical business information in the event of a significant business interruption, which may cause interruption in service of our products, security breaches or the loss of data or functionality, leading to a negative effect on our business, financial condition or results of operations.

In addition, we depend on the ability of our users to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of user access to our products or services, which would, in turn, negatively impact our business. The adoption or repeal of any laws or regulations that adversely affect the growth, popularity or use of the internet, including laws or practices limiting internet neutrality, could decrease the demand for, or the usage of, our products and services, increase our cost of doing business and adversely affect our results of operations.

If we are not able to maintain and enhance our brand, our business and results of operations may be adversely affected.

We believe that maintaining and enhancing our reputation as a provider of high-quality cybersecurity solutions is critical to our relationship with our existing customers and channel partners and our ability to attract new customers and channel partners. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. The successful promotion of our brand will depend on several factors, including our marketing efforts, our ability to continue to develop high-quality features and enhancements for our technology solutions and our ability to successfully differentiate our solutions from competitive products and services. Our brand promotion activities may not be successful or yield increased revenue. In addition, independent industry or financial analysts often provide reviews of our products and services, as well as products and services of our competitors, and perception of our Zero Trust solutions in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand may be adversely affected. In addition, we have been named as a “Leader” in the Forrester New Wave™ for Zero Trust Network Access (Q3 2021) report. Our failure to maintain our “Leader” status in the future may also adversely affect our brand. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with our channel partners’ services. The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, we expand into new markets and more sales are generated through our channel partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors and we could lose customers or fail to attract potential customers, all of which would materially and adversely affect our business, results of operations and financial condition.

Our business and growth partially depend on the success of our relationships with our existing channel partners and adding new channel partners over time.

We currently derive a portion of our revenue from sales through our channel partner network, and we expect future revenue growth will also be driven through this network. Not only does our joint sales approach require additional investment to grow and train our sales force, but we believe that continued growth in our business is dependent upon identifying, developing and maintaining strategic relationships with our existing and potential channel partners, including global systems integrators and managed service providers that will in turn drive substantial revenue and provide additional value-added services to our customers. Our channel partners’ operations may also be negatively impacted by other effects the COVID-19 pandemic is having on the global economy, such as increased credit risk of end customers and the uncertain credit markets. Our agreements with our channel partners are generally non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with our technology solutions. In general, our channel partners may also cease marketing or reselling our products and services with limited or no notice and without penalty. If our channel partners do not effectively market and sell subscriptions to our products and services, choose to promote our competitors’ products or fail to meet the needs of our customers, our ability to grow our business and sell subscriptions to our products and services may be adversely affected. In addition, our channel partner structure could subject us to lawsuits or reputational harm if, for example, a channel partner misrepresents the functionality of our products and services to customers or violates applicable laws or our corporate policies. Further, in circumstances where we do not enter into a direct agreement with end customers, we cannot be sure that on every occasion each channel partner has required end customers to agree to our standard terms which are protective of our solutions and technology, nor that the channel partners will enforce each failure by an end customer to comply with such terms. Our ability to achieve revenue growth in the future will depend in large part on our success in maintaining successful relationships with our channel partners, identifying additional channel partners and training our channel partners to independently sell and deploy our products and services. If we are unable to maintain our relationships with our existing channel partners or develop successful relationships with new channel partners or if our channel partners fail to perform, our business, financial position and results of operations could be materially and adversely affected.

Our business depends, in part, on sales to government organizations, and significant changes in the contracting or fiscal policies of such government organizations could have an adverse effect on our business and operating results.

Our future growth depends, in part, on increasing sales to government organizations. Demand from government organizations is often unpredictable, subject to budgetary uncertainty and typically involves long sales cycles. We have made significant investments to address the government sector, but we cannot assure you that these investments will be successful, or that we will be able to maintain or grow our revenue from the government sector. Although we anticipate that they may increase in the future, sales to governmental organizations have not accounted for, and may never account for, a significant portion of our revenue. Sales to governmental organizations are subject to a number of challenges and risks that may adversely impact our business. Sales to such government entities include the following risks:

•     selling to governmental agencies can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•     government certification requirements applicable to our solutions may change and, in doing so, restrict our ability to sell into the governmental sector until we have attained the revised certification;

•     government demand and payment for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions;

•     governments routinely investigate and audit government contractors’ administrative processes and compliance with contractual obligations, and any unfavorable audit or investigation, or adverse finding following a claim from a whistleblower, could result in the government refusing to continue buying our solutions, which would adversely impact our revenue and operating results, and/or fines or civil or criminal liability if the audit or investigation were to uncover improper or illegal activities; and

•     governments may require certain products to be manufactured, produced, hosted or accessed solely in their country or in other relatively high-cost locations, and we may not produce or host all products in locations that meet these requirements, affecting our ability to sell these products to governmental agencies.

The occurrence of any of the foregoing could cause governmental organizations to delay or refrain from purchasing our solutions in the future or otherwise have an adverse effect on our business, operating results and financial condition.

Our international operations expose us to risks, and failure to manage those risks could materially and adversely impact our business.

Historically, we have derived a significant portion of our revenue from outside the United States. For the year ended December 31, 2020 and nine-month period ended September 30, 2021, we derived approximately 52% and 55%, respectively, of our revenue from our international customers. As of September 30, 2021, approximately 60% of our full-time employees were located outside of the United States. We are continuing to adapt to and develop strategies to address international markets and our growth strategy includes expansion into target geographies, such as the Middle East, Africa, Japan and the Asia-Pacific regions, but there is no guarantee that such efforts will be successful. We expect that our international activities will continue to grow in the future, as we continue to pursue opportunities in international markets. These international operations will require significant management attention and financial resources and are subject to substantial risks, including:

•     political, economic and social uncertainty;

•     unexpected costs for the localization of our services, including translation into foreign languages and adaptation for local practices and regulatory requirements;

•     greater difficulty in enforcing contracts and accounts receivable collection, and longer collection periods, which may be further lengthened by the COVID-19 pandemic and governmental responses thereto;

•     reduced or uncertain protection for intellectual property rights in some countries;

•     greater risk of unexpected changes in regulatory practices, tariffs and tax laws and treaties;

•     greater risk of a failure of foreign employees, partners, distributors and resellers to comply with both U.S. and foreign laws, including antitrust regulations, anti-bribery laws, export and import control laws, and any applicable trade regulations ensuring fair trade practices;

•     requirements to comply with foreign privacy, data protection and information security laws and regulations and the risks and costs of noncompliance;

•     increased expenses incurred in establishing and maintaining office space and equipment for our international operations;

•     greater difficulty in identifying, attracting and retaining local qualified personnel, and the costs and expenses associated with such activities;

•     differing employment practices and labor relations issues;

•     difficulties in managing and staffing international offices and increased travel, infrastructure and legal compliance costs associated with multiple international locations, which has been made more difficult by our inability to travel to certain international offices due to COVID-19; and

•     fluctuations in exchange rates between the U.S. dollar and foreign currencies in markets where we do business, including but not limited to, the British Pound and Euro, and related impact on sales cycles.

Following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the government of the United Kingdom initiated a process to leave the EU (often referred to as “Brexit”) without an agreement in place. This has led to legal uncertainty in the region and could adversely affect the tax, operational, legal and regulatory regimes to which our business is subject. In addition, any continued or further uncertainty, weakness or deterioration in global macroeconomic and market conditions may cause our UK or EU customers to modify spending priorities or delay purchasing decisions, and may result in lengthened sales cycles, any of which could harm our business and operating results.

As we continue to develop and grow our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these risks. The expansion of our existing international operations and entry into additional international markets will require management attention and financial resources. Our failure to successfully manage our international operations and the associated risks could limit the future growth of our business.

We have grown rapidly in recent periods. If we fail to effectively manage our growth, our business, financial condition and results of operations would be harmed.

Our growth may place a significant strain on our management and our administrative, operational and financial infrastructure. Our organizational structure is becoming more complex as we improve our administrative, operational and financial infrastructure as well as our reporting systems and procedures. Our success will depend in part on our ability to manage this growth effectively, which will require that we continue to improve our administrative, operational, financial and management systems and controls by, among other things:

•     effectively attracting, training and integrating, including collaborating with, a large number of new employees;

•     further improving our key business applications, processes and security and IT infrastructure to support our business needs;

•     enhancing our information and communication systems to ensure that our employees and offices around the world are well coordinated and can effectively communicate with each other and our growing base of channel partners, customers and users; and

•     appropriately documenting and testing our security and IT systems and business processes.

These and other improvements in our systems and controls may require significant capital expenditures and the allocation of management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of our software and key business systems and comply with the rules and regulations applicable to public companies could be impaired, the quality of our products and services could suffer and we may not be able to adequately address competitive challenges. Failure to manage any future growth effectively could result in increased costs, disrupt our existing customer relationships, reduce demand for or limit us to smaller deployments of our products and services, or harm our business performance and operating results.

In addition, as we expand our business, it is important that we continue to maintain a high level of customer service and satisfaction. As our customer base continues to grow, we will need to expand our account management, customer service and other personnel to provide personalized account management and customer service. If we are not able to continue to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.

In addition, we believe that our corporate culture has been a contributor to our success, which we believe fosters innovation, teamwork and an emphasis on customer-focused results. We also believe that our culture creates an environment that drives and perpetuates our strategy and cost-effective distribution approach. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively and execute on our business strategy. If we experience any of these effects in connection with future growth, it could materially impair our ability to attract new customers, retain existing customers and expand their use of our Zero Trust solutions, all of which would materially and adversely affect our business, financial condition and results of operations.

Our sales cycles can be long and unpredictable, and our sales efforts can require considerable time and expense.

The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our products and services, particularly with respect to large organizations. Our sales efforts typically involve educating our prospective customers about the uses, benefits and the value proposition of our products and services, and often include a detailed Proof of Concept (POC) deployment in the prospect’s environment. Customers often view the subscription to our products as a significant decision as part of a strategic transformation initiative and, as a result, frequently require considerable time to evaluate, test and qualify our Zero Trust solutions prior to entering into or expanding a relationship with us. Large enterprises and government entities in particular often undertake a significant evaluation process that further lengthens the sales cycle. The ongoing COVID-19 pandemic may further extend sales cycles for some of our products and services.

Our sales force develops relationships directly with our customers, and together with our channel account teams, works with our channel partners on account penetration, account coordination, sales and overall market development. We spend substantial time and resources on our sales efforts, especially with larger customers, without any assurance that our efforts will produce a sale. Product purchases are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. As a result, it is difficult to predict whether and when a sale will be completed and when revenue from a sale will be recognized.

The failure of our efforts to secure sales after investing resources in a lengthy sales process could materially and adversely affect our business and operating results.

The sales prices of our solutions may decrease, or the mix of our sales may change, which may reduce our gross profits and adversely impact our financial results.

We have limited experience with respect to determining the optimal prices for our solutions. As the market for our solutions matures, or as new competitors introduce new products or services that are similar to or compete with ours, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Further, competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product and service offerings may reduce the price of products or services that compete with ours or may bundle them with other products and services. This could lead customers to demand greater price concessions or additional functionality at the same price levels. As a result, in the future we may be required to reduce our prices or provide more features without corresponding increases in price, which would adversely affect our business, operating results, and financial condition.

The impact of the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, is fluid, very unclear and difficult to predict at this time, but it may have a material adverse impact on our business, results of operations, financial condition, liquidity and cash flows.

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, operating results, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

However, as economic activity has been recovering, the impact of the COVID-19 pandemic on our business has been more reflective of greater economic and marketplace dynamics, which include minimal supply chain disruptions, rather than pandemic-related issues such as mandated restrictions and employee illness. Notwithstanding the recent resurgence of economic activity, in light of variant strains of the virus that have emerged, the COVID-19 pandemic could once again impact our operations and the operations of our customers and suppliers as a result of quarantines, location closures, illnesses, and travel restrictions. We do not yet know the full extent of potential impacts on our business, operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Potential impacts include:

•     our customer prospects and our existing customers may experience slowdowns in their businesses, which in turn may result in reduced demand for our solutions, lengthening of sales cycles, loss of customers, and difficulties in collections;

•     we continue to incur fixed costs, particularly for certain real estate office leases, and are deriving reduced benefit from those costs;

•     we may be subject to legal liability for safe workplace claims;

•     our critical vendors could go out of business;

•     substantially all of our in-person marketing events, including conferences, have been canceled and we may continue to experience prolonged delays in our ability to reschedule or conduct in-person events and other related activities; and

•     our marketing, sales, and support organizations are accustomed to extensive face-to-face customer and partner interactions, and our ability to conduct business remotely is largely unproven.

Any of the foregoing could adversely affect our business, financial condition, and operating results.

While we have not to date experienced a significant impact to our business, operations or financial results as a result of the COVID-19 pandemic, there can be no assurance that these events will not have a material adverse impact on our business, operations or financial results in subsequent quarters or years.

We provide service level commitments under some of our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service and our business could suffer.

Certain of our customer agreements contain service level commitments, which contain specifications regarding the availability and performance of our products and services. Any failure of or disruption to our infrastructure could impact the performance of our products and the availability of services to customers. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our products, we may be contractually obligated to provide affected customers with service credits for future subscriptions, and, in certain cases, refunds. To date, there has not been a material failure to meet our service level commitments, and we do not currently have any material liabilities accrued on our balance sheet for such commitments. Our revenue, other results of operations and financial condition could be harmed if we suffer performance issues or downtime that exceeds the service level commitments under our agreements with our customers.

Our business is subject to the risks of warranty claims, product returns and product defects from real or perceived defects in our solutions or their misuse by our customers or third parties and indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

We may be subject to liability claims for damages related to errors or defects in our solutions. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our solutions will harm our business and operating results. Although we generally have limitation of liability provisions in our terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of our solutions also entails the risk of product liability claims.

Additionally, we typically provide indemnification to customers for certain losses suffered or expenses incurred as a result of third-party claims arising from our infringement of a third party’s intellectual property. We also provide unlimited liability for certain breaches of confidentiality, as defined in our terms of service. We also provide limited liability in the event of certain breaches of our terms of service. Certain of these contractual provisions survive termination or expiration of the applicable agreement.

If our customers or other third parties we do business with make intellectual property rights or other indemnification claims against us, we will incur significant legal expenses and may have to pay damages, license fees and/or stop using technology found to be in violation of the third party’s rights. We may also have to seek a license for the technology. Such license may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver certain solutions or features. We may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our solutions, which could harm our business. Large indemnity obligations, whether for intellectual property or in certain limited circumstances, other claims, would harm our business, operating results and financial condition.

Additionally, our solutions may be used by our customers and other third parties who obtain access to our solutions for purposes other than for which our solutions were intended.

Under certain circumstances our employees may have access to our customers’ solutions. An employee may take advantage of such access to conduct malicious activities. Any such misuse of our solutions could result in negative press coverage and negatively affect our reputation, which could result in harm to our business, reputation and operating results.

We maintain insurance to protect against certain claims associated with the use of our solutions, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management’s time and other resources, and harm our business and reputation.

If organizations do not adopt a Zero Trust model for cybersecurity, our ability to grow our business and operating results may be adversely affected.

Cybersecurity technologies are still evolving, and it is difficult to precisely predict customer demand and adoption rates for our services generally. We believe that our Zero Trust model for cybersecurity offers superior protection to our customers, who are becoming increasingly aware of the importance of implementing cybersecurity measures beyond a perimeter-centric model to secure access to their network. Following the 2020 SolarWinds attack, guidance was released by the National Institute of Standards and Technology, the National Security Agency, and the Cybersecurity and Infrastructure Security Agency recommending a Zero Trust framework. Subsequently, in May 2021, President Joe Biden issued an Executive Order explicitly calling for the adoption of a Zero Trust Architecture by the federal government to improve the nation’s response to “persistent and increasingly sophisticated malicious cyber campaigns that threaten the public sector, the private sector, and ultimately the American people’s security and privacy.” The federal government continues to lead the industry in setting standards with the September 2021 release of a Zero Trust maturity model and Zero Trust strategy documents. We also believe that our products and services represent a major shift from perimeter-centric cybersecurity models.

However, traditional perimeter-centric cybersecurity models are entrenched in the infrastructure of many of our potential customers, particularly large enterprises, because of their prior investment in and the familiarity of their IT personnel with such cybersecurity solutions. As a result, our sales process often involves extensive efforts to educate our customers on the benefits and capabilities of Zero Trust solutions, particularly as we continue to pursue customer relationships with large organizations. Even with these efforts, we cannot predict market acceptance of our products and services, or the development of competing products or services based on other technologies. If we fail to achieve market acceptance of our products and services or are unable to keep pace with industry changes, our ability to grow our business and our operating results will be materially and adversely affected.

If we are unable to attract new customers or if our existing customers do not renew their subscriptions for our services or add additional users and services to their subscriptions the future results of our operations could be harmed.

Our growth is substantially dependent on adding new customers and expanding our relationships with existing customers. Potential clients that use legacy products and services may believe that these products and services are sufficient to meet their security needs or that our offerings only serve the needs of a portion of the enterprise security market. Accordingly, these organizations may continue allocating their information technology budgets for legacy products and services and may not adopt our security offerings. Further, many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other providers of networking and security products. As a result, these organizations may prefer to purchase from their existing suppliers rather than add or switch to a new supplier such as us regardless of product performance, features, or greater services offerings. They may also be more willing to incrementally add solutions to their existing security infrastructure from existing suppliers rather than to replace some or all of their existing security infrastructure with our solutions. In addition, numerous other factors, many of which are out of our control, may now or in the future impact our ability to add new customers, including our failure to expand, retain and motivate our sales and marketing personnel, our failure to develop or expand relationships with our channel partners or to attract new channel partners, failure by us to help our customers to successfully deploy our software and expertise, negative media or industry or financial analyst commentary regarding us or our solutions, litigation and deteriorating general economic conditions, including as a result of the COVID-19 pandemic. Our success in attracting new customers also depends on our ability to develop innovative, high-quality, and appealing new products, including alternatives to products introduced by our competitors, and to effectively communicate and market the benefits of such new products. Our ability to attract new customers also depends on the effectiveness of our sales and marketing efforts. We plan to dedicate significant resources to sales and marketing programs and to expand our sales and marketing capabilities to target additional potential customers, but there is no guarantee that we will be successful in attracting and maintaining additional customers. Furthermore, our ability to achieve growth will partially depend on our success in hiring, integrating, training and retaining a sufficient number of sales personnel to support our growth. If we are unable to find efficient ways to deploy our sales and marketing programs, are unable to hire and train a sufficient number of effective sales personnel, or our efforts to attract new customers are not successful, our revenue and rate of revenue growth may decline, we may not achieve profitability and the future results of our operations could be materially harmed.

Our growth is also partially dependent on our customers renewing their subscriptions for our products when existing contract terms expire and expanding our commercial relationships with our existing customers. Our customers have no obligation to renew their subscriptions for our services after the expiration of their contractual subscription period, which is typically one to three years, and in the normal course of business, some customers have elected not to renew. In addition, in certain cases, customers may cancel their subscriptions without cause either at any time or upon advance written notice (typically ranging from 30 days to 60 days), typically subject to an early termination penalty for unused services. In addition, our customers may renew for fewer users, renew for shorter contract lengths or switch to a lower-cost suite. If our customers do not renew their subscription services, if our revenues decline or if we fail to grow our business, we could incur impairment losses on our assets. Our customer retention and expansion may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our services, our customers’ ability to adopt our solutions correctly, our prices and pricing plans, our customers’ spending levels, decreases in the number of users to which our customers deploy our solutions, mergers and acquisitions involving our customers, competition and deteriorating general economic conditions.

Our future success also depends in part on the rate at which our current customers add additional users to their subscriptions or expand to utilize additional products, which is driven by a number of factors, including customer satisfaction with our services, customer security and networking issues and requirements, including demand for our products and services, general economic conditions and customer reaction to the price per additional user or of additional services. If our efforts to expand our relationship with our existing customers are not successful, our business may materially suffer.

Our business is subject to the risks of hurricanes, earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism effecting our operations or the operations of our third-party cloud service providers.

Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructure, including website, information and related systems. We also currently host some of our products and serve our customers from third-party cloud service providers. While we have electronic access to the components and infrastructure of our software that are hosted by these third parties, we do not control the operation of these environments. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. Our corporate headquarters are located in Coral Gables, FL, a region known for hurricane activity. A significant natural disaster, such as a hurricane, fire, flood or public health emergency, such as COVID-19, or a significant man-made problem, such as acts of terrorism and other geopolitical unrest, occurring at our headquarters, at one of our other facilities or where a key channel partner, data center or third-party cloud service provider, component supplier or other third-party provider is located, could adversely affect our business, results of operations and financial condition. Although we maintain incident management and disaster response plans, disaster recovery planning by its nature cannot be sufficient for all eventualities. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services to the satisfaction of our users may materially harm our reputation and our ability to retain existing customers and attract new customers.

If the delivery of our services to our customers is interrupted or delayed for any reason, our business could suffer.

Any interruption or delay in the delivery of our services may negatively impact our customers. Certain of our products are deployed via the internet, and our customers’ access to network resources is dependent on the continuous availability of the internet and our services to utilize such products. If an interruption in our services were to occur, our customers’ users could lose access to network resources (including private on-premises resources, public cloud IaaS-deployed resources, or public cloud SaaS resources, depending on customer configuration) until such disruption is resolved or customers deploy disaster recovery options that allow them to remediate the problem. The adverse effects of any service interruptions on our reputation and financial condition may be disproportionately heightened due to the nature of our business and the fact that our customers expect continuous and uninterrupted access to resources and may have a low tolerance for interruptions of any duration. While we do not consider them to have been material, we have experienced, and may in the future experience, service disruptions and other performance problems due to a variety of factors.

The following factors, many of which are beyond our control, can affect the delivery and availability of our services and the performance of our products:

•     the development and maintenance of the infrastructure of the internet;

•     the performance and availability of cloud service providers or third-party telecommunications services with the necessary speed, data capacity and security for providing reliable internet access and services;

•     decisions by the owners and operators of the cloud infrastructures or data centers where our infrastructure is deployed to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy or prioritize the traffic of other parties;

•     the occurrence of earthquakes, floods, fires, pandemics, power loss, system failures, physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;

•     cyberattacks, including ransomware, denial of service attacks, targeted at us, our cloud service providers, data centers or the infrastructure of the internet;

•     failure by us to maintain and update our infrastructure to meet customer requirements;

•     errors, defects or performance problems in our software, including third-party software incorporated in our software, which we use to operate our products;

•     improper classification of websites or known-bad phishing domains by our vendors who provide us with lists of malicious sites;

•     improper deployment or configuration of our services;

•     the failure of our redundancy systems, in the event of a service disruption at one of our cloud service providers, to provide failover to other regions in our cloud service provider environment network; and

•     the failure of our disaster recovery and business continuity arrangements.

The occurrence of any of these factors, or if we are unable to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers or otherwise materially harm our business, results of operations and financial condition.

A network or data security incident against us, whether actual, alleged, or perceived, could harm our reputation, create liability, and regulatory exposure, and adversely impact our business, operating results, and financial condition.

Increasingly, companies are subject to a wide variety of attacks on their networks on an ongoing basis, including traditional computer hackers, malicious code (such as viruses and worms), distributed denial-of-service attacks, sophisticated attacks conducted or sponsored by nation-states, advanced persistent threat intrusions, ransomware, software supply chain attacks, and theft or misuse of intellectual property or business or personal data, including by disgruntled employees, former employees or contractors. Cybersecurity companies face particularly intense attack efforts, and we have faced and will continue to face cyber threats and attacks from a variety of sources. Although we have implemented security measures to prevent such attacks, our networks and systems may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and as a result, an unauthorized party may obtain access to our systems, networks, or data. We may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our data security or an attack against our platform could impact our networks or the networks of our customers that are secured by our platform, creating system disruptions or slowdowns and providing access to malicious parties to information stored on our networks or the networks of our customers, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our financial condition.

In addition, any actual, alleged or perceived security breach in our systems or networks, or any other actual, alleged or perceived data security incident we suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liability. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal information.

In addition, we may incur significant financial and operational costs to investigate, remediate, eliminate and put in place additional tools and devices designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely impact the market perception of our platform and customer and investor confidence in our company, and would adversely impact our business, operating results, and financial condition.

The actual or perceived failure of our technology solutions to prevent a security breach or address targeted security threats could harm our reputation and adversely impact our business, financial condition and results of operations.

Our Zero Trust solutions may fail to prevent security breaches for any number of reasons. Our products are complex and may be misconfigured by customers or contain performance or functional issues that are not detected until after deployment. We also provide frequent solution updates and enhancements, which increase the possibility of errors, and our reporting, tracking, monitoring and quality assurance procedures may not be sufficient to ensure we detect any such defects in a timely manner. The performance of our products can be negatively impacted by our failure to enhance, expand or update our products, errors or defects in our software, improper deployment or configuration of our services and many other factors.

In addition, because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, there is a risk that a cyber threat could emerge that our services are unable to detect or prevent until after some of our customers are impacted. Moreover, as our services are adopted by an increasing number of enterprises, it is possible that the individuals and organizations behind cyber threats will focus on finding ways to defeat our services. If this happens, our products could be targeted by attacks specifically designed to disrupt our Zero Trust model and create the perception that our technology is not capable of providing superior cybersecurity, which, in turn, could have a serious impact on our reputation as a provider of cybersecurity solutions. Further, if a high-profile security breach occurs with respect to another similar cybersecurity services provider, our customers and potential customers may lose trust in cybersecurity solutions generally, and with respect to Zero Trust security in particular, which could materially and adversely impact our ability to retain existing customers or attract new customers.

No security solution, including our Zero Trust solutions, can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. Our customers must rely on complex network and security infrastructures, which include products and services from multiple vendors, to secure their networks. If any of our customers becomes infected with malware or experiences a security breach, they could be disappointed with our services or products, regardless of whether our services or products are intended to block the attack or would have blocked the attack if the customer had properly configured our product or engaged our services in time. Additionally, if any enterprises that are publicly known to use our services or products are the subject of a cyberattack that becomes publicized, our current or potential customers may look to our competitors for alternatives to our services.

From time to time, industry or financial analysts and research firms evaluate our solutions against other security products. Our services may fail to prevent threats in any particular test for a number of reasons, including misconfiguration. To the extent potential customers, industry or financial analysts or testing firms believe that the occurrence of a failure to prevent any particular threat is a flaw or indicates that our services do not provide significant value, our reputation and business could be materially harmed.

Any real or perceived flaws in our products or services, any real or perceived security breaches or other security incidents of our customers or loss of compliance attestations required by customer contracts, could result in:

•     a loss of existing or potential customers or channel partners;

•     delayed or lost sales and harm to our financial condition and results of operations;

•     a delay in attaining, or the failure to attain, market acceptance;

•     the expenditure of significant financial resources in efforts to analyze, correct, eliminate, remediate or work around errors or defects, to address and eliminate vulnerabilities and to address any applicable legal or contractual obligations relating to any actual or perceived security breach;

•     negative publicity and damage to our reputation and brand; and

•     legal claims and demands (including for stolen assets or information, repair of system damages, and compensation to customers and business partners), litigation, regulatory inquiries or investigations and other liability.

Any of the above results could materially and adversely affect our business, financial condition and results of operations.

Additionally, with product effectiveness a critical competitive factor in our industry, we make public statements, including on our website, in marketing materials and elsewhere, describing the effectiveness of our products and the performance of our solutions. As a result, we may face claims, including claims of unfair or deceptive trade practices, brought by the U.S. Federal Trade Commission, state, local, or foreign regulators, and private litigants.

Risks Related to Our People

We rely on our key technical, sales and management personnel to grow our business, and the loss of one or more key employees or the inability to attract and retain qualified personnel could harm our business.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. We rely on our leadership team in the areas of operations, security, marketing, sales, support and general and administrative functions, and on individual contributors on our research and development team. Although we have entered into employment agreements and other arrangements with certain of our key personnel, our employees, including our executive officers, may terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our executive officers or key employees could seriously harm our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced sales professionals and for engineers experienced in designing and developing cybersecurity applications and security software. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. For example, in recent years, recruiting, hiring and retaining employees with expertise in the cybersecurity industry has become increasingly difficult as the demand for cybersecurity professionals has increased as a result of the recent cybersecurity attacks on global corporations and governments. Many of the companies with which we compete for experienced personnel have greater resources than we have, which provides those companies an advantage in, among other things, recruiting and retaining foreign employees on Visas for work in the U.S. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Any failure to successfully attract, integrate or retain qualified personnel to fulfill our current or future needs could materially and adversely affect our business, operating results and financial condition.

Our ability to maintain customer satisfaction depends in part on the quality of our customer support, including the quality of the support provided on our behalf by certain channel partners. Failure to maintain high-quality customer support could have an adverse effect on our business, financial condition and results of operations.

If we do not provide adequate support to our customers, our ability to renew subscriptions, increase the number of users and sell additional services to customers will be adversely affected. We believe that successfully delivering our Zero Trust solutions often require a high level of customer support and engagement. We or our channel partners must successfully assist our customers in deploying our Zero Trust solutions, resolving performance issues, and addressing interoperability challenges with a customer’s existing network and security infrastructure. Many enterprises, particularly large organizations, have very complex networks and require high levels of focused support, including premium support offerings, to fully realize the benefits of our products and services. We believe our service is of high quality and a key competitive advantage. Any failure by us to maintain the expected level of support could reduce customer satisfaction and hurt our customer retention, particularly with respect to our large enterprise customers. Additionally, if our channel partners do not provide support to the satisfaction of our customers, we may be required to provide this level of support to those customers, which would require us to hire additional personnel and to invest in additional resources. We may not be able to hire such resources fast enough to keep up with demand, particularly if the sales of our products and services exceed our internal forecasts. Prior to the COVID-19 pandemic, we transitioned to a remote work environment for the majority of our employees. We may not be successful in our efforts to fully onboard new hires and provide adequate training to our employees who are working remotely as a result of our shift to a remote work environment. To the extent that we or our channel partners are unsuccessful in hiring, training and retaining adequate support resources, our ability and the ability of our channel partners to provide adequate and timely support to our customers will be negatively impacted, and our customers’ satisfaction with our products or services could be adversely affected. Furthermore, as we sell our solutions internationally, our support organization faces additional challenges, including those associated with delivering support, training and documentation in languages other than English. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could materially harm our reputation, adversely affect our ability to sell our solutions to existing and prospective customers and could harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

It may be difficult to enforce our intellectual property rights, which could enable others to copy or use aspects of our solutions without compensating us.

We believe our intellectual property is a key competitive advantage. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions, to establish and protect our intellectual property rights, all of which provide only limited protection. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and our patents, trademarks and copyrights may be held invalid or unenforceable. Moreover, we cannot assure you that any patents will be issued with respect to our currently pending patent applications in a manner that gives us adequate defensive protection or competitive advantages, or that any patents issued to us will not be challenged, invalidated or circumvented. We have filed for patents in the United States and in certain non-U.S. jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights or may be difficult to enforce in practice. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Moreover, we may need to expend additional resources to defend our intellectual property rights in these countries, and our inability to do so could impair our business or adversely affect our international expansion. Our currently issued patents and any patents that may be issued in the future with respect to pending or future patent applications may not provide sufficiently broad protection, or they may not prove to be enforceable in actions against alleged infringers. Additionally, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and to maintain issued patents. There are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, it could materially harm our business, operating results, financial condition and prospects. Likewise, we have applied for trademark registrations in the U.S. and certain non-U.S. jurisdictions, but have not applied to register our trademarks in every country in which we currently conduct business or may expand in the future. Third parties may register our marks in those countries and prevent us from doing so.

We may not be effective in policing unauthorized use of our intellectual property rights, as we do not take active measures to monitor for infringement of our patents or trademarks, and even if we do detect violations, litigation may be necessary to enforce our intellectual property rights. In addition, our intellectual property may be stolen, including by cybercrimes, and we may not be able to identify the perpetrators or prevent the exploitation of our intellectual property by our competitors or others. Protecting against the unauthorized use of our intellectual property rights, technology and other proprietary rights is expensive and difficult, particularly outside of the United States. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, either of which could harm our business, operating results and financial condition. Further, attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. The inability to adequately protect and enforce our intellectual property and other proprietary rights could seriously harm our business, operating results, financial condition and prospects. Even if we are able to secure our intellectual property rights, we cannot assure you that such rights will provide us with competitive advantages or distinguish our services from those of our competitors or that our competitors will not independently develop similar technology, duplicate any of our technology, or design around our patents.

We incorporate technology from third parties into our products, and our inability to obtain or maintain rights to the technology could harm our business.

We license software and other technology from third parties that we incorporate into or integrate with, our products. We cannot be certain that our licensors are not infringing the intellectual property rights of third parties or that our licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our services. In addition, many licenses are non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Some of our agreements with our licensors may be terminated for convenience by them, or otherwise provide for a limited term. If we are unable to continue to license any of this technology for any reason, our ability to develop and sell our services containing such technology could be harmed. Similarly, if we are unable to license necessary technology from third parties now or in the future, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, and we may be required to use alternative technology of lower quality or performance standards. This could limit and delay our ability to offer new or competitive products and services. As a result, our business and results of operations could be significantly harmed.

Some of our technology incorporates “open source” software, and we license some of our software through open source projects, which could negatively affect our ability to sell our products and subject us to possible litigation.

Some of our solutions incorporate software licensed by third parties under open source licenses, including open source software embedded in software we receive from third-party commercial software vendors. Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, updates or warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, the wide availability of open source software used in our solutions could expose us to security vulnerabilities. Furthermore, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or commercialize our solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our results of operations and financial condition or require us to devote additional research and development resources to change our solutions. In addition, by the terms of some open source licenses, under certain conditions we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, including authorizing further modification and redistribution. In the event that portions of our proprietary software are determined to be subject to such requirements by an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our products or services or otherwise be limited in the licensing of our services, each of which provide an advantage to our competitors or other entrants to the market, create security vulnerabilities in our solutions and could reduce or eliminate the value of our services. Further, if we are held to have breached or otherwise failed to comply with the terms of an open source software license, we could be required to release certain of our proprietary source code under open source licenses, pay monetary damages, seek licenses from third parties to continue offering our services on terms that are not economically feasible or be subject to injunctions that could require us to discontinue the sale of our services if re-engineering could not be accomplished on a timely basis. Many of the risks associated with use of open source software cannot be eliminated and could negatively affect our business. Moreover, we cannot assure you that our processes for controlling our use of open source software in our products will be effective. Responding to any infringement or noncompliance claim by an open source vendor, regardless of its validity, or discovering open source software code in our software could harm our business, operating results and financial condition by, among other things:

•     resulting in time-consuming and costly litigation;

•     diverting management’s time and attention from developing our business;

•     requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;

•     causing delays in the deployment of our products or service offerings to our customers;

•     requiring us to stop offering certain services on or features of our products;

•     requiring us to redesign certain components of our software using alternative non-infringing or non-open source technology, which could require significant effort and expense;

•     requiring us to disclose our software source code and the detailed program commands for our software; and

•     requiring us to satisfy indemnification obligations to our customers.

Claims by others that we infringe their proprietary technology or other rights, or other lawsuits asserted against us, could result in significant costs and substantially harm our business, financial condition, results of operations and prospects.

A number of companies in our industry hold a large number of patents and also protect their copyright, trade secret and other intellectual property rights, and companies in the networking and security industry frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they previously developed, have purchased or otherwise obtained. Many companies, including our competitors, may now, and in the future, have significantly larger and more mature patent, copyright, trademark and trade secret portfolios than we have, which they may use to assert claims of infringement, misappropriation and other violations of intellectual property rights against us. In addition, future litigation may involve non-practicing entities or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. As we face increasing competition and gain an increasingly higher profile, including as a result of becoming a public company, the possibility of intellectual property rights claims against us grows. Third parties have asserted in the past and may in the future assert claims of infringement of intellectual property rights against us and these claims, even without merit, could harm our business, including by increasing our costs, reducing our revenue, creating customer concerns that result in delayed or reduced sales, distracting our management from the running of our business and requiring us to cease use of important intellectual property. For instance, the e-commerce company Rakuten had made us aware that it owns a registration for the APPGATE trademark in Japan. We take no position on the possible outcome of that matter. In addition, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our services. Moreover, in a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Furthermore, because of the substantial amount of discovery required in connection with patent and other intellectual property rights litigation, there is a risk that some of our confidential information could be compromised by the discovery process.

As the number of products and competitors in our market increases and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Our insurance may not cover intellectual property rights infringement claims. Third parties may in the future also assert infringement claims against our customers or channel partners, with whom our agreements may obligate us to indemnify against these claims. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such employees have divulged proprietary or other confidential information to us.

From time to time, the U.S. Supreme Court, other U.S. federal courts and the U.S. Patent and Trademark Appeals Board, and their foreign counterparts, have made and may continue to make changes to the interpretation of patent laws in their respective jurisdictions. We cannot predict future changes to the interpretation of existing patent laws or whether U.S. or foreign legislative bodies will amend such laws in the future. Any changes may lead to uncertainties or increased costs and risks surrounding the outcome of third-party infringement claims brought against us and the actual or enhanced damages, including treble damages, that may be awarded in connection with any such current or future claims and could have a material adverse effect on our business and financial condition.

We are unable to predict the likelihood of success in defending against future infringement claims. In the event that we fail to successfully defend ourselves against an infringement claim, a successful claimant could secure a judgment or otherwise require payment of legal fees, settlement payments, ongoing royalties or other costs or damages; or we may agree to a settlement that prevents us from offering certain services or features; or we may be required to obtain a license, which may not be available on reasonable terms, or at all, to use the relevant technology. If we are prevented from using certain technology or intellectual property, we may be required to develop alternative, non-infringing technology, which could require significant time, during which we could be unable to continue to offer our affected services or features, effort and expense and may ultimately not be successful. Any of these outcomes could result in a material adverse effect on our business. Even if we were to prevail, third-party infringement lawsuits could be costly and time-consuming, divert the attention of our management and key personnel from our business operations, deter channel partners from selling or licensing our services and dissuade potential customers from purchasing our services, which would also materially harm our business. In addition, any public announcements of the results of any proceedings in third-party infringement lawsuits could be negatively perceived by industry or financial analysts and investors and could cause our stock price to experience volatility or decline. Further, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change and could adversely affect our results of operations. Any of these events could materially and adversely harm our business, financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers in the public sector or negatively impact our ability to contract with the public sector.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing privacy and data protection laws and regulations, government contract laws, employment and labor laws, workplace safety, anti-bribery laws, import and export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

•     investigations, enforcement actions and sanctions;

•     mandatory changes to our Zero Trust solutions;

•     disgorgement of profits, fines and damages;

•     civil and criminal penalties or injunctions;

•     claims for damages by our customers or channel partners;

•     termination of contracts;

•     loss of intellectual property rights; and

•     temporary or permanent debarment from sales to government organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, operating results and financial condition.

We endeavor to properly classify employees as exempt versus non-exempt under applicable law. Although there are no pending or threatened material claims or investigations against us asserting that some employees are improperly classified as exempt, the possibility exists that some of our current or former employees could have been incorrectly classified as exempt employees.

In addition, we must comply with laws and regulations relating to the formation, administration and performance of contracts with the public sector, including U.S. federal, state and local governmental organizations, which affect how we and our channel partners do business with governmental agencies. Selling our solutions to the U.S. government, whether directly or through channel partners, also subjects us to certain regulatory and contractual requirements. Failure to comply with these requirements by either us or our channel partners could subject us to investigations, fines and other penalties, which could have an adverse effect on our business, operating results, financial condition and prospects. As an example, the U.S. Department of Justice, or DOJ, and the General Services Administration, or GSA, have in the past pursued claims against and financial settlements with IT vendors under the False Claims Act and other statutes related to pricing and discount practices and compliance with certain provisions of GSA contracts for sales to the federal government. The DOJ and GSA continue to actively pursue such claims. Violations of certain regulatory and contractual requirements could also result in us being suspended or debarred from future government contracting. Any of these outcomes could have a material adverse effect on our revenue, operating results, financial condition and prospects.

We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and other anti-corruption, anti-bribery, anti-money laundering and similar laws in the United States and other countries in which we conduct activities. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. We leverage third parties, including channel partners, to sell subscriptions to our products and conduct our business abroad. We and these third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from U.S. government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions or sanctions could materially harm our reputation, business, results of operations and financial condition.

These laws and regulations impose added costs on our business, and failure to comply with these or other applicable regulations and requirements could lead to claims for damages from our channel partners or customers, penalties, termination of contracts, loss of exclusive rights in our intellectual property and temporary suspension or permanent debarment from government contracting. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could have a material adverse effect on our business and operating results.

We and our directors, officers and affiliates have in the past and may in the future become involved in litigation and other proceedings that may adversely affect us.

From time to time, we and our directors, officers and affiliates have been subject to claims, suits and other proceedings. Regardless of the outcome, legal proceedings can have an adverse impact on us because of legal costs and diversion of management attention and resources, and could cause us to incur significant expenses or liability, adversely affect our brand recognition or require us to change our business practices. The expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change and could adversely affect our business, operating results and financial condition. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that would adversely affect our business, financial condition, operating results or cash flows in a particular period. These proceedings could also result in reputational harm, sanctions, consent decrees or orders requiring a change in our business practices. Additionally, our directors, officers and affiliates, or their respective affiliated entities, are currently and may in the future be the subject of claims, suits, litigation and government investigation in their individual capacities or in connection with other business ventures, which could adversely impact our reputation or public perception of our company, irrespective of the merits of any such proceeding. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, operating results and prospects. Any of these consequences could adversely affect our business, operating results and financial condition.

We could be subject to securities class action litigation. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities.

This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results, or financial condition. Additionally, the dramatic increase in the cost of directors’ and officers’ liability insurance may cause us to opt for lower overall policy limits or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements, and damages awarded to plaintiffs.

If we were not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

Personal privacy, data protection and information security are significant issues in the United States, Europe and in other jurisdictions where we offer our cybersecurity solutions. The regulatory framework for privacy, data protection, and cybersecurity matters is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies. Evolving and changing definitions of personal data and personal information, within the E.U., the United States, and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing or uses of personal data and personal information, and may require significant expenditures and efforts in order to comply.

The U.S. federal government, and various state and foreign governments, have adopted or proposed limitations on the collection, distribution, use and storage of information relating to individuals. Such laws and regulations may require companies to implement privacy and security policies, permit customers to access, correct and delete information stored or maintained by such companies, inform individuals of security breaches that affect their information, and, in some cases, obtain individuals’ consent to use information for certain purposes. Laws and regulations outside the United States, and particularly in Europe, often are more restrictive than those in the United States. In addition, some foreign governments require that certain information collected in a country be retained within that country. We also may find it necessary or desirable to join industry or other self-regulatory bodies or other information security or data protection-related organizations that require compliance with their rules pertaining to information security and data protection. We also may be bound by additional, more stringent contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions in which we operate or may operate, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. For example, the European Union implemented the General Data Protection Regulation in May 2018, which imposes stringent data protection requirements and provides for significant penalties for noncompliance. In addition, data protection laws in Europe impose requirements with respect to the cross-border transfer of certain personal data. We historically relied upon data transfer mechanisms such as the EU-U.S. Privacy Shield and the Swiss-U.S. Privacy Shield frameworks, and the use of certain standard contractual clauses approved by the European Commission, to address these requirements. In July 2020, the CJEU, Europe’s highest court, held that the EU-U.S. Privacy Shield was invalid, and imposed additional obligations in connection with the use of contractual clauses governing cross-border transfers of personal data. As a result, we may need to implement different or additional measures to establish or maintain legitimate means for the transfer and receipt of personal data from the European Union to the U.S. In addition, due to the UK’s departure from the European Union, we are subject to requirements for personal data transfers to and from the UK, which continue to evolve following Brexit. If the measures we implement are later determined to be insufficient, we may face enforcement actions by data protection authorities.

In addition, California adopted the California Consumer Privacy Act in 2018, which took effect in January 2020 and seeks to provide California consumers with increased privacy rights and protections for their personal information. The 2018 Act will be further modified by the California Privacy Rights Act, which becomes effective January 1, 2023. Similar laws in Virginia and Colorado take effect on January 1, 2023, and July 1, 2023, respectively. We expect that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require us to modify our solutions, restrict our business operations, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.

Although we work to comply with applicable laws and regulations, industry standards, contractual obligations and other legal obligations, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to our business or the security features and services that our customers expect from our solutions and may require us to make changes to our solutions or other practices in an effort to comply with them. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by us to comply with applicable laws, regulations, standards or obligations, or any actual or suspected security breach or other security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of information relating to individuals or other data, may result in governmental investigations, enforcement actions and other proceedings, private litigation, fines and penalties or adverse publicity, and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, standards and obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and materially and adversely affect our business and operating results.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our A&R Charter and A&R Bylaws provide that we will indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. Our A&R Charter also allows our Board to indemnify other employees. This indemnification will extend to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Company or amounts paid in settlement to the Company. This indemnification will also extend to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

Risks Related to Financial, Tax and Accounting Matters

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on any national securities exchange on which our common stock may be listed in the future. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting with our annual reports on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer a smaller reporting company as defined under Regulation S-K promulgated by the SEC. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

We have previously identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the preparation of Legacy Appgate’s consolidated financial statements as of and for the year ended December 31, 2020, Legacy Appgate’s management and independent registered public accounting firm identified material weaknesses in internal controls over financial reporting over the design of our information technology general controls related to user access and change management as well as certain financial reporting transaction level controls including account reconciliations, related party transactions and journal entries. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Our management is responsible for the internal control over financial reporting of the Company and is taking steps to address the material weaknesses, which include engaging external advisors to document the design and implementation of the Company’s internal controls, including the evaluation of the operating effectiveness of these internal controls. We will also continue to expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience additional deficiencies in our controls.

There can be no assurance that the material weakness described above will be remediated or that other material weaknesses will not arise in the future. Any material weaknesses in our internal control over financial reporting could cause us to fail to meet our future reporting obligations or could result in material misstatements in our financial statements, which in turn could have an adverse effect on our financial condition. Any material weakness could also adversely affect the results of the periodic management evaluations and, to the extent we are no longer an emerging growth company, the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required under Section 404 of the Sarbanes-Oxley Act of 2002. Internal control deficiencies could also cause investors to lose confidence in our reported financial information which could have an adverse effect on the trading price of our securities.

The requirements of being a public company will increase our costs, may divert our resources and management’s attention and may affect our ability to attract and retain executive management and qualified Board members.

As a public company, we are subject to the reporting and corporate governance requirements of the Exchange Act, and other applicable securities rules and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, additional resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition, results of operations and prospects. Although we have hired additional personnel to help comply with these requirements, we may need to further expand our legal and finance departments in the future, which will increase our costs and expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and prospects may be harmed.

As a result of disclosure of information in the filings required of a public company, our business and financial condition have become more visible, which could result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, results of operations and prospects could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our Board.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had aggregate U.S. federal and state net operating loss carryforwards of $259.0 million and $88.9 million, respectively, which may be available to offset future taxable income for U.S. income tax purposes. If not utilized, $154.1 million of the federal net operating loss carryforwards will begin to expire in 2022 with the remainder carried forward indefinitely, and $85.0 million of the state net operating loss carryforwards will begin to expire in 2021 with the remainder carried forward indefinitely. We also had foreign net operating loss carryforwards of $5.5 million, which do not expire. Realization of these net operating loss carryforwards depends on future income, and there is a risk that certain of our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results and financial condition. In addition, under Sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in ownership by “5 percent shareholders” over a rolling three-year period, the corporation’s ability to use its pre-change net operating loss carryovers and other pre-change tax attributes to offset its post-change income or taxes may be limited. Similar rules apply under U.S. state tax laws. We have experienced ownership changes in the past and we may experience an ownership change in the future as a result of shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change U.S. net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

We could be subject to additional tax liabilities and United States federal income tax reform could adversely affect us.

We are subject to U.S. federal, state, local and sales taxes in the United States and foreign income taxes, withholding taxes and transaction taxes in numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and our worldwide provision for income taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our future income tax obligations could be adversely affected by changes in, or interpretations of, tax laws in the United States or in other jurisdictions in which we operate. For example, in December 2017, the United States adopted new tax law legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) (as modified by the Coronavirus Aid, Relief, and Economic Security Act), which significantly reforms the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Tax Act, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and the use of net operating losses generated in tax years beginning after December 31, 2017, allows for the expensing of certain capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a largely territorial system. Further changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our operating results and financial condition. The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could adversely impact our operating results and financial condition.

We could be required to collect additional sales, use, value added, digital services, or other similar taxes or be subject to other liabilities that may increase the costs our customers would have to pay for our solutions and adversely affect our business, operating results, and financial condition.

We collect sales, use, value added, digital services, and other similar taxes in a number of jurisdictions. One or more U.S. states or countries may seek to impose incremental or new sales, use, value added, digital services, or other tax collection obligations on us. Further, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer. In response to Wayfair, or otherwise, U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more U.S. states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties. Furthermore, certain jurisdictions, such as the U.K. and France, have recently introduced a digital services tax, which is generally a tax on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions have enacted or are considering enacting similar laws. A successful assertion by a U.S. state or local government, or other country or jurisdiction that we should have been or should be collecting additional sales, use, value added, digital services or other similar taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our solutions due to the incremental cost of any such sales or other related taxes, or otherwise harm our business.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.

We are expanding our international operations and staff to support our business in international markets. Our corporate structure and associated transfer pricing policies contemplate the business flows and future growth into the international markets, and consider the functions, risks and assets of the various entities involved in the intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. For example, certain jurisdictions have recently introduced a digital services tax, which is generally a tax on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions are considering enacting similar laws. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to the intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, or if there are changes in tax laws or the way existing tax laws are interpreted or applied, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

Our revenue recognition policy and other factors may distort our financial results in any given period and make them difficult to predict.

Under accounting standards update No. 2014-09 (Topic 606), Revenue from Contracts with Customers (“ASC 606”), we recognize revenue when our customer obtains control of goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Our revenue includes subscription term-based license revenue and perpetual license revenue, each of which is recognized when we transfer control of such license to the customer, and subscription SaaS and support and maintenance revenue, which is recognized ratably over the contract period. Because subscription term-based and perpetual license revenue is recognized upfront, a single, large license in a given period may distort our operating results for that period. In contrast, the impact of agreements that are recognized ratably may take years to be fully reflected in our financial statements. Consequently, a significant increase or decline in our subscription SaaS and support and maintenance contracts in any one quarter will not be fully reflected in the results for that quarter, but will affect our revenue in future quarters. This also makes it challenging to forecast our revenue for future periods, as both the mix of solutions, solution packages and services we will sell in a given period, as well as the size of contracts, is difficult to predict.

Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition. In some instances, we could reasonably use different estimates and assumptions, and changes in estimates are likely to occur from period to period. See “Exhibit 99.2, Audited consolidated financial statements of Legacy Appgate as of and for the years ended December 31, 2020 and 2019 — Note 1. Business and Summary of Significant Accounting Policies — Revenue Recognition.” Given the foregoing factors, our actual results could differ significantly from our estimates, comparing our revenue and operating results on a period-to-period basis may not be meaningful, and our past results may not be indicative of our future performance.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and related notes included elsewhere in this prospectus. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the determination of revenue recognition, and more specifically, the estimation and allocation of the transaction price to each performance obligation based on a relative standalone selling price, allowance for doubtful accounts, valuation and impairment of intangible assets and goodwill, impairment of other long-lived assets, useful lives of property and equipment and definite-lived intangible assets and the period of benefit generated from our deferred contract acquisition costs. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our business, operating results and financial condition.

Our sales contracts are primarily denominated in U.S. dollars, and therefore our revenue is not subject to significant foreign currency risk. However, strengthening of the U.S. dollar increases the real cost of our solutions to our customers outside of the United States, which could lead to delays in the purchase of our solutions and the lengthening of our sales cycle. If the U.S. dollar continues to strengthen, this could adversely affect our financial condition and operating results. In addition, increased international sales in the future, including through our channel partners and other partnerships, may result in greater foreign currency denominated sales, increasing our foreign currency risk. Our operating expenses incurred outside the U.S. are primarily denominated in the currency of the country in which such expenses are incurred. As our business continues to grow globally, our exposure to currency exchange rates may increase, which could negatively affect our business, operating results and financial condition. We do not currently hedge against the risks associated with currency fluctuations but may do so in the future.

We may require additional capital to expand our operations and invest in new solutions, and failure to do so could reduce our ability to compete and could harm our business and financial condition.

We may need to raise additional funds in the future to fund our operating expenses, make capital purchases and acquire or invest in business or technology, and we may not be able to obtain those funds on favorable terms, or at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of our debt would have priority over the holders of our common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness or our ability to pay any dividends on our common stock, though we do not intend to pay dividends in the foreseeable future. We may also be required to take other actions, any of which could harm our business and operating results. In addition, the actions taken by state, local, and foreign governments in response to the COVID-19 pandemic or variants of the virus have significantly disrupted economic activity in the jurisdictions in which we operate and may cause volatility in capital markets. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. If we are unable to obtain adequate financing, or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be materially and adversely affected. See also “We have indebtedness, which may increase risk to our business and your investment in us.”

Our Company may have undisclosed liabilities and any such liabilities could negatively impact our revenues, business, prospects, financial condition and results of operations.

Before the Closing, Legacy Appgate conducted due diligence on the Company customary and appropriate for a transaction similar to the Merger. However, the due diligence process may not reveal all material liabilities of our Company currently existing or which may be asserted in the future against our Company relating to its activities before the Closing. In addition, the Merger Agreement contains representations with respect to the absence of any liabilities. However, there can be no assurance that our Company will not have any liabilities upon Closing that we are unaware of or that we will be successful in enforcing any indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of our Company that survived the Closing could negatively impact our revenues, business, prospects, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

Investors in this offering will experience immediate and substantial dilution and may experience further dilution in the future.

Based on an assumed public offering price of $            per share, the last reported sale price of our common stock on the OTC Markets on            , 2022, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $            per share in the pro forma as adjusted net tangible book value per share of common stock from the public offering price, and our pro forma as adjusted net tangible book value as of            , 2022 after giving effect to this offering would be $            per share. This dilution is due in large part to earlier investors having paid substantially less than the public offering price when they purchased their shares. See “Dilution.”

Further, we may need to raise additional funds in the future to finance our operations and/or acquire complementary businesses. If we obtain capital in future offerings on a per-share basis that is less than the public offering price per share, the value of the price per share of your common stock will likely be reduced. In addition, if we issue additional equity securities in a future offering and you do not participate in such offering, there will effectively be dilution in your percentage ownership interest in the Company.

We will in the future grant stock options and other awards to certain current or future officers, directors, employees, and consultants under additional plans or individual agreements. The grant, exercise, vesting, and/or settlement of these awards, as applicable, will have the effect of diluting your ownership interests in the Company. We may also issue additional equity securities in connection with other types of transactions, including shares issued as part of the purchase price for acquisitions of assets or other companies from time to time or in connection with strategic partnerships or joint ventures, or as incentives to management or other providers of resources to us. Such additional issuances are likely to have the same dilutive effect.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, which may include product development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering and will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce value. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The market price of our common stock has been volatile and may continue to be volatile, and you could lose all or part of your investment.

Prior to the closing of the Merger, there was no public trading market for shares of Legacy Appgate’s common stock. It is possible that an active trading market will not develop or continue or, if developed, that any market will be sustained, which could make it difficult for you to sell your shares of common stock at an attractive price or at all.

Many factors, which are outside our control, may cause the market price for shares of our common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section, as well as the following:

•     actual or anticipated changes or fluctuations in our operating results;

•     the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•     announcements by us or our competitors of new products or new or terminated significant contracts, commercial relationships or capital commitments;

•     industry or financial analyst or investor reaction to our press releases, other public announcements and filings with the SEC;

•     rumors and market speculation involving us or other companies in our industry;

•     price and volume fluctuations in the overall stock market from time to time;

•     volume fluctuations in the trading of our common stock from time to time;

•     changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•     the sales of shares of our common stock by us or our stockholders;

•     failure of industry or financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•     actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•     litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•     developments or disputes concerning our intellectual property rights or our solutions, or third-party proprietary rights;

•     announced or completed acquisitions of businesses or technologies by us or our competitors;

•     actual or perceived privacy, data protection, or information security incidents or breaches;

•     new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•     any major changes in our management or our Board;

•     general economic conditions and slow or negative growth of our markets; and

•     other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

In addition, the stock market in general, and the market for technology companies in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may affect the market price of our common stock, regardless of our actual operating performance.

Our common stock is currently thinly traded, liquidity is limited, and we may be unable to obtain listing of our common stock on a more liquid market.

Our common stock is currently thinly traded and is currently quoted on the OTC Markets, which provide significantly less liquidity than a national securities exchange such as the NYSE or Nasdaq. In addition, in connection with the Closing, holders of approximately 95.9% of our common stock have entered into lock-up agreements that, subject to certain exceptions, prohibit the signing party from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for a period of up to twelve months from the Closing, or October 12, 2022. In addition, in connection with this offering, our directors, executive officers, and certain of our security holders, will enter into lock-up agreements that restrict the sale of our securities for a period of up to             days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances. Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the period referenced above release all or any portion of the securities subject to lock-up agreements. Without a large public float, our common stock is less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our common stock may be more volatile.

For the foregoing reasons, purchasers of our common stock may be subject to price volatility risk given the price of our common stock may change dramatically from a relatively small trading volume, which may also make our common stock more vulnerable to price manipulation attempts. We cannot predict the prices at which our common stock will trade in the future, if at all.

As a former shell company, resales of shares of our restricted common stock in reliance on Rule 144 of the Securities Act are subject to the requirements of Rule 144(i).

We previously were a “shell company” and, as such, sales of our securities pursuant to Rule 144 under the Securities Act of 1933, as amended, cannot be made unless, among other things, at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 as amended, as applicable, during the preceding 12 months, other than Form 8-K reports. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, restrictive legends on certificates for shares of our common stock cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act of 1933, as amended. Because our unregistered securities cannot be sold pursuant to Rule 144 unless we continue to meet such requirements, any unregistered securities we issue will have limited liquidity unless we continue to comply with such requirements.

SIS Holdings can control our business and affairs and may have conflicts of interest with us in the future.

As of the date of this prospectus, SIS Holdings, through which, among others, BC Partners and Medina Capital (the “Investors”) hold an indirect interest in our common stock, collectively own approximately 89% of our common stock. As a result, so long as the Investors and/or their affiliates remain our controlling stockholders they will be able to control, directly or indirectly, and subject to applicable law, all matters affecting us, including:

•     any determination with respect to our business direction and policies, including the appointment and removal of officers and directors;

•     any determinations with respect to mergers, business combinations or disposition of assets;

•     compensation and benefit programs and other human resources policy decisions;

•     the payment of dividends on our common stock; and

•     determinations with respect to tax matters.

In addition, the Investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Investors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Investors, or their respective affiliates, continue to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Investors will continue to be able to strongly influence us. Certain of our directors are affiliates of the Investors, and our A&R Charter provides that, subject to certain limitations, none of our directors or officers, or any of their affiliates, will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. See the section “Description of Capital Stock — Corporate Opportunity.”

Upon consummation of this offering we will be considered a “controlled company” within the meaning of the rules of the            and, as a result, will qualify for exemptions from certain corporate governance requirements.

The OTC Markets do not prescribe corporate governance requirements for companies that trade on those markets. We intend to apply to list our common stock on            , and, upon consummation of this offering, we will be listed on            . As of the date of this prospectus, SIS Holdings, through which the other Investors hold an indirect interest in our common stock, owns approximately 89% of our common stock. As a result, we are considered as a “controlled company” within the meaning of the corporate governance standards of            . Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•     the requirement that a majority of the board of directors consist of independent directors;

•     the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•     the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•     the requirement for an annual performance evaluation of our corporate governance and compensation committees.

While SIS Holdings controls a majority of the voting power of our outstanding common stock, we may elect to rely on these exemptions and, as a result, may not have a majority of independent directors on our Board. When established, our nominating and corporate governance and compensation committees may also not consist entirely of independent directors. Accordingly, holders of our common stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the            .

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the Merger could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Closing, holders of approximately 95.9% of our outstanding common stock entered into lock-up agreements that, subject to certain exceptions, prohibit the signing party from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for a period of up to twelve months from the Closing, or October 12, 2022. In addition, in connection with this offering, our directors, executive officers, and certain of our security holders, will enter into lock-up agreements that restrict the sale of our securities for a period of up to             days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances. Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the period referenced above release all or any portion of the securities subject to lock-up agreements.

As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, certain holders of our common stock and the Convertible Senior Notes are entitled to rights with respect to registration of their shares under the Securities Act pursuant to certain registration rights agreements. If these holders of our common stock, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our common stock.

We may also issue our shares of common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our common stock to decline.

We do not intend to pay dividends in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If industry or financial analysts do not publish research about our business, or if they issue inaccurate or unfavorable research regarding our common stock, our stock price and trading volume could decline. Moreover, because we were engaged in a transaction that can generally be characterized as a “reverse merger,” we may not be able to attract attention of major brokerage firms.

The trading market for our common stock is influenced by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts, or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. Moreover, because we were engaged in a transaction that can generally be characterized as a “reverse merger,” we may not be able to attract attention of major brokerage firms. If any of the analysts who cover us issues an inaccurate or unfavorable opinion regarding our stock price, our stock price would likely decline. In addition, the stock prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the expectations of analysts. If our financial results fail to meet, or significantly exceed, the expectations of analysts or public investors, analysts could downgrade our common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our stock price or trading volume to decline.

If our operating and financial performance in any given period does not meet or exceed the guidance that we provide to the public, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. If we elect to issue such guidance, it will be composed of forward-looking statements subject to the risks and uncertainties described in this prospectus. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline.

Our A&R Charter designates specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ abilities to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our A&R Charter provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, or any action to interpret, apply, enforce any right, obligation or remedy under or determine the validity of, any provision of the DGCL or our A&R Charter or A&R Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) (the “Delaware Forum Provision”). Notwithstanding the foregoing, our A&R Charter provides that the Delaware Forum Provision will not apply to any actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Our A&R Charter further provides that unless we consent in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

The Delaware Forum Provision and the Federal Forum Provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the Delaware Forum Provision or the Federal Forum Provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our A&R Charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management or directors and limit the market price of our common stock.

Our A&R Charter, A&R Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. Among other things, our A&R Charter and/or A&R Bylaws include the following provisions:

•     a staggered board, which means that our Board is classified into three classes of directors with staggered three-year terms and, from and after a Trigger Event, directors are only able to be removed from office for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all of the then outstanding shares of our common stock entitled to vote thereon;

•     limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•     a prohibition on stockholder action by written consent from and after the Trigger Event;

•     a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•     from and after the Trigger Event, require the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of common stock to amend provisions of the A&R Charter relating to the management of our business, the Board, stockholder action by written consent, competition and corporate opportunities, Section 203 of the DGCL, forum selection and the liability of our directors, or to amend, alter, rescind or repeal our A&R Bylaws;

•     the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•     advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. We have opted out of Section 203 of the DGCL. However, our A&R Charter contains similar provisions providing that we many not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the Board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock or (iii) following Board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders. Our A&R Charter provides that the Investors and their respective affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

In addition, our A&R Charter provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Any provision of our A&R Charter, A&R Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See the section “Description of Capital Stock — Anti-Takeover Provisions.”

Risks Related to Our Outstanding Convertible Senior Notes

We have indebtedness, which may increase risk to our business and your investment in us.

Concurrently with the execution of the Merger Agreement, Legacy Appgate entered into the Note Purchase Agreement with the Initial Holders (as defined in the Note Agreements) and the Note Issuance Agreement with Legacy Appgate’s wholly owned domestic subsidiaries and Magnetar (the Note Purchase Agreement and the Note Issuance Agreement, collectively, the “Note Agreements”). Pursuant to the Note Agreements, Legacy Appgate issued and sold to the Initial Holders $50.0 million aggregate principal amount of Initial Convertible Senior Notes on February 9, 2021 and agreed to issue and sell to the Initial Holders $25.0 million aggregate principal amount of Additional Convertible Senior Notes on the date of the consummation of the Merger and, at the election of Magnetar, up to $25.0 million Convertible Senior Notes in one or more subsequent transactions, on or prior to February 8, 2022. Interest on the Convertible Senior Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at our option. The Convertible Senior Notes bear interest at the annual rate of 5.0% with respect to interest payments made in cash and 5.5% with respect to PIK Interest. In connection with the consummation of the Merger, Legacy Appgate issued the Additional Convertible Senior Notes and Newtown Lane entered into a Supplemental Agreement, providing for the assumption or guarantee by Newtown Lane of all of Legacy Appgate’s obligations under the Note Agreements and the substitution of the Company’s common stock for Legacy Appgate’s capital stock thereunder in all respects. For additional details on the Convertible Senior Notes see “Description of Certain Indebtedness.” Our ability to make scheduled payments of the principal of, to pay cash interest on, the Convertible Senior Notes, if we desire to do so, or to refinance the Convertible Senior Notes, or any other indebtedness we may incur, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. The Note Agreements contain customary restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Those covenants include restrictions on our ability to, among other things, incur additional debt and issue disqualified stock; create liens; pay dividends, acquire shares of capital stock, or make certain investments; issue guarantees; sell certain assets and enter into transactions with affiliates. The Note Issuance Agreement also contains a financial covenant that requires that we maintain liquidity of not less than $10.0 million as of the last day of any calendar month. Our failure to comply with any of those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt issued under the Note Agreements. Any such event of default or acceleration could have an adverse effect on the trading price of our common stock. Furthermore, the terms of any future debt we may incur could have further additional restrictive covenants. We may not be able to maintain compliance with these covenants in the future, and in the event that we are not able to maintain compliance, we cannot assure you that we will be able to obtain waivers from the lenders or amend the covenants.

If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Pursuant to the Note Purchase Agreement, Magnetar has certain rights of first offer to purchase no less than 25% of the amount issued by us in certain debt financings, subject to certain exceptions and certain preemptive rights in connection with equity issuances by us, subject to certain exceptions, which may make obtaining additional debt financing or raising equity capital more difficult. Our ability to refinance any future indebtedness will depend on the capital markets, contractual restrictions and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

We may not have the ability to raise the funds necessary to repurchase the Convertible Senior Notes for cash upon occurrence of certain events, and conversion of the Convertible Senior Notes may affect the value of our common stock by causing dilution to our existing stockholders.

Holders of the Convertible Senior Notes have the right to require us to repurchase their Convertible Senior Notes upon the occurrence of (i) a fundamental change (as defined in the Note Issuance Agreement) at a repurchase price equal to 100% of the principal amount of the Convertible Senior Notes to be repurchased, plus accrued and unpaid interest, if any, or (ii) upon a change of control (as defined in the Note Issuance Agreement) at a repurchase price equal to 102% of the principal amount of the Convertible Senior Notes to be repurchased, plus accrued and unpaid interest, if any. We may not have enough available cash or be able to obtain financing at the time we are required to make such repurchases of Convertible Senior Notes. In addition, our ability to repurchase the Convertible Senior Notes or to pay cash upon conversions of the Convertible Senior Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase Convertible Senior Notes at a time when the repurchase is required by the Note Issuance Agreement would constitute a default under the Note Issuance Agreement. A default under the Note Issuance Agreement or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Senior Notes or make cash interest or principal payments.

In addition, our indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•     make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•     limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•     place us at a disadvantage compared to our competitors who have less debt;

•     limit our ability to borrow additional amounts to fund acquisitions, for working capital and for other general corporate purposes; and

•     make an acquisition of our company less attractive or more difficult.

Any of these factors could harm our business, results of operations and financial condition. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

Subject to certain exceptions, prior to maturity, each holder of Convertible Senior Notes shall have the option to convert all or any portion of such Convertible Senior Notes into our common stock in accordance with the terms of the Note Issuance Agreement. If holders of our Convertible Senior Notes elect to convert their notes, we may be obligated to deliver them a significant number of shares of our common stock, which would cause dilution to our existing stockholders.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and can be identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “seek,” “predict,” “potential,” “intend,” “plan,” “believe,” and other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include statements regarding the Company and its industry relating to matters such as anticipated future financial and operational performance, business prospects, the percentage of the Company’s future revenue derived from subscription term-based licenses compared to revenue from services, expected future increases in revenue and sales, including increasing the Company’s customer base, sales to existing customers, the U.S. federal government and governments around the world and through the Company’s channel partners and product partnerships, growth in international markets, expected increases in gross profit and gross margin, the Company’s expected future net loss position, planned investments in sales and marketing and related increases in operating and general and administrative expenses, expectations regarding our annual recurring revenue and other key business metrics, expected future decreases in sales and marketing and general and administrative expenses as a percentage of revenue over time, and planned investments in research and development as a result of the Company’s expected growth, the expected future growth of the cybersecurity industry, including the growth in adoption of, and replacement of legacy perimeter-centric security solutions by, Zero Trust security solutions, the Company’s ability to innovate and add new functionality to existing products through research and development, the Company’s ability to compete with competitors who offer similar products or services, the Company’s ability to fund working capital and capital expenditures for the next 12 months, potential future investments in the Company by Magnetar under the Convertible Senior Notes, the Company’s ability to remain in compliance with covenants under the Convertible Senior Notes, the impact of foreign currency exchanges and inflation on the Company’s business, the Company’s ability to remain listed on a national stock exchange, strategy and plans and similar matters.

The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. These risks and uncertainties include, but are not limited to:

•     our future financial performance, including our expectations regarding our annual recurring revenue and other key business metrics, total revenue, cost of revenue, gross profit or gross margin, operating expenses, including changes in operating expenses and our ability to achieve and maintain future profitability;

•     the effects of increased competition in our markets and our ability to compete effectively;

•     market acceptance of Zero Trust solutions and technology generally;

•     market acceptance of our products and services and our ability to increase adoption of our products;

•     our ability to maintain the security and availability of our products;

•     our ability to develop new products, or enhancements to our existing products, and bring them to market in a timely manner;

•     our ability to maintain and expand our customer base, including by attracting new customers;

•     the potential impact on our business of the ongoing COVID-19 pandemic;

•     our ability to maintain, protect and enhance our intellectual property rights;

•     our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

•     our ability to maintain an effective system of disclosure controls and internal control over financial reporting;

•     SIS Holdings’ significant influence over our business and affairs;

•     the future trading prices and liquidity of our common stock;

•     our indebtedness, which may increase risk to our business; and

•     other risks and uncertainties, including those described under the section above entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” above. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “we believe,” and similar statements, reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Use of Proceeds

We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $            million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This assumes a public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $            million.

We intend to use the net proceeds from this offering for working capital and for general corporate purposes, which may include product development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Each $1.00 increase or decrease in the assumed public offering price of $            per share would increase or decrease the net proceeds to us from this offering by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $            million, assuming that the assumed public offering price of $            per share remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021:

•     on an actual basis;

•     on an as adjusted basis, after giving effect to the issuance and sale of             shares of our common stock offered by us in this offering at an assumed offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of such proceeds as described in the section titled “Use of Proceeds.”

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of December 31, 2021 (unaudited)
(in millions)	Actual	As Adjusted(1)
Cash, cash equivalents and restricted cash	$
Long-term debt, including current portion of long-term debt
Convertible Senior Notes
Total long-term debt:
Stockholders’ equity:
Preferred stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual; 1,000,000 shares authorized, no shares issued or outstanding as adjusted
Common stock, $0.001 par value, 270,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, as adjusted
Additional paid-in capital
Accumulated deficit
Total stockholders’ equity:
Total capitalization	$

____________

(1)       Each $1.00 increase or decrease in the assumed public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022, would increase or decrease the as adjusted cash, cash equivalents and restricted cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each 1,000,000 share increase or decrease in the number of shares offered by us would increase or decrease as adjusted cash, cash equivalents and restricted cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $            million, assuming that the assumed public offering price of $             per share remains the same, and after deducting underwriting discounts and commissions payable by us.

The number of shares of our common stock that will be outstanding after this offering is based on            shares of our common stock outstanding as of            , and excludes:

•     shares of common stock issuable upon the vesting and settlement of RSUs granted subsequent to            under our 2021 Plan;

•     10,982,805 shares of our common stock issuable upon the conversion of Convertible Senior Notes with an aggregate principal outstanding balance of $75.0 million; and

•     shares of common stock available for future issuance under our 2021 Plan.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business; therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends, if any, will be at the discretion of our Board of Directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and any other factors that our Board of Directors considers relevant.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to this Offering and Ownership of our Common Stock — We do not intend to pay dividends for the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.”

Dilution

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the net tangible book value per share of our common stock as adjusted to give effect to this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value (deficit) per share attributable to the shares of common stock held by existing stockholders.

As of December 31, 2021, we had a net tangible book value (deficit) of $            million, or $            per share. Net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities and shares of common stock issuable upon exercise of outstanding restricted stock units, which are not included within stockholders’ equity, divided by the number of shares of our common stock outstanding as of December 31, 2021.

After giving effect to the sale of             shares of common stock that we are offering hereby at an assumed public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, net tangible book value (deficit) as adjusted to give effect to this offering as of December 31, 2021 would have been approximately $            million, or approximately $            per share of common stock. This amount represents an immediate increase in net tangible book value (deficit) of $            per share to our existing stockholders and an immediate dilution in net tangible book value (deficit) of approximately $            per share to new investors purchasing shares of common stock in this offering at the assumed initial offering price.

Dilution per share to new investors is determined by subtracting net tangible book value (deficit) per share from the amount of cash that a new investor paid for a share of common stock.

The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed public offering price per share	$
Historical net tangible book value (deficit) per share as of December 31, 2021
Increase in net tangible book value per share attributable to new investors purchasing common stock in this offering

As adjusted net tangible book value (deficit) per share after giving effect to this offering	$

Dilution per share to new investors purchasing common stock in this offering	$

The dilution information discussed above is illustrative only and may change based on the actual public offering price and other terms of this offering. Each $1.00 increase (decrease) in the assumed public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022, would increase (decrease) our as adjusted net tangible book value (deficit) per share after giving effect to this offering by approximately $            per share, and increase (decrease) the dilution in the as adjusted net tangible book value (deficit) per share to new investors by approximately $            per share, in each case, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable by us.

We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) our as adjusted net tangible book value (deficit) per share after giving effect to this offering by approximately $            per share and decrease (increase) the dilution to investors participating in this offering by approximately $            per share, in each case assuming that the assumed public offering price remains the same, and after deducting the underwriting discounts and commissions payable by us.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value after giving effect to the offering would be $            per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $            per share and the dilution per share to new investors would be $            per share, in each case after giving effect to the offering and assuming a public offering price of $            per share, which is the last reported sale price of our common stock on the OTC Markets on            , 2022.

The number of shares of our common stock that will be outstanding after this offering is based on            shares of our common stock outstanding as of            , and excludes:

•     shares of common stock issuable upon the vesting and settlement of RSUs granted subsequent to            under our 2021 Plan;

•     10,982,805 shares of our common stock issuable upon the conversion of Convertible Senior Notes with an aggregate principal outstanding balance of $75.0 million; and

•     shares of common stock available for future issuance under our 2021 Plan.

Unaudited Pro Forma Condensed Combined Financial Information

Capitalized terms used in this section of the prospectus and not defined in this section of the prospectus have the respective meanings given to those terms as defined and included elsewhere in this prospectus. Terms specifically defined in this section have such meanings for purposes of this section of this prospectus.

Introduction

The following unaudited pro forma condensed combined financial information gives effect to the Merger between Merger Sub and Legacy Appgate and certain other transactions between Newtown Lane and/or Merger Sub, on the one hand, and Legacy Appgate, on the other hand, as provided for in the Merger Agreement and as described in the notes accompanying the following unaudited pro forma condensed combined financial information. For purposes of this section, we refer to the Merger and such other transactions collectively as the “Transactions.”

Summary of the Transactions upon consummation of the Merger:

•     Newtown Lane issued 117,149,920 shares of its common stock to SIS Holdings, the sole stockholder of Legacy Appgate as of immediately prior to the Closing, in exchange for all outstanding shares of Legacy Appgate common stock;

•     In connection with the Transactions, Newtown Lane issued 666,667 shares of Newtown Lane common stock to an advisor of Newtown Lane (the “Advisor”) and one or more existing stockholders of Newtown Lane contributed 666,667 shares of Newton Lane common stock to Newtown Lane;

•     Newtown Lane guaranteed Legacy Appgate’s obligations of payment of principal, interest and other liabilities under the Note Issuance Agreement and assumed Legacy Appgate’s Conversion Obligations and Change of Control Conversion Obligations thereunder; and

•     Immediately after giving effect to the Merger and assuming no conversion of the Convertible Senior Notes and no issuance of shares under the 2021 Plan, the holders of Newtown Lane’s common stock as of immediately prior to the Closing, together with the Advisor, own an aggregate of approximately 11% of the Company’s common stock and SIS Holdings, the sole stockholder of Legacy Appgate as of immediately prior to the Closing, owns an aggregate of approximately 89% of the Company’s common stock. The accumulated deficit of Newtown Lane was eliminated to reflect the legal capitalization of the combined entity upon the completion of the Merger.

As a result of the Transactions, SIS Holdings became the controlling stockholder of the Company. Accordingly, the Merger of Newtown Lane’s wholly owned subsidiary, Merger Sub, with and into Legacy Appgate is a reverse merger that was accounted for as a recapitalization of Legacy Appgate. Upon completion of the Merger, Newtown Lane changed its name to Appgate, Inc. The unaudited pro forma condensed combined financial information is presented with Legacy Appgate as the accounting acquirer and Newtown Lane as the accounting acquiree.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 aggregates the balance sheets of Legacy Appgate and Newtown Lane and gives pro forma effect to the Transactions as if they had occurred on September 30, 2021, which is the last day of Legacy Appgate’s most recently completed fiscal quarter. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021, have been derived by aggregating the historical financial statements of Legacy Appgate and Newtown Lane, including certain pro forma adjustments to such aggregated financial statements to give effect to the Transactions as if they had occurred on January 1, 2020, which was the first day of Legacy Appgate’s fiscal year ended December 31, 2020.

The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the Transactions in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to Article 11 of Regulation S-X. Information regarding these pro forma adjustments is subject to risks and uncertainties that could cause actual results to differ materially from those presented in the unaudited pro forma condensed consolidated financial information herein.

In the Company’s opinion, all adjustments necessary to reflect the effects of the Transactions as described above have been included and are based upon currently available information and assumptions that the Company believes are reasonable as of the date of the prospectus; however, such adjustments are subject to change. Any of the factors underlying these estimates and assumptions may change or prove to be materially different than expected.

The unaudited pro forma condensed combined financial information also does not purport to represent what the Company’s actual results of operations and financial position would have been had the Transactions occurred on the dates indicated, nor are they intended to be representative of or project the Company’s future financial condition or results of operations or financial position.

The unaudited pro forma condensed combined financial information and the accompanying notes are provided for informational and illustrative purposes only and should be read in conjunction with (i) Legacy Appgate’s historical audited consolidated financial statements and the accompanying notes for the year ended December 31, 2020, and Legacy Appgate’s unaudited consolidated financial statements and accompanying notes for the three and nine months ended September 30, 2021 included in this prospectus, (ii) Newtown Lane’s historical audited financial statements and the accompanying notes for the years ended March 31, 2021 and 2020, Newtown Lane’s unaudited financial statements and accompanying notes for the six months ended September 30, 2021, and Newtown Lane’s historical unaudited financial statements and accompanying notes for the three and nine months ended December 31, 2020 and 2019, and (iii) the financial and other information contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of the Transactions

On February 8, 2021, Newtown Lane entered into the Merger Agreement with Merger Sub and Legacy Appgate. Pursuant to the Merger Agreement, Merger Sub agreed to merge with and into Legacy Appgate with Legacy Appgate being the surviving entity of the Merger and becoming a wholly owned subsidiary of the Company. The Merger was consummated on October 12, 2021.

Upon Closing, each share of Legacy Appgate’s common stock outstanding on the closing date was converted into 234,299.84 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”). Additionally, Newtown Lane guaranteed Legacy Appgate’s obligations of payment of principal, interest and other liabilities under Legacy Appgate’s note issuance agreement (“Note Issuance Agreement”) and the 5% convertible senior notes (“Initial Convertible Senior Notes”) issued thereunder in an aggregate principal amount of $50.0 million, with an additional aggregate principal amount of $25.0 million issued at Closing (the “Additional Convertible Senior Notes”) and a further aggregate principal amount of $25.0 million issuable, at the option of the holders of the Convertible Senior Notes, within 12 months of signing of the Merger Agreement. Further, Newtown Lane assumed Legacy Appgate’s Conversion Obligations and Change of Control Conversion Obligations under the Note Issuance Agreement. Immediately following consummation of the Merger and assuming none of the Convertible Senior Notes have been converted into shares of Company Common Stock and no issuance of shares under the 2021 Plan, SIS Holdings, the sole stockholder of Legacy Appgate as of immediately prior to the Closing, owns approximately 89% of the outstanding shares of Company Common Stock and Newtown Lane’s stockholders as of immediately prior to the Closing, together with the Advisor, own approximately 11% of the outstanding shares of Company Common Stock.

Accounting for the Merger

The Merger was accounted for as a “reverse merger” and recapitalization because, immediately following the completion of the Merger, SIS Holdings, the sole stockholder of Legacy Appgate immediately prior to the Closing, has effective control of the Company through its approximate 89% ownership interest in the combined entity (assuming no conversion of the Convertible Senior Notes and not giving effect to the 2021 Plan). In addition, through SIS Holdings’ approximate 89% stockholder interest (assuming no conversion of the Convertible Senior Notes and no issuance of shares under the 2021 Plan), SIS Holdings has effective control of the combined entity through control of a substantial proportion of the Board by appointing the majority of the board seats immediately following the Closing. Additionally, all of Legacy Appgate’s senior executive positions continued on as management of the combined entity after consummation of the Merger. For accounting purposes, Legacy Appgate is deemed to be the accounting acquirer in the Merger and, consequently, the Merger was treated as a recapitalization of Legacy Appgate. Accordingly, Legacy Appgate’s historical financial statements became the historical financial statements of the Company, and Newtown Lane’s assets, liabilities and results of operations were consolidated with Legacy Appgate effective as of the Closing. No step-up in basis or intangible assets or goodwill will be recorded in the Merger.

Basis of Presentation

This unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in this unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the effect of the Merger and have been prepared for informational purposes only. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described above and in the accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	Historical		Transaction Accounting Adjustments (Note 2)		As of September 30, 2021
	As of September 30, 2021
	Legacy Appgate	Newtown Lane			Pro Forma Combined
ASSETS
Current assets:
Cash	$19,483	$9	$23,500	(a)	$38,136
			(118)	(b)
			(4,738)	(f)
Restricted cash	1,437	—	—		1,437
Accounts receivable, net of allowance	11,543	—	(160)	(c)	11,383
Contract assets	1,836	—	—		1,836
Deferred contract acquisition costs, current	3,241	—	—		3,241
Prepaid and other current assets	5,870	—	(2,023)	(f)	3,847
Total current assets	43,410	9	16,461		59,880
Property and equipment, net	1,806	—	—		1,806
Operating lease right-of-use assets	1,342	—	—		1,342
Contract assets, noncurrent	7,728	—	—		7,728
Deferred contract acquisition costs, noncurrent	8,173	—	—		8,173
Goodwill	71,604	—	—		71,604
Intangible assets, net	38,758	—	—		38,758
Other assets	178	—	—		178
Total assets	$172,999	$9	$16,461		$189,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,692	$118	$(118)	(b)	$2,692
Accrued expenses	10,873	—	(1,000)	(f)	9,873
Operating lease liabilities, current	670	—	—		670
Deferred revenue, current	4,913	—	—		4,913
Due to unrelated party	—	160	(160)	(c)	—
Total current liabilities	19,148	278	(1,278)		18,148
Deferred revenue, noncurrent	1,897	—	—		1,897
Operating lease liabilities, noncurrent	834	—	—		834
Convertible senior notes	49,691	—	23,500	(a)	73,191
Convertible notes payable – Related Party	—	367	(367)	(d)	—
Deferred income tax liability	463	—	—		463
Other liabilities	426	—	—		426
Total liabilities	72,459	645	21,855		94,959

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2021
(in thousands)

	Historical		Transaction Accounting Adjustments (Note 2)		As of September 30, 2021
	As of September 30, 2021
	Legacy Appgate	Newtown Lane			Pro Forma Combined
Shareholders’ equity:
Common stock	—	15	117	(e)	132
Additional paid-in capital	510,785	2,086	367	(d)	504,623
			(117)	(e)
			(5,761)	(f)
			(2,737)	(g)
Accumulated other comprehensive loss	(1,985)	—	—		(1,985)
Accumulated deficit	(408,260)	(2,737)	2,737	(g)	(408,260)
Total stockholders’ equity	100,540	(636)	(5,394)		94,510
Total liabilities and stockholders’ equity	$172,999	$9	$16,461		$189,469

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share information)

	Historical		Transaction Accounting Adjustments (Note 2)		Year Ended December 31, 2020
	Year Ended December 31, 2020
	Legacy Appgate	Newtown Lane			Pro Forma Combined
Revenue	$33,729	$—	$—		$33,729
Cost of revenue, exclusive of amortization shown below	15,560	—	—		15,560
Amortization expense	6,168	—	—		6,168
Total cost of revenue	21,728	—	—		21,728
Gross profit	12,001	—	—		12,001
Operating expenses:
Sales and marketing	25,175	—	—		25,175
Research and development	9,782	—	—		9,782
General and administrative	15,824	46	—		15,870
Depreciation and amortization	5,211	—	—		5,211
Total operating expenses	55,992	46	—		56,038
Loss from continuing operations	(43,991)	(46)	—		(44,037)
Interest expense, net	(4,088)	(18)	(1,810)	(bb)	(5,916)
Other expenses, net	(1,640)	—	—		(1,640)
Loss from continuing operations before income taxes	(49,719)	(64)	(1,810)		(51,593)
Income tax expense of continuing operations	(1,842)	—	—	(cc)	(1,842)
Net loss of continuing operations	$(51,561)	$(64)	$(1,810)		$(53,435)
Net loss per share:
Net loss per share – basic and diluted	$(103,122.00)	$(0.00)			$(0.41)
Weighted average shares outstanding used in computing net loss per share – basic and diluted	500	13,757,550		(aa)	131,793,870

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share information)

	Historical		Transaction Accounting Adjustments (Note 2)		Nine Months Ended September 30, 2021
	Nine Months Ended September 30, 2021
	Legacy Appgate	Newtown Lane			Pro Forma Combined
Revenue	$31,429	$—	$—		$31,429
Cost of revenue, exclusive of amortization shown below	11,812	—	—		11,812
Amortization expense	3,393	—	—		3,393
Total cost of revenue	15,205	—	—		15,205
Gross profit	16,224	—	—		16,224
Operating expenses:
Sales and marketing	25,859	—	—		25,859
Research and development	7,638	—	—		7,638
General and administrative	12,186	179	—		12,365
Depreciation and amortization	4,040	—	—		4,040
Total operating expenses	49,723	179	—		49,902
Loss from continuing operations	(33,499)	(179)	—		(33,678)
Interest expense, net	(2,117)	(13)	(1,366)	(bb)	(3,496)
Other expenses, net	(283)	—	—		(283)
Loss from continuing operations before income taxes	(35,899)	(192)	(1,366)		(37,457)
Income tax expense of continuing operations	(2,004)	—	—	(cc)	(2,004)
Net loss of continuing operations	$(37,903)	$(192)	$(1,366)		$(39,461)
Net loss per share:
Net loss per share – basic and diluted	$(75,806.00)	$(0.01)			$(0.30)
Weighted average shares outstanding used in computing net loss per share – basic and diluted	500	14,510,160		(aa)	131,793,870

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

1.   Basis of Presentation

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Newtown Lane is treated as the “acquired” company for financial reporting purposes. For accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Legacy Appgate with the Transactions treated as the equivalent of Legacy Appgate issuing stock for the net assets of Newtown Lane, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Legacy Appgate in future public reports of the combined entity.

The pro forma adjustments have been prepared as if the Transactions had been consummated on September 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

As the fiscal year end of Legacy Appgate is December 31st, the unaudited pro forma condensed combined financial information has been prepared using December 31st as the fiscal year end of the combined entity. The fiscal year end of Newtown Lane was March 31st. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Legacy Appgate for the year ended December 31, 2020 with the historical unaudited consolidated statement of operations of Newtown Lane for the twelve months ended December 31, 2020. The historical unaudited consolidated statement of operations of Newtown Lane for the twelve months ended December 31, 2020 was derived by adding the historical unaudited consolidated statement of operations of Newtown Lane for the nine months ended December 31, 2020 to the historical unaudited consolidated statement of operations of Newtown Lane for the three months ended March 31, 2020. The historical unaudited consolidated statement of operations of Newtown Lane for the three months ended March 31, 2020 was derived by subtracting the historical unaudited consolidated statement of operations of Newtown Lane for the nine months ended December 31, 2019 from the historical audited consolidated statement of operations of Newtown Lane for the year ended March 31, 2020. See reconciliation included in Note 3. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical unaudited statement of operations of Legacy Appgate for the nine months ended September 30, 2021 with the historical unaudited consolidated statement of operations of Newtown Lane for the nine months ended September 30, 2021. The historical unaudited consolidated statement of operations of Newtown Lane for the nine months ended September 30, 2021 was derived by adding the historical unaudited consolidated statement of operations of Newtown Lane for the three months ended March 31, 2021 to the historical unaudited consolidated statement of operations of Newtown Lane for the six months ended September 30, 2021. The historical unaudited consolidated statement of operations of Newtown Lane for the three months ended March 31, 2021 was derived by subtracting the historical unaudited consolidated statement of operations of Newtown Lane for the nine months ended December 31, 2020 from the historical audited consolidated statement of operations of Newtown Lane for the year ended March 31, 2021. See reconciliation included in Note 4.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing of the Transactions are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction from the recapitalization transaction, which are reflected in the combined entity’s additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Legacy Appgate and Newtown Lane been a combined company during the periods presented.

2.   Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect the accounting for the Transactions in accordance with U.S. GAAP.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Legacy Appgate and Newtown Lane filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 reflects the following adjustments:

(a)  The proceeds to Legacy Appgate from the issuance of $25.0 million of aggregate principal amount of Additional Convertible Senior Notes upon Closing, net of debt issuance costs of $1.5 million.

(b)  The payment of Newtown Lane’s accounts payable settled at Closing.

(c)  The elimination of Newtown Lane’s “Due to unrelated party” payable to Legacy Appgate against Legacy Appgate’s “Accounts receivable” from Newtown Lane at Closing.

(d)  The settlement of Newtown Lane’s convertible notes payable to a related party prior to Closing in accordance with the Merger Agreement.

(e)  The issuance of 117,149,920 shares of Company Common Stock to SIS Holdings, the sole stockholder of Legacy Appgate. As of immediately prior to the Merger, SIS Holdings holds all 500 shares of Legacy Appgate’s common stock outstanding as of September 30, 2021 (representing an exchange ratio of 234,299.84 shares of Company Common Stock for each outstanding share of Legacy Appgate common stock).

(f)  The settlement of approximately $11.6 million of estimated advisory, legal, accounting, and other recapitalization expenses related to the Transactions, including (i) $5.2 million settled with Company Common Stock through the issuance of 666,667 shares of Newtown Lane common stock to an advisor of Newtown Lane in the Transactions, and one or more existing stockholders of Newtown Lane contributing 666,667 shares of Newtown Lane common stock to Newtown Lane, and (ii) $4.3 million, which was contingent upon consummation of the Transactions and not previously accrued. For purposes of (i), the Company estimated the fair value of the consideration to the advisor by reference to the closing price of $7.86 of Newtown Lane’s common stock on October 11, 2021.

(g)  The reclassification of Newtown Lane’s historical accumulated deficit to additional paid-in-capital as part of the recapitalization.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 reflect the following adjustments:

(aa)  Newtown Lane’s issuance of 117,149,920 shares of Company Common Stock to SIS Holdings, the sole stockholder of Legacy Appgate as of immediately prior to the Merger, in exchange for all 500 outstanding shares of Legacy Appgate common stock in connection with the Transactions.

(bb)  The net increase to interest expense resulting from the issuance of the $25.0 million in aggregate principal amount of Additional Convertible Senior Notes upon Closing, net of debt issuance costs of $1.5 million.

(cc)  The effect on income tax expense of the pro forma adjustment at the estimated effective tax rate. The estimated effective tax rate is assumed to be 0% given the valuation allowance recorded against Legacy Appgate’s net deferred tax assets.

3.   Reconciliation of Newtown Lane’s Historical Unaudited Condensed Statement of Operations for the Year Ended December 31, 2020

A reconciliation of Newtown Lane’s historical unaudited condensed statement of operations for the year ended December 31, 2020 is as follows (in thousands):

		Plus:	Less:
	Nine Months Ended December 31, 2020	Year Ended March 31, 2020	Nine Months Ended December 31, 2019	Year Ended December 31, 2020

Revenue	$—	$—	$—	$—
Cost of revenue, exclusive of amortization shown below	—	—	—	—
Amortization expense	—	—	—	—
Total cost of revenue	—	—	—	—
Gross profit	—	—	—	—
Operating expenses:
Sales and marketing	—	—	—	—
Research and development	—	—	—	—
General and administrative	34	46	34	46
Depreciation and amortization	—	—	—	—
Total operating expenses	34	46	34	46
Loss from continuing operations	(34)	(46)	(34)	(46)
Interest expense, net	(14)	(16)	(12)	(18)
Other expenses, net	—	—	—	—
Loss from continuing operations before income taxes	(48)	(62)	(46)	(64)
Income tax expense of continuing operations	—	—	—	—
Net loss of continuing operations	$(48)	$(62)	$(46)	$(64)

4.   Reconciliation of Newtown Lane’s Historical Unaudited Condensed Statement of Operations for the Nine Months Ended September 30, 2021

A reconciliation of Newtown Lane’s historical unaudited condensed statement of operations for the nine months ended September 30, 2021 is as follows (in thousands):

		Plus:	Less:
	Six Months Ended September 30, 2021	Year Ended March 31, 2021	Nine Months Ended December 31, 2020	Nine Months Ended September 30, 2021
Revenue	$—	$—	$—	$—
Cost of revenue, exclusive of amortization shown below	—	—	—	—
Amortization expense	—	—	—	—
Total cost of revenue	—	—	—	—
Gross profit	—	—	—	—
Operating expenses:
Sales and marketing	—	—	—	—
Research and development	—	—	—	—
General and administrative	75	138	34	179
Depreciation and amortization	—	—	—	—
Total operating expenses	75	138	34	179
Loss from continuing operations	(75)	(138)	(34)	(179)
Interest expense, net	(9)	(18)	(14)	(13)
Other expenses, net	—	—	—	—
Loss from continuing operations before income taxes	(84)	(156)	(48)	(192)
Income tax expense of continuing operations	—	—	—	—
Net loss of continuing operations	$(84)	$(156)	$(48)	$(192)

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis provides information we believe is relevant to an assessment and understanding of our results of operations, financial condition, liquidity and cash flows for the periods presented below. This discussion should be read in conjunction with the section entitled “Prospectus Summary — Summary Historical and Pro Forma Consolidated Financial Data” and our audited consolidated financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that are based upon our current expectations, including with respect to our future revenues and operating results. Our actual results may differ materially from those anticipated in such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this prospectus.

Overview of Our Business

We believe we are defining a new category of Zero Trust access for enterprises and governments. Our Zero Trust platform is designed to protect against increasingly damaging breaches through innovative, identity-centric, context-aware solutions. Our pure-play focus on Zero Trust has enabled us to deliver the highest ranked current Zero Trust Network Access offering as determined by the Forrester New Wave™: Zero Trust Network Access, Q3 2021.

Legacy security platforms continue to fail. Secure access has always been essential to establishing trust between users and technologies. We believe that the Zero Trust framework secures all primary use cases including customer, employee, partner, cloud and Internet of Things (“IoT”). It is a framework for securing infrastructure and data for today’s modern digital environment. Legacy security models, such as virtual private network (“VPN”), give users unnecessarily wide, unrestricted and overprivileged network access. This enables attackers to move easily within organizations and cause tremendous damage. In contrast, Zero Trust is designed to transform security by granting users access to only those resources that are needed to do their job at a particular time and place. Zero Trust uniquely addresses the modern challenges of today’s business, including securing remote workers, controlling access to cloud environments, and defending against ransomware threats.

This new Zero Trust paradigm is needed today because enterprises are undergoing digital transformation as they seek to automate operations, generate new revenue streams, transition business models and deliver a seamless customer experience. Digital transformation, driven by growth in cloud computing, Software as a Service (“SaaS”), mobile devices, IoT, and similar technologies, as well as the increasing prevalence of remote work, has changed the nature of cybersecurity risks by proliferating the number of entry points to organizations’ networks. This is often referred to as “increasing the attack surface”. Simultaneously, the number and sophistication of cyberattacks have increased dramatically, as has their costs and frequency. This combination of more vulnerable networks and more malicious activity has created a cybersecurity crisis, changing the threat landscape organizations face. As a result, enterprises require security access solutions that proactively ensure the right user has authorized access to the right resources at the right time.

We have built a Zero Trust platform which, we believe, is a critical, central pillar of a modern cyber security architecture that will replace legacy perimeter-centric security solutions and is designed to address the current cybersecurity crisis. These legacy solutions are insufficient to secure organizations, their infrastructure and their data. By contrast, we believe that our Zero Trust solutions secure an enterprise’s exponentially increased attack surface, which occurs as a result of their digital transformation journey. We also offer digital threat protection and risk-based authentication tools to identify and eliminate attacks before they occur, across social media, phishing attacks, bogus websites, and malicious mobile apps.

Our solutions give our customers the ability to lower costs and increase efficiency, while improving compliance and providing security that is persistent, identity-centric and context-aware. Our platform enables enterprises to leverage existing investments in IT and security infrastructure. The subsequent cost savings and returns on investments include: leveraging existing network security controls to effectively apply policies, using a service desk business process to control network access and automating cloud security with a Zero Trust framework.

We sell our solutions primarily through a recurring revenue license model or subscription, and employ a ‘land and expand’ strategy to generate incremental revenue through the addition of new users and the sale of additional products. We believe the success of our strategy is validated by our strong dollar-based net retention rates. Our dollar based net retention rates were 130% and 105% at September 30, 2021 and December 31, 2020, respectively. Our annual recurring revenue (“ARR”) was $30.9 million and $22.5 million at September 30, 2021 and December 31, 2020, respectively. Our number of customers generating over $100,000 ARR has increased 45% from December 31, 2020 to September 30, 2021, driven by elevated C-suite and board level dialogue and customer prioritization of a Zero Trust posture. See “— Key Business Metrics” for additional information regarding ARR.

We have achieved significant growth in recent periods, with our revenue increasing from $23.5 million for the nine months ended September 30, 2020 to $31.4 million for the nine months ended September 30, 2021, an increase of 34%. We continue to invest in growing our business and, as a result, we incurred net losses from continuing operations of $41.5 million for the nine months ended September 30, 2020 and $37.9 million for the nine months ended September 30, 2021.

Factors Affecting Our Business

Merger with Newtown Lane

On October 12, 2021, Legacy Appgate successfully completed its merger with a direct, wholly owned subsidiary of Newtown Lane (OTC: NTWN). Upon closing of the Merger, Newtown Lane changed its name to Appgate, Inc. (“Appgate” or “us”), and our common stock is now quoted on the OTC under the symbol “APGT.” In connection with this offering, we intend to uplist to         . In connection with the closing of the Merger, Legacy Appgate issued the Additional Convertible Senior Notes.

Risks and Uncertainties due to COVID-19

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered. Much uncertainty still surrounds the pandemic, including new strains of COVID-19, its duration and ultimate overall impact on our operations. Our management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on Legacy Appgate’s business, financial condition or results of operations for the year ended December 31, 2020 or the nine months ended September 30, 2021, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding us, and the health, safety and wellbeing of our employees and customers.

Public Company Costs

Following the consummation of the Merger, we became a public company, which will require hiring of additional staff and implementation of processes and procedures to address public company regulatory requirements and customary practices. We expect to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal, corporate secretary and other functions.

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Legacy Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera”). Legacy Appgate’s consolidated financial statements for the periods prior to December 31, 2019 were prepared in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Legacy Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Legacy Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Legacy Appgate in such manner were as follows (in thousands):

2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful to estimate for all historical periods presented, the actual level of expenses that would have been incurred had Legacy Appgate been operating as a separate, stand-alone public company.

On December 31, 2019, Cyxtera consummated several transactions (the “Cyxtera Spin-Off”), following which Legacy Appgate became a stand-alone entity. The transactions separated Cyxtera’s data center business from Legacy Appgate’s cybersecurity business. Upon consummation of the Cyxtera Spin-Off, Legacy Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to Legacy Appgate, and Legacy Appgate provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020.

During 2020, the Management Company charged Legacy Appgate $4.2 million for services rendered under the Transition Services Agreement. Such costs are included in general and administrative expenses in Legacy Appgate’s consolidated statement of operations for 2020. For the three and nine months ended September 30, 2020, the Management Company charged Legacy Appgate $1.0 million and $3.7 million, respectively, for services rendered under the Transition Services Agreement. For the nine months ended September 30, 2021, the Management Company charged Legacy Appgate $0.1 million for services rendered under the Transition Services Agreement. Charges under the Transition Services Agreement for the three months ended September 30, 2021 were insignificant. Such costs are included in general and administrative expenses in Legacy Appgate’s unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2021 and 2020.

During 2020, Legacy Appgate charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in Legacy Appgate’s consolidated statement of operations for 2020. For the nine months ended September 30, 2021, Legacy Appgate charged the Management Company $0.1 million of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement (nothing was charged during the three months ended September 30, 2021). For the three and nine months ended September 30, 2020, Legacy Appgate charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2021 and 2020.

On February 8, 2021, Legacy Appgate made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million.

Promissory Notes

On March 31, 2019, Legacy Appgate issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Legacy Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the Promissory Notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively.

On February 8, 2021, Legacy Appgate repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and Legacy Appgate made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued Legacy Appgate a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Legacy Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Legacy Appgate at the time of repayment, Legacy Appgate accounted for the note extinguishment of $34.6 million as a capital contribution in 2021.

Sale of Brainspace

On September 30, 2020, Legacy Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Legacy Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements — Discontinued Operations — see Note 3 to Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements for discontinued operations disclosures. Legacy Appgate executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance. Unless otherwise stated, all discussion of Legacy Appgate’s results of operations included in this discussion and analysis focus on continuing operations.

Key Business Metrics

Our management reviews a number of key performance indicators, each as described below, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Total Customers and Number of Customers with ARR above $100,000

Our management believes that our ability to increase our number of customers is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. Over time, larger customers have constituted a greater share of our total revenue, which has contributed to an increase in ARR. Our management believes there are significant upsell and cross-sell opportunities within our customer base by expanding the number of use cases. Historically, we have consistently increased our number of customers and customers with ARR above $100,000 and expect this trend to continue as a result of the growing demand for our cybersecurity solutions. Our management defines a customer as a distinct organization that has entered into a distinct agreement to access our software products for which the term has not ended or with which we are negotiating a renewal contract or for the purchase of professional services.

The below table sets forth the number of Legacy Appgate customers and customers with ARR above $100,000 as of the dates indicated:

	December 31,		September 30, 2021
	2020	2019
Total customers	615	542	650
Customers with ARR above $100,000	44	40	64

Annual Recurring Revenue

ARR is a performance indicator that management believes provides more visibility into the growth of our recurring business revenue. Our management believes ARR is a key metric to measure our business because it is driven by our ability to acquire new subscription customers and to maintain and expand our relationship with existing subscription customers. ARR also mitigates fluctuations due to seasonality, contract term, sales mix, and revenue recognition timing resulting from revenue recognition methodologies under U.S, generally accepted accounting principles (“GAAP”). ARR is defined as the annualized value of active software-as-a-service (“SaaS”), subscription, and term-based license and maintenance contracts from our recurring software products in effect at the end of a given period. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement or forecast of revenue or deferred revenue.

The table below sets forth Legacy Appgate’s ARR as of December 31, 2020 and 2019 and as of September 30, 2021 and 2020 (in thousands):

	December 31,		September 30,
	2020	2019	2021	2020
ARR	$22,488	$18,604	$30,873	$20,956
Change $	$3,884		$9,917
Change %	21%		47%

Dollar-Based Net Retention Rate

Our management believes that our ability to retain and grow the ARR generated from our existing subscription customers is an indicator of the long-term value of our subscription customer relationships and future business opportunities. We track our performance in this area by measuring our dollar-based net retention rate, which reflects customer renewals, expansion, contraction, and customer attrition within our ARR base. We calculate dollar-based net retention rate by dividing the numerator by the denominator as set forth below:

•     Denominator:    As of the end of a reporting period, ARR as of the last day of the same reporting period in the prior year.

•     Numerator:    ARR for that same cohort of customers as of the end of the reporting period in the current year, including any expansion and net of any contraction and customer attrition over the trailing 12 months, excluding ARR from new subscription customers in the current period.

Legacy Appgate’s dollar-based net retention rate was 105% and 100% at December 31, 2020 and 2019, respectively, and 130% and 100% at September 30, 2021 and 2020, respectively.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful to investors in evaluating our operating performance.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure determined in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Non-GAAP Gross Profit and Gross Margin

Non-GAAP gross profit and non-GAAP gross margin are supplemental measures of operating performance that are not determined in accordance with GAAP and do not represent, and should not be considered as, an alternative to gross profit and gross margin, the most directly comparable financial measures determined in accordance with GAAP. We define non-GAAP gross profit as gross profit, adjusted to add back non-cash equity-based compensation expense and developed technology amortization expense and defines non-GAAP gross margin as non-GAAP gross profit as a percentage of revenue.

We use non-GAAP gross profit and non-GAAP gross margin to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that non-GAAP gross profit and non-GAAP gross margin are useful measures to our management and to our investors because they provide consistency and comparability with past financial performance and between periods, as the metrics generally eliminate the effects of the variability of amortization expense of intangibles and non-cash equity-based compensation expense from period to period, which may fluctuate for reasons unrelated to overall operating performance. We believe that the use of these measures enables our management to more effectively evaluate our performance period-over-period and relative to our competitors, some of which use similar non-GAAP financial measures to supplement their GAAP results. Non-GAAP gross profit and non-GAAP gross margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, non-GAAP gross profit and non-GAAP gross margin should not be considered as a replacement for gross profit and gross margin, as determined in accordance with GAAP, or as a measure of our profitability.

A reconciliation of Legacy Appgate’s non-GAAP gross profit and non-GAAP gross margin to gross profit and gross margin, the most directly comparable financial measures determined in accordance with GAAP, for the years ended December 31, 2020 and 2019 and for the three and nine months ended September 30, 2021 and 2020, is as follows (in thousands):

	Years Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2021	2020	2021	2020
Gross profit	$12,001	$7,873	$6,277	$1,861	$16,224	$7,813
Amortization expense	6,168	6,697	1,131	1,624	3,393	4,872
Equity-based compensation	503	224	131	130	394	390
Non-GAAP gross profit	$18,672	$14,794	$7,539	$3,615	$20,011	$13,075
Gross margin	36%	26%	55%	27%	52%	33%
Non-GAAP gross margin	55%	49%	66%	53%	64%	56%

Non-GAAP Loss from Operations and Non-GAAP Operating Margin

We define non-GAAP loss from operations as GAAP loss from continuing operations excluding non-cash equity-based compensation expense, goodwill impairment and amortization expense of acquired intangible assets. We define non-GAAP operating margin as non-GAAP loss from continuing operations as a percentage of revenue.

A reconciliation of Legacy Appgate’s non-GAAP loss from operations and non-GAAP operating margin to loss from continuing operations and operating margin, the most directly comparable financial measures determined in accordance with GAAP, for the years ended December 31, 2020 and 2019 and for the three and nine months ended September 30, 2021 and 2020, is as follows (in thousands):

	Years Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2021	2020	2021	2020
Loss from continuing operations	$(43,991)	$(225,206)	$(12,317)	$(12,372)	$(35,899)	$(40,589)
Amortization expense	10,857	11,400	2,299	2,812	6,896	8,393
Goodwill impairment	—	170,000	—	—	—	—
Equity-based compensation	4,235	3,985	935	1,173	2,902	3,441
Non-GAAP loss from operations	$(28,899)	$(39,821)	$(9,083)	$(8,387)	$(26,101)	$(28,755)
Operating margin	(130)%	(741)%	(107)%	(183)%	(114)%	(173)%
Non-GAAP operating margin	(86)%	(131)%	(79)%	(124)%	(83)%	(122)%

Free Cash Flow and Free Cash Flow Margin

Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities of continuing operations less cash used for purchases of property and equipment and repayment of finance leases. We believe that free cash flow is a useful indicator of liquidity that provides information to management and investors, even if negative, as it provides useful information about the amount of cash generated (or consumed) by our operating activities that is available (or not available) to be used for other strategic initiatives. For example, if free cash flow is negative, we may need to access cash reserves or other sources of capital to invest in strategic initiatives. While we believe that free cash flow is useful in evaluating our business, free cash flow is a non-GAAP financial measure that has limitations as an analytical tool, and free cash flow should not be considered as an alternative to, or substitute for, net cash provided by (used in) operating activities in accordance with GAAP. The utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for any given period and does not reflect our future contractual commitments. In addition, other companies, including companies in our industry, may calculate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparing our results to those of other companies.

	Years Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	$(26,484)	(41,628)	$(38,579)	$(23,795)
Less:
Purchases of property and equipment	(1,074)	—	(543)	(941)
Repayment of finance leases	(21)	(19)	(154)	(15)
Free cash flow	$(27,579)	(41,647)	$(39,276)	$(24,751)
As a percentage of revenue:
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(79)%	(137)%	(123)%	(101)%
Less:
Purchases of property and equipment	(3)%	0%	(2)%	(4)%
Repayment of finance leases	0%	0%	0%	0%
Free cash flow	(82)%	(137)%	(125)%	(105)%

Key Components of Results of Operations

Revenues

We recognize revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when our customers obtain control of goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

We primarily sell our software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow our customers to use our SaaS services without taking possession of the software. Our products offer substantially the same functionality whether our customers receive them through a perpetual, or term-based license or a SaaS arrangement. Our agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for our products for a specified term, which is typically one to three years. We offer a portfolio of professional services and extended support contract options to assist our customers with integration, optimization, training and ongoing advanced technical support. We also generate revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Subscription.    Our term-based license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on our SaaS arrangements is recognized ratably over the contract period as we satisfy the performance obligation, beginning on the date the service is made available to our customers.

Subscription revenue represented approximately 72% and 62% of Legacy Appgate’s revenue for the years ended December 31, 2020 and 2019, respectively, 82% and 78% for the three months ended September 30, 2021 and 2020, respectively, and 79% and 72% for the nine months ended September 30, 2021 and 2020, respectively. We expect that a majority of our revenue will continue to be from subscriptions for the foreseeable future, and expects subscription revenue as a percentage of total revenue to increase over time. Changes in period-over-period subscription revenue growth are primarily impacted by the following factors:

•     the type of new and renewed subscriptions (i.e., term-based or SaaS); and

•     the duration of new and renewed term-based subscriptions.

While the number of new and increased subscriptions during a period impacts our subscription revenue growth, the type and duration of those subscriptions has a significantly greater impact on the amount and timing of revenue recognized in a period. Subscription revenue from the software license components of term-based licenses is recognized at the beginning of the subscription term, while subscription revenue from SaaS and support and maintenance is recognized ratably over the subscription term. As a result, our revenue may fluctuate due to the timing of the software license components of term-based licensing transactions. In addition, keeping other factors constant, when the percentage of subscription term-based licenses to total subscriptions sold or renewed in a period increases relative to the prior period, revenue growth will increase. Conversely, when the percentage of subscription SaaS and support and maintenance to total subscriptions sold or renewed in a period increases, revenue growth will generally decrease, as compared to a prior period. Additionally, a multi-year subscription term-based license will generally result in greater revenue recognition up front relative to a one-year subscription term-based license. Therefore, keeping other factors constant, revenue growth will also trend higher in a period where the percentage of multi-year subscription term-based licenses to total subscription term-based licenses increases.

Perpetual licenses.    Our perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue related to support and maintenance is included as part of subscription revenue.

For the years ended December 31, 2020 and 2019, approximately 8% and 10%, respectively, of Legacy Appgate’s revenue was from perpetual licenses, 3% and 1% for the three months ended September 30, 2021 and 2020, respectively, and 5% and 6% for the nine months ended September 30, 2021 and 2020, respectively.

Services and other.    Our services-related performance obligations predominantly relate to the provision of consulting and threat advisory services, and to a lesser extent, training and software installation. Software installation services are distinct from subscriptions and do not result in significant customization of the software. Our services are generally priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from our training services and sponsorship fees is recognized on the date the services are complete. Over time, we expect services revenue to remain relatively stable as a percentage of total revenue.

For the years ended December 31, 2020 and 2019, approximately 20% and 28%, respectively, of Legacy Appgate’s revenue was from services and other, 15% and 21% for the three months ended September 30, 2021 and 2020, respectively, and 15% and 22% for the nine months ended September 30, 2021 and 2020, respectively.

Concentrations.    The following table summarizes revenue by main geography in which we operate, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with Legacy Appgate (in thousands):

	Years Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2021	2020	2021	2020
US&C	$17,385	$15,875	$5,089	$3,536	$15,643	$12,507
LATAM	11,768	11,198	4,481	2,161	11,800	8,065
EMEA	2,857	2,242	671	743	1,941	1,902
APAC	1,719	1,077	1,232	333	2,045	1,043
Total	$33,729	$30,392	$11,473	$6,773	$31,429	$23,517

No single Legacy Appgate customer accounted for 10% or more of the total revenue in the periods presented.

Cost of Revenue

Cost of revenue consists primarily of employee compensation costs for employees associated with supporting our licensing arrangements and service arrangements, certain third-party expenses and the amortization of developed technology assets. Employee compensation and related costs include cash compensation and benefits to employees, equity-based compensation, costs of third-party contractors and associated overhead costs. Third-party expenses consist of cloud infrastructure costs and other expenses directly associated with our customer support. We expect cost of revenue to increase in absolute dollars relative to the growth of our business.

Gross Profit and Gross Margin

Gross profit, or revenue less cost of revenue, and gross margin, or gross profit as a percentage of revenue, have been and will continue to be affected by various factors, including the timing of our acquisition of new customers and renewals of and follow-on sales to existing customers, the average sales price of our services, mix of services offered in our solutions, including new product introductions, the extent to which we expand our customer support and operations and the extent to which we can increase the efficiency of our technology and infrastructure through technological improvements. We expect gross profit to increase in absolute dollars and gross margin to increase slightly over the long term, although our gross profit and gross margin could fluctuate from period to period depending on the interplay of all the above factors.

Operating Expenses

Our operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, equity-based compensation expense and, with respect to sales and marketing expenses, sales commissions that are recognized as expenses. Operating expenses also include overhead costs for facilities, IT, depreciation expense and amortization expense.

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for our sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, equity-based compensation expense, marketing and channel programs, travel and entertainment expenses, expenses for conferences and events and allocated overhead costs. We capitalize our sales commissions and associated payroll taxes and recognizes them as expenses over the estimated period of benefit. The amount recognized in our sales and marketing expenses reflects the amortization of cost previously deferred as attributable to each period presented in Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements, as described in Note 1 — Business and Summary of Significant Accounting Policies to Legacy Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in the prospectus. Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred.

We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our sales and marketing expenses to continue to increase in absolute dollars and to be our largest operating expense category for the foreseeable future. In particular, we will continue to invest in growing and training our sales force, broadening our brand awareness and expanding and deepening our channel partner relationships. However, we expect sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Research and Development

Research and development costs to develop software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrent with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Our research and development expenses support our efforts to add new features to our existing offerings and to ensure the reliability, availability and scalability of our solutions. Our research and development teams employ software engineers in the design and the related development, testing, certification and support of our solutions. Accordingly, the majority of our research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by our engineers.

We intend to continue to make significant investments in research and development to extend the features of our existing offerings and technology capabilities.

General and Administrative

General and administrative expenses consist primarily of employee-related costs, including salaries and bonuses, equity-based compensation expense and employee benefit costs for our finance, legal, human resources and administrative personnel, as well as professional fees for external legal services (including certain litigation-related expenses), accounting and other related consulting services. If any, litigation-related expenses include professional fees and related costs incurred by us in defending or settling significant claims that our management deem not to be in the ordinary course of our business and, if applicable, accruals related to estimated losses in connection with these claims. We expect our general and administrative expenses to increase in absolute dollars for the foreseeable future, as it continues to incur compliance costs and other related costs necessary to operate as a public company. However, we expect our general and administrative expenses to decrease as a percentage of revenue over the long term, although our general and administrative expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Depreciation and Amortization

Acquired intangible assets consist of identifiable intangible assets, including trademarks and tradenames and customer relationships resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense for trademarks and tradenames and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations.

Interest Expense

Interest expense consists primarily of interest incurred on Legacy Appgate’s obligations under the Convertible Senior Notes and through February 8, 2021, obligations under the Promissory Notes. See “Liquidity and Capital Resources.”

Income Tax

Through December 31, 2019, the operations of Legacy Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Legacy Appgate filed its own tax returns for 2019.

Legacy Appgate’s income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes we will generate in the future. In jurisdictions where Legacy Appgate was included in the tax returns filed by Cyxtera, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision.

Benefit (provision) for income taxes consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.

Results of Operations

The following tables set forth Legacy Appgate’s consolidated results of operations for the periods presented. The period-to-period comparisons of Legacy Appgate’s historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020 and 2019 have been derived from Legacy Appgate’s audited consolidated financial statements included elsewhere in this prospectus. The results of operations data for the three and nine months ended September 30, 2021 and 2020 have been derived from Legacy Appgate’s unaudited condensed consolidated financial statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of Legacy Appgate’s consolidated financial statements and related notes included elsewhere in this prospectus.

Three and nine months ended September 30, 2021 and 2020.    The following table sets forth Legacy Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Variance %	2021	2020	Variance %
Revenue	$11,473	$6,773	69%	$31,429	$23,517	34%
Cost of revenue, exclusive of amortization shown below	4,065	3,288	24%	11,812	10,832	9%
Amortization expense	1,131	1,624	(30)%	3,393	4,872	(30)%
Total cost of revenue	5,196	4,912	6%	15,205	15,704	(3)%
Gross profit	6,277	1,861	237%	16,224	7,813	108%
Operating expenses:
Sales and marketing	9,579	5,138	86%	25,859	18,467	40%
Research and development	2,718	2,337	16%	7,638	6,817	12%
General and administrative	4,245	4,378	(3)%	12,186	14,606	(17)%
Depreciation and amortization	1,347	1,274	6%	4,040	3,898	4%
Total operating expenses	17,889	13,127	36%	49,723	43,788	14%
Loss from continuing operations	(11,612)	(11,266)	3%	(33,499)	(35,975)	(7)%
Interest expense, net	(641)	(1,020)	(37)%	(2,117)	(2,991)	(29)%
Other expenses, net	(64)	(86)	(26)%	(283)	(1,623)	(83)%
Loss from continuing operations before income taxes	(12,317)	(12,372)	0%	(35,899)	(40,589)	(12)%
Income tax expense of continuing operations	(999)	(112)	792%	(2,004)	(948)	111%
Net loss of continuing operations	(13,316)	(12,484)	7%	(37,903)	(41,537)	(9)%
Net (loss) income of discontinued operations, net of tax	(212)	(875)	(76)%	59,800	3,003	1,891%
Net (loss) income	$(13,528)	$(13,359)	1%	$21,897	$(38,534)	157%

Revenues

Revenues from continuing operations were as follows for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Variance %	2021	2020	Variance %
Subscription revenue	$9,427	$5,266	79%	$24,900	$16,853	48%
Perpetual licenses	347	54	543%	1,719	1,374	25%
Services and other	1,699	1,453	17%	4,810	5,290	(9)%
Total	$11,473	$6,773	69%	$31,429	$23,517	34%

Revenues increased by $4.7 million, or 69%, for the three months ended September 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $4.2 million, of which $1.7 million was due to an increase in one-year subscription term-based licenses, $1.1 million was due to an increase in multi-year subscription term-based licenses revenue, $1.1 million was due to an increase in SaaS revenue, and $0.3 million resulting from higher support and maintenance. Perpetual licenses and services and other revenue also increased by $0.3 million and $0.2 million, respectively, during the same period as a result of customer service expansions and an increase in service hours billed to customers during the three months ended September 30, 2021 compared to the same period in the prior year.

Revenues increased by $7.9 million, or 34%, for the nine months ended September 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $8.0 million, of which $3.2 million was due to an increase in one-year subscription term-based licenses, $3.1 million was due to an increase in multi-year subscription term-based licenses revenue, $1.1 million was due to an increase in SaaS revenue, and $0.7 million resulting from higher support and maintenance. Perpetual licenses revenue also increased by $0.3 million during the same period as a result of customer service expansions during the nine months ended September 30, 2021 compared to the same period in the prior year. Services and other revenue decreased by $0.5 million during the same period as a result of an overall decrease in service hours billed to customers during the nine months ended September 30, 2021 compared to the same period in the prior year.

Cost of Revenue

Total cost of revenue from continuing operations increased by $0.3 million, or 6%, for the three months ended September 30, 2021 compared to the same period in the prior year. The increase in total cost of revenue was primarily the result of higher subscription service and equipment resale costs in line with the increase in other services and revenue during the same period, partially offset by lower amortization expense of $0.5 million due to some of Legacy Appgate’s developed technology assets becoming fully amortized during the period.

Total cost of revenue from continuing operations decreased by $0.5 million, or 3%, for the nine months ended September 30, 2021 compared to the same period in the prior year. The decrease in total cost of revenue was primarily the result of lower amortization expense of $1.5 million due to some of Legacy Appgate’s developed technology becoming fully amortized during the period, partially offset by an increase of $0.9 million from additional headcount in the current year period.

Gross Profit

Gross profit totaled $6.3 million for the three months ended September 30, 2021, an increase of $4.4 million, when compared to the same period in the prior year. Gross profit totaled $16.2 million for the nine months ended September 30, 2021, an increase of $8.4 million, when compared to the same period in the prior year. These increases were the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations increased by $4.8 million, or 36%, for the three months ended September 30, 2021 when compared to the same period in the prior year. Total operating expenses from continuing operations increased by $6.0 million, or 14%, for the nine months ended September 30, 2021 when compared to the same period in the prior year. The main factors contributing to the increase in operating expenses are described below.

Sales and marketing expenses increased by $4.4 million, or 86%, for the three months ended September 30, 2021 when compared to the same period in the prior year. Sales and marketing expenses increased by $7.4 million, or 40%, for the nine months ended September 30, 2021 when compared to the same period in the prior year. These increases were primarily the result of an increase in personnel costs from higher headcount in 2021 on both the sales and marketing teams, and to a lesser extent, costs incurred in connection with the Merger transaction and related initiatives.

Research and development increased $0.4 million, or 16%, for the three months ended September 30, 2021 when compared to the same period in the prior year. Research and development increased $0.8 million, or 12%, for the nine months ended September 30, 2021 when compared to the same period in the prior year. These increases were the result of an increase in personnel costs from higher headcount in 2021.

General and administrative expenses decreased by $0.1 million, or 3%, for the three months ended September 30, 2021 when compared to the same period in the prior year. General and administrative expenses decreased by $2.4 million, or 17%, for the nine months ended September 30, 2021 when compared to the same period in the prior year. The decrease in general and administrative expenses for the nine months ended September 30, 2021 when compared to the same period in the prior year was primarily due to a decrease of $2.5 million in facilities costs, as Appgate’s workforce has been working from home, and lower severance of $0.8 million, partially offset by higher professional services fees of $1.1 million incurred in connection with the Merger transaction and related initiatives.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.1 million for the three and nine months ended September 30, 2021 when compared to the same periods in the prior year. These increases in depreciation and amortization were primarily due to depreciation and amortization on purchases of property and equipment during 2020 and 2021.

Interest Expense, Net

Interest expense, net decreased by $0.4 million for the three months ended September 30, 2021 when compared to the same period in the prior year. Interest expense, net decreased by $0.9 million for the nine months ended September 30, 2021 when compared to the same period in the prior year. These decreases in interest expense, net were primarily attributable to the change in the mix of Legacy Appgate’s debt during 2021. During 2020, interest expense consisted of interest incurred under the Promissory Notes. The average outstanding balance of the Promissory Notes during 2020 was $137.4 million. As described above, the Promissory Notes were repaid in part with the balance extinguished, in each case on February 8, 2021. On February 9, 2021, Legacy Appgate issued the Initial Convertible Senior Notes, which are described below.

Other Expenses, Net

Other expenses, net was $0.1 million for each of the three months ended September 30, 2021 and 2020. Other expenses, net was $0.3 million and $1.6 million for the nine months ended September 30, 2021 and 2020, respectively. The change during the nine months ended September 30, 2021 when compared to same period in the prior year was primarily due to a disposal of fixed assets following separation from Cyxtera.

Income Tax Expense

Legacy Appgate’s effective tax rate for the three months ended September 30, 2021 and 2020 was 8.1% and 0.9%, respectively. The effective tax rate for the three months ended September 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Legacy Appgate’s effective tax rate for the nine months ended September 30, 2021 and 2020 was 5.6% and 2.3%, respectively. The effective tax rate for the nine months ended September 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Years ended December 31, 2020 and 2019.    The following table sets forth Legacy Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	Years Ended December 31,		Variance %
	2020	2019
Revenue	$33,729	$30,392	11%
Cost of revenue, exclusive of amortization shown below	15,560	15,822	(2)%
Amortization expense	6,168	6,697	(8)%
Total cost of revenue	21,728	22,519	(4)%
Gross profit	12,001	7,873	52%
Operating expenses:
Sales and marketing	25,175	16,097	56%
Research and development	9,782	11,682	(16)%
General and administrative	15,824	28,651	(45)%
Depreciation and amortization	5,211	6,649	(22)%
Goodwill impairment	—	170,000	(100)%
Total operating expenses	55,992	233,079	(76)%
Loss from continuing operations	(43,991)	(225,206)	(80)%
Interest expense, net	(4,088)	(2,785)	47%
Other expenses, net	(1,640)	(976)	68%
Loss from continuing operations before income taxes	(49,719)	(228,967)	(78)%
Income tax expense of continuing operations	(1,842)	(1,242)	48%
Net loss of continuing operations	(51,561)	(230,209)	(78)%
Net income (loss) of discontinued operations, net of tax	1,136	(265)	529%
Net loss	$(50,425)	$(230,474)	(78)%

Revenues

Revenues from continuing operations were as follows for 2020 and 2019:

	Years Ended December 31,
	2020	2019	Variance %
Subscription revenue	$24,432	$19,039	28%
Perpetual licenses	2,770	2,946	(6)%
Services and other	6,527	8,407	(22)%
Total	$33,729	$30,392	11%

Revenues increased by $3.3 million, or 11%, during 2020 compared to 2019. The increase in revenue was primarily attributable to higher subscription revenue of $5.4 million, of which $2.8 million was due to an increase in multi-year subscription term-based licenses revenue and $1.8 million resulting from more one-year subscription term-based licenses. These increases were partially offset by a decrease of $1.9 million in services and other revenue primarily as a result of fewer hours billed to customer projects due to the impact of COVID-19 and the cancellation of Legacy Appgate’s annual cybersecurity conference.

Cost of Revenue

Total cost of revenue from continuing operations decreased by $0.8 million, or 4%, during 2020 compared to 2019. The decrease in total cost of revenue was primarily the result of lower amortization expense of $0.5 million and lower employee-related expenses of $0.9 million as a result of lower headcount in 2020, and lower conference costs of $0.7 million due to the cancellation of Legacy Appgate’s annual cybersecurity conference due to COVID-19, partially offset by higher IT costs of $1.3 million incurred as Legacy Appgate established its own IT infrastructure following the separation from Cyxtera.

Gross Profit

Gross profit totaled $12.0 million for 2020, an increase of $4.1 million, or 52%, when compared to 2019. This increase was the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations decreased by $177.1 million, or 76%, during 2020 compared to 2019, primarily as a result of $170.0 million of goodwill impairment recognized in 2019. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models originally used to value the assets recognized by Cyxtera upon its acquisition of Legacy Appgate. Other factors that contributed to the $177.1 million variance in operating expenses are detailed below.

Sales and marketing expenses increased by $9.1 million, or 56%, for 2020 when compared to 2019. This increase was mainly the result of an expansion in the sales force and marketing departments, including increased headcount, to support Legacy Appgate’s increase in revenue and growth in operations after its separation from Cyxtera.

Research and development decreased $1.9 million, or 16%, for 2020 when compared to 2019, principally due to a reduction in personnel costs resulting from the timing of new hires following the Cyxtera Spin-Off. As described above, Legacy Appgate expects to make significant investments in research and development in the future to extend the features of its existing offerings and technology capabilities.

General and administrative expenses decreased by $12.8 million, or 45%, for 2020 when compared to 2019. The decrease in general and administrative expenses was primarily due to the $19.7 million allocation by Cyxtera of a portion of the costs of the Management Company, partially offset by the $4.2 million charged to Legacy Appgate during 2020 under the Transition Services Agreement, and $0.9 million higher professional services in 2020.

Depreciation and Amortization

Depreciation and amortization expense decreased by $1.4 million for 2020 when compared to 2019. The decrease in depreciation and amortization was primarily due to a disposal of fixed assets following separation from Cyxtera.

Interest Expense, Net

Interest expense, net increased by $1.3 million for 2020 when compared to 2019. The increase in interest expense, net was directly attributable to the increase in amounts owed under the Promissory Notes and the length of time during which the balances were outstanding. The Promissory Notes were issued on March 31, 2019; thus, for 2019, interest was incurred for only 9 months of the year, while for 2020, interest was incurred for the entire year and for a greater average outstanding balance. During 2020, Legacy Appgate borrowed an additional $19.4 million from Cyxtera and/or the Management Company under the Promissory Notes.

Other Expenses, Net

Other expenses, net increased by $0.7 million for 2020 when compared to 2019, primarily from a loss on disposal of fixed assets of $1.7 million following separation from Cyxtera, partially offset by $0.3 million income received by Legacy Appgate under the Transition Services Agreement.

Income Tax Expense

Legacy Appgate’s effective tax rate for 2020 and 2019 was 3.7% and 0.5%, respectively. The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

Liquidity and Capital Resources

As of September 30, 2021 and December 31, 2020, Legacy Appgate had cash and cash equivalents of $19.5 million and $3.5 million, respectively. Historically, Legacy Appgate’s principal source of liquidity was borrowing availability under the Promissory Notes and cash generated from Legacy Appgate’s operations. As discussed above, on February 8, 2021, Legacy Appgate repaid Cyxtera the full amount of the Promissory Note held by Cyxtera and made a partial repayment on the then accumulated principal and interest under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid of $34.6 million following such repayment. The payoff letter resulted in the full settlement and extinguishment of the Promissory Note held by the Management Company. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and condensed consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. Currently, our principal sources of liquidity are the proceeds from the issuance of the Convertible Senior Notes and cash generated from our operations, which have enabled us to make continued investments to support the growth of our business. In addition, upon closing of the Merger, Legacy Appgate issued the Additional Convertible Senior Notes. We expect that proceeds from the Convertible Senior Notes and cash generated from our operations, as well as the net proceeds from this offering, will provide sufficient cash to fund working capital and capital expenditures for at least the next 12 months. We may also issue up to an additional $25.0 million in aggregate principal amount of Convertible Senior Notes at the sole election of the holders of the Convertible Senior Notes, in one or more closings, on or prior to February 8, 2022; however, we cannot provide any assurance that the holders of the Convertible Senior Notes will elect to effect any such closings.

Debt

As of September 30, 2021, Legacy Appgate had $50.0 million in aggregate principal amount of its Convertible Senior Notes outstanding. As of December 31, 2020, Legacy Appgate had $153.8 million due under the Promissory Notes. As discussed above, the Promissory Notes were fully settled and extinguished on February 8, 2021.

Convertible Notes

On February 9, 2021, Legacy Appgate issued the Initial Convertible Senior Notes to various funds managed by Magnetar. The Convertible Senior Notes are subject to the terms and conditions of the note issuance agreement between Legacy Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Legacy Appgate and the lender parties thereto. On October 12, 2021, in connection with the closing of the Merger, Appgate entered into a supplemental agreement (the “Supplemental Agreement”) with Legacy Appgate and Magnetar, as representative of the holders of the Convertible Senior Notes, pursuant to which Appgate, among other things, unconditionally guaranteed all of Legacy’s Appgate’s obligations related to the Convertible Senior Notes and assumed all of Legacy Appgate’s conversion obligations and change of control conversion obligations.

On issuance, Legacy Appgate received net proceeds of $49.8 million from the sale of the Convertible Senior Notes, after deducting fees and expenses of $0.2 million. Legacy Appgate recorded the expenses as debt issuance costs that will be amortized over the term of the Convertible Senior Notes.

The Convertible Senior Notes are senior, unsecured obligations of Legacy Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Legacy Appgate’s U.S. subsidiaries and, as of the closing of the Merger, also by Appgate. The Convertible Senior Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. Upon closing of the Merger, Legacy Appgate issued the Additional Convertible Senior Notes. Legacy Appgate may also issue up to an additional $25.0 million in aggregate principal amount of Convertible Senior Notes at the sole election of the holders of the Convertible Senior Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Convertible Senior Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Legacy Appgate’s discretion. The Convertible Senior Notes bear interest at the annual rate of 5.0% with respect to interest payments made in cash and 5.5% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Convertible Senior Notes. The Note Issuance Agreement includes certain affirmative and financial covenants Legacy Appgate is required to satisfy. See “Description of Certain Indebtedness.” Legacy Appgate was in compliance with all covenants as of September 30, 2021, and expects to remain in compliance with such covenants for at least the next 12 months.

If the holders have not converted the Convertible Senior Notes and the Convertible Senior Notes have not been redeemed by the maturity date, Legacy Appgate must repay the outstanding principal amount and accrued interest.

Promissory Notes

On March 31, 2019, Legacy Appgate issued the Promissory Notes to each of Cyxtera and the Management Company. The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. As discussed above and in Legacy Appgate’s unaudited condensed consolidated financial statements, on February 8, 2021, Legacy Appgate repaid Cyxtera the full amount on the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera and made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Legacy Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Legacy Appgate at the time of repayment, Legacy Appgate recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Other Contractual Obligations and Commitments

In addition to its debt obligations under the Convertible Senior Notes, and lease obligations under several operating and finance lease arrangements, Legacy Appgate has other contractual commitments. Refer to Note 8 — Leases and Note 9 — Convertible Notes, to Legacy Appgate’s unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information on maturities. Refer to Note 10 — Commitments and Contingencies to Legacy Appgate’s unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information regarding cash amounts committed under other contractual obligations.

Cash Flow

Cash Flows for the Nine Months ended September 30, 2021 and 2020.    The following table sets forth Legacy Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net cash, cash equivalents and restricted cash used in operating activities	$(37,730)	$(15,948)
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	$124,479	$(941)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	$(69,974)	$14,914

Operating Activities

Our largest source of operating cash is cash collections from customers for sales of licenses and services. Our primary uses of cash from operating activities are for employee-related expenditures, marketing expenses and third-party hosting costs.

During the nine months ended September 30, 2021, Legacy Appgate used $37.7 million of cash in its operating activities, whereas Legacy Appgate used $15.9 million of cash in its operating activities during the same period in the prior year. The change in cash flows from operating activities during the nine months ended September 30, 2021 when compared to the same period in the prior year was primarily from changes in working capital combined with a change in cash and working capital generated by discontinued operations.

Investing Activities

During the nine months ended September 30, 2021, Legacy Appgate’s investing activities provided $124.5 million of cash, whereas Legacy Appgate used $0.9 million in investing activities during the same period in the prior year. The change in cash flows from investing activities during the nine months ended September 30, 2021 when compared to the same period in the prior year was primarily due to the receipt of $125.0 million in net proceeds received from the sale of Brainspace in January 2021.

Financing Activities

During the nine months ended September 30, 2021, Legacy Appgate used $70.0 million in financing activities, whereas Legacy Appgate’s financing activities provided $14.9 million of cash during the same period in the prior year. Cash used in financing activities during the nine months ended September 30, 2021 was primarily due to the repayment of $119.6 million to Cyxtera and/or the Management Company in February 2021 as settlement and extinguishment of the Promissory Notes. During the same period, Legacy Appgate received gross proceeds of $50.0 million from the issuance of the Initial Convertible Notes. Cash provided by financing activities during the nine months ended September 30, 2020 was from cash advances received under the Promissory Notes.

Cash Flows for the Years Ended December 31, 2020 and 2019.    The following table sets forth Legacy Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Years Ended December 31,
	2020	2019
Net cash, cash equivalents and restricted cash used in operating activities	$(17,183)	$(42,670)
Net cash, cash equivalents and restricted cash used in investing activities	$(1,074)	$—
Net cash, cash equivalents and restricted cash provided by financing activities	$19,408	$43,085

Operating Activities

During 2020, Legacy Appgate used $17.2 million of cash in its operating activities as compared to $42.7 million during 2019. The change in net cash used in operating activities during 2020 compared to 2019 was primarily due to a net increase in cash provided by operating activities from discontinued operations by $10.3 million and changes in working capital of continuing operations.

Investing Activities

During 2020, Legacy Appgate used $1.1 million of cash in investing activities in the acquisition of property and equipment following the separation from Cyxtera. Legacy Appgate did not use cash in investing activities during 2019.

Financing Activities

During 2020, Legacy Appgate’s financing activities provided $19.4 million of cash as compared to $43.1 million during 2019. The change in net cash provided by financing activities during 2020 compared to 2019 was primarily due to less cash borrowed under the Promissory Notes.

Critical Accounting Estimates

The discussion and analysis of Legacy Appgate’s financial condition and results of operations are based upon Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of Legacy Appgate’s financial statements. We evaluate our estimates and assumptions on an ongoing basis. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, we have identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, and accounting for goodwill and intangible assets. These critical accounting policies are addressed below. In addition, we have other key accounting policies and estimates that are described in Note 1 — Business and Summary of Significant Accounting Policies to Legacy Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We recognize revenue under ASC 606. Under ASC 606, we recognize revenue when our customers obtain control of goods or services in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

We primarily sell our software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow our customers to use our SaaS services without taking possession of the software. Our products offer substantially the same functionality whether our customers receive them through a perpetual, or term-based license or a SaaS arrangement. Our agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for our products for a specified term, which is typically one to three years. We offer a portfolio of professional services and extended support contract options to assist our customers with integration, optimization, training and ongoing advanced technical support. We also generate revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). We determine the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which we separately sell these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when we do not sell the software license separately, we derive the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

Income Taxes

Through December 31, 2019, the operations of Legacy Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Legacy Appgate filed its own tax returns for 2019.

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized. In addition, certain federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, Legacy Appgate’s opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Legacy Appgate, less impairments. Legacy Appgate performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. During 2019, Legacy Appgate recorded a goodwill impairment charge of $170.0 million. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models Cyxtera used to value the assets at the time of their acquisition by Cyxtera. Legacy Appgate did not record any impairment of goodwill in 2020 or during the nine months ended September 30, 2021.

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in Legacy Appgate’s consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in Legacy Appgate’s consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows is less than the carrying amount of an asset, we record an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. Legacy Appgate did not record any impairment of long-lived assets in 2019, 2020 or during the nine months ended September 30, 2021.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 1 of Legacy Appgate’s consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of Legacy Appgate’s consolidated financial statements as of and for the year ended December 31, 2020, Legacy Appgate’s management and independent registered public accounting firm identified material weaknesses in internal controls over financial reporting over the design of our information technology general controls related to user access and change management as well as certain financial reporting transaction level controls including account reconciliations, related party transactions and journal entries.

We have taken and continue to take steps to remediate the aforementioned material weaknesses and to enhance our overall control environment.

In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. See “Risk Factors— We have previously identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.”

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Since we have operations in the United States and internationally, our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Legacy Appgate’s revenues and expenses are primarily denominated in U.S. dollars. During 2020 and 2019, Legacy Appgate recorded a loss of $0.1 million and $0.3 million on foreign exchange transactions, respectively. For the three months ended September 30, 2021 and 2020, Legacy Appgate recorded a loss of $0.1 million and $41 thousand on foreign exchange transactions, respectively. For the nine months ended September 30, 2021, Legacy Appgate recorded a loss of $0.2 million on foreign exchange transactions (amount was not significant for the same period in 2020). To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments but may do so in the future if our exposure to foreign currency should become more significant. For business conducted outside of the United States, we may have both revenue and costs incurred in the local currency of the subsidiary, creating a partial natural hedge. Changes to exchange rates therefore have not had a significant impact on the business to date. However, we will continue to reassess our foreign exchange exposure as we continue to grow our business globally. During the years ended December 31, 2020 and 2019, and the three and nine months ended September 30, 2021 and 2020, a hypothetical 10% change in foreign currency exchange rates applicable to Legacy Appgate’s business would not have had a material impact on its condensed consolidated financial statements.

Interest Rate Risk

We do not hold financial instruments subject to variable interest rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Business

Mission Statement

Our mission is to empower and protect how people work and connect by enabling any user on any device to securely access any application, use any network or cloud and perform any transaction.

Overview

We believe we are defining a new category of Zero Trust access for enterprises and governments. Our Zero Trust platform is designed to protect against increasingly damaging breaches through innovative, identity-centric, context-aware solutions. Our pure-play focus on Zero Trust has enabled us to deliver the highest ranked current Zero Trust Network Access offering as determined by the Forrester New Wave™: Zero Trust Network Access, Q3 2021.

Legacy security platforms continue to fail. Secure access has always been essential to establishing trust between users and technologies. We believe that the Zero Trust framework secures all primary use cases including customer, employee, partner, cloud and Internet of Things (“IoT”). It is a framework for securing infrastructure and data for today’s modern digital environment. Legacy security models, such as virtual private network (“VPN”), give users unnecessarily wide, unrestricted and overprivileged network access. This enables attackers to move easily within organizations and cause tremendous damage. In contrast, Zero Trust is designed to transform security by granting users access to only those resources that are needed to do their job at a particular time and place. Zero Trust uniquely addresses the modern challenges of today’s business, including securing remote workers, controlling access to cloud environments, and defending against ransomware threats.

This new Zero Trust paradigm is needed today because enterprises are undergoing digital transformation as they seek to automate operations, generate new revenue streams, transition business models and deliver a seamless customer experience. Digital transformation, driven by growth in cloud computing, Software as a Service (“SaaS”), mobile devices, IoT, and similar technologies, as well as the increasing prevalence of remote work, has changed the nature of cybersecurity risks by proliferating the number of entry points to organizations’ networks. This is often referred to as “increasing the attack surface”. Simultaneously, the number and sophistication of cyberattacks have increased dramatically, as has their costs and frequency. This combination of more vulnerable networks and more malicious activity has created a cybersecurity crisis, changing the threat landscape organizations face. As a result, enterprises require security access solutions that proactively ensure the right user has authorized access to the right resources at the right time.

We have built a Zero Trust platform which, we believe, is a critical, central pillar of a modern cyber security architecture that will replace legacy perimeter-centric security solutions and is designed to address the current cybersecurity crisis. These legacy solutions are insufficient to secure organizations, their infrastructure and their data. By contrast, we believe that our Zero Trust solutions secure an enterprise’s exponentially increased attack surface, which occurs as a result of their digital transformation journey. We also offer digital threat protection and risk-based authentication tools to identify and eliminate attacks before they occur, across social media, phishing attacks, bogus websites, and malicious mobile apps.

Our solutions give our customers the ability to lower costs and increase efficiency, while improving compliance and providing security that is persistent, identity-centric and context-aware. Our platform enables enterprises to leverage existing investments in IT and security infrastructure. The subsequent cost savings and returns on investments include: leveraging existing network security controls to effectively apply policies, using a service desk business process to control network access and automating cloud security with a Zero Trust framework.

We are pioneering Zero Trust access across all environments, including public cloud, private cloud, multi-cloud, on-premises or permutations of all of the above and believe its rapid adoption signals the early stages of a long-term shift away from legacy perimeter-centric security solutions. We believe our purpose-built capabilities address the hybrid, cloud, and on-premises network security markets, which Gartner estimates is approximately a combined $39 billion market opportunity in 2021, expected to grow at a 14% compound annual growth rate (“CAGR”) to reach approximately $57 billion by 2024. We also believe a subset of our capabilities address the Fraud Detection and Prevention (“FDP”) market, which, according to Global Market Insights, was a $20 billion market in 2018 and is expected to grow at a 23% CAGR from 2019-2025.

Our leadership in Zero Trust has also been recognized by third party research firms. In September 2021, Forrester, the firm that originally coined the term “Zero Trust,” named us a leader in their Forrester New Wave™ for Zero Trust Network Access report. The report highlighted our ability to address cloud, on-premises and hybrid IT models, noting that Appgate “Software Defined Perimeter”, or SDP, “is the best fit for companies that need high security and a self-hosted option. Appgate offers its Zero Trust Network Access (“ZTNA”) as a SaaS, but also as a self-hosted option for enterprises and agencies that need it.” Separately in September 2020, Forrester also named us a leader in the Forrester Wave™ Zero Trust eXtended Ecosystem report. The report noted that Appgate serves mega-enterprises and Department of Defense (“DoD”) customers, which we believe is a testament to our capabilities and positions us well to benefit from the rising demand for Zero Trust solutions.

We believe our solutions address the complex needs of global enterprises and governments. Our go-to-market strategy consists of both direct sales and indirect channel partners. Currently, we serve over 600 organizations across approximately 80 countries, including domestic and international government agencies and Fortune 500 enterprises that include at least one of the top-fifteen largest companies by revenue in each of the defense contracting, telecommunications, systems integrator, and oil and gas sectors.

We sell our solutions primarily through a recurring revenue license model or subscription, and employ a ‘land and expand’ strategy to generate incremental revenue through the addition of new users and the sale of additional products. We believe the success of our strategy is validated by our strong dollar-based net retention rates. Our dollar based net retention rates were 130% and 105% at September 30, 2021 and December 31, 2020, respectively. Our annual recurring revenue (“ARR”) was $30.9 million and $22.5 million at September 30, 2021 and December 31, 2020, respectively. Our number of customers generating over $100,000 ARR has increased 45% from December 31, 2020 to September 30, 2021, driven by elevated C-suite and board level dialogue and customer prioritization of a Zero Trust posture. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for additional information regarding ARR.

We have achieved significant growth in recent periods, with our revenue increasing from $23.5 million for the nine months ended September 30, 2020 to $31.4 million for the nine months ended September 30, 2021, an increase of 34%. We continue to invest in growing our business and, as a result, we incurred net losses from continuing operations of $41.5 million for the nine months ended September 30, 2020 and $37.9 million for the nine months ended September 30, 2021.

Industry Background

Digital Transformation has Upended Traditional IT Architectures and Environments

Rapidly accelerating digitization has transformed traditional IT architectures, and organizations are confronting the need—indeed the requirement—to transform their business models and environments from legacy, standalone, static systems, and applications, to more dynamic, cloud-native, distributed solutions. For decades, IT environments were defined by company-owned devices operating on company-owned or controlled infrastructure and networks. However, the explosion of the internet, rise of cloud computing, and the proliferation of workloads and mobile devices has upended the legacy IT infrastructure model.

•     Proliferation of the cloud and the rise of “as-a-service” solutions.    Organizations have embraced cloud-based “as-a-service” delivery models to empower employees and customers and increase the speed of deployment. According to Gartner, more than 75% of organizations will be using a multi-cloud approach by 2021, and IDC forecasts the global public cloud services market to grow to approximately $809 billion in 2025 from $385 billion in 2021. These types of environments have massively increased the complexity of IT infrastructure and expanded the scope of the corporate network. This is especially true as enterprises increasingly adopt powerful but complex Infrastructure and Platform as a service (IaaS and PaaS) for the development and deployment of custom and mission-critical business applications.

•     Work from anywhere and bring your own device (“BYOD”).    Organizations now expect their workers to securely move from place-to-place and device-to-device without losing productivity. These same workers are also now encouraged, and often expected, to use their own devices for work-related activities. The work from anywhere, BYOD culture, with employees accessing corporate applications on their personal laptops, tablets, and smartphones, has accelerated over a number of years and now appears permanent. Businesses have been forced to adjust their IT environments in response to these trends and are faced with employee devices that lack the level of control and security of company-owned devices. As a result, the corporate network has been extended well beyond the secure boundaries of a corporate office, leaving it significantly more exposed to cyberthreats.

•     Connected devices and the internet of things (“IoT”).    From mobile devices to cameras and sensors, the number of devices on a corporate network has multiplied exponentially over the last few years and is expected to continue growing rapidly due to new technologies such as 5G, and to the business and technical benefits delivered by these new technologies and tools. According to a 2020 Cisco white paper, the number of connected devices is expected to reach 29.3 billion by 2023, up from 18.4 billion in 2018. This trend has served to significantly increase the attack surface.

Cybersecurity Threats and Impact Multiplying

The evolution of IT environments coupled with motivated and sophisticated hackers has increased the risk of cybersecurity attacks. Lateral network movement, ransomware, and insecure remote access are resulting in a higher number of attacks of worsening severity with a lengthened time to detection. Cybersecurity Ventures predicts that in 2021, a ransomware attack will occur every 11 seconds, four times more frequently than in 2016.

•     Expanded attack surfaces.    As IT environments have evolved, the adoption of hybrid, multi-cloud, BYOD, and IoT, as well as the massive shift to remote work, has altered the nature of cybersecurity risks by growing exponentially the number of entry points to organizations’ networks. With each new user, connection, device, or online interaction, the attack surface, the scope of network vulnerabilities, and the likelihood of network infiltration all increase. The increased attack surface also serves as a source of increased complexity for enterprise defenders. To date, traditional security tools and strategies have not kept up with this increased complexity.

•     Lateral movement.    Once a hacker penetrates a network, their ability to move laterally allows them to travel extensively throughout the network, increasing the volume of data they are able to compromise, and increasing the risk that more sensitive data is exposed. The ability to move laterally and remain undetected for long periods of time in the network is one of the leading drivers behind the high costs of breaches. The 2020 “SolarWinds” attack, which affected as many as 425 of the Fortune 500 and all branches of the US military, highlights the ability of an attacker to leverage lateral movement after breaching an organization’s network. The original breach occurred sometime between March and June of 2020, when clients of SolarWinds downloaded a software update that was infected with malicious code. The perpetrators were then able to move laterally within the networks of these organizations, remaining undetected by traditional perimeter-based network security solutions until December of 2020, providing the hackers with ample time to gather sensitive data and install more malware. In addition to threats caused by external actors, insider threats, typically coming from employees or third-party contractors, also pose a growing security threat to organizations. According to IBM, non-malicious insiders caused 23% of organizational data breaches in 2020. Insider breaches, malicious or inadvertent, are expensive, with an average cost of $3 million per breach in 2020.

•     Sophisticated adversaries.    Today’s hackers are highly skilled, often backed by well-funded militaries, intelligence services, or criminal organizations and motivated by some combination of financial, criminal, and terrorist objectives. They can launch complex attacks, often executed over multiple steps, starting with an initial breach of the corporate network followed by lateral movement, slowly escalating their privileges to access increasingly critical and proprietary data.

The combination of more vulnerable networks and more malicious activity has created a cybersecurity crisis for organizations. According to Cybersecurity Ventures, cybersecurity breaches are expected to cause a record $6 trillion in aggregate damages in 2021 alone. Cybersecurity breaches can also have a significant impact on society beyond the direct financial costs. This is illustrated by the recent Colonial Pipeline ransomware attack, which resulted in fuel shortages and spikes in gasoline prices across a number of U.S. states, and by the spike in cyberattacks on health care systems during the pandemic, impacting patient care.

Traditional Cybersecurity Tools are Limited in Protecting Against Today’s Threats

Traditional cybersecurity tools are failing to meet the challenge of modern IT environments due to inherent weaknesses in their structure and design philosophy.

•     Implicit trust at the center of traditional perimeter-centric security model.    Traditional cybersecurity tools are largely perimeter-centric, focused on securing the boundary between a private network and the public internet. This model is built on the notion of implicit trust, which is the assumption that traffic originating from within a private network does not represent a risk. This critical characteristic allows for lateral movement, giving infiltrators the ability to remain undetected as they move across a network, causing widespread and costly damage. According to IBM, the average breach in 2021 took 212 days to detect and another 75 days to contain, giving an attacker plenty of time to cause significant financial and reputational damage to an organization. While this perimeter-centric approach worked historically when enterprise networks had fewer points of entry, today’s IT environments and distributed workloads have softened the network perimeter, blunting the effectiveness of the perimeter-centric security model.

•     Outdated tools are siloed and lack context awareness.    Traditional security tools such as VPNs, firewall equipment, and network access control (“NAC”) equipment are outdated, siloed, have well-known and widely exploited vulnerabilities, and are unable to properly secure a modern IT environment. These tools employ an outdated model of a single network perimeter entry point and broad network access privileges. VPNs inherently have a “coarse-grained” access control model, granting or denying users access to broad sections of the network, and lack context-aware, fine-grained security permissions, resulting in increased severity of any breach.

•     Cybersecurity defenses are overly complex.    Organizations often deploy numerous cybersecurity tools from various vendors, reactively deploying new tools in response to emerging threats. This has left many organizations with a patchwork cybersecurity model consisting of a mix of tools from a range of vendors, typically with poor integration and communication among tools, lacking an integrated cybersecurity solution with a unified control point. The resulting complexity makes it challenging for IT professionals to manage the tools effectively and offers poor visibility into potential vulnerabilities and breaches. The need for a new paradigm and approach to cybersecurity is crucial to protect organizations from adversaries and to avoid costly network breaches.

Cybersecurity Defense is Shifting to a Context-Aware, Dynamic Security Model

Zero Trust represents a paradigm shift in cybersecurity. It moves from the legacy static, network-based, perimeter-centric security model to a dynamic, context-aware model based on users, identities, applications, and business processes. The foundation of the Zero Trust model is the idea that no person, device, or application should be implicitly trusted, and that the entire extended network represents an attack surface.

Why Zero Trust Framework Works

•     Eliminates the need for implicit trust.    Zero Trust eliminates the need for the implicit trust that is often granted based on physical or network location, and instead requires that all access be identity-driven and earned via dynamic attributes and strong authentication.

•     Context-aware and secure access privileges.    The Zero Trust model grants users access only to specific and required resources unlike the traditional security model designed on the premise of implicit trust where users are given overprivileged access and can move laterally within a network. Users are continuously monitored, and if their context or device changes, network access can be revised accordingly or revoked entirely. This approach represents a paradigm shift in the cybersecurity posture, increasing organizational resiliency when facing attacks and better equipping them to isolate and limit the impact of any network breach.

Zero Trust framework has emerged as the clear answer to today’s cybersecurity threats. Following the “SolarWinds” attack, the National Institute of Standards and Technology (“NIST”), the National Security Agency (“NSA”) and the Cybersecurity and Infrastructure Security Agency (“CISA”) released guidance recommending a Zero Trust framework. Subsequently, in May 2021, President Joe Biden issued an Executive Order explicitly calling for the adoption of a Zero Trust Architecture by the federal government to improve the nation’s response to “persistent and increasingly sophisticated malicious cyber campaigns that threaten the public sector, the private sector, and ultimately the American people’s security and privacy.” The federal government continues to lead the industry in setting standards with the September 2021 release of a Zero Trust maturity model and Zero Trust strategy documents.

With an increasingly threatening landscape, to ensure security every organization and government in the world will need to update their traditional cybersecurity tools with a solution that is able to stand up to today’s threats. We believe that the Zero Trust framework has established itself as that solution and represents the next generation cybersecurity solution.

Our Solutions

We provide identity-centric and context-aware Zero Trust access solutions that ensure security and compliance across all environments, including on-premises, hybrid, and cloud-native. We also offer a digital threat protection and risk-based authentication and comprehensive risk management tool designed to identify and eliminate attacks before they occur, across social media, phishing attacks, bogus websites, and malicious mobile apps. The following combination of software and services are increasingly the central pillar of our customers’ cybersecurity architecture:

•     Appgate Software-Defined Perimeter (“SDP”).    Appgate SDP, leveraging unified access policies that are simple to understand and write, is designed to ensure trusted network access for users across all devices and IT environments, whether on-premises, hybrid or cloud-based. Unlike legacy solutions where users manually and constantly switch VPN tunnels to establish secure connections, SDP users connect once and gain access only to authorized applications across a heterogeneous and distributed IT landscape. SDP defends our customers’ networks from wrongful access and continuously monitors for changes in user behavior once a connection is made. In order to prevent lateral movement from unauthorized users, the network remains invisible, exposing no ports, until a user is authenticated and connected. Once authenticated and on the network, SDP employs the principles of “least-privileged access,” granting limited access, only to the extent required. Access is conditional and based on multiple factors, and if SDP detects changes during the online session, the user can be denied access in part or in full. The most common Appgate SDP use cases include VPN replacement for remote access, securing cloud access, supporting cloud migrations, securely providing third-party access, secure Development and Operations (“DevOps”), and integrating Merger & Acquisition (“M&A”) assets into a secure network environment.

•     Risk-Based Authentication (“RBA”).    RBA offers an intelligent and contextually aware approach to authenticating users and approving transactions without friction. Legacy password-only solutions are a weak authentication measure that unintentionally creates friction for enterprise customers. By contrast, our RBA approach uses real-time behavioral risk assessments, context-based authentication and machine learning, all designed to protect individuals against targeted attacks. Transactions and user behavior are continuously monitored to qualify the risk on any channel. Should the RBA solution determine the person attempting to access their account is illegitimate, transactions can be blocked or challenged in real-time, preventing account takeover.

•     Digital Threat Protection (“DTP”).    Our DTP solution is designed to combat external threats targeting consumers across social, mobile and the dark web, including phishing links, malicious mobile apps, and fraudulent websites. DTP continuously monitors activity, provides early stage warnings, orchestrates takedowns and can proactively stop attacks before damage is done, often before intended victims are aware.

•     Threat Advisory Services.    Our Threat Advisory Services are designed to proactively identify vulnerabilities and validate defenses using a combination of advanced penetration testing, adversary simulation and other customized services. We use highly sophisticated, bespoke processes based on the individual needs of our customers to simulate nation-state-level and other complex attacks. These engagements help organizations test and validate the security investments they’ve made and act as an opportunity to implement our software solutions based on remediation recommendations as we help our customers accelerate their Zero Trust journey. Threat Advisory Services are an important tool in our pursuit to future proof our customers’ defenses against malicious activity, as they allow us to gain real-time information from our services engagements to stay up to date on evolving cybersecurity threats. We leverage this data to inform our software technology roadmap, helping us effectively address our customers’ expanding security needs.

Key Benefits

Our platform based on Zero Trust principles is scalable, integrates with disparate security and non-security solutions and operates in any complex IT environment. Our platform empowers organizations to undertake their digital transformation journey and enables development and operations teams to collaborate, quickly build and improve applications and drive business performance. Key benefits of our solutions include:

•     Enhanced network security based on Zero Trust.    As a pioneer, leader, and one of the earliest proponents of Zero Trust, we have built and honed a pure-play platform based on Zero Trust principles to facilitate secure interactions for organizations, users, and their devices. Our solutions use the principles of Zero Trust to strengthen network security, making it harder for adversaries to attack a network. Additionally, if a breach occurs, an attacker’s lateral movement is restricted so the attacker can be identified and swiftly contained, potentially limiting overall damage and exposure.

•     Effective across all environments.    Organizations require infrastructure to support on-premises, hybrid, cloud, IoT, BYOD, and other disparate platforms. Our identity-centric and context-aware solution dynamically adjusts to changes in user behavior across all interconnected environments. Many organizations have a patchwork of products that are often poorly integrated, creating additional complexity, security gaps, and administrative burden, creating an opportunity for our solutions. We believe we were among the first to identify the need for and deliver an enterprise class, software-based, unifying solution that dynamically works across all environments to become an organization’s executive team’s cyber-defense partner.

•     Greater flexibility for customers and their users.    Our solutions offer fast, secure, direct connections from any location, enabling increasingly popular remote workforce models. Unlike perimeter-based approaches, our SDP platform uses a dynamic identity-centric policy model to connect users from any device in any location. While remote workforce models typically expand security risk, our security architecture is designed to ensure that increased workforce mobility does not create incremental vulnerable access points.

•     Strong integration capabilities.    Our solutions can be deployed alongside existing security systems and across the entire IT environment. We utilize what we believe is the broadest set of APIs for Zero Trust in the industry to enable our products to coordinate and communicate with other IT systems and improve the interoperability with existing security infrastructure. Through integration with our Zero Trust security solution, customers have the potential to extend both the reach and value of their existing security and non-security tools. We believe this value proposition enables a faster purchasing decision and differs from “next generation” security solutions that require an overhaul of a customer’s existing security system architecture.

•     Lower total cost of ownership.    Adoption of our user-friendly software solutions frequently leads to improved operational efficiency for organizations. A recent Nemertes survey of our customers concluded that all respondents reported improvements in one or more key operational metrics, including average user provisioning time, average number of staff required for user provisioning, average login time, number of security incidents and trouble tickets and number of concurrent users, after adopting our solutions.

•     Simplified and more effective security model.    We allow system administrators to create a single set of access policies that can be used uniformly across multiple disparate environments, increasing ease of use, operational efficiency, and security. This is in sharp contrast to not only traditionally siloed products, such as VPNs and NACs, but also many other ZTNA providers, who utilize static versus dynamic security rules, or who cannot secure access for on-premises users.

•     Seamless end user experience.    We provide automatic, dynamic access without having to frequently engage with the end user or disrupt workflow processes. Users are authenticated the same way regardless of where they are located or what device they are using. This approach differs from, and can be a replacement for, inflexible tools like VPNs and static multi-factor authentication systems, which often require users to re-authenticate themselves routinely, frustrating users.

•     Complex fraud prevention.    We offer consumer-facing organizations a comprehensive set of solutions based on Zero Trust principles to prevent fraud. Powered by machine learning and behavioral analytics designed to identify and prevent fraudulent activities, we assess risk based on user behavior to authenticate connections. Our proprietary technology is focused on detecting and deactivating targeted external threats which utilize phishing links, malicious mobile apps, or fraudulent websites. We continuously analyze and monitor an array of digital channels to identify threats, and execute site take-downs, often before intended victims are aware. Finally, we provide rich insights on potential victims, so organizations can be better prepared to stop future complex fraud campaigns.

Competitive Strengths

Our competitive strengths include:

•     Pioneering Zero Trust solutions delivering next generation IT security.    Our Zero Trust solutions are purpose-built to meet the needs of modern organizations, whose IT infrastructures are transforming with the adoption of containerized, cloud, SaaS, mobile, IoT, and remote work environments. Our solutions are designed from the ground up on Zero Trust principles to function and integrate across all IT environments, which has the potential to make them more effective at securing IT infrastructures as compared to repurposed legacy solutions. Our solutions allow system administrators to create a single set of policies that can be applied uniformly across multiple environments, reducing the risk of errors. We believe our primary focus on Zero Trust has enabled us to build an industry leading solution.

•     Industry leading reputation.    Our SDP product was named a “Leader” in the Forrester New Wave™ for Zero Trust Network Access (Q3 2021) and, as of January 24, 2022, received 4.6 out of 5 stars from customer reviews on Gartner Peer Insights. Appgate was also recognized by Forrester in their “New Tech: Zero Trust Network Access, 2021” report, as a mature or “Late-Stage” vendor, indicating significant company tenure, number of customers, employees, and funding level as compared to our peers. Our RBA solution was named a “Leader” in Quadrant Solutions’ SPARK Matrix™: Risk Based Authentication, 2021 report. We believe these high-profile recognitions received from trusted industry experts have elevated our reputation with existing and prospective customers.

•     Highly scalable ‘land and expand’ go-to-market (“GTM”) strategy driving C-Suite engagement.    We leverage a ‘land and expand’ GTM strategy that can scale rapidly as we demonstrate value to customers and achieve broader deployment across their infrastructure. We deploy an integrated technical sales approach complemented by channel partners, such as Lumen, Optiv, Presidio, Guidepoint Security, DXC, TechMatrix, SageNet, Q2, Alkami, GBM, CLM and Kite, which helps us meet the needs of our expanding customer base. This GTM approach is turbocharged by our battle-tested sales engineering team, which can help demonstrate the value of our solutions to stakeholders outside of the IT organization. We believe that cybersecurity has become a key business issue for executives, not just an area of concern for IT professionals; our ability to elevate conversations to a strategic level and secure buy-in from all stakeholders is a critical differentiator, unlocking broader deployment of our solutions.

•     Strong customer focus.    We are a trusted, long-term, strategic partner to our customers. On a recent Nemertes survey of our customers, 100% of respondents said Appgate accelerated their digital transformation, and of those implementing Appgate SDP, our importance to their strategy ranked 9.5 out of 10. These strong customer satisfaction metrics stem from our customer success team’s close collaboration with clients throughout their journey as a customer, communicating frequently with them through quarterly business reviews, supporting them as novel issues and use cases arise, and constantly seeking feedback to drive improvement in our solutions. We also established a Customer Advisory Board, which provides an open dialogue with customers to ensure that we prioritize, understand, and adapt to their changing needs. Our current customer base includes at least one of the top-fifteen largest companies by revenue in each of the defense contracting, telecommunications, systems integrator and oil and gas sectors, validating our customer-focused strategy.

•     Seamless API-based integration.    Our solutions offer feature-rich, easy-to-use APIs that allow for integration with existing solutions, which enables our customers to drive more value from their in-place solutions. Our APIs facilitate quick deployment alongside existing security solutions, from which threat data and context can be extracted, and are used to enrich our risk scoring and authentication decisions. We continue to partner with other cybersecurity vendors, such as Crowdstrike and others, to deepen the abilities of our API integrations.

•     Deep management strength with extensive cybersecurity experience.    Our seasoned executives were among the earliest pioneers in Zero Trust security. Our senior management team has extensive expertise in the cybersecurity industry with deep knowledge of the markets in which we operate. With an average of over 20 years of experience in the enterprise technology and cybersecurity space, our highly accomplished management team demonstrate a historical track record of success, and are devoted to the continued growth and success of our business.

Our Opportunity

As organizations reshape their IT infrastructure around hybrid, multi-cloud, SaaS, mobility, IoT, BYOD, containerized workloads, and with remote working environments and cyber threats rising rapidly, the need for a new security model is increasingly mission-critical for many enterprises. Zero Trust security is emerging as the leading next generation security model and we believe we are a pioneer in this transforming industry and are well-positioned to capitalize on the market opportunity.

•     Hybrid, multi-cloud, and on-premises network security.    Gartner estimates this aggregate market as approximately $39 billion in 2021, expected to grow at a 14% CAGR to approximately $57 billion by 2024. According to 451 Research, as of 2020 approximately 58% of organizations are utilizing or plan to utilize a hybrid IT environment. Our SDP platform is designed to ensure trusted access for all corporate users across all environments.

•     VPN replacement.    Gartner predicts that 60% of enterprises will phase out their remote access VPN in favor of ZTNA by 2023. Our SDP platform offers secure VPN replacement across all environments including hybrid, multi-cloud, and on-premises.

•     Secure Access Service Edge (“SASE”).    SASE refers to integrated security and network solutions that secure IT environments. According to Gartner, the global SASE market is projected to grow at a CAGR of 36% reaching almost $15 billion by 2025. We believe that ZTNA is the most critical element of SASE given its role in regulating network access, and our SDP platform is a recognized leader in ZTNA.

•     Fraud Detection and Prevention (“FDP”).    Organization and individuals face a growing set of active and targeted phishing campaigns, as well as increased use of malicious websites and mobile apps for criminal purposes. The growth in these threats is underpinned by continued expansion of online banking, e-commerce, and Peer-to-Peer (“P2P”) payment applications. According to Fortune Business Insights, the FDP market is estimated at approximately $27 billion in 2021 and is projected to reach approximately $142 billion by 2028, representing a 26.7% CAGR. Ensuring that their customers aren’t deceived by fraudulent websites, phishing campaigns, or mobile apps is critical to businesses’ reputations, and our RBA and DTP solutions are designed to address these threats and we believe are critical tools in the FDP ecosystem. Illustrating the imminent need for fraud prevention, the Federal Trade Commission reported that Americans lost over $3 billion to fraud in 2020.

We believe we are well-positioned to capitalize on the market opportunity to displace legacy network security solutions, which are ill-equipped to effectively secure cloud or hybrid IT environments, and the use of which increases entry points for adversaries and the risk of network breaches.

Growth Strategies

Key elements of our growth strategy include:

•     Continue to grow customer base.    We believe our solutions are well positioned to serve not only large, security-conscious organizations with complex, hybrid IT environments, but also medium and small sized customers. We believe scaling our sales team and increasing our investment in channels and strategic partners will fuel our customer base growth.

•     Increase adoption within our existing customers.    We utilize a ‘land and expand’ strategy through which we expand existing customer accounts by adding new use cases or more users, including third-party users and contractors. We expect many of our existing SDP customers to use our network of other software and services, driving growth.

•     Continue to innovate and enhance our offerings.    We plan to continue to expand our Zero Trust platform and capabilities to develop new products and add new modules in existing offerings to address additional use cases. As a pioneer in Zero Trust access solutions and cybersecurity defense, we are continuing to invest in the platform, and are launching solutions, in additional high growth cases, such as Zero Trust for cloud and IoT. We invested 24% of our revenue in research and development during the nine months ended September 30, 2021 and maintain a robust product and technology roadmap. Our roadmap incorporates customer feedback which gives us confidence that we will be able to monetize our development efforts as we seek to offer highly scalable, flexible, and user-friendly products to address a variety of high-impact use cases.

•     Grow our global footprint.    We currently have customers in approximately 80 countries and have offices in 8 countries, reflecting the importance of our global footprint and our success building an international presence. For the nine months ended September 30, 2021, international sales represented 55% of our revenue. We believe global demand of our offerings will continue to increase as international organizations further embrace Zero Trust access solutions in response to evolving cybersecurity threats and sophisticated adversaries. While we expect our international markets to continue to grow, we anticipate the growth in North America to outpace that of international markets.

•     Expand our channel and product partnerships.    Our Zero Trust solutions are highly complementary to a number of other cybersecurity products, and as such, we have built a number of highly strategic product and go-to-market partnerships. Our products are easy to deploy and can be distributed by value-added resellers and service providers. We have strong channel partnerships with Lumen, Optiv, Presidio, Guidepoint Security, DXC, TechMatrix, SageNet, Q2, Alkami, GBM, CLM, and Kite, among others and work closely with federal systems integrators such as Raytheon, Northrop Grumman, and ManTech, each of whom are building out solutions around our products for wider distribution. We also continue to work with technical alliance partners to offer integrated solutions to our customers. For example, Appgate recently entered a partnership with CrowdStrike, integrating our Appgate SDP solution, with the CrowdStrike Falcon Zero Trust Assessment (ZTA) capability of CrowdStrike Falcon Insight EDR. This flexible, scalable integration provides a frictionless path for accelerating enterprise Zero Trust journeys. It will help organizations achieve intelligence-aware and dynamic secure access policy enforcement — reducing their attack surface and mitigating lateral movement on their networks. CrowdStrike Falcon ZTA expands Zero Trust beyond authentication to enable Appgate’s detection, alerting and enforcement of risk-based access policies driven by device health and compliance checks. The solution monitors more than 120 unique endpoint settings to deliver partners a device security posture assessment, allowing them to build powerful and granular security policies.

•     Expand our presence with U.S. federal governments and governments around the world.    With NIST, the White House, and other agencies endorsing the adoption of Zero Trust, we expect to have ample opportunities to leverage our early and continued success with the Department of Defense and Department of Homeland Security and to build trust with other government agencies and departments. Our SDP solution was the first SDP product to be Common Criteria Certified, which is the international “gold standard” for Information Technology security. Common Criteria is recognized by approximately 30 nations and was developed by the United States, United Kingdom, Canada, France, Germany, and the Netherlands. Appgate has government customers across the world. In addition, we are expanding our SLED (State, Local, Education) sales team to capitalize on the momentum of Zero Trust in this sector. Approximately 67% of state CIOs said introducing or expanding a zero-trust framework would be a focus in the next two to three years, according to a recent National Association of State Chief Information Officers survey.

Our Technology and Architecture

Appgate’s cybersecurity solutions empower and protect how people work and connect. Our solutions are designed to enhance security, limit the ability of attackers to succeed, and minimize damage in the event of a breach. We recognize that IT, business, and security infrastructures are complex and can act as impediments to innovation, security, efficiency, and effectiveness. Organizations need security solutions that can be easily and effectively deployed and integrated into their existing environments.

Our solutions are designed with customer integration and customer success in mind, and this philosophy has influenced our technology architecture. We believe that customers should retain the choice of where and how to deploy their security infrastructure, enforce access, and route traffic. As such, we have designed and built our solutions to support secure access to the cloud and on-premises.

Appgate SDP

Our flagship Zero Trust Network Access solution, Appgate SDP, is designed to secure enterprise environments by applying the core principles of Zero Trust. Using Appgate SDP, our customers have successfully achieved enterprise Zero Trust security, at scale and with speed, integrated into their IT and security teams, business processes, and technologies. With Appgate SDP, enterprises can eliminate weak and ineffective components of their security architecture (such as VPNs), while integrating with and obtaining more value from the remaining components (such as Identity Management and IT Service Management).

Appgate SDP is designed to provide enterprise-class ZTNA capabilities, providing a highly resilient system with no single point of failure, and near wire speed throughput. Its distributed architecture makes SDP easy to scale and deploy across any network infrastructure, including hardware, software, virtual, and cloud. It enables complete customer control over deployment topologies and location of policy enforcement points. Its secure multi-tunnel approach is designed with users at the center, dynamically creating a session-based micro-perimeter dedicated to each user — what we term a “segment of one”. This allows for an efficient, secure, and resilient connection to the permitted set of enterprise resources. This compares favorably to traditional security and remote access solutions, which often force user traffic to traverse a vendor cloud or enterprise WAN, resulting in poor performance, limited scalability, and the perpetuation of a weak security model. In addition to controlling access to enterprise resources through Zero Trust policy enforcement points, the Appgate SDP system itself is cloaked and invisible to unauthorized users, utilizing a cryptographic mechanism termed Single-Packet Authorization (SPA). SPA is designed to ensure that legitimate users can securely access resources from any location, without exposing any attack surface to malicious actors.

The Appgate SDP architecture is fully aligned with the NIST Zero Trust model, which contains the following fundamental principles:

•     No implicit trust.    There is no inherent trust or access granted to assets or user accounts based solely on their physical or network location — the model instead assumes a network has already been breached.

•     Authentication and authorization required before access is granted.    Authentication and authorization are discrete functions performed before any access to an enterprise resource is permitted. This applies to users, servers and devices.

•     Minimal attack surface (principle of least privilege).    All users, devices, and networks only permit access to the minimal set of resources, and only for authenticated and authorized users. This applies to all users (remote and on-premises), all devices (enterprise-issued and BYOD), and all resource types (on-premises, cloud-based, physical, or virtual). The system, and all enterprise resources, are cloaked and invisible to all unauthorized actors.

•     Dynamic, identity-centric policies.    The focus is on protecting specific resources (assets, services, workflows, network accounts, etc.), not broad network segments. Access policies dynamically evaluate user, device, network, and resource attributes to make decisions about whether access should be permitted at any given point in time.

Deployment Architecture

The Appgate SDP deployment architecture is comprised of the following five elements.

A.   Client.    The user of a resource (described below). In the typical Appgate SDP use case, the client is an organization’s employee seeking to access an application from a PC or mobile device.

B.   Controller.    Effectively the brain of the system, the controller houses the enterprise policy model (the rules used to determine which users should have access to which resources), aggregates the information required to enforce the enterprise policy model, and then makes an authentication and authorization decision.

C.   Gateway.    Policy enforcement points that restrict access to resources until a client is authorized.

D.   Enterprise Systems.    Sources of information about a user and context used to make authentication and authorization decisions.

E.   Resource.    Any application, server, network, IoT device, containerized workload, etc. that can be located in any cloud or on-premises environment.

A conceptional depiction and description of the Appgate SDP deployment architecture are as follows:

Authentication / Authorization
Authorization / Access
CONTROLLER
B
ENTERPRISE SYSTEMS
IDENTITY PROVIDER,
HELP DESK,
SECURITY,
IT INFRASTRUCTURE
D
1
2
3
4
5
6
CLIENT
A
GATEWAY
C
RESOURCE 2
(any type / location)
RESOURCE 1
(any type / location)
E
X
Architecture elements
#
Step-up authentication, authorization and access process

1.   The Client first connects to the Controller.

2.   The Controller begins by authenticating the user with the enterprise identity provided. It then aggregates all relevant data from the Enterprise Systems, including information about both (a) the user’s identity, location, and device security posture and (b) contextual information from the organization’s network, security, and business process systems. The Controller then uses this information to determine which resources the user should have access to at that particular time and place.

3.   The Controller generates and sends a live entitlement token to the user. An entitlement token is an electronic credential that indicates which resources a user should have access to. The entitlement token is “live” because it can change based on changes in context.

4.   The Client creates an encrypted tunnel to a Gateway and sends the live entitlement token to the Gateway for validation.

5.   The Gateway creates a logical “segment of one” to connect the Client to the specific resource(s) to which the Client has been granted access.

6.   The system continuously evaluates context and changes entitlements based on changes to context. For example, if a user disconnects their laptop from a docking station, the system will detect the change from a hard-wired network connection to a public Wi-Fi connection. Or, if an enterprise Endpoint Detection and Response (EDR) system detects anomalous activity from a user’s device, it can inform Appgate SDP. In both cases, Appgate SDP will re-evaluate user access based on this changed context.

The components of the Appgate SDP platform itself, the Controllers and Gateways, utilize a cryptographic mechanism to cloak themselves from unauthorized users. This mechanism is designed to ensure that these components can be accessed by legitimate users located anywhere, while remaining resilient and inaccessible to unauthorized use or malicious actors.

In addition, Appgate SDP’s architecture is designed to ensure that customers retain the ability to choose how and where their network traffic is routed (some customers use Appgate SDP as an SD-WAN replacement as a result), and how and where to deploy Gateways. Gateways are distributed across their organizations’ environments, protecting both on-premises and cloud-based environments. Similarly, the distributed nature of the Appgate SDP system provides a unified access control model for all users (both remote and on-premises) for all resources, using a single policy model and a single platform. As a result, customers benefit by being able to decommission ineffective siloed and legacy security technologies (such as VPNs and NACs), replacing them with a modern Zero Trust platform.

Deployment Options

Appgate SDP supports a wide variety of deployment models and access methods designed to provide for ongoing customer satisfaction. Customers may choose to deploy entirely in a self-hosted and self-managed model, or they may utilize the Appgate-hosted cloud-based model, to take advantage of its simpler deployment and management. U.S. government entities can deploy via a FedRAMP Joint Authorization Board (JAB)-approved environment.

In addition to the many types of resources that need securing, organizations also have a wide variety of end-user populations and types, and the Appgate SDP platform provides an industry-leading set of access methods. Users can access Appgate SDP-protected resources via installed client software, through a clientless web portal, or through a network-based connector service. Likewise, Appgate SDP adeptly meets complex enterprise and government agency networking needs, including dynamic and policy-based control of network segmentation, routing, and name resolution. Appgate SDP is designed to deliver superior security while also improving the end user experience and reducing administrative burdens.

Digital Threat Protection

Our Digital Threat Protection (“DTP”) solution offers visibility and comprehensive fraud risk management to identify and eliminate attacks before they occur. DTP is designed to evaluate fraud risk across social media, phishing attacks, bogus websites, and malicious mobile apps. Its curated threat intelligence and continuous threat monitoring provides protection throughout the fraud risk lifecycle. Additionally, DTP provides business leaders with valuable proactive detection, mitigation, and reporting functionality for their end-users.

DTP combats external threats by detecting fraud risk lurking online, continuously monitoring brand-centric activity, and taking swift action to halt attacks before significant damage occurs, often before the intended victims are even aware of the attack.

•     Phishing.    Our DTP solution monitors customer websites as well as newly registered domains, DNS entries, and links posted on social media sites, looking for similar domains or clones of legitimate sites that may be phishing sites. This monitoring extends to mobile app stores, where DTP can detect rogue mobile apps designed to deceive users. We also offer Victim Insights, a unique and differentiated feature which utilizes an encrypted key to identify users and compromised credentials, enabling rapid and precise responses.

•     Dark web monitoring.    Our DTP solution protects against attacks originating from the dark web by identifying employee credentials that have been breached and are circulating on the dark web and mitigating the effects of targeted threats by reporting risk exposure to ensure quick action against exposed data.

•     Sophisticated attacks.    DTP solution is designed to identify and immobilize sophisticated threats, such as web injections and credential grabbing on transactional websites, without requiring software installation on user devices. It provides detection of unauthorized changes executed against the content of a company’s website and features built-in analytical systems, which evaluate users’ sessions to identify indicia of fraud that indicate potential breach of users accounts by cybercriminals.

Websites
Domains
DNS Records
Phishing Attempts
Mobile App Stores
Social Media
Deep and Dark Web
Automated Analysis
Machine Learning
Security Operations Center
DTP
Security Operations Center (SOC)
Monitoring
Verification
Takedowns
Remediation
CLIENT
PORTAL
ALERT AND INCIDENTS
Anti-Phishing Working Groups
Registrars, Safe Browsers, and ICANN

Our DTP solution is deployed in our cloud-hosted environment, ensuring that customers have a high degree of confidence in its availability and scalability. It is monitored and operated by our 24x7 Security Operations Center (“SOC”) team, who detect and respond to fraud risk events in near real-time. By combining automated analysis of detected fraud attempts with skilled SOC operators, DTP customers benefit from automated monitoring and manual follow-up, including threat analysis and verification, and initiation of malicious site takedowns with relevant parties, including ISPs, registrars, and mobile app operators.

The SOC team also guides customers through recommended remediation steps within their enterprise systems. These services are facilitated through our web-application online portal, which allows customers to see the results of our efforts in real-time. This portal includes ticketing functionality, providing customers with details of identified threats including employee credentials harvested and IP address and domain details exposed; the portal also allows customers to request support from the SOC agents. Threat tracking maps and social media feeds are also available to customers if they want to examine DTP’s raw data feeds.

Risk-Based Authentication

Our Risk-Based Authentication (“RBA”) solution combines advanced authentication techniques, such as multi-factor authentication, and behavioral analytics based on machine learning and AI algorithms. This helps customers model and monitor risk with dynamic and flexible rules and to authorize transactions and prevent fraud for institutions. For example, RBA enables financial institutions to detect and take action on risky transactions more accurately, while reducing frictions facing end users. RBA enables authentication through push technologies, SMS text, One-Time-Passwords, email verification two-step responses, and QR code enrollment, allowing end user customization based on individual preferences.

Our RBA solution offers our customers flexible deployment options. It can be deployed wholly into customer environments for local integration or into an Appgate-managed cloud environment for simpler deployment and management, as illustrated in the below diagram. RBA also features a risk orchestration tool running on the back end to enable simplified integration of multiple solutions and to map conditional workflows, enabling authentication challenges through device identification when fraud risk is determined by our transaction anomaly detection solution. Our behavioral biometrics and device analytics also provide a level of authentication and can tie into step-up authentication methods as required.

Financial Institution Environment
Transaction Analysis
Risk Modeling
Machine Learning
Device Analytics
Multi-Factor Authentication
RBA
Financial Institution Environment
Appgate-managed Cloud Enviroment
Transaction Analysis
Risk Modeling
Machine Learning
Device Analytics
Multi-Factor Authentication
RBA

Our Customers

We serve over 600 customers globally including Fortune 500 enterprises and governments entities such as the U.S. Departments of Defense and Homeland Security. Although our solutions can deliver value to organizations across industries, we see particular strong interest from companies in the following sectors: financial services, manufacturing, energy, media & entertainment, technology, telecommunications, consumer goods and services, and the public sector. We serve at least one of the top-five largest companies in each of the defense contracting, telecommunications, and oil and gas sectors. As of January 24, 2022, our customers independently ranked us 4.6/5.0 stars on Gartner Peer Insights, a peer-driven ratings and reviews platform for enterprise IT solutions and services covering over 300+ technology markets and 3,000+ vendors.

Our Customer Advisory Board further strengthens our customer relationships. It is comprised of more than 10 of our most strategic customers and provides quarterly feedback on our solutions. This feedback, received primarily from technologists involved in the purchase, implementation, and ongoing management of our solutions, helps guide our product innovation and provides validation of our strategies. Our Customer Advisory Board members are also among our strongest advocates and frequently provide referrals to prospective customers.

In the fiscal years ended in 2019, 2020, and the nine months ended September 30, 2021, no customer contributed more than 10% of revenue.

Customer Case Studies

The customer examples below illustrate how customers from different industries benefit from our solutions.

Bancolombia

Situation:    Grupo Bancolombia is the largest financial bank in Colombia with subsidiaries across Central and South America. They need to protect their more than 15 million customers from fraud.

Solution:    Bancolombia uses Appgate’s RBA authentication framework as a key component of its fraud prevention strategy. RBA provides the bank with strong authentication capabilities for its customers across multiple transaction channels. On average, Appgate supports more than 108 million authentication requests a month. Bancolombia also uses Appgate RBA’s transaction monitoring capability which detects transaction anomalies based on user behavior and automatically reacts to changing fraud patterns, and Detect Safe Browsing to block online and mobile threats in real time and take action before an attack occurs.

Chewy

Situation:    Chewy’s mission is to be the most trusted and convenient online destination for pet parents (and partners), everywhere. The company believes that it is the preeminent online source for pet products, supplies, and prescriptions due to its broad selection of high-quality products, which it offers at competitive prices and delivers with an exceptional level of care and a personal touch. Chewy continually develops innovative ways for its customers to engage with it, and partners with approximately 2,500 of the best and most trusted brands in the pet industry, to bring a high-bar, customer-centric experience to its customers. Chewy began their use of Appgate SDP to better secure infrastructure access by privileged users in the IT and security teams. They then expanded to secure remote developer access to AWS resources, driven by the Covid shift to work-from-home that exposed weaknesses and shortcomings of their traditional VPN tool.

Solution:    Chewy selected us as its preferred cybersecurity partner due to both our high-quality software, as well as our agility and ability to scale with its rapidly growing business. At the beginning of the COVID-19 pandemic, Chewy partnered with us to rapidly implement our SDP solution to authenticate and authorize remote network access for Chewy’s team members. After a successful initial deployment, Chewy selected our SDP solution for its Zero Trust implementation, enabling secure and seamless work-from-anywhere for its employees.

DXC

Situation:    DXC is a leading end-to-end IT services company, with $25 billion in annual revenue and over 140,000 employees across 70 countries. DXC needed to provide its employees and customers with seamless remote access to DXC’s corporate network and applications, including provisioning of access to different resources based on each user’s entitlement rules and device compliance status. It was critical for network traffic to be routed on the most efficient path to individual applications and network endpoints, with multiple concurrent connections when necessary. Additionally, DXC had sold significant IP address space to Microsoft and Amazon Web Services (“AWS”), resulting in significant IP conflicts that needed to be resolved.

Solution:    DXC selected our SDP solution to replace its traditional VPNs from multiple vendors. This allowed the company to move all of its users off of its corporate network, retiring multiprotocol label switching (“MPLS”) and private networking resources and transitioning to ZTNA-based network infrastructure. This provided not only a higher level of network security, but also the ability to retire traditional network resources, leading to significant cost savings. DXC is also heavily leveraging Appgate SDP’s DNS forwarding capability, addressing the massive IP overlap that DXC faced due to significant M&A activity.

Fifth Third Bank

Situation:    Fifth Third Bank, National Association is a subsidiary of Fifth Third Bancorp and one of the largest banks in the United States, with 20,000 employees and, as of December 31, 2021, operating 1,117 banking centers and 2,322 Fifth Third branded automated teller machines across 11 states. Under its Technology Leadership initiative, Fifth Third recognized the opportunity to enhance its IT infrastructure and embarked on a strategic Zero Trust initiative and investment in cloud solutions.

Solution:    Fifth Third Bank selected Appgate as its partner and purchased 3,000 SDP licenses in the second quarter of 2020. Once recognizing the value of our solution, Fifth Third purchased additional licenses furthering its goal of having our SDP solution deployed on every device remotely accessing its network. Fifth Third plans to direct its focus to on-premises users. We believe Fifth Third’s adoption of our solution demonstrates our successful ‘land and expand’ approach, and our proven success around linear scalability, programmability and extensibility.

Financial Industry Regulatory Authority (FINRA)

Situation:    The Financial Industry Regulatory Authority (FINRA) is a government-authorized not-for-profit organization that oversees U.S. broker-dealers to protect investors and ensure market integrity. They regulate all equity and option trades in U.S. markets and process peak volumes of 135-155 billion market events daily across more than 150 applications.

Solution:    FINRA selected Appgate because it enables them to use dynamic resolvers to retrieve per-user workload information. With more than 1,500 users, they were able to enforce identity-centric access with strong, context-sensitive authentication.

Nequi

Situation:    Nequi is the first neobank in Colombia. They have a 100% digital financial platform and more than 10 million users in Colombia and Panama. Nequi was created in the innovation lab of Bancolombia, the largest bank in Colombia. With the help of a 100% digital platform, Nequi aims to redesign the mobile banking experience.

Solution:    Nequi’s strategy revolves around satisfying users’ needs and improving their relationship with money. Nequi’s top priorities are to provide secure access for employees and customers. They partnered with Appgate to solve for both requirements. Appgate’s RBA solution delivers a unified customer authentication experience with minimal friction and increased security when accessing Nequi’s services. It also enabled Nequi to support a significant increase in users during the height of the COVID-19 pandemic, without sacrificing the quality of the experience. Appgate SDP improves Nequi’s employee data access policies in a secure and simple fashion to support Nequi’s focus on business growth, user experience and cybersecurity controls.

Sales

We sell our security solutions and services through a combination of our direct sales team and channel partners. The direct sales team, which is composed of business development, inside sales, and regional sales representatives across various geographies, is responsible for identifying prospective and existing customers’ business problems. The direct sales team is supported by sales engineering and customer success specialists, who gather detailed customer specifications to develop a bespoke solution that surpasses customer requirements. Sales engineering team members collaborate closely with the regional sales representatives to demonstrate the strength and value of our solutions, while customer success team members ensure that clients realize the full value from our solutions once implemented. Overall, the direct sales team is responsible for managing the lifecycle of the customer relationship, from onboarding and implementation to ongoing advocacy. The team conducts formal business reviews with each customer to identity and solve new use cases, supporting our “land and expand” growth model.

Our Zero Trust solutions are highly complementary to other security solutions, and as such, we have built strategic, integral GTM partnerships with channel partners, including agents and resellers, service providers, systems integrators, cloud consulting partners, and original equipment manufacturers (“OEMs”). We offer our channel partners a robust training and certification program to help position them as Zero Trust specialists, advance their technical skills, and help them capitalize on the market opportunity. We expect our channel partner ecosystem to contribute heavily to future growth as we continue to invest resources in developing a robust, partner-led GTM strategy. For example, we have strong relationships with Alkami, CLM, DXC, GBM, Guidepoint Security, Kite, Lumen, Optiv, Presidio, Q2, SageNet, and TechMatrix, among others, and work closely with federal systems integrators such as ManTech, Northrop Grumman, and Raytheon, which are building solutions around our products for wider distribution. We also work with technology alliance partners, such as CrowdStrike and McAfee to devise industry leading solutions.

Marketing

Our marketing strategy is designed to build brand awareness and reputation, establish ourselves as thought leaders and trusted advisors in Zero Trust security, drive customer demand globally by increasing prospect consideration and conversion, and provide our customers with meaningful ways to engage with us. We have a holistic approach that includes digital and non-digital methods, such as paid digital media, search engine optimization, social media, website marketing, events and sponsorships, live demos, media and analyst relations, speaker’s bureau, and account-based marketing programs. We produce original content in the form of blogs, ebooks, infographics, videos, case studies, surveys, and white papers to help educate our target customers about top-of-mind, mission-critical security concerns. To see the value of our solutions in-action, prospective customers can attend regularly scheduled, expert-led live demos or enroll in our Test Drive program for a hands-on experience. We also work with channel and technology alliance partners on GTM activities highlighting the value of our joint solutions. We believe an educated prospective customer makes the best decisions for their network security and we strive to help them in their journey.

Operations

We primarily utilize Microsoft and AWS cloud environments for our computing and storage needs required to deliver our products and services. In order to meet the evolving security needs of organizations, our infrastructure is designed to be highly resilient, have multiple levels of redundancy and provide failover across cloud infrastructures. Our software technology and operational approach, combined with the use of Microsoft and AWS resources, provide us with a distributed and scalable architecture on a global scale.

Professional Services

We provide professional services as part of our Threat Advisory Services. We also offer support installation and training related to our software solutions:

•     We offer Threat Advisory Services to help customers proactively identify and defend against exploitable cybersecurity vulnerabilities. Our Threat Advisory Services engage a dedicated, highly pedigreed team of cybersecurity experts who use offensive tactics to simulate the behavior of real-world adversaries. Our team uses highly sophisticated penetration testing methodologies, based on the customer’s individual needs, to simulate nation-state-level and other complex attacks targeting their networks, applications, and third-party solution providers. These services help our customers validate their current security solutions as well as preemptively identifying others that may be needed. We utilize the learnings of these engagements to inform our software product roadmap and future innovation, helping us more rapidly address our customers’ evolving security needs.

•     As a part of our commitment to our customers’ success, we routinely offer professional services to help facilitate a smooth initial software deployment, in-line with industry standards.

•     We also offer training services to teach customers best practices while using our software solutions.

Research and Development

Our research and development organization is responsible for the design, development, quality, and testing of our new and existing software and service offerings. In addition, it is responsible for improving our features, functionality, and scalability, while ensuring our platform is designed to be available, reliable, and stable.

Security is at the heart of our business, and our teams of network engineers, software developers, data scientists, security architects, and anti-fraud specialists are passionate about helping customers protect their environments. We work to continually improve and innovate, striving to offer high-quality, market-leading solutions. We work closely with our customers and partners, and by understanding their approaches and challenges, we gain insight into desired new capabilities and offerings that we can build to deliver value to the broader market. We also leverage key insights and capabilities from our products and services to inform and enhance other products and services in our portfolio.

We invest in and prioritize the quality of our offerings, utilizing both automated and manual testing and verification to ensure our products are functional, scalable, and secure. We regularly utilize both third-party and internal penetration testing experts to ensure our solutions are resilient to potential attacks, and work to continually improve them. We maintain a regular release cadence to deliver updates to our products, and our customer success team works to ensure that customers stay up to date on the latest versions.

Our research and development expenses were equal to approximately 24% of our revenue for the nine months ended September 30, 2021. Our research and development teams are primarily located in the United States, Sweden, and Colombia, as well as remotely distributed. We plan to continue to dedicate significant and increasing resources to research and development.

Competition

The market for our solutions is competitive and characterized by evolving IT environments, customer requirements, industry standards, and frequent new product and service offerings and improvements. We compete with an array of established and emerging security solution vendors. Our competitors include the following by general category:

•     Large networking and security vendors such as Cisco Systems, Inc. and Palo Alto Networks, Inc. which offer security appliances and cloud services.

•     Independent security vendors and providers such as Zscaler, Inc. and Netskope, Inc., who provide cloud-based security services.

•     Cloud providers who include Zero Trust security offerings within their platforms, specifically Microsoft Corporation and Google LLC.

•     Anti-Fraud and risk-based authentication providers such as Outseer (RSA Security LLC), Broadcom Inc. (which acquired CA Technologies), Guardian Analytics, Inc., and BioCatch Ltd. who provide advanced, actionable intelligence that allows organizations to secure their customers.

•     Digital Threat protection providers such as RSA Security LLC, PhishLabs, Inc., and ZeroFox, Inc., who provide brand protection against digital attacks across multiple verticals.

The principal competitive factors in the markets in which we operate include:

•     ability to detect security threats and prevent security breaches;

•     platform features, effectiveness and extensibility across the enterprise;

•     ability to secure any combination of public clouds, private clouds, on-premises, and hybrid environments;

•     ability to operate in dynamic environments;

•     ability to automate threat prevention and remediation with limited human intervention;

•     ease of deployment, implementation, management and maintenance of our offerings;

•     rapid development and delivery of new capabilities and service;

•     strength of sales, marketing and channel partner relationships;

•     quality of customer support, incident response, and proactive services;

•     breadth of offerings and ability to integrate with other participants in the security and network ecosystem;

•     brand recognition, and reputation; and

•     time to value, price, and total cost of ownership.

Although certain of our competitors enjoy greater brand awareness and resources, deeper customer relationships, and larger existing customer bases, we believe that we compete favorably with respect to the factors listed above and that we are well positioned as a leading provider of security solutions.

Intellectual Property

Our success depends in part upon our ability to protect and use our core technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks, trade secrets, license agreements, intellectual property assignment agreements, contractual provisions, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our intellectual property rights. As of January 24, 2022, we and our wholly-owned subsidiaries had over 73 total issued and pending patents, including in excess of 65 issued patents, in the United States and other countries. Our issued patents expire between 2033 and 2040 and cover various aspects of our solutions. In addition, we have registered “Appgate” as a trademark in the United States and certain foreign jurisdictions, and we or our wholly-owned subsidiaries have filed trademark registration applications in the United States and/or other jurisdictions for other ancillary marks that we use. We are also the registrant of a domestic domain names that include “Appgate” and variations. In addition to the protection provided by our intellectual property rights, we enter into confidentiality and invention assignment or similar agreements with our employees, consultants, and contractors. We further control the use of our proprietary technology and intellectual property rights through provisions in our subscription and license agreements. Despite our efforts to protect our trade secrets and other intellectual property rights, confidentiality agreements and contractual restrictions in other agreements, unauthorized parties might still copy or otherwise obtain and use our software and technology. Further, our patents and other intellectual property rights may not prevent other providers of cybersecurity services from introducing or offering products that compete with or are alternatives to our Zero Trust solutions. In addition to our internally developed technology, we also license software, including open source software, from third parties that we integrate into or bundle with our solutions.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation based on allegations of patent infringement or other violations of intellectual property rights. We believe that competitors might try to develop products that are similar to ours and that may infringe our intellectual property rights. Our competitors or other third-parties may also claim that our security platform and other solutions infringe their intellectual property rights. In particular, some companies in our industry have extensive patent portfolios. From time to time, third parties, including certain of these companies and non-practicing entities, have in the past and may in the future assert claims of infringement, misappropriation and other violations of intellectual property rights against us or our customers or channel partners whom we may be obligated to indemnify against such claims in accordance with terms in our license or other agreements. Successful claims of infringement by a third-party could prevent us from offering certain services or features, require us to develop alternate, non-infringing technology, which could require significant time and during which we could be unable to continue to offer our affected subscriptions or services, require us to obtain a license, which may not be available on reasonable terms or at all, or force us to pay substantial damages, royalties or other fees. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights. For additional information, see the section titled “Risk Factors — Risks Related to Our Business — It may be difficult to enforce our intellectual property rights, which could enable others to copy or use aspects of our solutions without compensating us.”

Properties

Our corporate headquarters are located in Coral Gables, Florida, where we currently lease approximately 6,000 square feet of space under a lease agreement that expires at the end of January 2027. We also have additional offices in multiple other locations in the United States, as well as locations internationally, including in Colombia, Sweden, Argentina and Japan. We do not own any real estate. We believe our current facilities are adequate to meet our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations.

Employees

We had 442 full-time employees worldwide as of September 30, 2021. We also engage temporary employees and contractors as needed to support our operations. To our knowledge, none of our employees are represented by a labor organization or are a party to any collective bargaining arrangement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business. We are not presently party to any legal proceedings the resolution of which would have a material adverse effect on our financial condition, results of operations or liquidity.

Management

Executive Officers, Directors and Director Nominees

The table below lists our directors and executive officers along with each person’s age as of the date of this prospectus and any other position that such person holds.

Name	Age	Position
Executive Officers:
Barry Field	52	Chief Executive Officer and Director
Manuel D. Medina	69	Executive Chairman and Chairman of the Board
Jawahar Sivasankaran	44	President and Chief Operating Officer
Rene A. Rodriguez	45	Chief Financial Officer
Jeremy M. Dale	36	General Counsel and Secretary

Non-Employee Directors:
Jonathan J. Ledecky	63	Director
Fahim Ahmed	43	Director
Raymond Svider	59	Director
		Director Nominee
		Director Nominee
		Director Nominee

Executive Officers

Barry Field currently serves as Chief Executive Officer and a Director of the Company. Prior to the Closing, Mr. Field served as Chief Executive Officer of Legacy Appgate, a position he held since May 2020. Previously, Mr. Field was Chief Revenue Officer of Legacy Appgate from January 2020 to May 2020, and Chief Revenue Officer of Cyxtera Technologies, Inc., Legacy Appgate’s former parent company, from May 2017 to January 2020. Mr. Field has also been a Partner at Medina Capital, a private equity investment firm, since May 2013. Mr. Field has extensive experience as a sales executive leading successful IT infrastructure and software-enabled technology sales organizations. Mr. Field previously served as CEO of Cryptzone, where he led the strategic vision, product development, international growth and expansion into new markets. He received his B.S. in Marketing from Fairfield University. Mr. Field’s qualifications to serve on the Board include his familiarity with Appgate’s business and operations, as well as his leadership, management and technology experience, particularly in Appgate’s industry.

Manuel D. Medina currently serves as our Executive Chairman and Chairman of the Board. Prior to the Closing, Mr. Medina served as Executive Chairman of Legacy Appgate. Prior to that, Mr. Medina was Chief Executive Officer of Cyxtera Technologies, Inc. from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark Worldwide, Inc. (“Terremark”) until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves on the board of Cyxtera Technologies, Inc. (Nasdaq: CYXT). He received his B.S. in Accounting from Florida Atlantic University. Mr. Medina’s qualifications to serve on the Board include his extensive business and entrepreneurial experience in the technology sector, as well as his strong executive leadership experience and in-depth knowledge of Appgate.

Jawahar Sivasankaran currently serves as President and Chief Operating Officer of the Company. Prior to the Closing, Mr. Sivasankaran served as President and Chief Operating Officer of Legacy Appgate, a position he held since August 2021. Previously, Mr. Sivasankaran was Group Vice President, Head of Global Security Specialization Sales at Splunk from July 2019 to August 2021. Before that, Mr. Sivasankaran held various positions at Cisco, including, but not limited to, Head of Sales & Business Development, Alliances, Strategic Partners & Managed Services, Global Security Sales Organization from July 2017 to July 2019, Global Security Sales, Senior Director, Head of Business Development and Go-to-Market Strategy from April 2015 to June 2017 and Global Field CTO, Senior Director from December 2012 to April 2015. Mr. Sivasankaran has more than 23 years of industry experience in sales, consulting, business development, and various past technical leadership roles. He received his B.S. in Engineering from the University of Madras, his Masters in Information Systems Management from the University of Phoenix and his MBA from the University of Pennsylvania’s Wharton School.

Rene A. Rodriguez currently serves as Chief Financial Officer of the Company. Prior to the Closing, Mr. Rodriguez served as Chief Financial Officer of Legacy Appgate, a position he held since March 2020. Previously, Mr. Rodriguez was Chief Financial Officer of Cyxtera Technologies, Inc., Legacy Appgate’s former parent company, from May 2017 to January 2020. Mr. Rodriguez has also been the Chief Financial Officer and a partner of Medina Capital, a private equity investment firm, since July 2011. Before that, Mr. Rodriguez served as VP of Financial Planning and Corporate Controller of Terremark, where Mr. Rodriguez was responsible for accounting, financial and regulatory reporting, compliance, cash management, mergers and acquisitions and integration. Mr. Rodriguez has more than 20 years of experience as a finance executive with expertise in managing financial operations, capital markets, investor relations, financial analysis, and mergers and acquisitions. He received his B.B.A. in Accounting from the University of Notre Dame and his MBA in Finance from the University of Miami.

Jeremy M. Dale currently serves as General Counsel and Secretary of the Company. Prior to the Closing, Mr. Dale served as General Counsel of Legacy Appgate, a position he held since January 2020. Previously, Mr. Dale was Associate General Counsel of Cyxtera Technologies, Inc., Legacy Appgate’s former parent company, from May 2017 to January 2020, and Associate General Counsel of 3Cinteractive from July 2014 to April 2017. Prior to that, Mr. Dale was a corporate and securities associate at Greenberg Traurig, LLP from September 2010 to June 2014. He received his B.S. in Finance, B.A. in Economics, and M.S. in Finance from the University of Florida, and his Juris Doctorate from the University of Virginia.

Non-Employee Directors and Director Nominees

Jonathan J. Ledecky has served as a Director of the Company since October 2015. Mr. Ledecky previously served as the Company’s president from October 2015 through the Closing, where he resigned upon Closing. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund, LLC, a private investment management fund, since March 1999. He served as the President and Chief Operating Officer of Northern Star Acquisition Corp. from September 2020 until it consummated an initial business combination with Barkbox, Inc. in June 2021 (NYSE: BARK). He has continued to serve as a director of the company (now Bark, Inc.) since such date. Since November 2020, he has served as the President, Chief Operating Officer and a director of each of Northern Star Investment Corp. II (NYSE: NSTB), Northern Star Investment Corp. III (NYSE: NSTC) and Northern Star Investment Corp. IV (NSTD). Since October 2020, he has also served as Chairman of the Board of Pivotal Investment Corporation III (NYSE: PICC). Each of the foregoing companies is a blank check company that is currently searching for an initial business combination. From July 2019 to December 2020, he was also the Chief Executive Officer and Chairman of the Board of Directors of Pivotal Investment Corporation II (NYSE: PIC), a blank check company that consummated an initial business combination with XL Fleet, which is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. From August 2018 to December 2019, he served as Chairman and Chief Executive Officer of Pivotal Acquisition Corp. (NYSE: PVT), a blank check company that consummated an initial business combination with KLDiscovery Inc. in December 2019. Mr. Ledecky continued to serve as a member of the board of KLDiscovery from its merger until June 2021. From July 2005 to

December 2007, Mr. Ledecky served as President, Secretary and a Director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as President, Secretary and a Director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as President, Secretary and a Director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its Chief Executive Officer until November 1997 and as its Chairman until its sale in June 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as Chairman of the Board and Chief Executive Officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. He has served as a trustee of George Washington University and the U.S. Olympic and Paralympic Foundation, director of the U.S. Chamber of Commerce, and as a commissioner on the National Commission on Entrepreneurship. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and an M.B.A. from the Harvard Business School in 1983. We believe Mr. Ledecky’s qualifications to serve on the Board include his extensive executive leadership and business and entrepreneurial experience, including experience in the technology sector.

Fahim Ahmed currently serves as a Director of the Company. Mr. Ahmed currently serves as Partner and Chief Administrative Officer of BC Partners and is a member of the Executive Committee of BC Partners. BC Partners is a leading international investment firm that specializes in the investment of assets under management in private equity. Before joining BC Partners in 2006, from 2004 to 2006 and from 2000 to 2002, Mr. Ahmed served as a consultant of the Boston Consulting Group. Mr. Ahmed currently serves on the boards of Chewy Inc. (NYSE: CHWY), an online pet retailer company, Cyxtera Technologies, Inc. (Nasdaq: CYXT), Presidio Inc. and PetSmart. Mr. Ahmed previously served as a director of Suddenlink Communications, and was involved in investments in Office Depot, Inc., Intelsat S.A., Dometic Corporation, and Foxtons. Mr. Ahmed holds a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar, and a B.A. from Harvard University. Mr. Ahmed’s qualifications to serve on the Board include his outside board experience as a director of public and private entities, his extensive finance expertise and his in-depth knowledge of the technology sector.

Raymond Svider currently serves as a Director of the Company. Mr. Svider currently serves as Partner and Chairman of BC Partners and as Chairman of the Executive Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Since Mr. Svider joined BC Partners in 1992, he has led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., a pet supply company, since March 2015, Chairman of the Board of Chewy, Inc. (NYSE: CHWY) since April 2019, Chairman of the Advisory Board of The Aenova Group, a pharmaceutical manufacturing company, since April 2019, Chairman of the Board of Valtech SE, a global digital agency, since October 2021, and also serves on the boards of Altice USA (NYSE: ATUS), a cable television provider, since June 2017, Intelsat, a communications satellite services provider, since June 2007, Navex Global, a software company, since September 2018, GFL Environmental (NYSE: GFL), a waste management company, since May 2018, GardaWorld, a private security firm, since October 2019, Presidio, Inc., a technology services company, since December 2019, Cyxtera Technologies, Inc. (Nasdaq: CYXT), a data center company, since February 2020, and EAB Global, Inc., an education technology company, since August 2021. Mr. Svider previously served as a director of Office Depot, an office supply company, from June 2009 to November 2013, as well on boards of various domestic and international private companies. He is also on the boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to serve on the Board include his outside board experience as a director of public and private entities, and his in-depth knowledge of private equity, finance, corporate governance, and executive compensation and the technology sector.

Family Relationships

There are no family relationships between any of our officers or directors.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Currently, our Board of Directors is composed of five directors, and upon completion of this offering, our Board of Directors will be composed of            directors. Currently, our A&R Bylaws set forth the procedures by which our stockholders may recommend nominees to the Board of Directors. Upon completion of this offering and the establishment of our nominating and corporate governance committee, nominees for election as directors will be recommended to our Board of Directors by our nominating and corporate governance committee in accordance with the provisions of applicable corporate law and the charter of our nominating and corporate governance committee. See “— Board Committees — Nominating and Corporate Governance Committee.”

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to effectively satisfy its oversight responsibilities in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in the directors’ respective biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

In accordance with the term of our A&R Charter and A&R Bylaws, the Board is divided into three classes, each serving staggered, three-year terms:

•     our Class I directors are Manuel D. Medina and Raymond Svider, and their terms will expire at the first annual meeting of stockholders to be held in 2022;

•     our Class II directors are Fahim Ahmed and Barry Field, and their terms will expire at the second annual meeting of stockholders to be held in 2023; and

•     our Class III director is Jonathan J. Ledecky, and his term will expire at the third annual meeting of stockholders to be held in 2024.

As a result of the staggered Board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. This classification of the Board may have the effect of delaying or preventing changes in our control or management. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock” and “Description of Capital Stock — Anti-Takeover Provisions.”

Director Independence

Our Board of Directors undertook a review of the independence of our directors and considered whether any director had a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors has affirmatively determined that each of            Fahim Ahmed and Raymond Svider is an “independent director,” as defined under the rules of            . In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Controlled Company Exception

After the consummation of this offering, SIS Holdings will continue to beneficially own more than 50% of the combined voting power of our common stock. As a result, SIS Holdings will be entitled to nominate at least a majority of the total number of directors comprising our Board of Directors, and we will be a “controlled company” within the meaning of the corporate governance standards of the            .

Under the            corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (i) the requirement that a majority of our Board of Directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to our full Board of Directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. Following this offering, we may intend to continue to utilize some or all of these exemptions. As a result, we are not obligated to maintain a majority of independent directors on our Board of Directors; therefore, you will not have the same protections afforded to stockholders of companies that are subject to all of the            corporate governance requirements. If we cease to be a “controlled company,” then we will be required to comply with these provisions within the transition periods specified in the            corporate governance rules.

Board Committees

Upon the consummation of this offering, the committees of our Board of Directors will comprise of an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee will operate under a charter approved by our Board of Directors. Members will serve on these committees until their respective resignations or until otherwise determined by our Board of Directors. Copies of each committee’s charter will be available on our website, located at www.appgate.com. Information contained on or accessible through our website does not form a part of this prospectus and is not incorporated by reference herein.

Audit Committee

Our audit committee will be responsible for, among other things:

•     appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•     discussing with our independent registered public accounting firm their independence from management;

•     reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•     approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•     overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•     overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•     reviewing our policies on risk assessment and risk management;

•     reviewing related person transactions; and

•     establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of this offering, the audit committee will be composed of            ,            and            , with            serving as chair.            qualifies as an “audit committee financial expert” as such term has been defined in Item 407(d)(5) of Regulation S-K. Rule 10A-3 of the Exchange Act and the            rules require that our audit committee be composed entirely of independent members upon the date of our listing on the            . Our Board of Directors has affirmatively determined that            ,            and            each meet the definition of “independent director” for purposes of serving on the audit committee under the            rules and the independence standards under Rule 10A-3 of the Exchange Act and the            rules.

Following this offering, both our independent registered public accounting firm and management personnel will periodically meet privately with our audit committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•     identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;

•     overseeing succession planning for our executive officers;

•     periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;

•     overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees; and

•     developing and recommending to our Board of Directors a set of corporate governance guidelines.

Upon the consummation of this offering, the nominating and corporate governance committee will be composed of            ,            and            , with            serving as chair. Our Board of Directors has affirmatively determined that            ,            and            each meet the definition of “independent director” for purposes of serving on the nominating and corporate governance committee under the            rules.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•     reviewing and approving the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;

•     reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;

•     reviewing and approving all employment agreement and severance arrangements for our executive officers;

•     making recommendations to our Board of Directors regarding the compensation of our directors; and

•     retaining and overseeing any compensation consultants.

Upon the consummation of this offering, the compensation committee will be composed of            ,              and             , with             serving as chair. Our Board of Directors has affirmatively determined that             ,              and              each meet the definition of “independent director” for purposes of serving on the compensation committee under the            rules.

Role of the Board of Directors in Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Indemnification of Directors and Officers

Our A&R Charter and A&R Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our website, www.appgate.com. In addition, we intend to post on our website all disclosures that are required by law or the            listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained on or accessible through our website does not form a part of this prospectus and is not incorporated by reference herein.

Executive Compensation

Overview

This section discusses the material components of our executive compensation program for our named executive officers (“Named Executive Officers”) during our fiscal years ended December 31, 2021 and December 31, 2020. As a “smaller reporting company,” we are required to provide executive compensation information for the following individuals: (i) all individuals who served as the Company’s principal executive officer (“PEO”), during the last completed fiscal year, regardless of compensation; (ii) the two most highly compensated executive officers (other than the PEO) who were serving as executive officers of the Company at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (iii) up to two additional persons who served as executive officers (other than as the PEO) during the last completed fiscal year but were not serving in that capacity at the end of the fiscal year if their total compensation is higher than any of the other two Named Executive Officers in the preceding group.

In 2021, our Named Executive Officers and their positions were as follows:

•     Barry Field, our Chief Executive Officer;

•     Manuel D. Medina, our Executive Chairman; and

•     Rene A. Rodriguez, our Chief Financial Officer.

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that the Company adopts following the filing of this prospectus may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets out the compensation for the Named Executive Officers for the years ended December 31, 2021 and December 31, 2020:

Name and Principal Position	Fiscal Year	Salary (US$)(1)	Bonus (US$)(2)	All Other Compensation (US$)(3)	Total Compensation (US$)
Barry Field,	2021	402,308	175,000	5,247	582,555
Chief Executive Officer	2020	415,385	240,000	7,065	662,450
Manuel D. Medina,	2021	200,000	—	187,998	387,998
Executive Chairman	2020	207,692	120,000	100,457	428,149
Rene A. Rodriguez,	2021	279,615	70,000	2,722	352,337
Chief Financial Officer	2020	232,692	137,500	3,154	373,346

____________

(1)        Salary amounts represent actual amount of base salary paid to each Named Executive Officer in the applicable year.

(2)        Bonus amounts for 2020 represent actual amount of cash bonuses earned during 2020 under Legacy Appgate’s annual bonus program. The bonuses were paid to the Named Executive Officers in cash in 2021. Bonus amounts for 2021 for Messrs. Field and Rodriguez represent special bonuses awarded in 2021 in recognition of the completion of the sale of Brainspace. Bonus amounts for 2021 do not include bonus payments under Legacy Appgate’s annual bonus program, which are expected to be paid during the first half of 2022 but have not yet been determined.

(3)        Amounts represent matching contributions paid in the applicable year to 401(k) retirement savings plans and the dollar value of premiums paid in the applicable year for life and disability insurance. In the case of Mr. Medina for 2020, this column includes $43,743 paid by Legacy Appgate for Mr. Medina’s personal assistant and $53,077 paid by Legacy Appgate for Mr. Medina’s personal driver. In the case of Mr. Medina for 2021, this column includes $82,148 paid by Legacy Appgate for Mr. Medina’s personal assistant and $105,232 paid by Legacy Appgate for Mr. Medina’s personal driver. For Messrs. Field and Rodriguez, the amount for 2021 includes a $50 gift card purchased by Legacy Appgate for all employees except Mr. Medina.

Narrative to the Summary Compensation Table

Cyxtera Spin-Off Transaction

Prior to December 31, 2019, Legacy Appgate was a wholly-owned subsidiary of Cyxtera. On December 31, 2019, Cyxtera completed the Cyxtera Spin-Off of Legacy Appgate into a separate, standalone company. On October 12, 2021, Legacy Appgate became a wholly-owned subsidiary of the Company in connection with the Merger. For 2020 and 2021, amounts disclosed in the Summary Compensation Table include all compensation paid to our Named Executive Officers by Legacy Appgate. Amounts disclosed for 2020 and 2021 do not include any compensation paid to the Named Executive Officers by Cyxtera and its affiliates, as Legacy Appgate was no longer a subsidiary of Cyxtera.

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our Named Executive Officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. For 2020 and 2021 until October 12, 2021, the annual base salaries of our Named Executive Officers were: $400,000 for Mr. Field; $200,000 for Mr. Medina and $275,000 for Mr. Rodriguez. Effective October 12, 2021, the annual base salaries of our Named Executive Officers were: $410,000 for Mr. Field; $200,000 for Mr. Medina and $295,000 for Mr. Rodriguez.

Annual Bonus/Non-Equity Incentive Plan Compensation

During fiscal year 2021, our Named Executive Officers were eligible to earn a cash bonus under Legacy Appgate’s annual bonus program based upon achievement of both corporate and individual goals determined by the Board of Directors based on a target percentage of annual base salary. For 2021, the bonus targets as a percentage of base salaries were 80% for Mr. Field and 60% for Messrs. Medina and Rodriguez. Cash bonuses under Legacy Appgate’s annual bonus program have not yet been determined for 2021. Once determined, cash bonuses for 2021 are expected to be paid during the first half of 2022.

Equity-Based Compensation

None of the Company’s Named Executive Officers received awards or grants of equity or equity-based compensation during 2020 or 2021.

2021 Plan

On September 6, 2021, the Company adopted the 2021 Plan, which became effective upon the Closing, under which equity-based incentive awards may be granted in the future. The material terms of the Company’s 2021 Plan are described below.

The 2021 Plan is designed to allow the Company to make equity-based incentive awards to officers, employees, directors and other key persons (including consultants). The Board anticipates that providing such persons with a direct stake in the Company, following the Merger, will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The 2021 Plan provides for a share issuance pool equal to 11,022,170 shares of common stock as of the effective date of the 2021 Plan, which we refer to as the Share Pool Limit. The Share Pool Limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Share Pool Limit.

If any award under the 2021 Plan is forfeited, expires or otherwise terminates without issuance of the shares of common stock in respect of such award, or if any award is settled for cash, then the shares to which those awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2021 Plan. It should be noted that Shares used to pay the exercise price or tax withholding associated with awards will count against and, therefore, will not be returned to the pool.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan granted to any non-employee director for services as a non-employee director in any fiscal year may not exceed $750,000.

The 2021 Plan is administered by the Compensation Committee of the Board, or, if at any such time there is no Compensation Committee, the 2021 Plan will be administered by the Board. For purposes of this description of the 2021 Plan, references to the Compensation Committee shall instead refer to the Board in the event that there is no Compensation Committee. The Compensation Committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The Compensation Committee may delegate to the chief executive officer or any other officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be those full or part-time employees, non-employee directors and other key service providers (including consultants) as selected from time to time by the Compensation Committee in its discretion.

Under the 2021 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee.

The 2021 Plan permits the granting by the Compensation Committee of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by the Compensation Committee and may not exceed ten years following the date of grant. The Compensation Committee will determine at what time or times each option may be exercised, including whether the vesting of such options may be accelerated under any given circumstances.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price.

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years following the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation Committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to a participant in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The 2021 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan or cash-out awards. The Compensation Committee has the discretion to accelerate vesting of awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have up to the maximum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the 2021 Plan and (ii) outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

The Compensation Committee may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2021 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by the Board or the Compensation Committee and/or applicable law, each of which is referred to as a “clawback policy.” In addition, a participant may be required to repay to the Company certain previously paid compensation, whether provided under the 2021 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by the Board or the Compensation Committee, or any amendments that may from time to time be made to the clawback policy in the future by the Board or the Compensation Committee in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by the Compensation Committee, without the participant’s consent, to the extent that Compensation Committee in its discretion determines to be necessary or appropriate to comply with any clawback policy.

Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards will not be transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of the Company’s stockholders prior to vesting.

The Board may amend or discontinue the 2021 Plan, and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan require the approval of the Company’s stockholders.

2022 Special RSUs and Year-One RSUs

On January 1, 2022, the Board of Directors of the Company approved the grant of long-term incentive awards to Messrs. Field, Medina and Rodriguez under the 2021 Plan. With respect to Messrs. Field and Rodriguez, the long-term incentive awards included two grants of restricted stock units, each with a grant date of January 1, 2022. With respect to Mr. Medina, the long-term incentive awards included one grant of restricted stock units with a grant date of January 1, 2022. Upon vesting, the restricted stock units will settle in shares of the Company’s Common Stock.

Subject to satisfaction of the Vesting Event (as defined below), the first grant of restricted stock units (the “Special RSUs”) for Messrs. Field and Rodriguez vest 25% on January 1, 2022 and 6.25% thereafter on the first day of each calendar quarter starting on April 1, 2022. Subject to satisfaction of the Vesting Event, the second grant of restricted stock units (the “Year-One RSUs”) for Messrs. Field and Rodriguez vest 25% on January 1, 2023 and

6.25% thereafter on the first day of each calendar quarter starting on April 1, 2023. In each case, however, vesting will not be effective until the earliest to occur of (a) the listing of the Company’s Common Stock on either the Nasdaq or New York Stock Exchange and (b) a Change in Control as defined in the 2021 Plan (the “Vesting Event”). Any restricted stock units that would have otherwise vested prior to the Vesting Event, but did not vest because the Vesting Event had not occurred as of such time, shall, to the extent the time vesting would have otherwise occurred as of the date of the Vesting Event, immediately be vested on the date of the Vesting Event (and the date of such Vesting Event shall be deemed the vesting date for such restricted stock units) regardless of whether Mr. Field or Rodriguez was in continuous service with the Company as of the date of the Vesting Event.

Subject to satisfaction of the Medina Vesting Event (as defined below), Mr. Medina’s Special RSUs vest 100% on January 1, 2022; provided, however, that vesting will not be effective until the earliest to occur of (a) the listing of the Company’s Common Stock on either the Nasdaq or New York Stock Exchange, (b) a Change in Control as defined in the 2021 Plan and (c) December 31, 2022 (the first to occur of (a), (b) or (c), the “Medina Vesting Event”). Any restricted stock units that would have otherwise become vested prior to the Medina Vesting Event, but did not vest because the Medina Vesting Event had not occurred as of such time, shall, to the extent the time vesting described above would have otherwise occurred as of the date of the Medina Vesting Event, immediately be vested on the date of the Medina Vesting Event (and the date of such Medina Vesting Event shall be deemed the vesting date for such restricted stock units) regardless of whether Mr. Medina was in continuous service with the Company as of the date of the Medina Vesting Event.

The following table sets forth the total Special RSUs and Year-One RSUs awarded to Messrs. Medina, Field and Rodriguez:

Name and Title	Special RSUs	Year-One RSUs
Manuel D. Medina, Executive Chairman	1,102,217	N/A
Barry Field, Chief Executive Officer	461,278	395,381
Rene A. Rodriguez, Chief Financial Officer	131,794	131,794

SIS Holdings PIUs

Messrs. Field, Medina and Rodriguez were previously granted PIUs in SIS Holdings, which at the time owned 100% of the then outstanding common stock of Cyxtera, pursuant to the Cyxtera Stockholder Class B Unit Plan and the Amended and Restated Limited Partnership Agreement of SIS Holdings, dated May 1, 2017. Messrs. Field and Medina were granted PIUs in 2017 and Mr. Rodriguez was granted PIUs in 2017 and 2019. Mr. Rodriguez forfeited all of the PIUs granted in 2019 prior to vesting upon his transition from an employee of Cyxtera to an employee of Legacy Appgate in 2020. The PIUs are intended to align the interests of such Named Executive Officers with those of SIS Holdings, Cyxtera’s equity sponsor, and provide a retention incentive for such Named Executive Officers.

The PIUs were intended to constitute profits interests for U.S. federal income tax purposes that allow Messrs. Field, Medina and Rodriguez to participate in the increase in value of SIS Holdings from and after the date of grant of such interests based on SIS Holding’s ownership of Legacy Appgate and Cyxtera. The PIUs are subject to time-vesting provisions and generally vest as to 25% of such PIUs on the first anniversary of the date of grant and as to 75% of such PIUs in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment and subject to accelerated vesting upon certain liquidity events, which did not include the Merger.

Notwithstanding the foregoing, under the Cyxtera Stockholder Class B Unit Plan, if Mr. Field, Medina or Rodriguez’s employment terminates other than (i) by SIS Holdings or its subsidiaries for “Cause” (as defined in the Cyxtera Stockholder Class B Unit Plan) or (ii) by Mr. Field, Medina or Rodriguez without “Good Reason” (as defined in the Cyxtera Stockholder Class B Unit Plan) and a third-party adjudication makes a final binding determination that the applicable Named Executive Officer breached applicable restrictive covenants (such event, a “Specified Termination”), then vested PIUs with respect to such Named Executive Officer will be subject to a repurchase right at fair market value. In the event that Mr. Field, Medina or Rodriguez’s employment is terminated by SIS Holdings or its subsidiaries for Cause or by the applicable Named Executive Officer upon a Specified Termination, then the vested PIUs will be subject to a repurchase right at the lower of fair market value or the purchase price paid by the applicable Named Executive Officer. In all such instances, unvested PIUs are forfeited.

Retirement Plans

An affiliate of Cyxtera maintained a 401(k) retirement savings plan for employees of Cyxtera and its subsidiaries, including Legacy Appgate’s employees, who satisfied certain eligibility requirements. The Company’s Named Executive Officers were eligible to participate in the 401(k) plan in 2020 on the same terms as other Legacy Appgate full-time employees. Under this plan, Cyxtera or its subsidiaries provided employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees.

Effective January 1, 2021, Legacy Appgate established a new 401(k) retirement savings plan for its employees, and the Company’s Named Executive Officers were eligible to participate in the 401(k) plan in 2021 on the same terms as other full-time employees. Under this plan, Legacy Appgate provides employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees.

The Company does not maintain, sponsor, contribute to or otherwise have any liability with respect to any single or multiemployer defined benefit pension plan or nonqualified deferred compensation plan.

Employee Benefits

For 2020, the Company’s Named Executive Officers were eligible to participate in Cyxtera’s employee benefit plans and programs, including medical and dental benefit plans, to the same extent as Legacy Appgate’s other full-time employees, subject to the terms and eligibility requirements of those plans. Effective January 1, 2021, Legacy Appgate established its own employee benefit plans and programs. For 2021, the Named Executive Officers were eligible to participate in such employee benefit plans and programs to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2021 Fiscal Year-End

The Company’s Named Executive Officers did not hold equity awards in the Company as of December 31, 2021. However, Messrs. Field, Medina and Rodriguez hold PIUs in SIS Holdings. The following table summarizes the number of outstanding PIUs held by Messrs. Field, Medina and Rodriguez at 2021 fiscal year-end.

Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Barry Field	5/1/2017	62,500	—	—	—
Manuel D. Medina	5/1/2017	184,197	—	—	—
Rene A. Rodriguez	5/1/2017	31,875	—	—	—

Other Elements of Compensation

Employment Agreements

On October 12, 2021, the Company entered into employment agreements with each of Messrs. Field and Rodriguez, each effective upon Closing. Mr. Medina entered into an employment agreement with Legacy Appgate effective as of January 1, 2020. On October 12, 2021, Mr. Medina’s employment agreement was amended and assigned by Legacy Appgate to the Company.

The following discussion contains a summary of the terms of the Named Executive Officer employment agreements currently in effect.

Field Employment Agreement

The Company entered into an employment agreement with Mr. Field on October 12, 2021, which sets forth the terms and conditions of his employment (the “Field Agreement”). Pursuant to the Field Agreement, Mr. Field serves as our Chief Executive Officer and is entitled to an annual base salary of $410,000 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity of 80% of his annual base salary. The Field Agreement may be terminated by either party at any time, provided that Mr. Field is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Field resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Field Agreement) in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Field Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination or resignation occurs, but not later than 45 days after the completion of such audited financial statements, (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months, and (iv) any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event of Mr. Field’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements. In addition, under the Field Agreement, Mr. Field’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Field Agreement related to any performance awards that are outstanding at such time. Mr. Field shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event Mr. Field resigns for “Good Reason” or we terminate his employment without “Cause” in either case during the period beginning ninety (90) days prior to and ending on the first (1st) anniversary of the effective date of a Change in Control (as defined in the 2021 Plan) (the “Change in Control Period”), he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Field Agreement: (i) an amount of cash equal to the sum of (a) 18 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 18 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Field Agreement, 100% of Mr. Field’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Field Agreement related to any performance awards that are outstanding at such time.

The Field Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Field Agreement is qualified in its entirety by reference to the full text of the Field Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Medina Employment Agreement

Legacy Appgate entered into an employment agreement with Mr. Medina on November 18, 2019, which became effective as of January 1, 2020 and set forth the terms and conditions of his employment (the “Prior Medina Agreement”). On October 12, 2021, Legacy Appgate, the Company and Mr. Medina entered into an amended and restated employment agreement, which became effective the same day (the “Medina Agreement”). Among other things, the Medina Agreement amended and restated the Prior Medina Agreement in its entirety and assigned all rights and obligations of Legacy Appgate to the Company. Pursuant to the Medina Agreement, Mr. Medina serves as the Company’s Executive Chairman and is entitled to, among other things (i) an annual base salary of $200,000, (ii) participate in the annual incentive program with a target annual bonus opportunity of 60% of his annual base salary, (iii) personal office space and administrative support, (iv) a personal driver, and (v) subject to approval of the Board and other conditions, a restricted stock unit award for 2021 in the amount of 1,102,217 shares of the Company’s common stock, with such restricted stock units to vest, in full, on the later of (a) January 1, 2022 and (b) the date of grant of such restricted stock units. In connection with the grant of Mr. Medina’s Special RSUs, as discussed above, the Company and Mr. Medina agreed to amend the vesting conditions to reflect the Medina Vesting Event described above. The award of restricted stock units is in consideration for Mr. Medina’s agreement to waive certain rights to equity awards under the Prior Medina Agreement. The Medina Agreement may be terminated by either party at any time, provided that Mr. Medina is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Medina resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Medina Agreement), in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Medina Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than the date that is two and half months into the following fiscal year), (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months and (iv) any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements for such year but not later than 120 days after the end of the year).

In the event of Mr. Medina’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than the date that is two and half months into the following fiscal year). In addition, under the Medina Agreement, Mr. Medina’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Medina Agreement related to any performance awards that are outstanding at such time. Mr. Medina shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements for such year but not later than 120 days after the end of the year). Finally, in the event of Mr. Medina’s termination due to his disability, Mr. Medina shall be entitled to reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event Mr. Medina resigns for “Good Reason” or the Company terminates his employment without “Cause” in either case during the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Medina Agreement: (i) an amount of cash equal to the sum of (a) 18 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 18 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Medina Agreement, 100% of Mr. Medina’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Medina Agreement related to any performance awards that are outstanding at such time.

The Medina Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Medina Agreement is qualified in its entirety by reference to the full text of the Medina Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Rodriguez Employment Agreement

The Company entered into an employment agreement with Mr. Rodriguez on October 12, 2021, which sets forth the terms and conditions of his employment (the “Rodriguez Agreement”). Pursuant to the Rodriguez Agreement, Mr. Rodriguez serves as our Chief Financial Officer and is entitled to an annual base salary of $295,000 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity of 60% of his annual base salary. The Rodriguez Agreement may be terminated by either party at any time, provided that Mr. Rodriguez is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Rodriguez resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Rodriguez Agreement) in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Rodriguez Agreement: (i) an amount of cash equal to 12 months of his then-current annual base salary, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, and (ii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Rodriguez’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination or resignation occurs, but not later than 45 days after the completion of such audited financial statements. In addition, under the Rodriguez Agreement, Mr. Rodriguez’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Rodriguez Agreement related to any performance awards that are outstanding at such time. Mr. Rodriguez shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event Mr. Rodriguez resigns for “Good Reason” or we terminate his employment without “Cause” in either case during the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Rodriguez Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 12 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Rodriguez Agreement, 100% of Mr. Rodriguez’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Rodriguez Agreement related to any performance awards that are outstanding at such time.

The Rodriguez Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Rodriguez Agreement is qualified in its entirety by reference to the full text of the Rodriguez Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Director Compensation

Fiscal Year 2021

Rene A. Rodriguez, the Company’s Chief Financial Officer, and Victor Semah, who serves as Cyxtera’s Chief Legal Officer, Chief Compliance Officer & Secretary, served on Legacy Appgate’s board of directors in 2021 until July 10, 2021, at which time Mr. Semah stepped down from Legacy Appgate’s board of directors. Jeremy M. Dale, the Company’s General Counsel and Secretary, was appointed to Legacy Appgate’s board of directors at that time. At the Closing of the Merger, the following individuals were appointed to the Company’s board:

•     Fahim Ahmed, Director

•     Barry Field, Director and Chief Executive Officer

•     Jonathan J. Ledecky, Director

•     Manuel D. Medina, Director and Executive Chairman

•     Raymond Svider, Director

As Named Executive Officers of the Company, information regarding the compensation for Messrs. Field, Medina and Rodriguez for their services as executive officers in 2021 is set forth in the section titled “Summary Compensation Table” above. Messrs. Field, Medina and Rodriguez did not receive additional compensation for their service as a director. As an executive officer of the Company, Mr. Dale did not receive any additional compensation for his service as a director. Mr. Semah was an executive officer of Cyxtera in 2021 and did not receive any compensation for his service as a Legacy Appgate director in 2021.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our directors for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Rene A. Rodriguez(1)	—	—	—	—	—	—	—
Victor F. Semah(2)	—	—	—	—	—	—	—
Jeremy M. Dale(3)	—	—	—	—	—	—	—
Fahim Ahmed(4)	—	—	—	—	—	—	—
Barry Field(5)	—	—	—	—	—	—	—
Jonathan J. Ledecky(4)	—	—	—	—	—	—	—
Manuel D. Medina(5)	—
Raymond Svider(4)

____________

(1)        Mr. Rodriguez is a Named Executive Officer of the Company for 2021. The table does not include compensation paid to him in connection with the services as an executive officer. Mr. Rodriguez did not receive additional compensation for his service as a director from January 1, 2021 to October 12, 2021. As a Named Executive Officer of the Company, information regarding Mr. Rodriguez’s compensation for his services as an executive officer in 2021 is set forth in the section titled “Summary Compensation Table” above.

(2)        Mr. Semah was an executive officer of Cyxtera in 2021. The table does not include compensation paid to him in connection with his services as an executive officer of Cyxtera. Mr. Semah did not receive compensation for his service as a Legacy Appgate director from January 1, 2021 to July 10, 2021.

(3)        Mr. Dale was an executive officer of the Company in 2021. The table does not include compensation paid to him in connection with his services as an executive officer of the Company. Mr. Dale did not receive compensation for his service as a Legacy Appgate director from July 10, 2021 to October 12, 2021.

(4)        Messrs. Ahmed, Ledecky and Svider did not receive any compensation for their service as directors of the Company for 2021.

(5)      Messrs. Field and Medina are Named Executive Officers of the Company for 2021. The table does not include compensation paid to them in connection with their services as directors. Messrs. Field and Medina did not receive additional compensation for their service as directors in 2021. As Named Executive Officers of the Company, information regarding compensation for Messrs. Field and Medina for their services as executive officers in 2021 is set forth in the section titled “Summary Compensation Table” above.

Compensation of Current Company Directors

None of the Company’s current directors receive any compensation for their service as directors.

Certain Relationships and Related Party Transactions

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•     the Company has been or is to be a participant;

•     the amount involved exceeds or will exceed $120,000; and

•     any of Appgate’s directors, executive officers or beneficial holders of more than 5% of Appgate’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Legacy Cyxtera Related Party Transactions

Prior to December 31, 2019, Legacy Appgate was wholly-owned by Cyxtera. On December 31, 2019, Cyxtera consummated several transactions (the “Cyxtera Spin-Off”), following which Legacy Appgate became a separate, stand-alone entity. The transaction separated Cyxtera’s data center business from Legacy Appgate’s cybersecurity business. Over time, Legacy Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings, which beneficially owns approximately 89% of our common stock, and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fee

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Legacy Appgate (collectively, the “Company Group”). The Service Providers include BC Partners, Inc. (“BC Partners”), Medina Capital Advisors, LLC (“MCA”), LDEF Series B-1 LLC — Series 17 (“LDEF”) and Star Series LLC — Series 38 (“Star” and, together with LDEF, “Longview”). Raymond Svider and Fahim Ahmed, who serve as Appgate directors, also serve as partners of BC Partners. BC Partners indirectly owns an approximately 62.2% equity interest in SIS Holdings. MCA is indirectly owned and controlled by Manual D. Medina, Appgate’s Executive Chairman and Chairman of the Board, and is an affiliate of Medina Capital Partners, LP (“Medina Capital”), which indirectly owns an approximately 20.9% equity interest in SIS Holdings. In addition, (i) Barry Field, who serves as Appgate’s Chief Executive Officer and as a director, is a partner at Medina Capital and (ii) Rene A. Rodriguez, who serves as Appgate’s Chief Financial Officer, is the Chief Financial Officer and partner of Medina Capital. Longview owns an approximately 5.7% equity interest in SIS Holdings.

Under the Services Agreement, the Service Providers agreed to provide members of the Company Group with certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Legacy Appgate agreed to pay the Service Providers an annual service fee to be paid in equal quarterly installments. Legacy Appgate was allocated $0.1 million in 2020 under the Services Agreement through the Intercompany Master Services Agreement described below. The Service Providers waived all fees under the Services Agreement for 2021. The Services Agreement was terminated on July 29, 2021.

Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into the Intercompany Master Services Agreement. Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly-owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to the other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. No amounts were allocated to Legacy Appgate under the Intercompany Master Services Agreement in 2020 or 2021. The Intercompany Master Services Agreement was terminated on July 29, 2021.

Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Legacy Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to Legacy Appgate, and Legacy Appgate provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020.

During 2020, the Management Company charged Legacy Appgate $4.2 million for services rendered under the Transition Services Agreement. During 2020, Legacy Appgate charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Legacy Appgate. During 2021, charges under the Transition Services Agreement between Legacy Appgate and the Management Company were less than $120,000.

Promissory Notes

On March 31, 2019, Legacy Appgate issued promissory notes to each of Cyxtera and the Management Company (collectively, the “Promissory Notes”) evidencing funds borrowed at such time by Legacy Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During 2020, Legacy Appgate received advances of $19.4 million under the Promissory Notes. No advances were made during 2021. The outstanding principal and interest under the Promissory Notes was $153.8 million as of December 31, 2020.

On February 8, 2021, Legacy Appgate repaid Cyxtera the full amount of the Promissory Note held by Cyxtera and made a partial repayment to the Management Company on the then accumulated principal and interest under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid following such repayment.

Related Party Transactions related to the Merger

The Merger

On February 8, 2021, Newtown Lane entered into the Merger Agreement with Merger Sub and Legacy Appgate. Mr. Ledecky, who is an Appgate director, served as President and sole director and held a 69.1% indirect equity ownership interest in Newtown Lane at the time the Merger Agreement was executed. Pursuant to the Merger Agreement, on October 12, 2021, Merger Sub merged with and into Legacy Appgate, with Legacy Appgate being the surviving entity of the Merger and a wholly-owned subsidiary of the Company. Following the Merger, Newtown Lane changed its name to Appgate, Inc.

Merger Registration Rights Agreement

Reference is made to the description of the Merger Registration Rights Agreement set forth under the section “Description of Capital Stock — Lock-Up Agreements and Registration Rights — Merger Registration Rights Agreement.”

Commercial Related Person Transactions with Cyxtera

Appgate maintains a number of ordinary course commercial relationships, both as a customer and service provider, with Cyxtera. For instance, in 2020 and 2021, Cyxtera purchased certain cybersecurity products and services from Legacy Appgate, including licenses for Legacy Appgate cybersecurity software and training. For 2020 and 2021,

Legacy Appgate charged Cyxtera $143,990 and $150,069, respectively, for those products and services. In 2020 and 2021, Cyxtera provided Legacy Appgate certain data center colocation and CXD services. For 2020 and 2021, Cyxtera charged Legacy Appgate $167,960 and $346,230, respectively, for those services. Messrs. Svider, Ahmed and Medina serve on the boards of directors of the Company and Cyxtera and, as of September 7, 2021, SIS Holdings owns approximately 64.7% of Cyxtera’s outstanding common stock.

Director Related Party Transactions

Transactions with Director Affiliated Companies

Messrs. Svider and Ahmed, who serve as directors of the Company and SIS Holdings GP LLC, the sole general partner of SIS Holdings, are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During 2020 and 2021, Legacy Appgate charged Chewy $129,600 and $423,225 respectively, under contracts by Legacy Appgate or a channel partner for certain cybersecurity products provided to Chewy.

Related Party Transactions related to Newtown Lane

From May 2013 to August 2020, Mr. Ledecky, the prior controlling shareholder of Newtown Lane and now a member of our board, entered into multiple promissory notes with Newtown Lane whereby Mr. Ledecky provided working capital to Newtown Lane totaling an aggregate outstanding amount of $367,000. All the outstanding principal amount of promissory notes were repaid in full in connection with the Closing.

Other Related Party Transactions

CenturyLink Communications, LLC (“CenturyLink”), an approximate 10.4% owner of SIS Holdings and, as a result, an indirect beneficial owner of the Company, is a reseller of certain of Legacy Appgate’s products and services. During 2020 and 2021, Legacy Appgate charged CenturyLink $207,680 and $834,348, respectively, under contracts for certain cybersecurity products provided by Legacy Appgate to CenturyLink for resale by CenturyLink to end users.

Director and Officer Indemnification

Our A&R Charter and A&R Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers. See “Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors.”

Principal Stockholders

The following table sets forth information known to us regarding beneficial ownership of common stock as of January 15, 2022 by:

•     each person known by us to be the beneficial owner of more than 5% of outstanding common stock;

•     each of our executive officers and directors; and

•     all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, warrants and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of            , 2022, assuming that the applicable vesting conditions related to the Company’s listing on either Nasdaq or NYSE had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock is based on 131,793,660 shares of our common stock outstanding as of January 15, 2022.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by him.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	Percent of Class
Directors, Director Nominees and Executive Officers
Manuel D. Medina(2)	118,252,137	89.7%
Jonathan J. Ledecky(3)	9,290,803	7.0%
Fahim Ahmed	—	—
Barry Field(4)	115,320	*
Raymond Svider	—	—
Rene A. Rodriguez(5)	32,949	*
Jeremy M. Dale(6)	26,359	*
Jawahar Sivasankaran	—	—

All Directors, Director Nominees and Executive Officers as a Group (8 individuals)	127,717,568	96.9%

Five Percent Holders:
SIS Holdings LP(7)	117,149,920	88.9%
Ironbound Partners Fund, LLC(3)	9,290,803	7.0%
Entities affiliated Magnetar Financial LLC(8)	10,982,805	7.7%

____________

*          Less than 1%

(1)        Unless otherwise noted, the address of each beneficial owner is c/o Appgate, Inc., 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, FL 33134.

(2)       Represents 117,149,920 shares held by SIS and 1,102,217 shares under Mr. Medina’s restricted stock units that would vest based on service-based vesting conditions within 60 days of             , 2022, assuming that the applicable vesting conditions related to the Company’s listing on either the Nasdaq or NYSE had been satisfied as of such date. Medina Capital Fund II — SIS Holdco, L.P. (the “Medina Stockholder”) has the right to nominate certain members of the board of directors of SIS Holdings GP, LLC (“SIS GP”) subject to majority control of the board by BCEC — SIS Holdings L.P. Medina Capital Fund II — SIS Holdco GP, LLC, which is ultimately controlled by Manuel D. Medina, is the general partner of the Medina Stockholder. As a result, Mr. Medina and each of the foregoing entities may be deemed to share beneficial ownership over securities owned by the Medina Stockholder, through its interest in SIS Holdings. Mr. Medina disclaims beneficial ownership of all shares of Common Stock owned by the Medina Stockholder, through its interest in SIS Holdings, except to the extent of his pecuniary interest therein.

(3)        Represents shares held by Ironbound. Jonathan J. Ledecky, the Company’s former president and a current director, controls Ironbound and therefore is the beneficial owner of the shares held by this entity. The business address of Ironbound is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

(4)       Represents 115,320 shares under Mr. Fields’ restricted stock units that would vest based on service-based vesting conditions within 60 days of             , 2022, assuming that the applicable vesting conditions related to the Company’s listing on either the Nasdaq or NYSE had been satisfied as of such date.

(5)       Represents 32,949 shares under Mr. Rodriguez’s restricted stock units that would vest based on service-based vesting conditions within 60 days of             , 2022, assuming that the applicable vesting conditions related to the Company’s listing on either the Nasdaq or NYSE had been satisfied as of such date.

(6)       Represents 26,359 shares under Mr. Dale’s restricted stock units that would vest based on service-based vesting conditions within 60 days of             , 2022, assuming that the applicable vesting conditions related to the Company’s listing on either the Nasdaq or NYSE had been satisfied as of such date.

(7)        SIS Holdings is the record holder of 117,149,920 shares of Common Stock. The general partner of SIS Holdings is SIS GP, which is managed by a board of directors, a majority of which is appointed by BCEC - SIS Holdings L.P. (“BC Partners”). The general partners of BC Partners are CIE Management IX Limited and BCEC Management X Limited, which are controlled by their boards of directors, which are appointed by BC Partners Group Holdings Limited, which is a majority-owned subsidiary of BC Partners Holdings Limited, which is controlled by Lee Clark, Karen Jamieson, Mark Rodliffe and Nikos Stathopoulos. As a result, each of the foregoing entities may be deemed to share voting and investment power over the shares of Common Stock held by SIS Holdings. The business address of SIS Holdings and SIS GP is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables, Florida 33134. The business address of BC Partners Holdings Ltd. and BC Partners Group Holdings Ltd. is West Wing, Floor 2, Trafalgar Court, Les Banques, St. Peter, Port Guernsey. The business address of BC Partners, BCEC Management X Ltd. and CIE Management IX Ltd. is Arnold House P.O. Box 273, St. Julian’s Avenue, St. Peter, Port Guernsey.

(8)        Represents 10,982,805 shares of common stock underlying the Convertible Senior Notes held by certain investors affiliated with Magnetar Financial, LLC (the “Magnetar Investors”) that is convertible at any time at the option of the Magnetar Investors prior to the maturity of the Convertible Senior Notes.

Description of Certain Indebtedness

We summarize below the material terms of the Convertible Senior Notes agreements and related agreements. We refer you to the exhibits to the registration statement of which this prospectus forms a part for complete copies of such agreements, as this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements.

Magnetar Convertible Senior Notes

Note Purchase Agreement

Concurrently with the execution of the Merger Agreement, Legacy Appgate entered into a note purchase agreement (the “Note Purchase Agreement”) with the lenders named on the Schedule of Lenders (as defined in the Note Purchase Agreement) attached thereto. Pursuant to the Note Purchase Agreement, Legacy Appgate agreed to sell, and the Initial Holders (as defined below) agreed to purchase, upon the terms and subject to the conditions contained in the Note Purchase Agreement, (i) the Initial Convertible Senior Notes on the date of the initial closing (the “Initial Closing”), (ii) the Additional Convertible Senior Notes on the Closing Date and (iii) at the election of Magnetar, up to $25.0 million additional Convertible Senior Notes in one or more subsequent transactions, on or prior to February 8, 2022.

Under the terms of the Note Purchase Agreement, Magnetar shall have the right to fund up to 25% of certain issuances of indebtedness of Legacy Appgate or any of its subsidiaries that is either (i) convertible or exchangeable for capital stock of Legacy Appgate or any of its subsidiaries or (ii) issued with warrants or a similar equity component convertible or exchangeable for capital stock of Legacy Appgate or any of its subsidiaries. The Note Purchase Agreement also grants to Magnetar certain preemptive rights in respect to future issuances of equity of Legacy Appgate or any of its subsidiaries.

The Initial Closing and the issuance of the Initial Convertible Senior Notes in connection therewith took place on February 9, 2021. The Additional Convertible Senior Notes were issued on the Closing Date. The Convertible Senior Notes were issued under and are governed by the terms of the Note Issuance Agreement (as defined and described below).

Note Issuance Agreement

The terms of the Note Issuance Agreement and the Convertible Senior Notes are summarized below; capitalized terms used in this section but not otherwise defined herein shall have the respective definitions ascribed to them in the Note Issuance Agreement.

Concurrently with the execution of the Merger Agreement, on the date of the Initial Closing, Legacy Appgate entered into a note issuance agreement (the “Note Issuance Agreement”) together with Legacy Appgate’s wholly owned domestic subsidiaries (each, a “Guarantor”) and Magnetar, as representative of the several initial holders named therein (“Initial Holders”).

Interest and Maturity.    The Convertible Senior Notes bear interest at 5.00% per annum if paid in cash and 5.50% per annum if paid in kind, payable, at the election of Legacy Appgate, entirely in cash, entirely in kind or a combination of in cash and in kind, which interest accrues from February 9, 2021, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2021. The Convertible Senior Notes will mature on February 9, 2024 unless earlier redeemed or repurchased.

Conversion upon Change of Control.    If Legacy Appgate undergoes a Change of Control other than the Merger prior to maturity, each holder of Convertible Senior Notes shall have the option to convert all or any portion of such Convertible Senior Notes into Legacy Appgate common stock or, following entry into the Supplemental Agreement (as defined below), our common stock, subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Conversion.    Other than upon a Change of Control, prior to maturity, each holder of Convertible Senior Notes shall have the option to convert all or any portion of such Convertible Senior Notes into Legacy Appgate common stock or, following entry into the Supplemental Agreement, our common stock, subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Guarantees; Conversion Obligations.    The Convertible Senior Notes are guaranteed by each of Legacy Appgate’s wholly owned domestic subsidiaries. Upon the consummation of certain events resulting in Legacy Appgate becoming a direct or indirect subsidiary of any person (including the Merger), such acquiring person, any direct or indirect parent company thereof and each subsidiary thereof (immediately prior to such event) shall unconditionally guarantee Legacy Appgate’s Obligations and assume all of Appgate’s Conversion Obligations and Change of Control Conversion Obligations and, upon such assumption, Legacy Appgate shall be released from its Conversion Obligations and Change of Control Conversion Obligations.

Repurchase Upon a Fundamental Change.    Upon the occurrence of a Fundamental Change at any time after a Public Company Event, each holder of Convertible Senior Notes shall have the option to require Legacy Appgate to repurchase for cash all or any portion of such Convertible Senior Notes, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Repurchase Upon a Change of Control.    Upon the occurrence of a Change of Control other than the Merger at any time before a Public Company Event, each holder of Convertible Senior Notes shall have the option to require Legacy Appgate to repurchase for cash all or any portion of such Convertible Senior Notes, at a repurchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Covenants.    The Note Issuance Agreement contains restrictive covenants that, among other things, generally limit our ability and that of certain of our subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue Disqualified Stock (as defined in the Note Issuance Agreement); (ii) create liens; (iii) pay dividends, acquire shares of capital stock, or make investments; (iv) issue guarantees; (v) sell assets and (vi) enter into transactions with affiliates. The Note Issuance Agreement also contains a financial covenant that requires that we maintain liquidity of not less than $10.0 million as of the last day of any calendar month. The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Note Issuance Agreement.

Events of Default.    The Note Issuance Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) nonpayment of principal or interest; (ii) breach of covenants or other agreements in the Note Issuance Agreement; (iii) defaults in failure to pay certain other indebtedness; and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Note Issuance Agreement, Magnetar or the holders of at least 25% in aggregate principal amount of the Convertible Senior Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Convertible Senior Notes immediately due and payable.

Supplemental Agreement

On October 12, 2021, in connection with Closing, Newtown Lane entered into a supplemental agreement (the “Supplemental Agreement”) with Legacy Appgate and Magnetar, as representative of the holders of the Convertible Senior Notes, pursuant to which Newtown Lane, among other things, unconditionally guaranteed all of Legacy Appgate’s Obligations, including the Convertible Senior Notes, and assumed all of Legacy Appgate’s Conversion Obligations and Change of Control Conversion Obligations.

Magnetar Registration Rights Agreement

Concurrently with the execution of the Merger Agreement, Legacy Appgate and the holders of Convertible Senior Notes entered into the Magnetar Registration Rights Agreement, pursuant to which, following a Public Company Event (as defined therein), Legacy Appgate would be obligated to file a registration statement to register the resale of certain securities of Legacy Appgate (including Legacy Appgate common stock, or, following entry into the Supplemental Agreement, our common stock, issued upon conversion of the Convertible Senior Notes) held by such holders of Convertible Senior Notes.

The Company has assumed these registration obligations pursuant to the Supplemental Agreement described above. See “Description of Capital Stock — Lock-Up Agreements and Registration Rights.”

Description of Capital Stock

The following summary of the material terms of our common stock and preferred stock is not intended to be a complete summary of the rights and preferences of such securities.    We urge you to read our A&R Charter in its entirety for a complete description of the rights and preferences of our common stock.

General

Our A&R Charter authorizes capital stock consisting of:

•     270,000,000 shares of common stock, par value $0.001 per share; and

•     1,000,000 shares of preferred stock, par value $0.001 per share.

As of January 15, 2022, there were 51 holders of record of our common stock.

The following summary describes the material provisions of our capital stock and is qualified in its entirety by the provisions of our A&R Charter, our A&R Bylaws and the DGCL. We urge you to read our A&R Charter and our A&R Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

Certain provisions of our A&R Charter and our A&R Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

General Description of Common Stock

Voting Rights.    Each share of our common stock entitles its owner to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Under our A&R Charter and A&R Bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they should so choose.

Dividend Rights.    The holders of our common stock are entitled to ratably receive dividends, when, as and if declared by our Board, in its discretion, from funds legally available for the payment of dividends.

Liquidation Rights.    If we liquidate, dissolve or wind up, the owners of our common stock are entitled to share proportionately in our assets, if any, legally available for distribution to stockholders, but only after prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Other Rights and Preferences.    Our common stock does not have preemptive rights, sinking fund provisions or subscription, redemption or conversion privileges, and it will not be subject to any further calls or assessments by us. All outstanding shares of our common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

General Description of Preferred Stock

Our A&R Charter authorizes our Board, without further stockholder approval, to: (i) issue preferred stock in one or more series; (ii) establish the number of shares to be included in each such series; and (iii) fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on those shares. The Board may establish a class or series of preferred stock with preferences, powers and rights (including voting rights) senior to the rights of the holders of our common stock. If we issue any of our preferred stock, it may have the effect of delaying, deferring or preventing a change in control.

Exclusive Forum

The A&R Charter designates that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, or any action to interpret, apply, enforce any right, obligation or remedy under or determine the validity of, any provision of the DGCL or our A&R Charter or A&R Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) (the “Delaware Forum Provision”).

Notwithstanding the foregoing, the A&R Charter provides that the Delaware Forum Provision will not apply to any actions arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Additionally, the A&R Charter provides that unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

Dividends

Declaration and payment of any dividend is subject to the discretion of our Board. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board may regard as relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Anti-Takeover Provisions

Our A&R Charter and A&R Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us, including our classified Board and our ability to issue new series of preferred stock without stockholder approval. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares; Undesignated Preferred Stock.    The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise capital, acquisitions and employee benefit or compensation plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification.    Our A&R Charter provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our A&R Charter and A&R Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board.

No Cumulative Voting.    Our A&R Charter provides that stockholders are not permitted to cumulate votes in the election of directors.

Special Meetings of Stockholders.    Our A&R Bylaws provides that special meetings of our stockholders may be called, prior to the Trigger Event (as defined in the A&R Charter), only by or at the direction of our Board or our Chairman at the request of holders of not less than a majority of the combined voting power of our common stock, and, from and after the Trigger Event, only by or at the direction of our Board or our Chairman.

Stockholder Action by Written Consent.    Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our A&R Charter precludes stockholder action by written consent from and after the Trigger Event.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors.    Our A&R Bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice will need to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in the A&R Bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which a public announcement of the date of the annual meeting was made by us. Our A&R Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors; Vacancies.    Under the DGCL, unless otherwise provided in our A&R Charter, directors serving on a classified board may be removed by the stockholders only for cause. Our A&R Charter provides that from and after the Trigger Event, directors may only be removed with cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon. In addition, our A&R Charter provides that from and after the Trigger Event, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring in our Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Supermajority Provisions.    Our A&R Charter and A&R Bylaws provide that our Board is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our A&R Bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our A&R Charter. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our A&R Bylaws or applicable law, any amendment, alteration, rescission or repeal of our A&R Bylaws by our stockholders will require the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class is required to amend a corporation’s certificate of incorporation unless the certificate of incorporation requires a greater percentage. Our A&R Charter provides that the following provisions in our A&R Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:

•     the provision requiring a 75% supermajority vote for stockholders to amend our A&R Bylaws;

•     the provisions providing for a classified board of directors (the election and term of our directors);

•     the provisions regarding removal of directors;

•     the provisions regarding stockholder action by written consent;

•     the provisions regarding calling special meetings of stockholders;

•     the provisions regarding filling vacancies on our Board and newly created directorships;

•     the provisions regarding competition and corporate opportunities;

•     the provisions regarding Section 203 of the DGCL;

•     the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and

•     the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

Limitation on Liability and Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our A&R Charter provides for such limitation of liability.

Our A&R Charter and A&R Bylaws provide that, to the fullest extent permitted by the DGCL, a member of the Board shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company its stockholders.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

We believe that the limitation of liability and indemnification provisions in our A&R Charter, A&R Bylaws and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitations of liability and indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is sought from us, nor are we aware of any threatened litigation or proceeding that may result in an indemnification claim.

Corporate Opportunity Doctrine

Our A&R Charter provides that, to the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to us or any of our officers or directors, or any of our or their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations we or they may have as of the date of the A&R Charter or in the future. Our A&R Charter also provides that we renounce any expectancy that any of our directors or officers, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to us; provided, however, that the doctrine of corporate opportunity shall apply with respect to any of our directors or officers only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Company, and (i) such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to us without violating any other legal obligation.

Business Combination with Interested Stockholders

We have opted out of Section 203 of the DGCL; however, our A&R Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•     prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•     at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Our A&R Charter provides that the Investors, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Lock-up Agreements and Registration Rights

Magnetar Registration Rights Agreement

Upon the execution of the Merger Agreement, we entered into the Magnetar Registration Rights Agreement with the Magnetar Investors. Pursuant to the terms of the Magnetar Registration Rights Agreement, we are obligated to file one or more registration statements with the SEC to register the resale of certain of our securities held by the Magnetar Investors, subject to certain exceptions. The Company is obligated to use its commercially reasonable best efforts to have a resale “shelf” registration statement declared effective with the SEC by February 9, 2022 (or May 10, 2022 if the SEC notifies the Company that it will “review” the registration statement). The Company will also be required to facilitate “takedown” offerings from the shelf upon demand by the Magnetar Investors, provided that (i) the Company is eligible to use Form S-3 and (ii) the offering (x) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (y) constitutes the total aggregate registrable securities then held by all the Holders. The Magnetar Investors may also require the Company to file an S-1 or S-3 registration statement for any registrable securities not included in the aforementioned “shelf” registration statement, provided the offering (i) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (ii) constitutes the total aggregate registrable securities then held by all the Holders. All Magnetar Investors party to the Magnetar Registration Rights Agreement are entitled to certain “piggyback” registration rights in subsequent offerings. Such Magnetar Investors are entitled to notice of a registered offering by the Company and to have their shares included on a pro rata basis. The Magnetar Registration Rights Agreement also provides that the Company will pay certain expenses of the Magnetar Investors relating to the registrations and indemnify them against certain liabilities which may arise under the Securities Act and other federal or state securities laws.

Merger Registration Rights Agreement

On October 12, 2021, in connection with, and as a condition to, the Closing, Newtown Lane entered into a registration rights agreement (the “Merger Registration Rights Agreement”) with SIS Holdings and Ironbound Partners Fund, LLC, the owner of the majority of the outstanding common stock of Newtown Lane prior to the Closing (“Ironbound,” and together with SIS Holdings, the “Holders”), and, solely with respect to Section 3.1 of the Merger Registration Rights Agreement, Medina Capital Fund II — SIS Holdco, LP. Pursuant to the Merger Registration Rights Agreement, the Holders have the right to require us to file one or more registration statements with the SEC for the sale of our common stock held by the holders, subject to certain exceptions. The Company is obligated to use its commercially reasonable best efforts to have a resale “shelf” registration statement declared effective with the SEC by February 9, 2022 (or May 10, 2022 if the SEC notifies the Company that it will “review” the registration statement). The Company will also be required to facilitate “takedown” offerings from the shelf upon demand by the Holders, provided that (i) the Company is eligible to use Form S-3 and (ii) the offering (x) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (y) constitutes the total aggregate registrable securities then held by all the Holders. The Holders may also require the Company to file an S-1 or S-3 registration statement for any registrable securities not included in the aforementioned “shelf” registration statement, provided the offering (i) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (ii) constitutes the total aggregate registrable securities then held by all the Holders. All holders of registrable securities party to the Merger Registration Rights Agreement are entitled to certain “piggyback” registration rights in subsequent offerings. Such holders are entitled to notice of a registered offering by the Company or by stockholders other than the Holders and to have their shares included on a pro rata basis. The Merger Registration Rights Agreement also provides that the Company will pay certain expenses of the Holders relating to the registrations and indemnify them against certain liabilities which may arise under the Securities Act and other federal or state securities laws.

SIS Holdings and Ironbound Lock-up Agreement

On October 12, 2021, in connection with, and as a condition to, the Closing, SIS Holdings and Ironbound entered into a lock-up agreement with Newtown Lane (the “Lock-Up Agreement”), providing that the Company’s common stock held by such persons may not be transferred for a period of 12 months following the Closing, except to certain permitted transferees or pursuant to certain customary exceptions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

Our common stock is listed on the OTC Markets under the symbol “APGT.” We intend to apply to list our common stock on            , and upon consummation of this offering, our common stock will be listed on            under the symbol “APGT.”

Shares Eligible for Future Sale

Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of            shares of common stock, assuming the issuance of            shares of common stock offered by us in this offering (or            shares of common stock, if the underwriters exercise their option to purchase additional shares in full). Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below as described below under “— Rule 144,” and any common stock subject to the lock-up agreement as described below under “— Lock-Up Agreements.”

Registration Rights

Pursuant to the Merger Registration Rights Agreement and the Magnetar Registration Rights Agreement, certain holders of our common stock, or holders of securities convertible into our common stock, are entitled to certain rights with respect to the registration of the offer and sale of such shares under the Securities Act. See the section titled “Description of Capital Stock — Lock-Up Agreements and Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

Lock-Up Agreements

In connection with this offering, we and our directors, executive officers, and certain of our security holders, will enter into lock-up agreements that restrict the sale of our securities for a period of up to             days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances. Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the period referenced above release all or any portion of the securities subject to lock-up agreements.

In addition, in connection with the Closing, holders of approximately 95.9% of our common stock have entered into lock-up agreements that, subject to certain exceptions, prohibit the signing party from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for a period of up to twelve months from the Closing (which is until October 12, 2022).

Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act, which we refer to as “Rule 144,” permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•     the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•     the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•     the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•     at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Merger, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•     1% of the total number of shares of common stock then outstanding; or

•     the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is entitled to sell such shares in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

Equity Plans

On December 13, 2021, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of common stock subject to outstanding restricted stock units, and common stock issued or issuable under our 2021 Plan, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This description is based on the Internal Revenue Code, or the Code, and existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders (as defined below) who hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to a non-U.S. holder in light of a non-U.S. holder’s particular circumstances, nor does it discuss special tax provisions, which may apply to a non-U.S. holder if a non-U.S. holder is subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, tax-qualified retirement plans, “qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds), dealers in securities or currencies, entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners therein), foreign branches, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, corporations that accumulate earnings to avoid U.S. federal income tax, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this summary does not address the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, any state, local or non-U.S. taxes or any other U.S. federal tax laws, such as estate and gift tax laws.

Non-U.S. holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock, as well as the application of any other U.S. federal, state, local, non-U.S. tax laws and income tax treaties. As used in this section, a “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•     an individual who is a citizen or resident of the United States;

•     a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•     an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•     a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If you are an individual, you generally will be treated as a resident of the United States if you are a lawful permanent resident of the United States (e.g., a green card holder) and you may, in many cases, be deemed to be a resident of the United States, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the relevant calendar year and for an aggregate of at least 183 days during a three-year period ending in and including the relevant calendar year, subject to certain exceptions. For these purposes, all the days present in the United States in the relevant year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock.

If a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Any partnership, partner in such a partnership or owner of another pass-through entity holding shares of our common stock should consult its own tax advisor as to the particular U.S. federal income tax consequences applicable to it.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND ANY APPLICABLE INCOME TAX TREATIES.

Distributions on Common Stock

Distributions, if any, made on our common stock to a non-U.S. holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is first applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of our common stock. See “— Dispositions of Common Stock.”

Subject to the discussion below regarding effectively connected income, any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate of the gross amount of the dividend. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty. A non-U.S. holder is urged to consult its own tax advisor regarding its entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to us or our paying agent. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are generally exempt from the 30% U.S. federal withholding tax described above, subject to the discussion below in the sections titled “—Backup Withholding and Information Reporting” and “—Other Withholding Taxes.” To obtain this exemption, a non-U.S. holder must provide us with a valid IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied), are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits. In addition to a non-U.S. holder being subject to taxation at the same rates on effectively connected dividends as described above, such effectively connected dividends, as adjusted for certain items, received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— Other Withholding Taxes.”

Dispositions of Common Stock

Subject to the discussions below on backup withholding and other withholding tax requirements, gain realized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•     the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States) (in which case the special rules described below apply);

•     the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to U.S. federal income tax at a rate of 30%, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

•     we are, or become, a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock (as further described below).

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to dispositions of stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. holder’s holding period for our common stock, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC and do not anticipate being a USRPHC in the future. Non-U.S. holders are urged to consult their own tax advisor about the consequences that could result if we are, or become, a USRPHC.

If any gain from the sale, exchange or other taxable disposition of our common stock is effectively connected with a U.S. trade or business conducted by a non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States), then the gain generally will be subject to U.S. federal income tax at the same rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

Any dividends or other distributions that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Taxes

Provisions commonly referred to as “FATCA” impose a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including our dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other taxable disposition of U.S. corporate stock (including our common stock); although, under proposed U.S. Treasury regulations, no withholding would apply to such gross proceeds. The preamble to the proposed U.S. Treasury regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed U.S. Treasury regulations pending finalization. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail a significant administrative burden). Non-U.S. holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND INCOME TAX TREATIES.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated            , between us and Jefferies LLC, as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC
Guggenheim Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $            per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $            per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority of up to            .

Listing

Our common stock is presently quoted on the OTC Markets under the symbol “APGT”. We intend to apply to list our common stock on the            under the symbol “APGT”. We will not consummate this offering unless our common stock is approved for listing on            . No assurance can be given that our application will be approved. Trading quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of            shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our executive officers, directors and certain of our security holders have agreed, subject to specified exceptions, not to directly or indirectly:

•     sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•     otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•     publicly announce an intention to do any of the foregoing for a period of            days after the date of this prospectus without the prior written consent of            .

This restriction terminates after the close of trading of the common stock on and including the            day after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the period referenced above release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, nor any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•     to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•     to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

•     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)  to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)  to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)  in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of common stock shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

(A) Resale Restrictions

The distribution of shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

(B) Representations of Canadian Purchasers

By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•     the purchaser is entitled under applicable provincial securities laws to purchase the shares of our common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,

•     the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•     where required by law, the purchaser is purchasing as principal and not as agent and

•     the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that each of shares of our the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of our common stock in their particular circumstances and about the eligibility of the shares of our common stock for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•     a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•     a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•     a person associated with the Company under Section 708(12) of the Corporations Act; or

•     a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

No shares of our common stock have been offered or sold, and no shares of our common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of our common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the shares of our common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of our common stock will be required, and is deemed by the acquisition of the shares of our common stock, to confirm that he is aware of the restriction on offers of the shares of our common stock described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares of our common stock in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(i)  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii)where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Legal Matters

Greenberg Traurig, P.A., Miami, Florida has acted as counsel for us, and certain legal matters with regard to the validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A. Cooley LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements of Cyxtera Cybersecurity, Inc. d/b/a Appgate, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement, have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing.

Change in Auditor

On October 12, 2021, the Board approved the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2021. BDO USA, LLP served as the independent registered public accounting firm of Legacy Appgate prior to the Merger. Accordingly, Liggett & Webb P.A. (“Liggett & Webb”), Newtown Lane’s independent registered public accounting firm prior to the Merger, was informed that it would be replaced by BDO USA, LLP as the Company’s independent registered public accounting firm following the consummation of the Merger on October 12, 2021.

Liggett & Webb’s audit reports on the financial statements for the years ended March 31, 2021 and 2020 did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles except for the inclusion of an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended March 31, 2021 and 2020, and the subsequent interim period through October 12, 2021, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Liggett & Webb on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Liggett & Webb’s satisfaction, would have caused Liggett & Webb to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Liggett & Webb with a copy of the foregoing disclosures and requested that Liggett & Webb furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Liggett & Webb’s letter, dated October 15, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.appgate.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Consolidated Financial Statements for Appgate Cybersecurity, Inc. (f/k/a Cyxtera Cybersecurity, Inc. d/b/a AppGate)
Condensed Consolidated Balance Sheets as of September 30, 2021(unaudited) and December 31, 2020	F-2
Condensed Consolidated Statements of Operations for the Three Months and Nine Months Ended September 30, 2021 and 2020 (unaudited)
Condensed Consolidated Statements of Comprehensive Loss for the Three Months and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-4
Condensed Consolidated Statements of Changes in Stockholder’s Equity for the Three Months and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the Three Months and Nine Months Ended September 30, 2021 and 2020 (unaudited)	F-6
Notes to Condensed Consolidated Unaudited Consolidated Financial Statements	F-8

Audited Consolidated Financial Statements for Appgate Cybersecurity, Inc. (f/k/a Cyxtera Cybersecurity, Inc. d/b/a AppGate)
Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-28
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-29
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-30
Consolidated Statements of Changes in Stockholder’s Equity for the Years Ended December 31, 2020 and 2019	F-31
Consolidated Statements of Cash Flows for the December 31, 2020 and 2019	F-32

Unaudited Condensed Financial Statements for Newtown Lane Marketing, Incorporated
Condensed Balance Sheets as of September 30 2021 (unaudited) and March 31, 2021	F-62
Condensed Statements of Operations for the Three and Six Months Ended September 30, 2021 and 2020 (unaudited)	F-63
Condensed Statement of Change in Stockholders’ Deficit for Three and Six Months Ended September 30, 2021 and 2020 (unaudited)	F-64
Condensed Statements of Cash Flows for the Six Months Ended September 30, 2021 and 2020 (unaudited)	F-65
Notes to Condensed Unaudited Financial Statements	F-66

Audited Condensed Financial Statements for Newtown Lane Marketing, Incorporated
Report of Independent Registered Public Accounting Firm	F-71
Balance Sheets as of March 31, 2021 and 2020	F-72
Statements of Operations for the Years Ended March 31, 2021 and 2020	F-73
Statement of Changes in Stockholders’ Deficit for the years ended March 31, 2021 and 2020	F-74
Statements of Cash Flows for the Years Ended March 31, 2021 and 2020	F-75
Notes to Financial Statements	F-76

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020
(in thousands, except share information)

	As of
	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$19,483	$3,505
Restricted cash	1,437	2,116
Accounts receivable, net of allowance of $296 and $437, respectively	11,543	12,052
Contract assets	1,836	1,427
Deferred contract acquisition costs, current	3,241	3,065
Prepaid and other current assets	5,870	2,012
Due from former Parent, net (Note 2)	—	1,183
Current assets of discontinued operations	—	66,604
Total current assets	43,410	91,964
Property and equipment, net	1,806	1,829
Operating lease right-of-use assets	1,342	2,008
Contract assets, noncurrent	7,728	6,496
Deferred contract acquisition costs, noncurrent	8,173	5,791
Goodwill	71,604	71,604
Intangible assets, net	38,758	45,642
Deferred tax asset	—	735
Other assets	178	184
Total assets	$172,999	$226,253

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,692	$6,558
Accrued expenses	10,873	9,156
Operating lease liabilities, current	670	779
Deferred revenue, current	4,913	5,995
Other current liabilities	—	15
Promissory Notes, including accrued interest	—	153,811
Current liabilities of discontinued operations	—	6,548
Total current liabilities	19,148	182,862
Deferred revenue, noncurrent	1,897	995
Operating lease liabilities, noncurrent	834	1,256
Convertible senior notes	49,691	—
Deferred income tax liability	463	—
Other liabilities	426	263
Total liabilities	72,459	185,376

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Balance Sheets — (Continued)
As of September 30, 2021 and December 31, 2020
(in thousands, except share information)

	As of
	September 30, 2021	December 31, 2020
Commitments and contingencies (Note 10)
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized; 500 shares issued and outstanding	—	—
Additional paid-in capital	510,785	471,701
Accumulated other comprehensive loss	(1,985)	(667)
Accumulated deficit	(408,260)	(430,157)
Total stockholder’s equity	100,540	40,877
Total liabilities and stockholder’s equity	$172,999	$226,253

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Statements of Comprehensive (Loss) Income
For the Three and Nine Months Ended September 30, 2021 and 2020
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$11,473	$6,773	$31,429	$23,517
Cost of revenue, exclusive of amortization shown below	4,065	3,288	11,812	10,832
Amortization expense	1,131	1,624	3,393	4,872
Total cost of revenue	5,196	4,912	15,205	15,704
Gross profit	6,277	1,861	16,224	7,813
Operating expenses:
Sales and marketing	9,579	5,138	25,859	18,467
Research and development	2,718	2,337	7,638	6,817
General and administrative	4,245	4,378	12,186	14,606
Depreciation and amortization	1,347	1,274	4,040	3,898
Total operating expenses	17,889	13,127	49,723	43,788
Loss from continuing operations	(11,612)	(11,266)	(33,499)	(35,975)
Interest expense, net	(641)	(1,020)	(2,117)	(2,991)
Other expenses, net	(64)	(86)	(283)	(1,623)
Loss from continuing operations before income taxes	(12,317)	(12,372)	(35,899)	(40,589)
Income tax expense of continuing operations	(999)	(112)	(2,004)	(948)
Net loss of continuing operations	(13,316)	(12,484)	(37,903)	(41,537)
Net (loss) income of discontinued operations, net of tax	(212)	(875)	59,800	3,003
Net (loss) income	$(13,528)	$(13,359)	$21,897	$(38,534)
Net (loss) income per share:
Net loss from continuing operations per share – basic and diluted	$(26,632)	$(24,968)	$(75,806)	$(83,074)
Net (loss) income from discontinued operations per share – basic and diluted	$(424)	$(1,750)	$119,600	$6,006
Weighted-average shares used in computing net loss from continuing operations per share – basic and diluted	500	500	500	500
Weighted-average shares used in computing net (loss) income from discontinued operations per share – basic and diluted	500	500	500	500
Net (loss) income	$(13,528)	$(13,359)	$21,897	$(38,534)
Other comprehensive loss:
Change in foreign currency translation	(1,074)	3,024	(1,318)	2,768
Other comprehensive (loss) income:	(1,074)	3,024	(1,318)	2,768
Comprehensive (loss) income	$(14,602)	$(10,335)	$20,579	$(35,766)

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity
For the Three and Nine Months Ended September 30, 2021 and 2020
(in thousands, except share information)

	Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total stockholder’s equity
	Shares	Amount
Balance as of December 31, 2020	500	$—	$471,701	$(667)	$(430,157)	$40,877
Equity-based compensation	—	—	950	—	—	950
Transactions with former Parent (Notes 2)	—	—	36,241	—	—	36,241
Net income	—	—	—	—	50,007	50,007
Other comprehensive income	—	—	—	238	—	238
Balance as of March 31, 2021	500	—	508,892	(429)	(380,150)	128,313
Equity-based compensation	—	—	957	—	—	957
Net loss	—	—	—	—	(14,582)	(14,582)
Other comprehensive loss	—	—	—	(482)	—	(482)
Balance as of June 30, 2021	500	—	509,849	(911)	(394,732)	114,206
Equity-based compensation	—	—	936	—	—	936
Net loss	—	—	—	—	(13,528)	(13,528)
Other comprehensive loss	—	—	—	(1,074)	—	(1,074)
Balance as of September 30, 2021	500	$—	$510,785	$(1,985)	$(408,260)	$100,540

Balance as of December 31, 2019	500	$—	$466,256	$449	$(379,732)	$86,973
Equity-based compensation	—	—	993	—	—	993
Net loss	—	—	—	—	(10,950)	(10,950)
Other comprehensive loss	—	—	—	(192)	—	(192)
Balance as of March 31, 2020	500	—	467,249	257	(390,682)	76,824
Equity-based compensation	—	—	1,026	—	—	1,026
Net loss	—	—	—	—	(14,225)	(14,225)
Other comprehensive loss	—	—	—	(64)	—	(64)
Balance as of June 30, 2020	500	—	468,275	193	(404,907)	63,561
Equity-based compensation	—	—	1,026	—	—	1,026
Net loss	—	—	—	—	(13,359)	(13,359)
Other comprehensive loss	—	—	—	3,024	—	3,024
Balance as of September 30, 2020	500	$—	$469,301	$3,217	$(418,266)	$54,252

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2021 and 2020
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$21,897	$(38,534)
Net income of discontinued operations, including gain on sale of $58.8 million, net of tax in 2021	(59,800)	(3,003)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,433	8,770
Equity-based compensation	2,902	3,441
Amortization of deferred contract acquisition costs	2,136	1,251
Amortization of debt issuance costs	42	—
Loss on disposal of assets	—	1,675
Operating leases, net	229	73
Bad debt expense (recoveries), net	(167)	164
Deferred income taxes, net	615	—
Changes in assets and liabilities, excluding dispositions:
Accounts receivable	888	(4,974)
Contract assets	(1,638)	(191)
Prepaid and other current assets	(3,820)	(484)
Due from affiliates, net	3,252	6,358
Deferred contract acquisition costs	(4,557)	(2,893)
Other assets	13	(46)
Accounts payable	(3,987)	4,635
Accrued expenses	(3,816)	(1,286)
Deferred revenue	(166)	1,764
Other current liabilities	(18)	4
Other liabilities	(17)	(519)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(38,579)	(23,795)
Net cash, cash equivalents and restricted cash provided by operating activities of discontinued operations	849	7,847
Net cash, cash equivalents and restricted cash used in operating activities	(37,730)	(15,948)
Cash flows from investing activities:
Purchases of property and equipment	(543)	(941)
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(543)	(941)
Net cash, cash equivalents and restricted cash provided by investing activities of discontinued operations	125,022	—
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	124,479	(941)

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Unaudited Condensed Consolidated Statements of Cash Flows — (Continued)
For the Nine Months Ended September 30, 2021 and 2020
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from financing activities:
Proceeds from convertible senior notes	50,000	—
Payment of debt issuance costs	(180)	—
(Repayment) proceeds from Promissory Notes	(119,640)	14,929
Repayment of finance leases	(154)	(15)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	(69,974)	14,914
Effect of foreign currency exchange rates on cash	(1,476)	2,840
Net increase in cash, cash equivalents and restricted cash	15,299	865
Cash, cash equivalents and restricted cash at beginning of period	5,621	6,156
Cash, cash equivalents and restricted cash at end of period	20,920	7,021
Less cash of discontinued operations	—	(56)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$20,920	$6,965

Cash	$19,483	$5,165
Restricted cash	1,437	1,800
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$20,920	$6,965

Supplemental cash flow information:
Cash paid for income taxes	$1,427	$987
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$584

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Merger with Newtown

On October 12, 2021, Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”), successfully completed its merger (the “Merger”) with a direct, wholly owned subsidiary of Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”). In connection with the Merger, Appgate changed its legal name to Appgate Cybersecurity, Inc. and upon closing of the Merger, Newtown changed its name to Appgate, Inc. Common stock of Appgate, Inc. is now quoted on the OTC under the symbol “APGT”. Appgate, Inc. intends to seek to uplist to Nasdaq or the NYSE as soon as possible following satisfaction of applicable listing requirements, which is expected to occur during the first half of 2022. In connection with the closing of the Merger, Appgate issued an additional $25.0 million in aggregate principal balance in convertible notes to Magnetar.

As of September 30, 2021, we had deferred specific incremental transaction costs within prepaid and other current assets of $2.6 million, of which $1.5 million is included in accrued expenses in the condensed consolidated balance sheet. Such costs were recorded as additional paid-in capital upon close of the Merger.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements — Discontinued Operations — see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by our management and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from our audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to our audited consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results to be expected for the entirety of 2021.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to continue mitigating related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020 or the three and nine months ended September 30, 2021, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Net (Loss) Income Per Share

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings LP (“SIS Holdings”), the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. As a result of the split, as of September 30, 2021, SIS Holdings owned 500 shares of Appgate’s common stock, which represented 100% of Appgate’s outstanding shares of common stock as of such date. Net (loss) income per share amounts for all periods presented has been retrospectively adjusted for the stock split.

Debt Issuance Costs and Fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expense, net on the condensed consolidated statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability on our condensed consolidated balance sheets.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

•     Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

•     Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

•     Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

•     Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

•     Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Transactions with Former Parent — Cyxtera

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”). On December 31, 2019, Cyxtera consummated several transactions (the “Cyxtera Spin-Off”), following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings, and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide members of the Company Group with certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Amounts allocated to Appgate during each of the three and nine months ended September 30, 2020 under the Services Agreement through the Intercompany Master Services Agreement described below were insignificant. The Service Providers waived all fees under the Services Agreement for 2021. The Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. The variable costs in the agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. For the three and nine months ended September 30, 2020, the Management Company charged us $1.0 million and $3.7 million, respectively, for services rendered under the Transition Services Agreement, including $0.4 million and $1.1 million, respectively, of short-term lease costs, and $29 thousand and $0.1 million, respectively, of variable lease costs during the same periods. Charges under the Transition Services Agreement for the three and nine months ended September 30, 2021 were insignificant. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the condensed consolidated statement of operations for the three and nine months ended September 30, 2020.

For the nine months ended September 30, 2021, we charged the Management Company $0.1 million of fees for services provided to the Management Company and its affiliates under the Transition Services Agreement (nothing was charged during the three months ended September 30, 2021). For the three and nine months ended September 30, 2020, we charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the condensed consolidated statement of operations for the three and nine months ended September 30, 2021 and 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Transactions with Former Parent — Cyxtera (cont.)

On February 8, 2021, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to/from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million. Because the Management Company was an affiliate under common control with us at the time of repayment, the settlement of these amounts was recognized as a capital contribution of $1.6 million.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During 2020, we received advances of $19.4 million under the Promissory Notes. The outstanding principal and interest under the Promissory Notes aggregated $153.8 million as of December 31, 2020. Management believes that the carrying value of the Promissory Notes approximated fair value.

During the three and nine months ended September 30, 2020, we recognized $1.0 million and $3.0 million, respectively, of interest expense on the Promissory Notes. During the nine months ended September 30, 2021, we recognized $0.5 million of interest expense on the Promissory Notes.

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution.

Note 3. Discontinued Operations

As stated in Note 1, on January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. We recorded a gain on the sale of Brainspace of $58.8 million. We have classified the results of Brainspace as discontinued operations in our condensed consolidated statements of operations for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations in the prior year condensed consolidated balance sheet are classified as discontinued operations.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3. Discontinued Operations (cont.)

The major classes of assets and liabilities attributable to discontinued operations as of December 31, 2020 are presented below (in thousands):
ASSETS
Current assets:
Cash	$27
Accounts receivable, net of allowance of $97	5,202
Contract assets	208
Deferred contract acquisition costs, current	979
Total current assets	6,416
Contract assets, noncurrent	8,419
Deferred contract acquisition costs, noncurrent	2,315
Goodwill	33,696
Intangible assets, net	15,758
Total assets	$66,604
LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128
Accrued expenses	4,993
Deferred revenue	1,247
Total current liabilities	6,368
Other liabilities	180
Total liabilities	6,548
Net assets	$60,056

Total assets and total liabilities as of December 31, 2020 were classified as current assets and liabilities of discontinued operations in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3. Discontinued Operations (cont.)

The major items constituting net income of discontinued operations for the three and nine months ended September 30, 2021 and 2020 are presented below (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$—	$2,389	$2,200	$13,297
Cost of revenue, exclusive of amortization shown below	—	578	142	1,857
Amortization expense	—	765	—	2,295
Total cost of revenue	—	1,343	142	4,152
Gross profit	—	1,046	2,078	9,145
Operating expenses:
Sales and marketing	—	661	240	2,289
Research and development	—	850	290	2,691
General and administrative	—	43	—	61
Depreciation and amortization(1)	—	364	—	1,092
Total operating expenses	—	1,918	530	6,133
Income from operations	—	(872)	1,548	3,012
Gain on the disposal of the discontinued operation	—	—	58,835	—
Other expense, net	—	(3)	—	(9)
(Loss) income from discontinued operations	—	(875)	60,383	3,003
Income tax expense of discontinued operations	212	—	583	—
Net (loss) income of discontinued operations, net of tax	$(212)	$(875)	$59,800	$3,003

____________

(1)        Comprises amortization expense of direct Brainspace intangibles.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Subscription revenue:
Multi-year subscription term-based licenses	$2,386	$1,299	$7,573	$4,503
1-year subscription term-based licenses	2,656	953	6,205	3,012
Total subscription term-based licenses	5,042	2,252	13,778	7,515
Subscription SaaS	3,286	2,217	8,012	6,923
Support and maintenance	1,099	797	3,110	2,415
Total subscription revenue	9,427	5,266	24,900	16,853
Perpetual licenses	347	54	1,719	1,374
Services and other	1,699	1,453	4,810	5,290
Total	$11,473	$6,773	$31,429	$23,517

The following table summarizes revenue by main geography in which we operate, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with us (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
US&C	$5,089	$3,536	$15,643	$12,507
LATAM	4,481	2,161	11,800	8,065
EMEA	671	743	1,941	1,902
APAC	1,232	333	2,045	1,043
Total	$11,473	$6,773	$31,429	$23,517

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. During the three and nine months ended September 30, 2021, we recognized revenue of $2.5 million and $5.4 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period. During the three and nine months ended September 30, 2020, we recognized revenue of $2.0 million and $3.9 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Revenue (cont.)

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $9.6 million and $7.9 million as of September 30, 2021 and December 31, 2020, respectively.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of September 30, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $32.8 million. We expect to recognize 34% of the transaction price over the next 12 months, with the remainder recognized thereafter. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Beginning balance	$8,856	$5,607
Capitalization of contract acquisition costs	4,503	4,927
Amortization of deferred contract acquisition costs	(2,136)	(1,790)
Impacts of foreign currency translation	191	112
Ending balance	$11,414	$8,856
Deferred contract acquisition costs, current	$3,241	$3,065
Deferred contract acquisition costs, noncurrent	$8,173	$5,791

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment losses of deferred contract acquisition costs during the nine months ended September 30, 2021 or the year ended December 31, 2020.

Sales commissions accrued but not paid as of September 30, 2021 and December 31, 2020 totaled $1.7 million at each date, which are included within accrued expenses in the condensed consolidated balance sheets.

Our fulfillment costs are generally not significant.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our debt, which consisted of our convertible senior notes as of September 30, 2021 and our Promissory Notes as of December 31, 2020. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 — Transactions with Former Parent — Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and their subsequent repayment and extinguishment.

The carrying value of our Notes (as defined in Note 9), net of issuance costs was $49.7 million as of September 30, 2021. The fair value of the Notes was estimated as $49.9 million as of September 30, 2021. The fair value was estimated using a TF binomial lattice model, which considered a calibrated yield and volatility for the Notes, with a risk-adjusted yield and volatility for movements in the market over the period from the issuance of the Notes to September 30, 2021. Because our common stock is not publicly traded, a synthetic credit rating for Appgate was developed by comparing certain of our financial ratios and metrics to those of other issuers with publicly available credit ratings from Standard& Poor’s, all of which are considered Level 3 inputs in the fair value hierarchy.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Beginning balance	$437	$650
(Reversal) provision for doubtful accounts	(167)	364
Write offs	—	(592)
Impacts of foreign currency translation	26	15
Ending balance	$296	$437

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):
	September 30, 2021	December 31, 2020
Prepaid expenses	$2,924	$1,640
Deferred transaction costs	2,649	—
Withholding taxes	297	336
Other current assets	—	36
Total	$5,870	$2,012

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 6. Balance Sheet Components (cont.)

Property and v Equipment, Net

Our property and equipment, net consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):
	September 30, 2021	December 31, 2020
Leasehold improvements	$4,331	$5,241
Equipment and fixtures	3,812	2,856
	8,143	8,097
Less: accumulated depreciation and amortization	(6,337)	(6,268)
Property and equipment, net	$1,806	$1,829

During the three and nine months ended September 30, 2021, we recognized depreciation and amortization expense on property and equipment of $0.2 million and $0.5 million, respectively. During the three and nine months ended September 30, 2020, we recognized depreciation and amortization expense on property and equipment of $0.1 million and $0.4 million, respectively.

Note 7. Goodwill and Intangible Assets

Goodwill

Goodwill was $71.6 million as of September 30, 2021 and December 31, 2020.

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships – 7.5 to 17.5 years, (ii) trademarks and tradenames – 8.5 to 14.5 years, and (iii) developed technology – 2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of September 30, 2021 and December 31, 2020 (in thousands):
	September 30, 2021			December 31, 2020			Weighted average remaining useful life (Years)
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Customer relationships	$30,157	$(14,866)	$15,291	$30,157	$(12,347)	$17,810	4.8
Trademarks and tradenames	18,732	(7,723)	11,009	18,732	(6,741)	11,991	9.0
Developed technology	38,879	(26,421)	12,458	38,869	(23,028)	15,841	2.9
Total	$87,768	$(49,010)	$38,758	$87,758	$(42,116)	$45,642

The main changes in the carrying amount of each major class of intangible assets during the nine months ended September 30, 2021 and the year ended December 31, 2020 was amortization, and to a lesser extent, foreign currency translation.

We recorded amortization expense on intangible assets of $2.3 million and $6.9 million in the three and nine months ended September 30, 2021, respectively. We recorded amortization expense on intangible assets of $2.8 million and $8.4 million in the three and nine months ended September 30, 2020, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the condensed consolidated statements of operations.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Goodwill and Intangible Assets (cont.)

Future amortization expense of intangible assets is as follows (in thousands):
For the years ending:
Remaining 2021	$2,295
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,918
Total	$38,758

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the nine months ended September 30, 2021 and 2020.

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the condensed consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for the three and nine months ended September 30, 2021 and 2020 (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating lease cost	$233	$438	$865	$1,129
Short-term lease cost	29	382	50	1,147
Variable lease cost	36	81	58	235
Total operating lease costs	$298	$901	$973	$2,511

Included in the three and nine months ended September 30, 2020 short-term lease cost above is $0.4 million and $1.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in the three and nine months ended September 30, 2020 variable lease cost above is $29 thousand and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020 and the Transition Services Agreement terminated on June 30, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8. Leases (cont.)

The following table presents information about leases on our condensed consolidated balance sheet as of September 30, 2021 and December 31, 2020 (in thousands):
	September 30, 2021	December 31, 2020
Operating lease right-of-use assets	$1,342	$2,008
Operating lease liabilities, current	$670	$779
Operating lease liabilities, noncurrent	$834	$1,256

At September 30, 2021, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.3 years and 5.39%, respectively. At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $0.7 million and $3.7 million for the nine months ended September 30, 2021 and 2020, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.6 million for the nine months ended September 30, 2020 (none in 2021).

Maturities of operating lease liabilities consisted of the following as of September 30, 2021 (in thousands):
For the years ending:
Remaining 2021	$212
2022	571
2023	304
2024	236
2025	236
Thereafter	60
Total future minimum lease payments	1,619
Less: Imputed interest	(115)
Total	$1,504

Note 9. Convertible Senior Notes

Convertible senior notes consist of the following as of September 30, 2021 (in thousands):
Principal amount of Notes	$50,000
Unamortized debt issuance costs	(309)
Net carrying amount	$49,691

On February 9, 2021, we issued $50.0 million in aggregate principal amount of convertible senior notes due 2024 (the “Notes”) to various funds managed by Magnetar Financial LLC (“Magnetar”). The Notes are subject to the terms and conditions of the note issuance agreement between Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Appgate and the lender parties thereto.

We received net proceeds of $49.8 million from the issuance of the Notes, after deducting fees and expenses of $0.2 million. As of September 30, 2021, we have additional debt issuance costs of $0.2 million recorded as accrued expenses in our condensed consolidated balance sheet. We recorded these expenses as debt issuance costs that will be amortized over the term of the Notes.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 9. Convertible Senior Notes (cont.)

The Notes are senior, unsecured obligations of Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Appgate’s U.S. subsidiaries and, as of the closing of the Merger, also by Appgate, Inc. The Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. As described in Note 1, upon closing of the Merger, we issued an additional $25.0 million in aggregate principal amount of Notes. We may also issue up to an additional $25.0 million in aggregate principal amount of Notes at the election of the holders of the Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Appgate’s discretion. The Notes bear interest at the annual rate of 5% with respect to interest payments made in cash and 5.50% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Notes. The Note Issuance Agreement includes certain affirmative and financial covenants we are required to satisfy. Appgate was in compliance with all covenants as of September 30, 2021 and expects to remain in compliance with such covenants for at least the next 12 months.

Other key terms of the Notes, as of September 30, 2021, follow:

Conversion upon Change of Control.    If Appgate undergoes a Change of Control (as defined in the Note Issuance Agreement) other than the Merger prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder. As of the closing of the Merger, since Appgate, Inc. assumed this conversion obligation pursuant to the Supplemental Agreement, the right of the holders of the Notes to convert is no longer into Appgate common stock, but instead into Appgate, Inc. common stock.

Conversion.    Other than upon a Change of Control, prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder. As of the closing of the Merger, since Appgate, Inc. assumed this conversion obligation pursuant to the Supplemental Agreement, the right of the holders of the Notes to convert is no longer into Appgate common stock, but instead into Appgate, Inc. common stock.

Guarantees; Conversion Obligations.    The Notes are guaranteed by each of Appgate’s wholly owned domestic subsidiaries and, as of the closing of the Merger, also by Appgate, Inc. Upon the consummation of certain events resulting in Appgate becoming a direct or indirect subsidiary of any person (including the Merger), such acquiring person, any direct or indirect parent company thereof and each subsidiary thereof (immediately prior to such event) shall unconditionally guarantee Appgate’s Obligations and assume all of Appgate’s Conversion Obligations and Change of Control Conversion Obligations and, upon such assumption, Appgate shall be released from its Conversion Obligations and Change of Control Conversion Obligations. As described in Note 18, in connection with the closing of the Merger, Appgate, Inc. entered into the Supplemental Agreement and, among other things, unconditionally guaranteed all of Appgate’s obligations related to the Notes, and assumed all of Appgate’s conversion obligations and change of control obligations thereunder.

Repurchase Upon a Fundamental Change.    Upon the occurrence of a Fundamental Change at any time after a Public Company Event (as such terms are defined in the Note Issuance Agreement), each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 9. Convertible Senior Notes (cont.)

Repurchase Upon a Change of Control.    Upon the occurrence of a Change of Control other than the Merger at any time before a Public Company Event, each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Covenants.    The Note Issuance Agreement contains restrictive covenants that, among other things, generally limit the ability of Appgate and certain of its subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue Disqualified Stock (as defined in the Note Issuance Agreement); (ii) create liens; (iii) pay dividends, acquire shares of capital stock, or make investments; (iv) issue guarantees; (v) sell assets and (vi) enter into transactions with affiliates. The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Note Issuance Agreement.

Events of Default.    The Note Issuance Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) nonpayment of principal or interest; (ii) breach of covenants or other agreements in the Note Issuance Agreement; (iii) defaults in failure to pay certain other indebtedness; and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Note Issuance Agreement, Magnetar or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

No Registration.    The Notes and any Appgate common stock to be issued upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This description of the Note Issuance Agreement and the Notes does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

If the holders have not converted the Notes and the Notes have not been redeemed by the maturity date, Appgate (and upon close of the Merger, Appgate, Inc.) must repay the outstanding principal amount and accrued interest.

The Notes contain (i) call options to be settled in cash upon the occurrence of a Change of Control (other than the Merger), (ii) put options to be settled in cash contingent upon the occurrence of a Fundamental Change (as defined in the Note Issuance Agreement) after a Public Company Event or a Change of Control (other than the Merger) and (iii) a default interest rate increase of 3% applicable upon the occurrence of an event of default. Appgate evaluated the embedded call and put options under the guidance of ASC 815, Derivatives and Hedging, and determined that the call and put options upon a Change of Control (other than the Merger) are embedded derivatives requiring bifurcation at fair value. However, management determined the probability of a cash settlement to be remote and as such the fair value of the embedded redemption feature has been estimated to be zero. Management also evaluated the other redemption features and determined there were no discounts or premiums that exceed 10%, concluding that any repurchase would be at market value. Accordingly, the fair value of those other redemption features was also estimated to be zero. Lastly, management evaluated the embedded conversion feature, and determined that currently, this embedded feature does not meet the net settlement criterion under ASC 815-15-25 because the underlying shares usually are not freely transferrable and thus not deemed readily convertible to cash. Consequently, the automatic conversion does not meet the criteria under ASC 815-15-25-1(c). For an embedded feature to be bifurcated, it must meet all three criteria in ASC 815-15-25-1. Therefore, this embedded feature does not require bifurcation.

During the three and nine months ended September 30, 2021, we recognized $0.6 million and $1.6 million, respectively, of interest expense on the Notes. The amortization of the debt issuance discount was insignificant during both periods.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 10. Commitments and Contingencies

Letters of Credit

As of September 30, 2021 and December 31, 2020, we had $1.4 million and $2.1 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of September 30, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Success Fee

As of September 30, 2021, we had a success fee arrangement with DBO Partners LLC for $2.5 million, which is contingent on the successful completion of the Merger. As disclosed in Note 1, the Merger was consummated on October 12, 2021, at which time, we settled this fee together with other transaction and closing costs.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of September 30, 2021, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $2.9 million. On October 12, 2021, Appgate, Inc.’s directors’ and officers’ insurance program became effective with an annual premium of $2.5 million. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 11. Common Stock

As of September 30, 2021, our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of September 30, 2021, we had 500 shares of common stock issued and outstanding. As of December 31, 2020, we had one (1) share of common stock issued and outstanding. As described in Note 1, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, as of September 30, 2021, SIS Holdings owned 500 shares of Appgate’s common stock, which represents 100% of Appgate’s outstanding shares of common stock as of such date. We have retrospectively adjusted common stock outstanding for all periods presented to give effect to the split.

Note 12. Profit Interest Units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs was as follows and is included in the following captions in our condensed consolidated statements of operations (in thousands):
	Three Months Ended, September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$131	$130	$394	$390
Sales and marketing	516	562	1,620	1,643
Research and development	99	177	309	442
General and administrative	189	304	579	966
Total	$935	$1,173	$2,902	$3,441

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 12. Profit Interest Units of SIS Holdings LP (cont.)

No related income tax benefit was recognized as of September 30, 2021 or December 31, 2020.

As of September 30, 2021, total equity-based compensation costs related to 10,275 unvested Class B units not yet recognized totaled $1.0 million, which is expected to be recognized over a weighted-average period of 0.77 years.

Effective July 29, 2021, the SIS Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 13. 401(k) Savings Plan

Effective January 1, 2021, Appgate’s employees became eligible to participate in the Cyxtera Cybersecurity Inc. d/b/a AppGate 401(k) Savings Plan (the “401(k) Plan”), a defined contribution benefit plan sponsored by the Company. Under the 401(k) Plan, the Company makes matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% of the employee’s compensation.

Prior to January 1, 2021, and effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% of the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 — Transactions with Former Parent — Cyxtera.

During the three and nine months ended September 30, 2021, we made matching contributions to the 401(k) Plan of $0.4 million and $1.3 million, respectively. During the three and nine months ended September 30, 2020, we made matching contributions to the Plan of $0.4 million and $1.1 million, respectively. These amounts are included in the following captions in the condensed consolidated statements of operations (in thousands):
	Three Months Ended, September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$83	$86	$261	$244
Sales and marketing	164	106	467	306
Research and development	141	126	385	364
General and administrative	59	50	158	137
Total	$447	$368	$1,271	$1,051

Note 14. Income Taxes

Effective tax rates for interim periods are based upon the Company’s estimate of the annual effective tax rate. Effective tax rates vary based upon an estimate of taxable earnings and on the mix of taxable earnings in the various states and countries in which we operate. Changes in the annual allocation and apportionment of the Company’s activity amongst these jurisdictions result in changes to the effective rate.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 14. Income Taxes (cont.)

The income tax expense of continuing operations for the three and nine months ended September 30, 2021 was $1.0 million and $2.0 million, respectively. The income tax expense on the pre-tax loss for the three months and nine months ended September 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

The income tax expense of continuing operations for the three and nine months ended September 30, 2020 was $0.1 million and $0.9 million, respectively. The income tax expense on the pre-tax loss for the three months and nine months ended September 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Refer to Note 4 — Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Note 2, in June 2021 and 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During each of the three and nine months ended September 30, 2021, we recognized $0.1 million of revenue from these licenses. During the nine months ended September 30, 2020, we recognized $0.1 million of revenue from these licenses (revenue for the three months ended September 30, 2020 was insignificant). As of September 30, 2021, we had a receivable from Cyxtera (and/or its subsidiaries) under these agreements for $0.1 million. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) under these agreements for $0.1 million. The December 31, 2020 balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings, are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During the nine months ended September 30, 2021 and 2020, we recognized $0.4 million and $0.2 million, respectively, of revenue from these contracts with Chewy. Revenue for the three months ended September 30, 2021 and 2020 was insignificant.

A member of the board of directors of SIS GP, is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During the nine months ended September 30, 2021, Appgate engaged Navex to provide certain compliance training and other related services. As of September 30, 2021, our payable to Navex was insignificant.

We did not have other significant related party relationships during the three and nine months ended September 30, 2021, or the year ended December 31, 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Unaudited Condensed Consolidated Financial Statements

Note 17. Due from Unrelated Party

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated, and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown for Appgate’s breach under certain circumstances set forth in the Merger Agreement. As of September 30, 2021, we had paid $0.2 million on behalf of Newtown, which we have recorded within accounts receivable in our condensed consolidated balance sheet, pending consummation of the Merger. As described in Note 1, the Merger was consummated on October 12, 2021.

Note 18. Subsequent Events

Closing of Merger and Additional Magnetar Funding

As described in Note 1, on October 12, 2021, we successfully completed the Merger, at which time the common stock of our now direct parent entity — Appgate, Inc. — began quoting on the OTC. Shortly after closing the Merger, the symbol Appgate, Inc. was quoted on the OTC under was updated from “NTWN” to “APGT”. In connection with the closing of the Merger, Appgate issued an additional $25.0 million in aggregate principal balance in Notes to Magnetar. In addition, on October 12, 2021, in connection with the closing of the Merger, Appgate, Inc. entered into a supplemental agreement (the “Supplemental Agreement”) with Appgate and Magnetar, as representative of the holders of the Notes, pursuant to which Appgate, Inc., among other things, unconditionally guaranteed all of Appgate’s obligations related to the Notes and assumed all of Appgate’s conversion obligations and change of control conversion obligations described herein.

2021 Incentive Compensation Plan

The Company’s 2021 Incentive Compensation Plan became effective on October 12, 2021.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of
Cyxtera Cybersecurity, Inc. d/b/a AppGate

Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyxtera Cybersecurity, Inc. d/b/a AppGate (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition — Allocation of Standalone Selling Price

As described in Notes 1 and 4 to the consolidated financial statements, the Company sells software through term-based license agreements, perpetual licenses agreements and software as a service (“SaaS”) subscriptions. The Company’s agreements for software licenses include maintenance and may also include professional services. Management identifies each performance obligation in the contract and allocates the total contract price to each performance obligation based on an estimated relative stand-alone selling price. The Company determines the standalone selling price utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

We identified the process of the determination of the estimated relative stand-alone selling price and allocation of the transaction price between performance obligations for the Company’s products and services using the adjusted market assessment approach as a critical audit matter. Subjective auditor judgment was involved in evaluating the Company’s assumptions regarding market conditions and pricing practices, including historical sales data and discounts from list price, where there was no direct observable data available.

The primary procedures we performed to address this critical audit matter included:

•     Performing procedures to test the completeness and accuracy of the data used to determine stand-alone selling price;

•     Evaluating the Company’s estimated standalone selling prices, including their compliance with the Company’s accounting policy, by assessing available, relevant external information and comparing the estimated standalone selling prices to internal historical disaggregated sales data by product or service, including discounts from list price, if any, by customer; and

•     Testing the allocation of the transaction price between performance obligations based on the estimated relative standalone selling prices on a test basis.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Miami, Florida
September 10, 2021

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(in thousands, except share information)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,505	$4,264
Restricted cash	2,116	1,892
Accounts receivable, net of allowance of $437 and $650, respectively	12,052	7,242
Contract assets	1,427	2,370
Deferred contract acquisition costs, current	3,065	2,394
Prepaid and other current assets	2,012	1,226
Due from former Parent, net (Note 2)	1,183	3,709
Current assets held for sale	66,604	5,169
Total current assets	91,964	28,266
Property and equipment, net	1,829	2,916
Operating lease right-of-use assets	2,008	3,064
Contract assets, noncurrent	6,496	5,528
Deferred contract acquisition costs, noncurrent	5,791	3,213
Goodwill	71,604	71,604
Intangible assets, net	45,642	56,488
Deferred income taxes	735	1,400
Other assets	184	160
Noncurrent assets held for sale	—	65,787
Total assets	$226,253	$238,426

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,558	$1,226
Accrued expenses	9,156	8,959
Operating lease liabilities, current	779	973
Deferred revenue, current	5,995	4,280
Other current liabilities	15	74
Promissory Notes, including accrued interest	153,811	—
Current liabilities held for sale	6,548	2,846
Total current liabilities	182,862	18,358
Deferred revenue, noncurrent	995	847
Operating lease liabilities, noncurrent	1,256	1,955
Promissory Notes, including accrued interest	—	130,276
Other liabilities	263	17
Total liabilities	185,376	151,453
Commitments and contingencies (Note 9)
Stockholder’s equity:
Common stock, $0.01 par value per share; 1,000 shares authorized; 500 shares issued and outstanding	—	—
Additional paid-in capital	471,701	466,256
Accumulated other comprehensive (loss) income	(667)	449
Accumulated deficit	(430,157)	(379,732)
Total stockholder’s equity	40,877	86,973
Total liabilities and stockholder’s equity	$226,253	$238,426

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019
(in thousands, except share and per share information)

	2020	2019
Revenue	$33,729	$30,392
Cost of revenue, exclusive of amortization shown below	15,560	15,822
Amortization expense	6,168	6,697
Total cost of revenue	21,728	22,519
Gross profit	12,001	7,873
Operating expenses:
Sales and marketing	25,175	16,097
Research and development	9,782	11,682
General and administrative	15,824	28,651
Depreciation and amortization	5,211	6,649
Goodwill impairment	—	170,000
Total operating expenses	55,992	233,079
Loss from continuing operations	(43,991)	(225,206)
Interest expense, net	(4,088)	(2,785)
Other expenses, net	(1,640)	(976)
Loss from continuing operations before income taxes	(49,719)	(228,967)
Income tax expense of continuing operations	(1,842)	(1,242)
Net loss of continuing operations	(51,561)	(230,209)
Net income (loss) of discontinued operations, net of tax	1,136	(265)
Net loss	$(50,425)	$(230,474)

(Loss) income per share:
Net loss from continuing operations per share – basic and diluted	$(103,122)	$(460,418)
Net income (loss) from discontinued operations per share – basic and diluted	$2,272	$(530)
Weighted-average shares used in computing net loss from continuing operations per share – basic and diluted	500	500
Weighted-average shares used in computing net income (loss) from discontinued operations per share – basic and diluted	500	500

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2020 and 2019
(in thousands)

	2020	2019
Net loss	$(50,425)	$(230,474)
Other comprehensive (loss) income:
Change in foreign currency translation	(1,116)	592
Other comprehensive (loss) income	(1,116)	592
Comprehensive loss	$(51,541)	$(229,882)

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Statements of Changes in Stockholder’s Equity
For the Years Ended December 31, 2020 and 2019
(in thousands, except share information)

	Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total stockholder’s equity
	Shares	Amount
Balance as of December 31, 2018	500	$—	$463,129	$(143)	$(149,258)	$313,728
Equity-based compensation	—	—	3,058	—	—	3,058
Transactions with former Parent (Notes 1 and 2)	—	—	69	—	—	69
Net loss	—	—	—	—	(230,474)	(230,474)
Other comprehensive income	—	—	—	592	—	592
Balance as of December 31, 2019	500	—	466,256	449	(379,732)	86,973
Equity-based compensation	—	—	3,691	—	—	3,691
Transactions with former Parent (Notes 1 and 2)	—	—	1,754	—	—	1,754
Net loss	—	—	—	—	(50,425)	(50,425)
Other comprehensive loss	—	—	—	(1,116)	—	(1,116)
Balance as of December 31, 2020	500	$—	$471,701	$(667)	$(430,157)	$40,877

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019
(in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(50,425)	$(230,474)
Net (income) loss of discontinued operations, net of tax	(1,136)	265
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,379	13,346
Goodwill impairment	—	170,000
Equity-based compensation, net	4,235	3,985
Amortization of deferred contract acquisition costs	1,790	1,106
Loss on disposal of assets	1,683	—
Operating leases, net	57	(146)
Bad debt expense	364	661
Deferred income taxes	(665)	66
Changes in assets and liabilities:
Accounts receivable	(5,175)	1,057
Contract assets	242	(4,048)
Prepaid and other current assets	(776)	(359)
Due from affiliates, net	9,737	1,599
Deferred contract acquisition costs	(5,368)	(2,752)
Other assets	27	110
Accounts payable	5,329	1,202
Accrued expenses	145	3,043
Deferred revenue	1,883	(284)
Other current liabilities	(58)	42
Other liabilities	248	(47)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(26,484)	(41,628)
Net cash, cash equivalents and restricted cash provided by (used in) operating activities of discontinued operations	9,301	(1,042)
Net cash, cash equivalents and restricted cash used in operating activities	(17,183)	(42,670)
Cash flows from investing activities:
Purchases of property and equipment	(1,074)	—
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(1,074)	—

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Consolidated Statements of Cash Flows — (Continued)
For the Years Ended December 31, 2020 and 2019
(in thousands)

	2020	2019
Cash flows from financing activities:
Proceeds from Promissory Notes	19,429	43,104
Repayment of finance leases	(21)	(19)
Net cash, cash equivalents and restricted cash provided by financing activities of continuing operations	19,408	43,085
Effect of foreign currency exchange rates on cash	(1,746)	(2,098)
Net decrease in cash, cash equivalents and restricted cash	(595)	(1,683)
Cash, cash equivalents and restricted cash at beginning of period	6,243	7,926
Cash, cash equivalents and restricted cash at end of period	5,648	6,243
Less cash of discontinued operations	(27)	(87)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156
Cash	$3,505	$4,264
Restricted cash	2,116	1,892
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$56	$33
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$583	$1,731

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Description of the Business

Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”), is a cybersecurity company that protects against breaches and fraud through innovative, identity-centric, Zero Trust solutions. Appgate exists to provide modern enterprises with a solution to increasingly common cyber-attacks, against which traditional cybersecurity tools are proving ineffective. We sell and deliver our solutions using a combination of term-based license subscriptions, perpetual licenses and software-as-a-service (“SaaS”), together with related support services. We were incorporated in Delaware in October 2016 and conduct business worldwide. Our headquarters is in Coral Gables, Florida.

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”).

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings LP, Cyxtera’s then sole stockholder (“SIS Holdings”), and Cyxtera, approved several transactions to reorganize Cyxtera’s cybersecurity business. In connection with the reorganization, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS Holdings, representing the relative fair value of all of the outstanding equity interests of Cyxtera’s cybersecurity business, in exchange for the transfer by Cyxtera of all issued and outstanding equity interests of the cybersecurity business (the “Cyxtera Spin-Off”) to SIS Holdings. The Cyxtera Spin-Off was accounted for as a common control transaction. Accordingly, the Cyxtera Spin-Off was accounted for by Appgate as a carve out from Cyxtera and has been accounted for based upon the guidance in Accounting Standards Codification (“ASC”) Topic 805-50, Business Combinations, which requires receiving entities to recognize the net assets received at their historical carrying amounts.

Transactions with former Parent recognized in our consolidated statements of changes in stockholder’s equity resulted from carve out adjustments related to transactions with and allocations from our former Parent.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements — Discontinued Operations — see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Merger with Newtown Lane

On February 8, 2021, we entered into an agreement and plan of reorganization (the “Merger Agreement”) with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Newtown (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate (the “Merger”), with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and, for periods prior to December 31, 2019, in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. While Appgate is a separate

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

legal and reporting entity, the term carve-out as used herein applies to general purpose financial statements of an operating unit, usually not itself a separate legal or reporting entity, which are derived or carved-out of those of a larger entity. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Appgate in such manner were as follows (in thousands):
2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had we been operating as a separate, stand-alone public company.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Appgate and the accounts of entities in which Appgate has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Such estimates include, but are not limited to, the determination of revenue recognition, deferred revenue, deferred contract acquisition costs, valuation of goodwill and acquired intangible assets, the period of benefit generated from our deferred contract acquisition costs, allowance for doubtful accounts, valuation of equity awards, useful lives of property and equipment, useful lives of acquired intangible assets, valuation of deferred tax assets and liabilities, fair value of our promissory notes, and the discount rate used for operating leases. Management determines these estimates and assumptions based on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ significantly from these estimates, and such differences may be material to the consolidated financial statements.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Foreign Currency

Our reporting currency is the U.S. dollar. The functional currency of our foreign subsidiaries is generally the currency of the economic environment in which a particular subsidiary primarily does business. Accordingly, monetary assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are re-measured at historical rates, and revenue and expenses are re-measured at average exchange rates in effect during each reporting period. The effects of translation adjustments are reported as a component of accumulated other comprehensive income (loss) in the consolidated statements of stockholder’s equity. Foreign currency transaction gains and losses are recorded in other expense, net in the consolidated statements of operations. We recognized re-measurement losses of $0.1 million and $0.3 million in 2020 and 2019, respectively.

Financial Instruments and Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Our cash and cash equivalents and restricted bank deposits are invested with major banks in the United States, Latin America, Europe and Asia. Generally, these investments may be redeemed upon demand, and we believe that the financial institutions that hold our cash deposits are financially sound and, accordingly, subject us to minimal credit risk.

Our trade receivables are mainly derived from sales to a diverse set of customers located in the following main geographical regions: United States and Canada (“US&C”); Latin America (“LATAM”); Europe, the Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”). Concentration of credit risk with respect to trade receivables is mitigated by credit limits, ongoing credit evaluation and account monitoring procedures.

As of December 31, 2020 and 2019, none of our customers comprised more than 10% of our accounts receivable, net.

Segment Information

We operate as one reportable and operating segment. Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition

We primarily sell our software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow our customers to use our SaaS services without taking possession of the software. Our products offer substantially the same functionality whether our customers receive them through a perpetual or term-based license or a SaaS arrangement. Our agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for our products for a specified term, which is typically one to three years. We offer a portfolio of professional services and extended support contract options

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

to assist our customers with integration, optimization, training and ongoing advanced technical support. We also generate revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Under ASC Topic 606, Revenue from Contracts with Customers, we recognize revenue when the customer obtains control of the promised goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Our contracts include varying terms and conditions and identifying and evaluating the impact of these terms and conditions on revenue recognition requires significant judgment. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, we perform the following steps:

(i) identification of the contract with a customer;

We enter into contracts with customers through order forms, which in some cases are governed by master sales agreements. We determine that we have a contract with a customer when the order form has been approved by us, each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, we have determined that the customer has the ability and intent to pay and the contract has commercial substance. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation and financial or other information pertaining to the customer. At contract inception, we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We also evaluate termination rights at contract inception to determine the impact, if any, on the contractual term.

(ii) determination of whether the promised goods or services are performance obligations;

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract.

Our term-based license arrangements include both an obligation to provide the right to use our software, as well as an obligation to provide support and maintenance for the duration of the term. Our perpetual software licenses include the perpetual obligation to provide the right to use our software and may include an obligation to provide support and maintenance for a limited period of time. Our SaaS products provide access to SaaS services as well as support, which we consider to be a single performance obligation.

Services-related performance obligations relate to software installation and the provision of consulting and training services. Software-installation services are distinct from subscriptions and do not result in significant customization of the software.

We have concluded that our contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii) measurement of the transaction price;

The transaction price is the amount of consideration we expect to be entitled to receive in exchange for transferring our products and services to a customer, excluding amounts collected on behalf of third parties. The consideration promised in our contracts with customers may include fixed amounts, variable amounts, or both. Revenues from usage-based royalty arrangements for distinct on-premise licenses and SaaS subscriptions are recognized as the end user usage occurs. For usage-based arrangements with a fixed minimum guarantee amount, the minimum amount is generally recognized upfront when the software is made available to the customer.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

(iv) allocation of the transaction price to the performance obligations; and

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). We determine the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which we separately sell these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when we do not sell the software license separately, we derive the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

(v) recognition of revenue when the Company satisfies each performance obligation;

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. Our term-based and perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer, as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on our SaaS arrangements is recognized ratably over the contract period as we satisfy the performance obligation, beginning on the date our service is made available to our customers.

Professional services and other revenue consist primarily of fees from professional services provided to our customers and partners to configure and optimize the use of our solutions, as well as training services related to the configuration and operation of our solutions. Our professional services are priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from our training services and sponsorship fees is recognized on the date the services are complete.

We generate sales directly through our sales team and through our channel partners. Sales to channel partners are made at a discount, and revenues are recorded at this discounted price once all of the revenue recognition criteria above are met. To the extent that we offer rebates, incentives or joint marketing funds to such channel partners, recorded revenues are reduced by those amounts. Channel partners generally receive an order from an end-customer prior to placing an order with us. Payment from channel partners is generally not contingent on the partner’s collection from end-customers. We are generally the party primarily responsible for fulfilling the promise to provide the specified good or service to the end customer. Accordingly, for sales through our channel partners, we generally are considered the principal to the end customer and thus, we report revenue on a gross basis.

Any sales taxes collected from customers and remitted directly to government authorities are excluded from revenue and cost of sales.

Incremental Costs to Obtain a Contract with a Customer

We capitalize incremental costs associated with obtaining customer contracts, specifically certain commission payments. We pay commissions based on contract value upon signing a new arrangement with a customer and upon renewal and upgrades of existing contracts with customers only if the renewal and upgrades result in an incremental increase in contract value. We also incur commission expense on an ongoing basis based upon revenue recognized. In these cases, no incremental costs are deferred, as the commissions are earned and expensed in the same period for which the associated revenue is recognized. Based on the nature of our technology and services, and the rate at which we continually enhance and update our technology, the expected life of the customer arrangement is determined to be approximately five years. Commissions for new arrangements and incremental renewals are both amortized over approximately five years. Amortization is primarily included in sales and marketing expense in the consolidated statements of operations. The current portion of deferred commission and incentive payments is included in deferred contract acquisitions costs, current, and the long-term portion is included in deferred contract acquisition costs, noncurrent on our consolidated balance sheets.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. Accounts receivable are stated at their realizable value, net of an allowance for doubtful accounts. We have a well-established collections history from our customers. Credit is extended to customers based on an evaluation of their financial condition and other factors. In determining the necessary allowance for doubtful accounts, management considers the current aging and financial condition of our customers, the amount of receivables in dispute and current payment patterns. The allowance for doubtful accounts has historically not been material. We do not have any off-balance-sheet credit exposure related to our customers.

Cash Equivalents

We classify all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Restricted Cash

Restricted cash consists of amounts invested in guaranteed investment certificates, which are required as collateral for the Company’s letters of credit and credit cards issued to several employees.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

Level 3 — Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Property and Equipment, Net

Property and equipment, net is stated at historical cost net of accumulated depreciation. Property and equipment, excluding leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease term.

Expenditures for maintenance and repairs are expensed as incurred and significant improvements and betterments that substantially enhance the life of an asset are capitalized.

Software Development Costs

Research and development costs for software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrently with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Business Combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ materially from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed on the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, our opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Appgate, less impairments.

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in the consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows are less than the carrying amount of an asset, we record an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. No impairment of long-lived assets was recorded during 2020 and 2019.

Assets Held for Sale

We consider assets to be held for sale when management, with appropriate authority, approves and commits to a formal plan to actively market the assets for sale at a price reasonable in relation to their estimated fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer has been initiated, the sale of the assets is probable and expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, we record the assets at the lower of their carrying value or their estimated fair value, reduced for the cost to dispose the assets, and cease to record depreciation and amortization expenses on the assets.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Assets and liabilities of a discontinued operation are reclassified for all comparative periods presented in the consolidated balance sheet. Refer to Note 3 — Discontinued Operations for additional information regarding our assets and liabilities held for sale.

Discontinued Operations

We report financial results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Discontinued operations reporting occurs only when the disposal of a component or a group of components of the Company (i) meets the held-for-sale classification criteria, is disposed of by sale, or disposed of other than by sale, and (ii) represents a strategic shift that will have a major effect on our operations and financial results. The results of operations and cash flows of a discontinued operation are restated for all comparative periods presented. Unless otherwise noted, discussion in the notes to our consolidated financial statements refers to the Company’s continuing operations only. Refer to Note 3 — Discontinued Operations for additional information regarding our discontinued operations.

Operating and Finance Leases

We enter into operating lease arrangements for real estate assets related to office space and colocation assets related to space and racks at data center facilities. Operating leases related balances are included in “operating lease right-of-use assets,” “operating lease liabilities, current,” and “operating lease liabilities, noncurrent” in our consolidated balance sheets. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make payments arising from the lease.

We determine if an arrangement contains a lease at inception based on whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. We classify leases as either financing or operating. Our finance leases are not significant to any of the periods presented. Operating lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments consist of the fixed payments under the arrangement. Variable costs, such as maintenance and utilities based on actual usage, are not included in the measurement of right-to-use assets and lease liabilities but are expensed and disclosed when the event determining the amount of variable consideration to be paid occurs.

As the implicit rate of our leases is not determinable, we use an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The lease expense is recognized on a straight-line basis over the lease term.

We generally use the base, non-cancelable lease term when recognizing the right-of-use assets and lease liabilities, unless it is reasonably certain that a renewal or termination option will be exercised. We account for lease components and non-lease components as a single lease component for all classes of underlying assets. Right-of-use assets are assessed for impairments consistent with our long-lived asset policy.

Leases with a term of twelve months or less are deemed short-term leases and are not recognized on the consolidated balance sheets for all classes of underlying assets. We recognize lease expense for these leases on a straight-line basis over the term of the lease and provide appropriate disclosures.

Equity-based Compensation

SIS Holdings issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Appgate and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 11 — Profit Interest Units of SIS Holdings LP.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

Research and Development

Our research and development expenses support our efforts to add new features to our existing offerings and to ensure the reliability, availability and scalability of our solutions. Our research and development teams employ software engineers in the design and the related development, testing, certification and support of our solutions. Accordingly, the majority of our research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by our engineers.

Advertising Expenses

Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred. We recognized advertising expense of $0.3 million and $0.4 million in 2020 and 2019, respectively.

Legal Contingencies

We may be subject to legal proceedings and litigation arising from time to time. We record a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. We periodically evaluate developments in our legal matters that could affect the amount of liability that we accrue, if any, and adjust, as appropriate. Until the final resolution of any such matter for which we may be required to record a liability, there may be a loss exposure in excess of the liability recorded and such amount could be significant. We expense legal fees as incurred.

Income Taxes

Through December 31, 2019, operations of the Company were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if we filed our own tax returns for 2019.

Our income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes we will incur in the future. In jurisdictions in which we were included in Cyxtera’s tax returns, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision. See Note 2 — Transactions with Former Parent — Cyxtera.

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21 percent, imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings, and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50 percent, subject to annual limitations. For GILTI, we have elected to account for the impact of the minimum tax as a period cost when incurred.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of our income tax provision are described in greater detail in Note 14 — Income Taxes.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to unrealized foreign currency gains or losses that are recorded as an element of stockholder’s equity and are excluded from net loss.

Net Loss Per Share

The Company does not have any instruments that would be dilutive to common stockholders.

As described in Notes 10 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. Net income (loss) per share for all periods presented has been retrospectively adjusted for the stock split.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which requires recognition of lease assets and liabilities for leases with terms of more than 12 months. This standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We adopted this standard effective January 1, 2019 using the transitional provision which allows for the adoption of Topic 842 to be applied on a modified retrospective basis at the beginning of the fiscal year of adoption. Our transition to ASC 842 represents a change in accounting principle and did not result in any impact to shareholders’ equity. As of January 1, 2019, we recognized approximately $2.9 million as an operating lease right-of-use asset, $1.3 million as an operating lease liability, current, and $1.6 million as an operating lease liability, noncurrent, on our consolidated balance sheet. We have elected the package of practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classification, our assessment on whether a contract is or contains a lease, and our initial direct costs for any leases that existed prior to adoption of the new standard. We have also elected to combine lease and non-lease components for real estate and colocation arrangements. In addition, we elected not to recognize lease liabilities and related right-of-use assets for leases that, at the lease commencement date, have a lease term of 12 months or less.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

•     Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

•     Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

•     Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies (cont.)

•     Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

•     Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This standard is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. We plan to adopt this standard effective January 1, 2023 using the modified retrospective transition method. We are currently evaluating the potential impact of this standard on our consolidated financial statements and related disclosures.

Note 2. Transactions with Former Parent — Cyxtera

As discussed in Note 1, on December 31, 2019, Cyxtera consummated the Cyxtera Spin-Off, following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with the Company Group. Under the Services Agreement, the Service Providers agreed to provide certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Appgate was allocated $0.1 million in each of 2020 and 2019 under the Services Agreement through the Intercompany Master Services Agreement described below. The Services Agreement was terminated on July 29, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 2. Transactions with Former Parent — Cyxtera (cont.)

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into the Intercompany Master Services Agreement. Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. In 2019, approximately $21.3 million was allocated to Appgate under the Intercompany Master Services Agreement, including $0.6 million of variable lease costs and $1.3 million related to equity-based compensation costs. The variable costs in the Intercompany Master Services Agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. See Note 1 for details regarding classification of these costs in the consolidated statement of operations for 2019.

The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. During 2020, the Management Company charged us $4.2 million for services rendered under the Transition Services Agreement, including $1.5 million and $0.1 million of short-term lease cost and variable lease costs. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the consolidated statement of operations for 2020. During 2020, we charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expenses, net in the consolidated statement of operations for 2020.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. Management believes that the carrying value of the Promissory Notes approximates fair value.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 2. Transactions with Former Parent — Cyxtera (cont.)

As discussed in Note 17 — Subsequent Events, on February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Note 3. Discontinued Operations

As stated in Note 1, on December 17, 2020, we executed a securities purchase agreement pursuant to which we agreed to sell 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. The transaction closed on January 20, 2021.

The major classes of assets and liabilities attributable to discontinued operations, which are included in total assets and liabilities of the disposal group classified as held for sale in our consolidated balance sheets as of December 31, 2020 and 2019 are presented below (in thousands):
	2020	2019
ASSETS
Current assets:
Cash	$27	$87
Accounts receivable, net of allowance of $97 and $42, respectively	5,202	3,786
Contract assets	208	468
Deferred contract acquisition costs, current	979	828
Total current assets	6,416	5,169
Contract assets, noncurrent	8,419	10,364
Deferred contract acquisition costs, noncurrent	2,315	2,579
Goodwill	33,696	33,696
Intangible assets, net	15,758	19,148
Total assets	$66,604	$70,956

LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128	$170
Accrued expenses	4,993	1,760
Deferred revenue	1,247	916
Total current liabilities	6,368	2,846
Other liabilities	180	—
Total liabilities	6,548	2,846
Net assets	$60,056	$68,110

Total assets and total liabilities as of December 31, 2020 are classified as current assets and liabilities held for sale in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 3. Discontinued Operations (cont.)

The major items constituting net income (loss) attributable to discontinued operations for 2020 and 2019 are presented below (in thousands):
	2020	2019
Revenue	$17,933	$15,694
Cost of revenue, exclusive of amortization shown below	2,492	2,613
Amortization expense	2,296	3,062
Total cost of revenue	4,788	5,675
Gross profit	13,145	10,019
Operating expenses:
Sales and marketing	3,397	3,679
Research and development	4,285	4,567
General and administrative	2,811	808
Depreciation and amortization(1)	1,094	1,458
Total operating expenses	11,587	10,512
Income (loss) from operations	1,558	(493)
Other (expense) income, net	(422)	228
Net income (loss) of discontinued operations	$1,136	$(265)

____________

(1)        Comprises amortization expense of direct Brainspace intangibles.

Income tax of discontinued operations was inconsequential for 2020 and 2019.

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):
	2020	2019
Subscription revenue:
Multi-year subscription term-based licenses	$6,636	$3,886
1-year subscription term-based licenses	4,984	3,217
Total subscription term-based licenses	11,620	7,103
Subscription SaaS	9,173	8,916
Support and maintenance	3,352	2,796
Total subscription revenue	24,145	18,815
Perpetual licenses	2,770	2,946
Services and other	6,814	8,631
Total	$33,729	$30,392

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 4. Revenue (cont.)

The following table summarizes revenue by main geography in which we operate based on the billing address of customers who have contracted with us (in thousands):
	2020	2019
US&C	$17,385	$15,875
LATAM	11,768	11,198
EMEA	2,857	2,242
APAC	1,719	1,077
Total	$33,729	$30,392

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. In 2020 and 2019, we recognized revenue of $4.1 million and $4.5 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related year.

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 days to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $7.9 million as of each of December 31, 2020 and 2019.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 4. Revenue (cont.)

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):
	2020	2019
Beginning balance	$5,607	$3,556
Capitalization of contract acquisition costs	4,927	2,970
Amortization of deferred contract acquisition costs	(1,790)	(1,106)
Impacts of foreign currency translation	112	187
Ending balance	$8,856	$5,607

Deferred contract acquisition costs, current	$3,065	$2,394
Deferred contract acquisition costs, noncurrent	$5,791	$3,213

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment loses of deferred contract acquisition costs during 2020 and 2019.

Sales commissions accrued but not paid as of December 31, 2020 and 2019 totaled $1.7 million at each date, which are included within accrued expenses in the consolidated balance sheets.

Our fulfillment costs are generally not significant.

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our Promissory Notes. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 — Transactions with Former Parent — Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and 2019. Refer to Note 17 — Subsequent Events for details regarding the repayment and extinguishment of the Promissory Notes.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):
	2020	2019
Beginning balance	$650	$619
Provision for allowance for doubtful accounts	364	661
Write offs	(592)	(645)
Impacts of foreign currency translation	15	15
Ending balance	$437	$650

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 6. Balance Sheet Components (cont.)

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of December 31, 2020 and 2019 (in thousands):
	2020	2019
Prepaid expenses	$1,640	$1,109
Withholding taxes	336	103
Other current assets	36	14
Total	$2,012	$1,226

Property and Equipment, Net

Our property and equipment, net consisted of the following as of December 31, 2020 and 2019 (in thousands):
	2020	2019
Leasehold improvements	$5,241	$5,890
Equipment and fixtures	2,856	3,107
	8,097	8,997
Less: accumulated depreciation and amortization	(6,268)	(6,081)
Property and equipment, net	$1,829	$2,916

During 2020 and 2019, we recognized depreciation and amortization expense on property and equipment of $0.5 million and $1.9 million, respectively, including $1.4 million in 2019 allocated to us by our former Parent under the Intercompany Master Services Agreement described in Note 2.

Note 7. Goodwill and Intangible Assets

Goodwill

The changes in the carrying amount of goodwill consisted of the following (in thousands):
Balance at December 31, 2018	$275,300
Impairment	(170,000)
Allocation to discontinued operations	(33,696)
Balance at December 31, 2019	$71,604
Balance at December 31, 2020	$71,604

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 7. Goodwill and Intangible Assets (cont.)

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships–7.5 to 17.5 years, (ii) trademarks and tradenames–8.5 to 14.5 years, and (iii) developed technology–2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of December 31, 2020 and 2019 (in thousands):
	2020			2019			Weighted average remaining useful life (Years)
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Customer relationships	$30,157	$(12,347)	$17,810	$30,157	$(8,988)	$21,169	5.5
Trademarks and tradenames	18,732	(6,741)	11,991	18,732	(5,431)	13,301	9.7
Developed technology	38,869	(23,028)	15,841	38,860	(16,842)	22,018	3.6
Total	$87,758	$(42,116)	$45,642	$87,749	$(31,261)	$56,488

The main changes in the carrying amount of each major class of intangible assets during 2020 and 2019 was amortization, and to a lesser extent, foreign currency translation.

We recorded amortization expense on intangible assets of $10.9 million and $11.4 million in 2020 and 2019, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the consolidated statements of operations.

Future amortization expense of intangible assets is as follows (in thousands):
For the years ending:
2021	$9,192
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,905
Total	$45,642

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. During 2019, we recorded a goodwill impairment charge of $170.0 million. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models Cyxtera used to value the assets at the time of their acquisition by Cyxtera.

For purposes of our annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach was used, the inputs also included publicly available data about our competitors’ financial ratios and transactions.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for 2020 and 2019 (in thousands):
	2020	2019
Operating lease cost	$1,411	$1,367
Short-term lease cost	1,611	71
Variable lease cost	334	788
Total operating lease costs	$3,356	$2,226

Included in 2020 short-term lease cost and variable lease cost above is $1.5 million and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in 2019 variable lease cost above is $0.6 million charged to us by Cyxtera under the Intercompany Master Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. The Intercompany Master Services Agreement was terminated on July 29, 2021. The Transition Services Agreement ended on June 30, 2021.

The following table presents information about leases on our consolidated balance sheet as of December 31, 2020 and 2019 (in thousands):
	2020	2019
Operating lease right-of-use assets	$2,008	$3,064
Operating lease liabilities, current	$779	$973
Operating lease liabilities, noncurrent	$1,256	$1,955

At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively. At December 31, 2019, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.7 years and 6.31%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $1.4 million and $1.5 million for 2020 and 2019, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.6 million and $1.7 million for 2020 and 2019, respectively.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 8. Leases (cont.)

Maturities of operating lease liabilities consisted of the following as of December 31, 2020 (in thousands):
For the years ending:
2021	$988
2022	600
2023	305
2024	232
2025	232
Thereafter	1
Total future minimum lease payments	2,358
Less: Imputed interest	(323)
Total	$2,035

Note 9. Commitments and Contingencies

Letters of Credit

As of December 31, 2020 and 2019, we had $2.1 million and $1.9 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 10. Common Stock

Our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, we had one (1) share of common stock issued and outstanding. As described in Notes 1 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Note 11. Profit Interest Units of SIS Holdings LP

SIS Holdings adopted the SIS Holdings LP Class B Unit Plan (the “SIS Holdings Plan”) in May 2017. The purpose of the SIS Holdings Plan is to promote the interests of SIS Holdings and its controlled affiliates, including Appgate and Cyxtera by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS Holdings and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 11. Profit Interest Units of SIS Holdings LP (cont.)

long-term growth and financial success of SIS Holdings and its controlled affiliates. 1,000,000 Class B profit interest units were originally available for issuance pursuant to awards under the SIS Holdings Plan. Class B units issued under the SIS Holdings Plan are limited partnership units in SIS Holdings and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS Holdings dated May 1, 2017.

All outstanding awards, including, but not limited to, awards to employees of Appgate, under the SIS Holdings Plan were issued in 2017, 2018 and 2019. Awards under the SIS Holdings Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017), and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event.” An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS Holdings and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS Holdings and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS Holdings. The holders of the Class B units were not required to make any capital contributions to SIS Holdings, Appgate or Cyxtera in exchange for their Class B units and are entitled to receive distributions (when and if declared by SIS Holdings) on their vested units (including those accelerated upon an exit event).

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of Appgate and Cyxtera rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints,” which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value. Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based on the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during 2019:

•     Expected Life — 3.9 years.    The expected term to a liquidity event was estimated based on the former Parent (Cyxtera) management’s view of timeline to achieve an exit event.

•     Risk-free rate — 1.55%.    The estimated risk-free rate is based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

•     Expected volatility — 45%.    Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies (considering the combined group of Appgate and Cyxtera), adjusted for leverage.

•     Expected dividend — 0%.    Neither we nor Cyxtera has paid and is not expecting to pay dividends in the foreseeable future.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 11. Profit Interest Units of SIS Holdings LP (cont.)

The following summary shows the activity in PIU awards granted by SIS Holdings to employees of Appgate:
	Number of units	Weighted- average grant date fair value
Outstanding at December 31, 2018	273,027	$86.21
Granted	14,000	104.69
Forfeited	(25,268)	(86.94)
Outstanding at December 31, 2019	261,759	87.13
Forfeited	(8,375)	(87.32)
Outstanding at December 31, 2020	253,384	$87.12

Equity-based compensation costs totaled $4.2 million and $4.0 million for 2020 and 2019, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):
	2020	2019
Cost of revenue	$503	$224
Sales and marketing	2,211	1,196
Research and development	360	712
General and administrative	1,161	1,853
Total	$4,235	$3,985

No related income tax benefit was recognized as of December 31, 2020 or 2019.

As of December 31, 2020, total equity-based compensation costs related to 63,821 unvested Class B units not yet recognized totaled $4.2 million, which is expected to be recognized over a weighted-average period of 1.14 years.

Effective July 29, 2021, the SIS Holdings Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 12. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS Holdings and to create an opportunity for certain key employees to participate in value creation. Certain employees of Appgate are participants under the LTI Plan.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 12. Cyxtera Management, Inc. Long-Term Incentive Plan (cont.)

Award units entitle the holder to share in the equity appreciation of SIS Holdings upon an exit event or an initial public offering (an “IPO”) of Cyxtera or its successor. Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70.0 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. We have determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and caused its subsidiaries to terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to Appgate, Cyxtera, or any of their respective subsidiaries.

Note 13. Cyxtera 401(k) Savings Plan

Effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 — Transactions with Former Parent — Cyxtera.

During 2020 and 2019, we made matching contributions to the Plan of $1.4 million and $1.6 million, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):
	2020	2019
Cost of revenue	$313	$402
Sales and marketing	438	336
Research and development	463	524
General and administrative	183	312
Total	$1,397	$1,574

Note 14. Income Taxes

The amounts of loss from continuing operations before income taxes was as follows (in thousands):
	2020	2019
United States	$(52,224)	$(234,613)
Foreign	2,505	5,646
Total	$(49,719)	$(228,967)

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 14. Income Taxes (cont.)

The income tax expense from continuing operations for 2020 and 2019 consisted of the following (in thousands):
	2020	2019
Current:
Federal	$—	$—
State	87	79
Foreign	1,090	1,229
Total current expense	1,177	1,308
Deferred:
Federal	—	—
State	62	14
Foreign	603	(80)
Total deferred expense	665	(66)
Income tax expense	$1,842	$1,242

The effective tax rates for 2020 and 2019 were 3.7% and 0.5%, respectively. An income tax reconciliation between the U.S. Federal statutory tax rate of 21% for each of 2020 and 2019 and the effective tax rate is as follows (in thousands):
	2020		2019
Income tax at U.S. Federal statutory income tax rate	$(10,441)	21.0%	$(48,083)	21.0%
State and local taxes, net of Federal income tax benefit	(1,371)	2.8%	(405)	0.2%
State tax rate change	—	0.0%	(1,396)	0.6%
Valuation allowance	11,028	-22.2%	11,505	-5.0%
Goodwill impairment	—	0.0%	35,700	-15.6%
Nondeductible expenses	940	-2.0%	1,300	-0.6%
Taxes of foreign operations at rates different than U.S. Federal statutory income tax rate	1,435	-2.9%	1,072	-0.5%
Other	251	-0.5%	1,549	-0.7%
Total	$1,842	-3.7%	$1,242	-0.5%

The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modifications to the limitation placed on the tax deductibility of interest expense.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 14. Income Taxes (cont.)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in thousands):
	2020	2019
Deferred tax assets:
Net operating loss carryforward	$60,280	$56,703
Accrued expenses	2,449	1,089
Allowance for doubtful accounts	127	167
163(j) Interest expense limitation and carryforward	996	629
Total deferred tax assets	63,852	58,588
Deferred tax liabilities:
Property and equipment	(427)	(615)
Deferred revenue	(3,884)	(5,440)
Intangible assets	(14,099)	(17,515)
Deferred contract acquisition costs	(2,753)	(2,048)
Other	(79)	(437)
Total deferred tax liabilities	(21,242)	(26,055)
Valuation allowance	(41,875)	(31,133)
Deferred income tax asset, net	$735	$1,400

The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state NOLs that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and we have recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, we had U.S. Federal NOL carryforwards of $259.0 million generated in tax years 2002 through 2020, of which $154.1 million will expire from 2022 to 2037 and $105.0 million will carry forward indefinitely. We have state NOL carryforwards of $88.9 million generated in tax years 2007 through 2020. The state NOL carryforwards of $85.0 million will expire from 2021 to 2040 and $3.7 million will carryforward indefinitely. Additionally, we have foreign NOL carry forwards of $5.5 million generated from tax years 2006 through 2016, of which $5.5 million will carry forward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, we have recorded a valuation allowance of $41.9 million for the portion of the deferred tax asset that did not meet the more-likely-than-not realization criteria. We increased the valuation allowance on our net deferred taxes by $10.7 million during 2020. The changes in the valuation allowance are primarily due to certain U.S. and foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain Federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 14. Income Taxes (cont.)

We are subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, we were no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, we are no longer subject to foreign examinations by tax authorities for tax years prior to 2017. All material withholding tax returns and income tax returns have been timely filed.

We do not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020. While we currently do not have any UTPs, it is foreseeable that the calculation of our tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, we would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, we would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. If any, we recognize and include interest and penalties accrued on uncertain tax positions as a component of income tax expense.

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Our long-lived assets consist of property and equipment and operating lease right-of-use assets, which are summarized by geographic area as follows:
	2020				2019
	US&C	LATAM	EMEA	Total	US&C	LATAM	EMEA	Total
Property and equipment, net	$1,239	$428	$162	$1,829	$2,333	$499	$84	$2,916
Operating lease right-of-use assets	705	456	847	2,008	1,042	866	1,156	3,064
Total	$1,944	$884	$1,009	$3,837	$3,375	$1,365	$1,240	$5,980

Refer to Note 4 — Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Notes 1 and 2, in June 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During 2020, we recognized $0.1 million of revenue from these licenses. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) for $0.1 million under these agreements. The balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS GP are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During 2020, we recognized $0.2 million of revenue from contracts with Chewy for certain cybersecurity products.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 16. Related Party Transactions (cont.)

A member of the board of directors of SIS GP is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During 2019, we recognized $0.1 million of revenue from a contract with Navex for certain professional services provided to Navex.

We did not have other significant related party relationships during 2019 or 2020.

Note 17. Subsequent Events

Closing of Brainspace Sale

On January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million and recognized a gain on sale of $58.8 million. We do not expect any significant continuing involvement with Brainspace after consummation of the sale.

Stock Split

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held and currently holds 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Settlement of Promissory Notes and Transition Services Agreement with Cyxtera

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution. In addition, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to/from under the Intercompany Master Services Agreement and the Transition Services Agreement described in Note 2 — Transactions with Former Parent — Cyxtera, which trade balances and other amounts totaled $2.6 million.

Merger Agreement with Newtown and Convertible Notes

On February 8, 2021, we entered into the Merger Agreement with Newtown and Merger Sub. Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. The Merger is expected to be consummated in the fourth quarter of the calendar year 2021, subject to the fulfillment of certain conditions. Prior to the consummation of the Merger, we expect Newtown to adopt, and its stockholders to approve, the 2021 Appgate, Inc. Incentive Stock Plan (the “2021 Plan”). Upon consummation of the Merger, the current owners of Appgate are expected to retain approximately 88.89% ownership of the combined company (assuming no conversion of the Notes (as defined below) and not giving effect to any shares issuable under the 2021 Plan).

On the same date, we also announced that Magnetar Financial LLC, together with its affiliates, agreed to invest up to $100.0 million in convertible notes. Under the terms of the investment, we issued $50.0 million in aggregate principal amount of convertible notes at the signing of the Merger Agreement (the “Initial Notes”), expect to issue $25.0 million in aggregate principal amount of convertible notes upon closing of the Merger (the “Additional

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)
Notes to Consolidated Financial Statements

Note 17. Subsequent Events (cont.)

Notes”), and may issue up to an additional $25.0 million in aggregate principal amount of convertible notes at the election of the holders of the notes, in one or more closings, on or prior to February 8, 2022 (the “Optional Notes” and, together with the Initial Notes and the Additional Notes, the “Notes”). Subject to certain exceptions, SIS Holdings will retain 100% of its existing equity in the combined company for at least 12 months post-closing of the Merger.

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown due to our breach under certain circumstances set forth in the Merger Agreement. Through the date of issuance of these financial statements, we have paid $0.2 million on behalf of Newtown. As described in Note 1, the Merger is expected to be consummated during the fourth quarter of calendar year 2021.

Amendment to SIS Holdings Plan and Early Settlement of LTI Plan

Effective July 29, 2021, the SIS Holdings Plan was amended as further described in Note 11 — Profit Interest Units of SIS Holdings LP. On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and as further described on Note 12 — Cyxtera Management, Inc. Long-Term Incentive Plan, the consummation of the Cyxtera Transaction resulted in an “Early Settlement Event” under the LTI Plan.

NEWTOWN LANE MARKETING, INCORPORATED
CONDENSED BALANCE SHEETS

	September 30, 2021	March 31, 2021
	(unaudited)
ASSETS

Current Assets
Cash	$8,665	$7,285
TOTAL ASSETS	$8,665	$7,285

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$118,225	$195,258
Convertible notes payable – Related Party	367,000	367,000
Due to unrelated party	160,086	—
TOTAL LIABILITIES	645,311	562,258

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ DEFICIT

Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,643,740 shares issued and outstanding, respectively	14,644	14,644
Additional paid-in capital	2,085,732	2,083,232
Accumulated deficit	(2,737,022)	(2,652,849)

TOTAL STOCKHOLDERS’ DEFICIT	(636,646)	(554,973)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,665	$7,285

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
CONDENSED STATEMENTS OF OPERATIONS
Three and Six Months Ended September 30, 2021 and 2020
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Expenses
Selling, general and administrative	$61,504	$11,313	$75,073	$21,846
Interest expense, net	4,525	4,491	9,100	8,817
Total expense	$66,029	$15,804	$84,173	$30,663

Net loss	$(66,029)	$(15,804)	$(84,173)	$(30,663)

Net loss per share – basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding – basic and diluted	14,643,740	13,757,550	14,643,740	13,757,550

The accompanying notes are an integral part of these unaudited condensed financial statements

NEWTOWN LANE MARKETING, INCORPORATED
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
Three and Six Months Ended September 30, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2021	—	$—	14,643,740	$14,644	$2,083,232	$(2,652,849)	$(554,973)
Contributed services					1,250		1,250
Net Loss						(18,144)	(18,144)
Balance at June 30, 2021 (unaudited)	—	$—	14,643,740	$14,644	$2,084,482	$(2,670,993)	$(571,867)
Contributed services					1,250		1,250
Net Loss						(66,029)	(66,029)
Balance at September 30, 2021 (unaudited)	—	$—	14,643,740	$14,644	$2,085,732	$(2,737,022)	$(636,646)
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2020	—	$—	13,757,550	$13,758	$2,070,756	$(2,497,169)	$(412,655)
Contributed services					1,250		1,250
Net loss						(14,859)	(14,859)
Balance at June 30, 2020 (unaudited)	—	$—	13,757,550	$13,758	$2,072,006	$(2,512,028)	$(426,264)
Contributed services					1,250		1,250
Net Loss						(15,804)	(15,804)
Balance at September 30, 2020 (unaudited)	—	$—	13,757,550	$13,758	$2,073,256	$(2,527,832)	$(440,818)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(84,173)	$(30,663)
Adjustments to reconcile net loss to cash used in operating activities:
Contributed services	2,500	2,500
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued expenses	(77,033)	4,423
NET CASH USED IN OPERATING ACTIVITIES	$(158,706)	$(23,740)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to unrelated party	$160,086	$—
Issuance convertible notes payable – related party	—	20,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	$160,086	$20,000

NET CHANGE IN CASH	1,380	(3,740)

CASH AT BEGINNING OF PERIOD	7,285	13,831
CASH AT END OF PERIOD	$8,665	$10,091

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

NOTE 1 — DESCRIPTION OF COMPANY

Newtown Lane Marketing, Incorporated (“we”, “our”, “us” or “Newtown”) was incorporated in Delaware on September 26, 2005. We previously held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, as detailed below, and we discontinued our efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

The interim financial information as of September 30, 2021 and for the three and six month periods ended September 30, 2021 and 2020 have been prepared without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures made are adequate to provide for fair presentation. These financial statements should be read in conjunction with the financial statements and the notes thereto, included in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2021, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of our financial position as of September 30, 2021 and results of operations and cash flows for the six months ended September 30, 2021 as applicable, have been made. The results of operations for the three and six months ended September 30, 2021 are not necessarily indicative of the operating results that may be expected for the full fiscal year or any future periods.

RECENT EVENTS

On February 8, 2021, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) with Newtown Merger Sub Corp., a Delaware corporation and the Company’s wholly owned subsidiary (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as Appgate), a Delaware corporation (“Appgate”). Pursuant to the Agreement, Merger Sub will merge with Appgate (the “Merger”) with Appgate being the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Company.

Upon consummation of the Merger (the “Closing”), each share of Appgate’s common stock outstanding on the closing date will be converted into 234,299.84 shares of the Company’s common stock. Additionally, the Company will assume all of Appgate’s obligations under its note issuance agreement (“Notes Issuance Agreement”) and the 5% convertible senior notes (“Convertible Senior Notes”) issued thereunder in an aggregate principal amount of $50 million, with an additional aggregate principal amount of $25 million subject to issuance at Closing (the “Additional Notes”) and a further aggregate principal amount of $25 million issuable, in the option of the holders, within 12 months of signing of the Merger Agreement.

It is estimated that, at the Closing and assuming none of the Convertible Senior Notes or Additional Notes have been converted into shares of the Company’s common stock and not taking into account an equity incentive plan, the current stockholder’s of Appgate will own approximately 89% of the outstanding shares of the Company’s common stock and the current stockholders of the Company will own approximately 11% of the outstanding common stock of the Company.

The Merger is expected to be consummated in the third quarter of 2021, subject to the fulfillment of certain closing conditions.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern — The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates Newtown continuing as a going concern. Our purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company inasmuch as we are not generating revenues, we do not own an operating business, and have no specific plan other than to engage in the merger transaction with Appgate. There is no assurances that we will be able to consummate such transaction. The implementation of our business objectives is wholly contingent upon a business combination. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since inception, Newtown has incurred an accumulated deficit of $2,737,022 through September 30, 2021. For the six months ended September 30, 2021, Newtown had net losses of $84,173, respectively. Newtown has incurred negative cash flow from operating activities since its inception. Newtown has spent, and subject to obtaining additional financing, expects to continue to spend, substantial amounts in connection with executing its business strategy. These conditions raise substantial doubt about Newtown’s ability to continue as a going concern.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The estimates include valuation of deferred taxes and valuation of contributed services.

Fair Value of Financial Instruments — Pursuant to the FASB guidance, “Disclosures About Fair Value of Financial Instruments,” we are required to estimate the fair value of all financial instruments included on our balance sheet. We consider the carrying value of accounts payable, accrued expenses, due to unrelated parties and convertible notes in the financial statements to approximate their face value.

Statements of Cash Flows — For purposes of the statements of cash flows we consider all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

Loss Per Share — Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB ASC No. 260, “Earnings Per Share”. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. For September 30, 2021 and 2020, 0 and 886,190 options outstanding were not included in the computation of loss per share because their inclusion is anti-dilutive.

Recent accounting pronouncements — All recent accounting pronouncements issued but not yet effective have been reviewed and determined to be not applicable or is not expected to have a material impact on the Company’s condensed financial statements.

NOTE 3 — CONVERTIBLE NOTES PAYABLE — RELATED PARTY

On May 14, 2013, Ironbound loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the “May 2013 Note”). The May 2013 Note was initially issued with a two-year term and bore interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

NOTE 3 — CONVERTIBLE NOTES PAYABLE — RELATED PARTY (cont.)

Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the Amended and Restated Note, as described below.

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note has a maturity date of August 31, 2015 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged.

Effective September 1, 2015, the maturity dates of the Prior Notes was extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and assumed the role of President of the Company.

On December 31, 2015, Ironbound advanced to us an additional $10,000. This amount was subsequently evidenced by a promissory note (the “December 2015 Note”) with the same terms as the Prior Notes. The proceeds of the December 2015 Note was utilized by the Company to fund working capital needs.

On April 1, 2016, we issued a convertible promissory note (the “2016 Note”) in the principal amount of $10,000 to Ironbound. The 2016 Note has the same terms as the Prior Notes. The proceeds of the 2016 Note was utilized by the Company to fund working capital needs.

On July 15, 2016, we issued a convertible promissory note (the “July 2016 Note”) in the principal amount of $25,000 to Ironbound Partners Fund, LLC. The July 2016 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note was utilized by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of the Outstanding Notes was extended from August 31, 2016 to August 31, 2017.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

NOTE 3 — CONVERTIBLE NOTES PAYABLE — RELATED PARTY (cont.)

On February 14, 2017, we issued a convertible promissory note (the “February 2017 Note” and together with the December 2015 Note, the 2016 Note and the July 2016 Note, the “Outstanding Notes”) in the principal amount of $50,000 to Ironbound. The February 2017 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note was utilized by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of the Outstanding Notes was extended from August 31, 2017 to August 31, 2018.

In August 2018, the maturity dates of the Outstanding Notes was extended from August 31, 2018 to August 31, 2019.

On August 27, 2018, we issued a convertible promissory note (the “August 2018 Note”) in the principal amount of $15,000 to Ironbound. The August 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note was utilized by the Company to fund working capital needs.

On December 4, 2018, we issued a convertible promissory note (the “December 2018 Note”) in the principal amount of $25,000 to Ironbound. The December 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note was utilized by the Company to fund working capital needs.

Effective November 12, 2019 the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, we issued a convertible promissory note (the “November 2019 Note”) in the principal amount of $40,000 to Ironbound. The November 2019 Note has a maturity date of August 31, 2020 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note was utilized by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

NOTE 3 — CONVERTIBLE NOTES PAYABLE — RELATED PARTY (cont.)

Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note was utilized by the Company to fund working capital needs.

The outstanding notes are now past due and are expected to be repaid upon consummation of the Merger.

NOTE 4 — STOCKHOLDER’S DEFICIT

As of September 30, 2021, our authorized capital stock consisted of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock of which 14,643,740 shares of Common Stock, and no shares of Preferred Stock, were issued and outstanding. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable.

During the six months ended September 30, 2021 and 2020, we recorded contributions to capital of $2,500 for the fair value relating to the use, occupancy and administrative services rendered by the officer.

NOTE 5 — DUE TO UNRELATED PARTY

In connection with Merger Agreement with Appgate (see Note 1), the Merger Agreement provides that from the date of the Merger Agreement (February 8, 2021) through the date of closing, all expenses incurred by Newtown in connection with consummating the merger with Appgate that are payable by Newtown prior to the closing shall be paid by Appgate. As of September 30, 2021, Appgate has paid $160,086 on behalf of Newtown and the amount is recorded as Due to Unrelated Party until the closing date. If the merger were not to close under certain circumstances, those expenses that are payable by Newtown or paid by Appgate on behalf of Newtown would be obligations of Newtown. The Merger is expected to be consummated in the third quarter of 2021, subject to the fulfillment of certain closing conditions.

NOTE 6 — RELATED PARTY TRANSACTIONS

At September 30, 2021, we had promissory notes in the aggregate principal amount of $367,000 payable to Ironbound, our majority stockholder (see Note 3). The outstanding notes are now past due and are expected to be repaid upon consummation of the Merger.

During the six months ended September 30, 2021 and 2020, we recorded contributions to capital of $2,500 for the fair value relating to the use, occupancy and administrative services rendered by the officer (see Note 4).

NOTE 7 — SUBSEQUENT EVENTS

In connection with Merger Agreement with Appgate described in Note 1, subsequent to September 30, 2021, Appgate paid an additional $7,373 on behalf of the Company and the amount is recorded as Due to Unrelated Party until the closing date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Newtown Lane Marketing, Incorporated

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Newtown Lane Marketing, Incorporated (the “Company”) as of March 31, 2021 and 2020, the related statements of operations, stockholders’ deficit, and cash flows for the two years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and a working capital deficit as of March 31, 2021. The Company has incurred recurring losses and will have to obtain additional capital to sustain operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

We have served as the Company’s auditor since 2012.

Boynton Beach, Florida

June 28, 2021

NEWTOWN LANE MARKETING, INCORPORATED
BALANCE SHEETS

	March 31, 2021	March 31, 2020
ASSETS
Current Assets
Cash	$7,285	$13,831
TOTAL CURRENT ASSETS	$7,285	$13,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$195,258	$79,486
Convertible notes payable – Related Party	367,000	347,000
TOTAL CURRENT LIABILITIES	562,258	426,486

COMMITMENTS AND CONTINGENCIES (Note 6)	—	—

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,643,740 and 13,757,550 shares issued and outstanding, respectively	14,644	13,758
Additional paid-in capital	2,083,232	2,070,756
Accumulated deficit	(2,652,849)	(2,497,169)
TOTAL STOCKHOLDERS’ DEFICIT	(554,973)	(412,655)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,285	$13,831

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2021	2020
Expenses
Selling, general and administrative	$137,714	$46,340
Interest expense, net	17,966	16,071
Total expense	155,680	62,411

Net loss	$(155,680)	$(62,411)

Net loss per share – basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding – basic and diluted	13,874,040	13,757,550

The accompanying notes are an integral part of these financial statements

NEWTOWN LANE MARKETING, INCORPORATED
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the years ended March 31, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at March 31, 2019	—	$—	13,757,550	$13,758	$2,065,756	$(2,434,758)	$(355,244)
Contributed Services	—	—	—	—	5,000	—	5,000
Net loss	—	—	—	—	—	(62,411)	(62,411)
Balances at March 31, 2020	—	$—	13,757,550	$13,758	$2,070,756	$(2,497,169)	$(412,655)
Stock issued for the exercise of stock options	—	—	886,190	886	7,476	—	8,362
Contributed services	—	—	—	—	5,000	—	5,000
Net loss	—	—	—	—	—	(155,680)	(155,680)
Balances at March 31, 2021	—	$—	14,643,740	$14,644	$2,083,232	$(2,652,849)	$(554,973)

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(155,680)	$(62,411)
Adjustments to reconcile net loss to net cash used in operations
Contributed services	5,000	5,000
Changes in operating assets and liabilities:
Increase in accounts payable and accruals	115,772	20,464
NET CASH USED IN OPERATING ACTIVITIES	(34,908)	(36,947)

NET CASH PROVIDED BY FINANCING ACTIVITIES
Issuance of convertible notes payable – Related Party	20,000	40,000
Proceeds from the exercise of stock options	8,362	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	28,362	40,000

NET CHANGE IN CASH	(6,546)	3,053
CASH AT BEGINNING OF YEAR	13,831	10,778
CASH AT END OF YEAR	$7,285	$13,831
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF COMPANY

Newtown Lane Marketing, Incorporated (“we”, “our”, “us” or “Newtown”) was incorporated in Delaware on September 26, 2005. We previously held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, as detailed below, and we discontinued our efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

EQUITY TRANSACTIONS

On August 8, 2007 (the “Effective Date”), we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moyo Partners, LLC, a New York limited liability company (“Moyo”) and R&R Biotech Partners, LLC, a Delaware limited liability company (“R&R” collectively with Moyo, the “Purchasers”), pursuant to which we sold to them, in the aggregate, approximately, four million four hundred seventy nine thousand two hundred fifty (4,479,250) shares of our common stock, par value $.001 per share (“Common Stock”) and five hundred (500) shares of our Series A Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), each share convertible at the option of the holder into, approximately, fourteen thousand eight hundred twenty (14,820) shares of Common Stock, for aggregate gross proceeds to us of $600,000. The shares of Series A Preferred Stock were convertible only to the extent there were a sufficient number of shares of Common Stock available for issuance upon any such conversion.

On the Effective Date: (i) the Purchasers acquired control of Newtown, with (a) R&R acquiring nine million five hundred nine thousand four hundred forty (9,509,440) shares of Common Stock (assuming the conversion by R&R of the four hundred (400) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into five million nine hundred twenty eight thousand (5,928,000) shares of Common Stock) constituting 72% of the then issued and outstanding shares of Common Stock, and (b) Moyo acquiring two million three hundred seventy seven thousand three hundred sixty (2,377,360) shares of Common Stock (assuming the conversion by Moyo of its one hundred (100) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into one million four hundred eighty one thousand five hundred ten (1,481,510) shares of Common Stock) constituting 18% of the then issued and outstanding shares of Common Stock; and (ii) in full satisfaction of our obligations under outstanding convertible promissory notes in the principal amount of $960,000 (the “December Notes”), the Note holders of the December Notes converted an aggregate of $479,811 of principal and accrued interest into 274,200 shares of Common Stock and accepted a cash payment from us in the aggregate amount of $625,030 for the remaining principal balance.

On the Effective Date: (i) Arnold P. Kling was appointed to our Board of Directors (“Board”) and served together with Vincent J. McGill, a then current director who continued to serve until August 20, 2007, the effective date of his resignation from our Board; (ii) all of our then officers and directors, with the exception of Mr. McGill, resigned from their respective positions with us; (iii) our Board appointed Mr. Kling as president and Kirk M. Warshaw as chief financial officer and secretary; and (iv) we relocated our headquarters to Chatham, New Jersey.

Following Mr. McGill’s resignation from our Board on August 20, 2007, Mr. Kling became our sole director and president.

On October 19, 2007, we effected an amendment to our Certificate of Incorporation to increase to 100,000,000 the number of authorized shares of Common Stock available for issuance (the “Charter Amendment”). As a result of the Charter Amendment, as of October 19, 2007, we had adequate shares of Common Stock available for issuance upon the conversion of all the issued and outstanding shares of Series A Preferred Stock.

On December 19, 2007, the holders of all the issued and outstanding shares of Series A Preferred Stock elected to convert all of their shares into shares of Common Stock. As a result, the 500 shares of Series A Preferred Stock outstanding were exchanged for 7,407,540 shares of Common Stock, and all 500 shares of the Series A Preferred Stock were returned to the status of authorized and unissued shares of undesignated preferred stock, par value $.001 per shares. None of the Series A Preferred Stock were outstanding as of the Series A Preferred Elimination Date.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF COMPANY (cont.)

In December 2008, we sold 550,000 shares of restricted Common Stock to our Chief Financial Officer, for $2,000. The issuance of these shares was exempt from registration pursuant to Sections 4(2) and 4(6) or the Securities Act of 1933, as amended (the “Act”). The stock certificate representing these shares was imprinted with a legend restricting transfer unless pursuant to an effective registration statement or an exemption from registration under the Act.

On May 6, 2013, Ironbound Partners Fund, LLC (“Ironbound”) acquired 9,509,440 shares of our outstanding Common Stock (the “Acquired Shares”) for an aggregate purchase price of $15,000, or $0.00157737 per share, from the Chapter 7 Trustee of the Estates of Rodman& Renshaw, LLC (“Rodman”), Direct Markets, Inc., and Direct Markets Holdings, Corp. in Chapter 7 bankruptcy proceedings pending in the United States Bankruptcy Court for the Southern District of New York (Cases No. 13-10087, 13-10088 and 13-10089). The Acquired Shares constituted all the shares of Common Stock previously owned by R&R, an affiliate of Rodman, and represented 69.1% of our total issued and outstanding shares of Common Stock as of May 6, 2013.

On May 14, 2013, Ironbound loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the “May 2013 Note”). The May 2013 Note was initially issued with a two-year term and bore interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the Amended and Restated Note, as described below.

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note has a maturity date of August 31, 2015 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged.

Effective September 1, 2015, the maturity dates of the Prior Notes was extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and will assume the role of President of the Company.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF COMPANY (cont.)

On December 31, 2015, Ironbound advanced to us an additional $10,000. This amount was subsequently evidenced by a promissory note (the “December 2015 Note”) with the same terms as the Prior Notes. The proceeds of the December 2015 Note was utilized by the Company to fund working capital needs.

On April 1, 2016, we issued a convertible promissory note (the “2016 Note” and together with the Prior Notes, the “Outstanding Notes”) in the principal amount of $10,000 to Ironbound. The 2016 Note has the same terms as the Prior Notes. The proceeds of the 2016 Note was and will be utilized by the Company to fund working capital needs.

On July 15, 2016, we issued a convertible promissory note (the “July 2016 Note”) in the principal amount of $25,000 to Ironbound Partners Fund, LLC. The July 2016 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note will be utilized by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of the Outstanding Notes was extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, we issued a convertible promissory note (the “February 2017 Note”) in the principal amount of $50,000 to Ironbound. The February 2017 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note will be utilized by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of the Outstanding Notes was extended from August 1, 2017 to August 31, 2018.

In August 2018, the maturity dates of the Outstanding Notes was extended from August 1, 2018 to August 31, 2019.

On August 27, 2018, we issued a convertible promissory note (the “August 2018 Note”) in the principal amount of $15,000 to Ironbound. The August 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note has been and will be utilized by the Company to fund working capital needs.

On December 4, 2018, we issued a convertible promissory note (the “December 2018 Note”) in the principal amount of $25,000 to Ironbound. The December 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note has been and will be utilized by the Company to fund working capital needs.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF COMPANY (cont.)

Effective November 12, 2019, the maturity dates of the outstanding promissory notes held by Ironbound was extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, we issued a convertible promissory note (the “November 2019 Note”) in the principal amount of $40,000 to Ironbound. The November 2019 Note has a maturity date of August 31, 2020 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note have been and will be utilized by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note will be utilized by the Company to fund working capital needs.

THE COMPANY TODAY

Since the Effective Date, our main purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company in as much as we are not generating revenues, do not own an operating business, and have no specific plan other than to engage in a merger or acquisition transaction.

On February 8, 2021, we entered into an Agreement and Plan of Reorganization (“Merger Agreement”) with Newtown Merger Sub Corp., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as Appgate), a Delaware corporation (“Appgate”). Pursuant to the Merger Agreement, Merger Sub will merge with Appgate (the “Merger”) with Appgate being the surviving entity of the Merger and becoming a wholly-owned subsidiary of ours.

Upon consummation of the Merger (the “Closing”), each share of Appgate’s common stock outstanding on the closing date will be converted into 234,299.84 shares of our common stock. Additionally, we will assume all of Appgate’s obligations under its note issuance agreement (“Notes Issuance Agreement”) and the 5% convertible senior notes (“Convertible Senior Notes”) issued thereunder in an aggregate principal amount of $50 million, with an additional aggregate principal amount of $25 million subject to issuance at Closing (the “Additional Notes”) and a further aggregate principal amount of $25 million issuable, in the option of the holders, within 12 months of signing of the Merger Agreement.

It is estimated that, at the Closing and assuming none of the Convertible Senior Notes or Additional Notes have been converted into shares of our common stock and not taking into account an equity incentive plan, the current stockholder’s of Appgate will own approximately 89% of the outstanding shares of our common stock and the current stockholders of the Company will own approximately 11% of our outstanding common stock.

The Merger is expected to be consummated in the second quarter of 2021, subject to the fulfillment of certain closing conditions.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Newtown’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

(a)  Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates Newtown continuing as a going concern. Our purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company inasmuch as we are not generating revenues, we do own an operating business, and have no specific plan other than to engage in a merger or acquisition transaction with Appgate. The implementation of our business objectives is wholly contingent upon a business combination and/or the successful sale of our securities. We intend to utilize the proceeds of any offering, any sales of equity securities or debt securities, bank and other borrowings or a combination of those sources to effect a business combination with a target business which we believe may have significant growth potential. There is no assurance that these plans will be realized in whole or in part. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Newtown has an accumulated deficit of $2,652,849 and a working capital deficit of $554,973 March 31, 2021. For the years ended March 31, 2021 and 2020, Newtown had net losses of $155,680 and $62,411, respectively. Newtown has incurred negative cash flow from operating activities since its inception. Newtown has spent, and subject to obtaining additional funding, expects to continue to spend substantial amounts in connection with executing its business strategy. These conditions raise substantial doubt about Newtown’s ability to continue as a going concern.

(b)  Use of Estimates:

In preparing financial statements with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements. The estimates include valuation of deferred taxes, valuation of equity-based transaction and valuation of contributed services.

(c)  Statement of Cash Flows:

For purposes of the statements of cash flows Newtown considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(d)  Loss per Common Share:

The Financial Accounting Standards Board (FASB) has issued accounting guidance “Earnings Per Share” that provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share include no dilution and is computed by dividing the loss to common stockholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of March 31, 2021 and 2020, we had a total of 0 and 886,190 of potentially dilutive securities comprised solely of stock options and shares issuable on the conversion of the convertible note payable for $367,000 and $347,000, respectively.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e)  Income Taxes:

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it I more likely than not that such assets will be realized.

(f)  Financial instruments:

The estimated fair values of all reported assets and liabilities which represent financial instruments, none of which are held for trading purposes, approximate their carrying values because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

(g)  Equity Based Compensation:

We adopted the FASB accounting guidance for share based payment transactions. This standard requires us to measure the cost of employee services received in exchange for equity share options granted based on the grant date fair value of the options and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s bet estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating our forfeiture rate, we analyzed our historical forfeiture rate, the remaining lives of unvested options, and the amount of vested option as a percentage of total options outstanding. If our actual forfeiture rate is materially different from its estimate, or if we reevaluate the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

The accounting guidance requires the use of a valuation model to calculate the fair value of each stock-based award. We use the Black-Scholes model to estimate the fair value of stock options granted based on the following assumptions:

Options to purchase an aggregate of 886,190 shares were exercised in the year ended March 31, 2021. No options were exercised in the year ended March 31, 2020.

(h)  New Accounting Pronouncements:

All new accounting pronouncements issued but not yet effective have been reviewed and determined to be not applicable. As a result, the adoption of such new accounting pronouncements is not expected to have a material impact on the Company’s financial statements.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 3 — STOCKHOLDERS’ DEFICIT

During the years ended March 31, 2021 and March 31, 2020, the Company recorded a $5,000 contribution to capital for the fair value relating to the use, occupancy and administrative services rendered by the officers.

STOCK OPTIONS

During the year ended March 31, 2014, we issued 886,990 non-qualified stock options to an officer and consultant. These options have a ten year term with exercise prices ranging from $0.002 to $0.02 per share. Some of these options immediately and other options issued vested 50% upon issuance and the remainder vet on their six month anniversary.

During the year ended March 31, 2021, we issued 886,990 shares of common stock for the exercise of 886,900 non-qualified stock options at exercise prices ranging from $0.002 to $0.02 per share in exchange for $8,363 in cash.

A summary of the common stock option activity for officers and consultants as of March 31, 2021 and 2020 and for the years then ended is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at March 31, 2019	886,190	$0.009	4.2
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding at March 31, 2020	886,190	$0.009	3.2
Granted	—	—	—
Exercised	(886,190)	0.009	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding at March 31, 2021	—	$—	—

Based on the last trade or purchase of Newtown’s shares at a per share price of $0.15 as of March 31, 2020. The intrinsic value of stock options outstanding was $133,049.

NOTE 4 — NOTES PAYABLE — RELATED PARTY

On May 14, 2013, Ironbound Partners Fnd LLC (“Ironbound”) loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the May 2013 “Note”). The May 2013 Note was initially issued with a two-year term and bore interest at a rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the amended and Restated Note, as described below.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 4 — NOTES PAYABLE — RELATED PARTY (cont.)

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note has a maturity date of August 31, 2015 and bears interest at a rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged.

Effective September 1, 2015, the maturity dates of the Prior Notes was extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and will assume the role of President of the Company.

On December 31, 2015, Ironbound advanced to us an additional $10,000. This amount was subsequently evidenced by a promissory note (the “December 2015 Note”) with the same terms as the Prior Notes. The proceeds of the December 2015 Note was utilized by the Company to fund working capital needs.

On April 1, 2016, we issued a convertible promissory note (the “2016 Note” and together with the Prior Notes, the “Outstanding Notes”) in the principal amount of $10,000 to Ironbound. The 2016 Note has the same terms as the Prior Notes. The proceeds of the 2016 Note was and will be utilized by the Company to fund working capital needs.

On July 15, 2016, we issued a convertible promissory note (the “July 2016 Note”) in the principal amount of $25,000 to Ironbound. The July 2016 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note will be utilized by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of the Outstanding Notes was extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, we issued a convertible promissory note (the “February 2017 Note”) in the principal amount of $50,000 to Ironbound. The February 2017 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 4 — NOTES PAYABLE — RELATED PARTY (cont.)

Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note will be utilized by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of the Outstanding Notes was extended from August 1, 2017 to August 31, 2018.

In August 2018, the maturity dates of the Outstanding Notes was extended from August 1, 2018 to August 31, 2019.

On August 27, 2018, we issued a convertible promissory note (the “August 2018 Note”) in the principal amount of $15,000 to Ironbound. The August 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note has been and will be utilized by the Company to fund working capital needs.

On December 4, 2018, we issued a convertible promissory note (the “December 2018 Note”) in the principal amount of $25,000 to Ironbound. The December 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note has been and will be utilized by the Company to fund working capital needs.

Effective November 12, 2019, the maturity dates of the outstanding promissory notes held by Ironbound was extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, we issued a convertible promissory note (the “November 2019 Note”) in the principal amount of $40,000 to Ironbound. The November 2019 Note has a maturity date of August 31, 2020 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note have been and will be utilized by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note will be utilized by the Company to fund working capital needs.

NEWTOWN LANE MARKETING, INCORPORATED
NOTES TO FINANCIAL STATEMENTS
Years Ended March 31, 2021 and 2020

NOTE 5 — INCOME TAXES

The Company’s income tax expense differed from the statutory rates (federal 21%) as follows:
	March 31, 2021	March 31, 2020
Expected tax expense (benefit) – Federal	$(32,693)	$(13,106)
Expected tax expense (benefit) – State	—	—
Non-deductible expenses	1,050	1,050
Change in valuation allowance	31,643	12,056
Actual tax expense (benefit)	$—	$—

The net deferred taxes in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:
	March 31, 2021	March 31, 2020
Gross deferred tax assets:
Net operating loss carryforwards	$(478,792)	$(447,149)
Total deferred tax assets	(478,792)	(447,149)
Less: valuation allowance	478,792	447,149
Net deferred tax asset recorded	$—	$—

As of March 31, 2021 and 2020, the Company has net operating losses carry forward (NOLs) of approximately $2,280,000 and $2,129,000 available to offset future taxable income. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating loss and the uncertainty of the Company’s ability to utilize approximately $2,015,000 of the net operating loss carryforwards before they will expire through the year 2037 and approximately $265,000 of net operating loss carryforwards that can be carried-forward indefinitely subject to limitation. In addition, the utilization of the net operating loss carryforward has been limited as to its use pursuant to the Internal Revenue Code Section 382 due to the past changes in ownership of the Company. The benefits of these NOLs may be reduced in the future if the Company is successful in establishing a new business. The Company’s federal and state income tax returns for the years 2017 through 2021 remain open for audit by applicable regulatory authority.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

During the years ended March 31, 2021 and March 31, 2020, the Company recorded a $5,000 contribution to capital for the fair value relating to the use, occupancy and administrative services rendered by our officers.

NOTE 7 — SUBSEQUENT EVENTS

In connection with Merger Agreement with Appgate (see Note 1), the Merger Agreement provides that from the date of the Merger Agreement (February 8, 2021) through the date of closing, all expenses incurred by Newtown in connection with consummating the merger with Appgate that are payable by Newtown prior to the closing shall be paid by Appgate. Subsequent to March 31, 2021, Appgate has paid $101,436 on behalf of Newtown and the amount is recorded as advances from Appgate until the closing date. If the merger were not to close under certain circumstances, those expenses that are payable by Newtown or paid by Appgate on behalf of Newtown would be obligations of Newtown. The Merger is expected to be consummated in the second quarter of 2021, subject to the fulfillment of certain closing conditions.

            Shares

Appgate, Inc.

Common Stock

___________________________________

PRELIMINARY PROSPECTUS

___________________________________

Jefferies

Guggenheim Securities

Prospectus dated            , 2022

Part II

Information not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by us in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*
Total	$	*

____________

*          To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Our second amended and restated articles of incorporation (the “A&R Charter”) provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to an indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our A&R Charter and our amended and restated bylaws (the “A&R Bylaws”) provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our A&R Charter and A&R Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by applicable law and our A&R Charter and A&R Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our A&R Charter and A&R Bylaws.

We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Merger Related Issuances

On the Closing Date, in connection with the Merger, the Company issued 117,149,920 shares of common stock to SIS Holdings, the sole stockholder of Legacy Appgate immediately prior to the Closing. In addition, on the Closing Date, in connection with the Merger, the Company issued 666,667 shares of common stock to an advisor of Newtown Lane.

Convertible Senior Notes

On February 9, 2021, Legacy Appgate issued the Initial Convertible Senior Notes. On the Closing Date, Legacy Appgate issued the Additional Convertible Senior Notes.

Plan-Related Issuances

On January 1, 2022, the Company granted 5,346,360 restricted stock units (“RSUs”) and 57,727 phantom stock units (“PSUs”) under the 2021 Plan to certain officers and employees of the Company, which are subject to certain vesting criteria. As of            , 2022, none of the RSUs have vested, but            RSUs shall vest, and none of the PSUs have vested, but            PSUs shall vest, in each case, upon the effectiveness of this registration statement, assuming that the applicable vesting conditions related to the Company’s listing on either the Nasdaq or NYSE had been satisfied.

The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933, as mended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company and Legacy Appgate, as applicable.

Item 16. Exhibits and Financial Statements.

(a)  Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)  Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)  The undersigned hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement
2.1†	Agreement and Plan of Reorganization, dated as of February 8, 2021, by and among Newtown Lane, Merger Sub and Legacy Appgate	8-K	2.1	02/09/2021
3.1	Second Amended and Restated Certificate of Incorporation	8-K	3.1	10/15/2021
3.2	Amended and Restated Bylaws	8-K	3.2	10/15/2021
5.1*	Opinion of Greenberg Traurig, LLP
10.1	Registration Rights Agreement, dated as of October 12, 2021 by and among Newtown Lane, SIS Holdings, Ironbound and, solely with respect to Section 3.1 thereof, Medina Capital Fund II — SIS Holdco, LP	8-K	10.1	10/15/2021
10.2	Support Agreement, dated as of February 8, 2021, by and among Newtown Lane, Legacy Appgate and SIS Holdings LP	8-K	10.1	02/09/2021
10.3	Support Agreement, dated as of February 8, 2021, by and among Newtown Lane, Legacy Appgate and Ironbound Partners Fund, LLC	8-K	10.2	02/09/2021
10.4	Lock-Up Agreement, dated as of October 12, 2021, by and among Newtown Lane, SIS Holdings and Ironbound	8-K	10.4	10/15/2021
10.5	Note Purchase Agreement, dated as of February 8, 2021, by and among Legacy Appgate and the lenders named on the Schedule of Lenders attached thereto	8-K	10.5	10/15/2021
10.6	Note Issuance Agreement, dated as of February 8, 2021, by and among Legacy Appgate, the Guarantors and Magnetar	8-K	10.6	10/15/2021
10.7	Supplemental Agreement, dated as of October 12, 2021, by and between Newtown Lane, Legacy Appgate and Magnetar Financial LLC as representative of the Holders	8-K	10.7	10/15/2021
10.8	Registration Rights Agreement, dated as of February 8, 2021, by and among Legacy Appgate and the investors named therein	8-K	10.8	10/15/2021
10.9	Form of Director and Officer Indemnification Agreement	8-K	10.9	10/15/2021
10.10†	Securities Purchase Agreement, dated as of December 17, 2020, by and between Legacy Appgate and E-Discovery AcquireCo, LLC	8-K	10.10	10/15/2021
10.11#	2021 Incentive Compensation Plan	8-K	10.11	10/15/2021
10.12#	Form of RSU Award Agreement	8-K	10.1	01/03/2022
10.13#	Amended and Restated Employment Agreement dated October 12, 2021 among Legacy Appgate, the Company and Manuel D. Medina	8-K	10.12	10/15/2021
10.14#	Employment Agreement dated October 12, 2021 between the Company and Barry Field	8-K	10.13	10/15/2021
10.15#	Employment Agreement dated October 12, 2021 between the Company and Rene A. Rodriguez	8-K	10.14	10/15/2021
10.16#	Employment Agreement dated October 12, 2021 between the Company and Jawahar Sivasankaran	8-K	10.15	10/15/2021
10.17#	Employment Agreement dated October 12, 2021 between the Company and Jeremy M. Dale	8-K	10.16	10/15/2021

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
10.18	Lease dated November 19, 2021 between DGE Alhambra, LP and Appgate Cybersecurity, Inc.
16.1	Letter from Liggett & Webb P.A. as to the change in certifying accountant, dated as of October 15, 2021	8-K	16.1	10/15/2021
21.1	Subsidiaries of the Company
23.1	Consent of BDO USA, LLP
23.2	Consent of Liggett & Webb P.A.
23.3*	Consent of Greenberg, Traurig, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the registration statement)
99.1*	Consent of , Director Nominee
99.2*	Consent of , Director Nominee
99.3*	Consent of , Director Nominee
101

The following materials from Legacy Appgate’s financial statements included in this Form S-1 are formatted in XBRL (eXtensible Business Reporting Language): (i) the Balance Sheets, (ii) the Statements of Operations, (iii) the Statements of Comprehensive Loss, (iv) the Statements of Changes in Shareholders’ Equity, (v) the Statements of Cash Flows and (vi) the Notes to Financial Statements, tagged as blocks of text and in detail.

____________

*          To be filed by amendment.

#          Indicates management contract or compensatory plan or arrangement.

†          Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Appgate, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida, on January 28, 2022.

Appgate, Inc.
By:	/s/ Barry Field
	Name:	Barry Field
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Appgate, Inc. hereby constitutes and appoints Barry Field and Rene A. Rodriguez, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Name	Title	Date
/s/ Barry Field	Chief Executive Officer and Director	January 28, 2022
Barry Field	(Principal Executive Officer)
/s/ Rene A. Rodriguez	Chief Financial Officer	January 28, 2022
Rene A. Rodriguez	(Principal Financial and Accounting Officer)
/s/ Manuel D. Medina	Executive Chairman and Chairman of the Board	January 28, 2022
Manuel D. Medina
/s/ Jonathan J. Ledecky	Director	January 28, 2022
Jonathan J. Ledecky
/s/ Fahim Ahmed	Director	January 28, 2022
Fahim Ahmed
/s/ Raymond Svider	Director	January 28, 2022
Raymond Svider